Exhibit 10.4

AMENDED AND RESTATED CONSTRUCTION AND TERM LOAN AGREEMENT

among
WESTMORELAND-LG&E PARTNERS,
(as Borrower)

and
CREDIT SUISSE
NATIONAL WESTMINSTER BANK Plc
THE BANK OF NOVA SCOTIA
THE SUMITOMO BANK, LIMITED,
New York Branch
THE SUMITOMO TRUST AND BANKING CO., LTD.,
New York Branch
THE INDUSTRIAL BANK OF JAPAN, LTD.,
New York Branch
UNION BANK
UNION BANK OF SWITZERLAND
THE FUJI BANK LIMITED,
Los Angeles Agency
CREDIT LYONNAIS
New York Branch
CREDIT LYONNAIS,
Cayman Island Branch
THE TORONTO-DOMINION BANK
(as Lenders)

and
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(as Institutional Lender)

and
CREDIT SUISSE,
New York Branch
(as Issuing Bank)

and
CREDIT SUISSE
NATIONAL WESTMINSTER BANK Plc
THE BANK OF NOVA SCOTIA
THE SUMITOMO BANK, LIMITED,
New York Branch
(as Co-Agents)

and
CREDIT SUISSE
(as Agent)

Dated as of December 1, 1993

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	2

ARTICLE 2	PAYMENT AND RELATED TERMS	2

2.1	Procedure for Borrowings	2

2.2	Interest and Fees	7

2.3	Funding and Yield Protection	14

2.4	Repayment	20

2.5	Prepayment	29

2.6	General Terms of Payment	36

2.7	Note(s)	38

2.8	Interest Rate Hedge Agreement	42

ARTICLE 3	LETTERS OF CREDIT	42

3.1	Virginia Power Letter of Credit and Trade Letters of Credit	42

3.2	Bond Letters of Credit	47

3.3	Nature of Issuing Bank's Duties	66

3.4	The Issuing Bank	67

3.5	Participation and Funding Commitments	68

ARTICLE 4	COMMITMENTS AND CONDITIONS TO ADVANCES AND LETTERS OF CREDIT	71

4.1	Construction Period Commitments	71

4.2	Conditions Precedent to Initial Tranche B Advance and Rova II Letters of Credit	72

4.3	Conditions Precedent to All Advances and Disbursements	80

4.4	Conditions to Issuance of the Series 1993 Letter of Credit	85

i

4.5	Conversion of the Tranche A Agreement Construction Loans and the Tranche A Institutional Construction Loan	87

4.6	Conditions Precedent to Tranche A Conversion	87

4.7	Conversion of the Tranche B Agreement Construction Loans and the Tranche B Institutional Construction Loan	93

4.8	Conditions Precedent to Tranche B Conversion	93

ARTICLE 5	REPRESENTATIONS AND WARRANTIES	98

5.1	Organization and Existence	99

5.2	Authority; Enforceability	99

5.3	No Breach	100

5.4	Representations and Warranties	100

5.5	No Default	100

5.6	Compliance with Laws; Governmental Requirements	100

5.7	No Litigation	101

5.8	Titles; Liens	101

5.9	Security Interests	102

5.10	Taxes	102

5.11	Documents; Sufficiency of Project Documents	102

5.12	Patents and Other Similar Property	103

5.13	Utility Availability	104

5.14	Financial Statements	104

5.15	Approved Budget	104

5.16	Operating Budget	105

5.17	Projections and Budgets	105

5.18	Operation of the Facilities	105

5.19	Disclosure	106

5.20	Transactions with Affiliates	106

5.21	No Additional Fees	107

5.22	Burdensome Obligations	107

5.23	Regulation of Parties	107

5.24	Qualifying Facility Status; EWG Approvals	108

5.25	ERISA	108

5.26	Environmental Matters	109

5.27	Federal Reserve Regulations; Foreign Assets Control Regulations, Etc	109

5.28	Investment Company Act	110

5.29	Nature of Business	110

5.30	Property Not in Flood Zone	110

5.31	Private Offering by Borrower	110

ARTICLE 6	COVENANTS OF BORROWER	111

6.1	The Accounts	111

6.2	Debt Service Coverage Ratio	129

6.3	Maintenance of Existence, Privileges, Etc	130

6.4	Performance of Project Documents	130

6.5	Construction of the Facility	131

6.6	Operation and Maintenance	134

6.7	Operating Logs	136

6.8	Compliance with Laws	136

6.9	Information	141

6.10	Borrower's Bank Accounts	147

6.11	Maintenance of Records; Inspection	147

6.12	Liens	147

6.13	Other Debt; Conditional Sale Contracts	148

6.14	Mergers, Sales of Assets; Permitted Activities	150

6.15	Insurance	150

6.16	Obligations Upon Casualty	151

6.17	Taxes	154

6.18	Additional Provisions Regarding Project Documents	154

6.19	Other Contracts	160

6.20	Additional Documents; Filings and Recordings	162

6.21	Assignment by Borrower	163

6.22	Transactions with Affiliates and Others	163

6.23	Advertising; Press Releases	163

6.24	Costs and Expenses; Indemnity	163

6.25	The Bonds	165

6.26	EWG Approvals	168

6.27	Limited Site Access	169

ARTICLE 7	RIGHTS AND REMEDIES OF THE LENDERS AND THE INSTITUTIONAL LENDERS	170

7.1	Events of Default	170

7.2	Remedies Upon Event of Default	180

ARTICLE 8	AGENT, INSTITUTIONAL AGENT AND RELATIONS AMONG BANKS	184

8.1	Appointment and Cessation	184

8.2	Majority Lenders	185

8.3	Liability and Credit Appraisal	186

8.4	Reliance by Secured Parties	186

8.5	Other Banking	187

8.6	Notices and Determinations by Agent	187

8.7	Successor Agent; Successor Institutional Agent	188

8.8	[Intentionally deleted]	189

8.9	Satisfaction of Conditions Precedent	189

ARTICLE 9	GENERAL TERMS AND CONDITIONS	189

9.1	Notices	189

9.2	Assignments and Participations	191

9.3	Right of Set-off	195

9.4	Amendments and Waivers	195

9.5	Election of Remedies	196

9.6	Severability	197

9.7	Form and Substance	197

9.8	Limitation on Interest	197

9.9	No Third Party Beneficiary; Integration	198

9.10	Borrower in Control	198

9.11	Number and Gender	198

9.12	Captions	198

9.13	Applicable Law and Jurisdiction	198

9.14	Certain Calculations	200

9.15	Attribution of Knowledge	200

9.16	No Recourse	200

v

9.17	Absence of Fiduciary Relation	201

9.18	Representations by Prudential With Respect to Source of Funds	201

9.19	Agent as Administrator	202

9.20	Return of Accounts; Release of Liens	202

9.21	Counterparts	203

SCHEDULES:

1.0(a) (i)	Series 1991 Project
1.0(a) (ii)	Series 1993 Project
1.0(b) (i)	ROVA I Project Savings - Sample Calculation
1.0(b) (ii)	ROVA II Project Savings - Sample Calculation
2.1(a) (i)	Form of Tranche A Application for Borrowing
2.1(a) (ii)	Form of Tranche B Application for Borrowing
2.5(b) (i)	Sample Calculation of Electricity Tax Make-Whole Amount
2.5(b) (ii)	Sample Calculation of Rate Redetermination Amount
2.7(a) (i)	Form of Tranche A Loan Note
2.7(a) (ii)	Form of Tranche B Loan Note
2.7(b) (i)	Form of Tranche A Institutional Note
2.7(b) (ii)	Form of Tranche B Institutional Note
3.1(a) (i)	Form of ROVA I Virginia Power Letter of Credit
3.1(a) (ii)	Form of ROVA II Virginia Power Letter of Credit
3.2(a) (i)	Form of Series 1991 Letter of Credit
3.2(a) (ii)	Form of Series 1993 Letter of Credit
4.1	Commitment Percentage
4.2	Base Case Projections
5.6	Governmental Requirements
5.14	Liabilities of Borrower
5.15(i)	ROVA I Approved Budget
5.15(u)	ROVA II Approved Budget
5.16(i)	ROVA I Operating Budget (Proposed)
5.16(u)	ROVA II Operating Budget (Proposed)
5.26	Environmental Matters
6.2	Sample Calculation of Debt Service Coverage Ratios (including Projected Ratios)
6.9(c) (i)	Form of Project Summary Information Form
6.9(h)	Form of Facility Status Report
6.9(i)	Form of Monthly Net Operating Income Report
6.9(j)	Form of Monthly Operating Report
6.13	Subordination Provisions
6.15	Insurance Policies
9.2(a)	Form of Commitment Transfer Supplement

EXHIBITS:

X	Definitions

AMENDED AND RESTATED CONSTRUCTION AND TERM LOAN AGREEMENT

               This AMENDED AND RESTATED CONSTRUCTION AND TERM LOAN AGREEMENT, dated as of December 1, 1993, is made by and among (i) WESTMORELAND-LG&E PARTNERS, a Virginia general partnership (“Borrower”), (ii) CREDIT SUISSE, NATIONAL WESTMINSTER BANK Plc, THE BANK OF NOVA SCOTIA, THE SUMITOMO BANK, LIMITED, New York Branch, THE SUMITOMO TRUST AND BANKING CO., LTD., New York Branch, THE INDUSTRIAL BANK OF JAPAN, LTD., New York Branch, UNION BANK, UNION BANK OF SWITZERLAND, THE FUJI BANK LIMITED, Los Angeles Agency, CREDIT LYONNAIS New York Branch, CREDIT LYONNAIS, Cayman Island Branch, THE TORONTO-DOMINION BANK and each Purchasing Lender (the “Lenders”), (iii) THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“Prudential”) and each Purchasing Institutional Lender (the “Institutional Lenders”), (iv) CREDIT SUISSE, New York Branch, as the issuing bank (the “Issuing Bank”), (v) CREDIT SUISSE, NATIONAL WESTMINSTER BANK Plc, THE BANK OF NOVA SCOTIA and THE SUMITOMO BANK, LIMITED, New York Branch, as co-agents (“Co-Agents”), and (vi) CREDIT SUISSE, as agent for the Lenders, the Institutional Lenders and the Issuing Bank (“Agent”).

W I T N E S S E T H :

               WHEREAS, Borrower, Agent, Co-Agents, Institutional Agent, Issuing Bank, Lenders and Institutional Lenders are parties to a Construction and Term Loan Agreement, dated as of December 18, 1991 (as amended, the “Original Credit Agreement”), which provides for the financing of the construction and operation of the Facility (as therein defined);

               WHEREAS, Borrower, Agent, Co-Agents, Institutional Agent, Issuing Bank, Lenders and Institutional Lenders desire to amend and restate the Original Credit Agreement in its entirety in order to provide, among other things, for the additional financing of an approximately 44 megawatt coal-fired cogeneration facility to be located on the same Property as the Facility;

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree to amend and restate the Original Credit Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

               For purposes of this Agreement, the terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in Exhibit X hereto (such definitions to be equally applicable to both singular and plural forms of the terms defined).

ARTICLE 2

PAYMENT AND RELATED TERMS

               2.1    Procedure for Borrowings.

               (a)    Applications for Borrowing. From time to time, but not more frequently than once per month (except with respect to disbursements described in clause (iv) immediately below, which may be submitted from time to time), Borrower may submit a Tranche A Application for Borrowing to Agent (with a copy to Institutional Agent) requesting (i) an Advance of the Tranche A Construction Loan and/or the Tranche A Institutional Construction Loan for the payment of costs specified in the Rova I Approved Budget; (ii) an Advance of the Tranche A Institutional Construction Loan for the prepayment of the Tranche A Construction Loan in accordance with Section 2.5(a) hereof; (iii) an Advance of the Tranche A Institutional Construction Loan in accordance with Section 2.1(f) hereof; (iv) a disbursement of all or any part of any Tranche A Overfunded Amount, to be used for the repayment of costs specified in the Rova I Approved Budget or for the prepayment of the Tranche A Construction Loan; (v) the approval by Agent prior to its submission to the Series 1991 Trustee if it relates to a requisition of funds from the Series 1991 Construction Fund; and/or (vi) issuance of any Rova I Trade Letter of Credit. A Tranche A Application for Borrowing (other than in each case for the final Tranche A Advance or Series 1991 Bond Borrowing) must request a Borrowing of, with respect to the Tranche A Construction Loan, at least $1,000,000, and with respect to the Tranche A Institutional Construction Loan, at least $10,000,000.

               From time to time, but not more frequently than once per month (except with respect to disbursements described in clause (iv) immediately below, which may be submitted from time to time), Borrower may submit a Tranche B Application for Borrowing to Agent (with a copy to Institutional Agent) requesting (i) an Advance of the Tranche B Construction Loan and/or the Tranche B Institutional Construction Loan for the payment of costs specified in the Rova II Approved Budget; (ii) an Advance of the Tranche B Institutional Construction Loan for the prepayment of the Tranche B Construction Loan in accordance with Section 2.5(a) hereof; (iii) an Advance of the Tranche B Institutional Construction Loan in accordance with Section 2.1(f) hereof; (iv) a disbursement of all or any part of any Tranche B Overfunded Amount, to be used for the repayment of costs specified in the Rova II Approved Budget or for the prepayment of the Tranche B Construction Loan; (v) the approval by Agent prior to its submission to the Series 1993 Trustee if it relates to a requisition of funds from the Series 1993 Construction Fund; and/or (vi) issuance of any Rova II Trade Letter of Credit. A Tranche B Application for Borrowing (other than in each case for the final Tranche B Advance or Series 1993 Bond Borrowing) must request a Borrowing of, with respect to the Tranche B Construction Loan, at least $1,000,000, and with respect to the Tranche B Institutional Construction Loan, at least $10,000,000.

               Each Application for Borrowing shall be submitted to Agent, with a copy to Institutional Agent, the Independent Engineer and the Title Company, at least ten Banking Days prior to the day on which the Borrowing is desired. Each Application for Borrowing shall be properly executed and, if signed by Borrower, shall constitute a representation and warranty by Borrower that it is in compliance with all the conditions precedent to such Borrowing. In any month in which a Tranche A Application for Borrowing and a Tranche B Application for Borrowing are both being submitted each such Application for Borrowing shall request a Borrowing on the same day during such month.

               Notwithstanding the foregoing, (x) any unreimbursed Series 1991 Drawing that is subject to automatic conversion into a Series 1991 Construction Loan or a Series 1991 Term Loan may be so converted pursuant to the provisions of Section 3.2(d) hereof whether or not a monthly Tranche A Application for Borrowing has been submitted by Borrower, and such conversion shall not be counted against the aforesaid monthly limitation on submission of Applications for Borrowing and (y) any unreimbursed Series 1993 Drawing that is subject to automatic conversion into a Series 1993 Construction Loan or a Series 1993 Term Loan may be so converted pursuant to the provisions of Section 3.2(d) hereof whether or not a monthly Tranche B Application for Borrowing has been submitted by Borrower, and such conversion shall not be counted against the aforesaid monthly limitation on submission of Applications for Borrowing.

               No Application for Borrowing may request any amounts allocated to “contingency” under the Approved Budget unless all amounts allocated to the budgeted item (after taking into account any reallocations to such budgeted item of savings incurred with respect to other budgeted items), if any, have been fully advanced.

               Notwithstanding anything in this Agreement to the contrary, at all times until the final Tranche A Application for Borrowing is made, the sum of (a) Unadvanced Tranche A Construction Loans plus (b) the excess of (i) the Tranche A Institutional Construction Loan Commitment over (ii) the Tranche A Institutional Construction Loans made hereunder (without taking into account any prepayment thereof) shall equal no less than $8,000,000. Borrower’s final Tranche A Application for Borrowing shall include a request for Borrowings in the aggregate equal to $8,000,000, which Borrowings shall constitute proceeds of the final Tranche A Advance hereunder to be used to fund the Debt Protection Account in accordance with Section 6.1(f) hereof.

               Notwithstanding anything in this Agreement to the contrary, at all times until the final Tranche B Application for Borrowing is made, the sum of (a) Unadvanced Tranche B Construction Loans plus (b) the excess of (i) the Tranche B Institutional Construction Loan Commitment over (ii) the Tranche B Institutional Construction Loans made hereunder (without taking into account any prepayment thereof) shall equal no less than $2,000,000. Borrower’s final Tranche B Application for Borrowing shall include a request for Borrowings in the aggregate equal to $2,000,000, which Borrowings shall constitute proceeds of the final Tranche B Advance hereunder to be used to fund the Debt Protection Account in accordance with Section 6.1(f) hereof.

               Agent may disburse a part of an Advance requested if it approves part but not all of the Application for Borrowing or it may approve part of any Bond Borrowing requested (in either case after taking into account any disapproval by the Independent Engineer of progress invoices submitted by Contractor to Borrower pursuant to the applicable Turnkey Contract). The making or approving of any Borrowing on the specified day on which the Borrowing is requested shall be contingent upon receipt by Agent by 12:00 noon (New York time) one Banking Day before the day on which Borrower selects the Interest Period and the Interest Rate with respect to such Borrowing, in accordance with Section 2.2(a) hereof, of the Independent Engineer’s approval (or disapproval) of such matters delegated to the Independent Engineer. Borrower acknowledges that, if it does not provide all necessary documentation on a timely basis, delays may result in making or approving Borrowings, and Borrower irrevocably consents to such delays. Agent shall give Institutional Agent written notice of all Advances made pursuant to this paragraph.

               (b)     Disbursement of Advances. (i) No later than 12:00 noon (New York time) on the date specified in each Application for Borrowing, each Lender and Institutional Lender will make available its pro rata portion of each Borrowing requested to be made on such date, in United States dollars and immediately available funds to Agent at its office indicated in Section 9.1 hereof. Subject to the terms and conditions of this Agreement, Agent will deposit, in respect of a Tranche A Borrowing in the Rova I Special Disbursement Account, and in respect of a Tranche B Borrowing in the Rova II Special Disbursement Account, the aggregate of the amounts so made available in the type of funds actually received.

(ii) Unless Agent shall have been notified by any Lender or Institutional Lender prior to the date of a Borrowing that such Lender or Institutional Lender does not intend to make available to Agent its portion of the Borrowings to be made on such date, Agent may assume that such Lender or Institutional Lender has made such amount available to Agent on such date and Agent in its sole discretion may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender or Institutional Lender and Agent has made such amount available to Borrower, Agent shall be entitled to recover such corresponding amount on demand from such Lender or Institutional Lender. If such Lender or Institutional Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrower and Borrower shall immediately repay such corresponding amount to Agent. Agent shall also be entitled to recover from such Lender or Institutional Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at the Federal Funds Rate until the third Banking Day, and at the Base Rate plus the Base Rate Margin thereafter. Nothing herein shall be deemed to relieve any Lender or Institutional Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrower may have against any Lender or Institutional Lender as a result of any default by such Lender or Institutional Lender hereunder. Notwithstanding anything contained herein or in any other Loan Instrument to the contrary, Agent may, subject to the rights of the other Secured Parties under the Security Documents, apply all funds and proceeds of collateral available for the payment of any Obligations first to repay any amount owing by any Lender or Institutional Lender to Agent as a result of such Lender’s or Institutional Lender’s failure to fund its pro rata share of any Borrowing hereunder.

(iii) Upon the occurrence of an Event of Default, (A) an Application for Borrowing may be submitted by Contractor, any Substantial Subcontractor or any such other Person as Agent may reasonably require and (B) Agent may, in its sole discretion, make payments directly to Contractor, any Substantial Subcontractor or other subcontractor or any other Person. Agent shall give Borrower, Lenders and Institutional Lenders written notice of all Advances, and of payments not set forth in an Application for Borrowing, made by Agent pursuant to this provision. All sums advanced and disbursed under this Agreement, including, without limitation, any Advance made by Agent to Contractor or any Substantial Contractor (or any other Person) or pursuant to Section 2.1(a) hereof or this Section 2.1(b), shall be disbursed under and shall be secured by the Loan Instruments.

               (c)     Requisitions for Use of Proceeds of Bonds. Agent shall apply the same standards with respect to review and approval of any requisition or request by Borrower for use or application of any of the proceeds from the sale of the Bonds as Agent would apply to review and approval of an Application for Borrowing for an Advance.

               (d)     Necessity for Application for Borrowing. To the extent set forth herein, no Application for Borrowing shall be required in connection with any Loan resulting from an Unpaid Drawing, and as otherwise set forth in this Agreement.

               (e)     Required Advances of Institutional Construction Loans. Borrower shall request Advances of the Tranche B Institutional Construction Loan (x) in an amount equal to at least $20,000,000 within the first 12 months of the Tranche B Shelf Commitment Period and (y) in an amount equal to the remainder of the Tranche B Institutional Construction Loan Commitment prior to the expiration of the Tranche B Shelf Commitment Period, unless the Tranche B Shelf Commitment Period expires as a result of the occurrence of the True-Up Date, in which event Section 7.2(b) hereof shall apply. If Advances of the Tranche B Institutional Construction Loan shall not have been made in such amounts and within 30 days prior to the times specified in this Section 2.1(e), Institutional Agent shall notify Agent and Borrower in writing thereof and provide a rate quote with respect to such amounts for which a rate is to be fixed and, whether or not a Tranche B Application for Borrowing has been submitted by Borrower, and without regard to the $10,000,000 limitation set forth in the first sentence of Section 2.1(f) (ii) hereof, the Institutional Lenders shall make Advances of the Tranche B Institutional Construction Loan available in such amounts as are necessary for the provisions of this Section 2.1(e) to be satisfied.

               (f)     Overfunded Amount.

(i) Borrower may request release of all or a portion of the Tranche A Overfunded Amount from the sub-account of the Rova I Special Disbursement Account into which it has been deposited, for disbursement of such Tranche A Overfunded Amount to be used for payment of costs specified in the Rova I Approved Budget or for the prepayment of the Tranche A Construction Loan, by submitting a Tranche A Application for Borrowing to Agent for its approval. Any release and disbursement of the Tranche A Overfunded Amount shall be subject to the conditions precedent set forth in Section 4.3 hereof.

(ii) In any Tranche B Application for Borrowing, Borrower may request Advances of the Tranche B Institutional Construction Loan in amounts in excess of amounts necessary to pay Rova II Project Costs or prepay the Tranche B Construction Loan to the extent the amount of such Advances, when aggregated with all prior Advances of the Tranche B Institutional Construction Loan which have not been disbursed to pay Rova II Project Costs or prepay the Tranche B Construction Loan, does not exceed $10,000,000 (the “Tranche B Overfunded Amount”). The Tranche B Overfunded Amount shall be deposited in a sub-account established within the Rova II Special Disbursement Account. Borrower may request release of all or a portion of the Tranche B Overfunded Amount from such sub-account into the Rova II Special Disbursement Account, for disbursement of such Tranche B Overfunded Amount to be used for payment of costs specified in the Rova II Approved Budget or for the prepayment of the Tranche B Construction Loan, by submitting a Tranche B Application for Borrowing to Agent for its approval. Any release and disbursement of the Tranche B Overfunded Amount shall be subject to the conditions precedent set forth in Section 4.3 hereof.

               2.2     Interest and Fees.

               (a)    Interest on Loans, Virginia Power L/C Reimbursement Obligations and Trade L/C Reimbursement Obligations. On each Tranche A Interest Payment Date, Borrower shall pay to Agent for the account of the Lenders interest in respect of each Tranche A Interest Period on the daily unpaid principal amounts of any Tranche A Loan, any Rova I Virginia Power L/C Reimbursement Obligation and any Rova I Trade L/C Reimbursement Obligation outstanding during such Tranche A Interest Period in arrears at the rates per annum equal to the Tranche A Interest Rates then in effect. On each Tranche B Interest Payment Date, Borrower shall pay to Agent for the account of the Lenders interest in respect of each Tranche B Interest Period on the daily unpaid principal amounts of any Tranche B Loan, any Rova II Virginia Power L/C Reimbursement Obligation and any Rova II Trade L/C Reimbursement Obligation outstanding during such Tranche B Interest Period in arrears at the rates per annum equal to the Tranche B Interest Rates then in effect. Interest shall be computed on the basis of the actual number of days elapsed and (A) a year of 360 days for all Interest Rates other than the Base Rate and (B) a year of 365 or 366 days, as appropriate, for the Base Rate. Borrower shall select each Interest Period and the Interest Rate therefor by giving oral notice of such selection to Agent by 12:00 noon (New York time) on the date of any such notice at least three Banking Days before the first day of such Interest Period, in the case of an Interest Period using LIBOR or based on the CD Rate, and by 12:00 noon (New York time) on the date of any such notice at least one Banking Day before the first day of such Interest Period, in the case of an Interest Period based on the Base Rate, and in each case such oral notice shall be confirmed in a written notice delivered to Agent as soon as practicable, but in no event later than three Banking Days from the date of such oral notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless, in the case of an Interest Period using LIBOR, such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day;

(ii) any Interest Period (other than with respect to the Base Rate) which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall, subject to clause (iv) below, end on the last Banking Day of a calendar month;

(iii) no Advance of any Tranche A Construction Loan or Tranche B Construction Loan and no Bond Construction Loan upon first being made shall be divided into or allocated among more than one Interest Period;

(iv) no Interest Period during the term of the Tranche A Construction Loan for any Tranche A Advance or any Series 1991 Construction Loan when first made shall extend beyond the date anticipated by Agent from time to time to be the Tranche A Construction Loan Repayment Date and no Interest Period during the term of the Tranche B Construction Loan for any Tranche B Advance or any Series 1993 Construction Loan when first made shall extend beyond the date anticipated by Agent from time to time to be the Tranche B Construction Loan Repayment Date. No Interest Period during the term of the Tranche A Term Loan for any Tranche A Advance or Series 1991 Term Loan when first made shall extend beyond the Tranche A Maturity Date. No Interest Period during the term of the Tranche B Term Loan for any Tranche B Advance or Series 1993 Term Loan when first made shall extend beyond the Tranche B Maturity Date;

(v) if any Interest Period chosen by Borrower with respect to any Agreement Term Loan includes a Repayment Date but such Interest Period would not begin or end on such Repayment Date, then (A) the portion of the principal amount of the Agreement Term Loan to which such Interest Period applies which is required to be repaid on such Repayment Date shall have an Interest Period ending on such Repayment Date and (B) the remainder (if any) of the outstanding principal amount of such Agreement Term Loan shall have an Interest Period determined as so selected by Borrower;

(vi) at no time shall the outstanding principal amounts of the Agreement Construction Loans, Virginia Power L/C Reimbursement Obligations, Trade L/C Reimbursement Obligations and Agreement Term Loans, in the aggregate, accrue interest pursuant to more than six Interest Periods (each variation in time or in the basis upon which interest is calculated constituting an Interest Period); and

(vii) no Interest Period with respect to any Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation when first made shall extend beyond the date anticipated by Agent to be the date such obligation shall be subject to repayment hereunder.

Such notice shall specify the Interest Rate and Interest Period (if the Interest Rate selected is LIBOR or the CD Rate) selected by Borrower and the amount or amounts (which shall be, in the case of LIBOR or the CD Rate, not less than $500,000) of the Loans (or Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation) that shall bear interest at such Interest Rate for such Interest Period. In the event Borrower fails to provide such notice to Agent within such time, the Interest Rate shall be, in the case of a new Advance (or new L/C Reimbursement Obligation) or a previously outstanding Advance, the Base Rate plus the applicable Base Rate Margin.

               (b)     Interest on Institutional Loans. Not later than 12:00 noon (New York time) on each Tranche A Interest Payment Date, Borrower shall pay to Agent for the account of the Institutional Lenders interest on the daily unpaid principal amount of the Tranche A Institutional Construction Loan and the Tranche A Institutional Term Loan, as the case may be, outstanding in arrears at a rate per annum equal to 10.42% (the “Tranche A Fixed Rate”). Not later than 12:00 noon (New York time) on each Tranche B Interest Payment Date, Borrower shall pay to Agent for the account of the Institutional Lenders interest on the daily unpaid principal amount of each Tranche B Fixed Amount outstanding in arrears at a rate per annum equal to the Tranche B Fixed Rate for each such Tranche B Fixed Amount. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as appropriate. Borrower may fix the rate on all or any portion of the Tranche B Institutional Construction Loan Commitment and on a corresponding portion of, but not in excess of, the Tranche B Institutional Term Loan Commitment, in increments of not less than $10,000,000 (each, a “Tranche B Fixed Amount”) on any Banking Day during the Tranche B Shelf Commitment Period (each, a “Tranche B Fixing Date”) by notifying Institutional Agent by telex or telecopy by 12:00 noon (New York time) on the proposed Tranche B Fixing Date of the principal amount of the Tranche B Institutional Construction Loan (and of the Scheduled Borrowing Date therefor) and corresponding principal amount of the Tranche B Institutional Term Loan to which the requested fixed rate shall be applicable; provided that Borrower shall be required to fix a rate on not less than $20,000,000 of the Tranche B Institutional Construction Loan Commitment and a corresponding portion of the Tranche B Institutional Term Loan Commitment within the first 12 months of the Tranche B Shelf Commitment Period. The rate so fixed (the “Tranche B Fixed Rate”) with respect to each Tranche B Fixed Amount shall be equal to the sum of (A) the Interpolated United States Treasury Rate with respect to such Tranche B Fixed Amount plus (B) the Applicable Spread determined as of the Tranche B Fixing Date of such Tranche B Fixed Amount plus (C) any Delayed Delivery Fee added to the interest pursuant to Section 2.2(d)(vii) hereof. Prior to the close of business on the Tranche B Fixing Date, Institutional Agent shall provide Borrower with telephonic notice of the Tranche B Fixed Amount and the Tranche B Fixed Rate with respect thereto determined on such Tranche B Fixing Date. As soon as practicable, but in no event later than three Banking Days after each Tranche B Fixing Date, Institutional Agent shall provide Agent and Borrower with written notice setting forth the Tranche B Fixed Amount and the Tranche B Fixed Rate with respect thereto determined on such Tranche B Fixing Date, and as soon as practicable, but in no event later than three Banking Days after receipt of such written notice from Institutional Agent, Borrower shall provide Institutional Agent with a written acknowledgment of Borrower’s receipt of such written notice from Institutional Agent. Borrower may request a rate quote from Institutional Agent under this Section 2.2(b) no more than three times during any period of ten Banking Days. On and as of the Tranche B Conversion Date the Tranche B Fixed Rate for the Tranche B Institutional Term Loan shall be equal to the blended average of the Tranche B Fixed Rates for the Tranche B Fixed Amounts outstanding as of the Tranche B Conversion Date, as determined by Institutional Agent, with notice of such determination delivered by Institutional Agent to Borrower as soon as practicable.

               (c)     Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the principal amounts of any Loan and Institutional Loan, and any L/C Reimbursement Obligation and any Unpaid Drawing then outstanding (and shall pay fees on the outstanding portion of any Letter of Credit), in lieu of the otherwise applicable Interest Rate or L/C Fee, from and including the date of the Event of Default at the Default Interest Rate (or, in the case of the L/C Fees, at the L/C Fee plus 3% per annum), computed on the basis described in Section 2.2(a) or 2.2(b) hereof, as applicable, and continuing so long as the amount in respect of which such interest or fees accrue remains unpaid or until such Event of Default is remedied, whichever shall occur first, which interest and fees shall be due and payable by Borrower on Agent’s demand; provided that upon the occurrence of an Event of Default specified in Section 7.(j) with respect to Borrower, such interest and fees shall be immediately due and payable without the making of a demand by Agent. In addition to the payment of such interest and fees, Borrower shall pay to Agent for the account of the Lenders and the Institutional Lenders any funding and yield protection costs, as provided in Section 2.3 hereof, resulting from the failure of Borrower to pay any amounts under this Agreement when due.

               (d)     Fees. Borrower shall pay the following fees:

(i) Agency Fee and Management Fees: to Agent for its own account, the non-refundable “Agency Fee” payable in advance, which shall be $150,000 per annum payable first on the Amendment Execution Date and thereafter on each anniversary thereof. Beginning with the second payment, the Agency Fee shall be increased or decreased as of each date it is payable by the percentage change in the GNP Deflator for the calendar year immediately preceding the date on which the Agency Fee was paid. In addition, Borrower shall pay Agent, for its own account, a “Rova I Management Fee”, payable in advance, of $25,000 per annum commencing on the Tranche A Conversion Date and a “Rova II Management Fee”, payable in advance, of $25,000 per annum commencing on the Tranche B Conversion Date; beginning with the second payment, and thereafter on each anniversary thereof, said fees to increase as of each date they are payable by the percentage change in the GNP Deflator for the calendar year immediately preceding the dates on which such fees were paid. No decrease of any such Fees shall result in any refund of any such Fees previously owed or paid;

(ii) Prepayment Fee: to Agent for the account of the Lenders, on the applicable Interest Payment Date, a fee in the amount of 0.5% of any principal amount of the Term Loan and/or the Bond Term Loan prepaid prior to the later to occur of (x) the first anniversary of the Tranche A Conversion Date and (y) the Tranche B Conversion Date, pursuant to the third sentence of Section 2.5(a) (ii) hereof;

(iii) L/C Fees: to Agent for the account of the Lenders, a letter of credit fee at a rate per annum equal to the then applicable Tranche A LIBOR Margin and to Agent for the account of the Issuing Bank, a fronting fee at a rate equal to .15% per annum, in each instance with respect to outstanding Rova I Letters of Credit on the daily average face amount of such Rova I Letters of Credit computed on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as appropriate, and payable in arrears on the applicable Tranche A Interest Payment Date (the “Rova I L/C Fees”); to Agent for the account of the Lenders, a letter of credit fee at a rate per annum equal to the then applicable Tranche B LIBOR Margin and to Agent for the account of the Issuing Bank, a fronting fee at a rate equal to .15% per annum, in each instance with respect to outstanding Rova II Letters of Credit on the daily average face amount of such Rova II Letters of Credit computed on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as appropriate, and payable in arrears on the applicable Tranche B Interest Payment Date (the “Rova II L/C Fees”);

(iv) Lenders’ Commitment Fee: to Agent for the account of the Lenders, a Rova I commitment fee, for the period from and including the Amendment Execution Date to (but excluding) the Tranche A Conversion Date, on the daily average Unadvanced Tranche A Construction Loan at a rate equal to ..375% per annum and a Rova II commitment fee, for the period from and including the Amendment Execution Date to (but excluding) the Tranche B Conversion Date, on the daily average Unadvanced Tranche B Construction Loan at a rate equal to .375% per annum. Such fees shall be computed on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as appropriate, and shall be payable in arrears on each Quarterly Date, commencing on the first Quarterly Date after the Amendment Execution Date;

(v) Institutional Lenders’ Commitment Fee: to Agent for the account of each Institutional Lender during the Tranche B Shelf Commitment Period, a commitment fee, calculated by Institutional Agent and notified to Agent, on the daily average unused amount of such Institutional Lender’s pro rata portion of the Tranche B Institutional Construction Loan Commitment during the period for which such payment is being made at a rate of .375% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as appropriate. Such fee shall be payable quarterly in arrears and shall commence to accrue, on the Tranche B Approval Date;

(vi) Cancellation Fee: to Agent for the account of the Institutional Lenders, in the event Advances of the Tranche B Institutional Construction Loan in an amount equal to the applicable Tranche B Fixed Amount are not made on and as of the earliest to occur of (w) an acceleration of the Tranche B Institutional Construction Loan, (x) the expiration of the Tranche B Shelf Commitment Period, (y) the Tranche B Construction Loan Repayment Date and (z) the date Institutional Agent receives notice from Borrower that Advances of the Tranche B Institutional Construction Loan with respect to such Tranche B Fixed Amount shall not be made, upon demand by Institutional Agent, the Cancellation Fee. Upon payment of the Cancellation Fee with respect to any Tranche B Fixed Amount, the Delayed Delivery Fee and the Break-Up Fee with respect to such Tranche B Fixed Amount shall cease to accrue;

(vii) Delayed Delivery Fee: to Agent for the account of the Institutional Lenders, the Delayed Delivery Fee. The Delayed Delivery Fee, if any, shall be payable monthly in arrears and shall commence to accrue on the 42nd day after a Fixing Date in respect of any Tranche B Fixed Amount which is not advanced on the Fixing Date for such Fixed Amount. As an alternative to paying the Delayed Delivery Fee with respect to such Tranche B Fixed Amount, Borrower may elect that such Delayed Delivery Fee be reflected as an add-on to the interest rate applicable to such Tranche B Fixed Amount, the amount of which add-on shall be specified by Institutional Agent to Borrower on the Fixing Date for such Tranche B Fixed Amount, based on the then Scheduled Borrowing Date for such Tranche B Fixed Amount. If any portion of any Tranche B Fixed Amount is not advanced on the Scheduled Borrowing Date therefor, the amount of the Delayed Delivery Fee or interest rate add-on for such portion of such Tranche B Fixed Amount shall be recalculated by Institutional Agent based upon the new Scheduled Borrowing Date for such portion of such Tranche B Fixed Amount and specified by Institutional Agent to Borrower, in each case on the date on which such new Scheduled Borrowing Date is determined;

(viii) Break-Up Fee: to Agent for the account of the Institutional Lenders, on the first Banking Day to occur following the expiration of the Tranche B Shelf Commitment Period, a “Break-Up Fee” in an amount, calculated by Institutional Agent and notified to Agent, equal to 2.6% of the unused amount of the Tranche B Institutional Construction Loan Commitment as of the expiration of the Tranche B Shelf Commitment Period. Upon payment of the Break-Up Fee, the Delayed Delivery Fee shall cease to accrue with respect to the unused amount of the Tranche B Institutional Construction Loan;

(ix) Bond Letters of Credit and Advance Fees: to Agent for the account of the Issuing Bank and payable on demand of Agent or the Issuing Bank (except as otherwise specified in clause (e) immediately below), (a) with respect to each Drawing of the Bond Letters of Credit, the Issuing Bank’s then standard drawing fee for irrevocable letters of credit, which standard fee is $175 as of the date of this Agreement, (b) with respect to each Bond Letter of Credit, a fee of $50 per week (or pro rata portion thereof) for each week that a Drawing is an Unpaid Drawing, (c) with respect to each amendment to any Bond Letter of Credit, the Issuing Bank’s then standard amendment fee for irrevocable letters of credit, which standard fee is $250 as of the date of this Agreement, (d) with respect to each transfer of any Bond Letter of Credit, the Issuing Bank’s then standard transfer fee for irrevocable letters of credit, which standard fee is $1,000 as of the date of this Agreement, and (e) with respect to each Tranche A Advance and each Tranche B Advance which is in excess of the fifth Tranche A Advance and fifth Tranche B Advance, respectively, in any month and which is made as a consequence of any request, action or omission of Borrower, a fee of $500, for the account of Agent, which fee shall be payable on each Quarterly Date, commencing on (i) with respect to a Tranche A Advance, the first Quarterly Date after the Closing Date and (ii) with respect to a Tranche B Advance, on the first Quarterly Date after the Amendment Execution Date; and

(x) Other: any other fee specifically provided for under the terms of any Loan Instrument.

               (e)    Advances Without Applications for Borrowing. Borrower hereby authorizes the Lenders to make an Advance of the Tranche A Construction Loan and the Tranche B Construction Loan and the Institutional Lenders to make an Advance of the Tranche A Institutional Construction Loan and the Tranche B Institutional Construction Loan from time to time to the extent needed to pay any of the amounts payable under this Section 2.2 when due, whether or not an Application for Borrowing therefor has been submitted by Borrower, and all sums disbursed hereunder shall be secured by the Loan Instruments. Agent shall give Borrower written notice of all Advances made pursuant to this Section 2.2(e).

               2.3     Funding and Yield Protection.

               (a)     Taxes.

(i) Loans and Letters of Credit. Borrower shall make all payments of all amounts payable to the Lenders and the Issuing Bank hereunder and under the Loan Notes net, free and clear of all Taxes, and shall reimburse each Lender and the Issuing Bank for the cost of any Taxes imposed on it or on any payment under or with respect to any aspect of any Loan, the Loan Notes or the Letters of Credit, as applicable, or the making, execution or enforcement thereof. Payments to each of the Lenders and the Issuing Bank as of the date hereof are currently not subject to any Taxes, and payments to any Lender or Issuing Bank at the time it becomes a Lender or Issuing Bank shall similarly not be subject to Taxes, and Borrower shall receive from Agent on the Amendment Execution Date (unless already received on the Closing Date), with respect to the Issuing Bank and each institution which is a Lender on the Amendment Execution Date, and as soon as practicable thereafter for each other Lender, a copy of the forms prescribed to evidence such exemptions.

               If Borrower is prohibited or prevented by Law or otherwise from making any such payment net, free and clear of any Taxes or from reimbursing any Lender or the Issuing Bank for the cost of any such Taxes (as provided above), then the amount of such payment to be made by Borrower shall be increased by such additional amount or amounts as may be necessary to ensure that each Lender or the Issuing Bank, as applicable, shall receive a net amount which after payment of any Taxes imposed shall be equal to the amount each such Lender or the Issuing Bank, as applicable, would have received had no such imposition been made.

               Borrower shall provide evidence that all Taxes imposed on all payments under or with respect to any Loan, the Loan Notes, the Letters of Credit or any related instrument shall have been paid in full to the appropriate authorities by delivery of official receipts or notarized copies thereof to Agent within 30 days after payment thereof. Borrower shall be entitled to make all filings, pursue all remedies and appeals and take such other lawful action to prevent or challenge the imposition of any Taxes, or to procure a refund of any Taxes paid; provided that Borrower shall indemnify and hold the Lenders and the Issuing Bank harmless, to the reasonable satisfaction of Agent, for such Taxes (and any penalties, interest or other charges attached thereto) and for any liabilities, costs or expenses incurred by the Lenders and the Issuing Bank (including reasonable fees and expenses of counsel (the Lenders and the Issuing Bank shall, to the extent reasonably practicable, seek to avoid duplication of legal representation with respect to any such action by Borrower)) in connection with any such action by Borrower.

               If Borrower so requests within ten days of notice to Borrower of the imposition of any Taxes on payments to any of the Lenders or the Issuing Bank, such Lender or the Issuing Bank shall attempt to negotiate with Borrower an assignment of its proportionate share of the Loans or such Issuing Bank’s obligations with respect to any Letter of Credit to an assignee selected by Agent or Borrower (and if selected by Borrower such assignee shall be reasonably acceptable to Agent and, if applicable, the Issuing Bank, taking into account applicable recourse and national limits), subject to the provisions of Section 2.3(f) hereof, and such assigning Lender or the Issuing Bank, as the case may be, hereby consents to such assignment.

               The Obligations of Borrower under this Section 2.3(a) (i) shall survive the payment or prepayment of the Loan Notes, the transfer of the Loan Notes and the transfer or termination of the Letters of Credit.

(ii) Institutional Loans. All payments made by Borrower to the Institutional Lenders hereunder or under the Institutional Notes will be made free and clear of, and without deduction or withholding for, any present or future Taxes and all interest, penalties or similar liabilities with respect thereto. Borrower shall also reimburse each Institutional Lender for such taxes imposed on or measured by the net income of such Institutional Lender as such Institutional Lender shall determine are payable by such Institutional Lender in respect of amounts paid to or on behalf of such Institutional Lender pursuant to the preceding sentence. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due to the Institutional Lenders hereunder or under the Institutional Notes, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Institutional Notes. Borrower will furnish to each Institutional Lender within 30 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower. Borrower will indemnify and hold harmless each Institutional Lender, and reimburse such Institutional Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Institutional Lender.

               Notwithstanding any provision herein to the contrary, Borrower shall have no obligation to pay any Institutional Lender any amount which Borrower is liable to withhold pursuant to Section 1441 or 1442 of the Code, or comparable successor provisions. If any Institutional Lender is organized outside the United States, then such Institutional Lender shall deliver to Borrower (with a copy to Agent) such certificates, documents or other evidence as may be required from time to time, including any certificate or statement of exemption required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Institutional Lender, to establish that such Institutional Lender is not subject to withholding under Section 1441 or 1442 of the Code, or comparable successor provisions, because payments to such Institutional Lender are effectively connected with the conduct by such Institutional Lender of a trade or business in the United States or exempt from United States tax under a provision of an applicable tax treaty.

               Each Institutional Lender shall notify Borrower and Agent of any event or circumstances occurring after the Closing Date which will entitle it to indemnification or compensation pursuant to this Section 2.3(a) (ii) as promptly as practicable after it obtains knowledge thereof. Such Institutional Lender will inform Borrower (with a copy to Agent), in writing, of the basis and amount of each request for indemnification or compensation under this Section 2.3(a) (ii) . If Borrower shall request, such Institutional Lender shall in good faith contest the governing body’s imposition of or the amount of any such requested amount, keep Borrower fully informed in respect thereof, consult in good faith with Borrower’s counsel regarding such contest, and shall not compromise or otherwise settle such contest without Borrower’s consent; provided that such Institutional Lender may in its sole discretion select the forum for such contest and determine whether any such contest shall be by resisting payment of such amount, paying such amount under protest or paying such amount and seeking a refund thereof; provided, further, that such Institutional Lender shall not be required to contest any claim unless (x) after request by such Institutional Lender in the event the amount in question exceeds $200,000, Borrower has delivered to such Institutional Lender an opinion of independent tax counsel selected by Borrower and reasonably acceptable to such Institutional Lender to the effect that there is a reasonable possibility of success, (y) such Institutional Lender shall have received from Borrower, in such form as such Institutional Lender shall reasonably deem satisfactory, indemnification and security for any and all actual or anticipated liability, loss, cost or expense arising out of or relating to such amount or the contest thereof, including, but not limited to, all legal and accountants’ fees and expenses, penalties, interest and additions to tax, and (z) if the contest shall be conducted in a manner requiring the payment of all or part of such amount, Borrower shall have paid the amount required. If any Institutional Lender shall obtain a refund of any amount which Borrower shall have paid for any Institutional Lender or for which Borrower shall have reimbursed any Institutional Lender, such Institutional Lender shall pay Borrower an amount which, after subtracting any net tax savings realized by Borrower as a result of such Institutional Lender’s payment thereof, is equal to the sum of the amount of such refund, plus any interest received on such refund fairly attributable to the amount paid by Borrower to or for such Institutional Lender, less any taxes paid or incurred by such Institutional Lender by reason of the receipt or accrual of such refund and interest.

               The obligations of Borrower under this Section 2.3(a)(ii) shall survive the payment or prepayment of the Institutional Notes and the transfer of the Institutional Notes.

               (b)    Increased Costs. If, with respect to any Loan, any Institutional Loan, the Letters of Credit or any of the Loan Instruments (including the issuance of Letters of Credit and the making or the maintenance by any Lender or any Institutional Lender of its proportionate share of any Loan or Institutional Loan, and the obligations of any Lender to reimburse the Issuing Bank for such Lender’s proportionate share of any of the Letters of Credit when drawn),

(i) the compliance by any Secured Party with any direction, requirement or request (x) in respect of the Tranche A Loans and the Tranche A Institutional Loans, after the Closing Date and (y) in respect of the Tranche B Loans and the Tranche B Institutional Loans, after the Amendment Execution Date, in each case from any regulatory authority, whether or not having the force of Law, with which such Secured Party must reasonably comply; or

(ii) any change in the interpretation or application of any Law or the enactment of any Law (x) in respect of the Tranche A Loans and the Tranche A Institutional Loans, after the Closing Date and (y) in respect of the Tranche B Loans and the Tranche B Institutional Loans, after the Amendment Execution Date, in each case imposing or modifying any reserve, deposit, capital adequacy or similar requirement with respect to any class of assets or liabilities of, deposits with or for the account of, or loans by any Secured Party (or with respect to any change therein or in the amount thereof); or

(iii) the occurrence (x) in respect of the Tranche A Loans and the Tranche A Institutional Loans, after the Closing Date and (y) in respect of the Tranche B Loans and the Tranche B Institutional Loans, after the Amendment Execution Date hereof, in each case of a change in any other condition or circumstance with respect to this Agreement and/or the maintenance by any Secured Party of its proportionate share of any Loan, Institutional Loan, or the Letters of Credit, as applicable;

shall (A) result in any increase in cost to any Secured Party in connection with or arising out of any Loan, Institutional Loan, Letter of Credit or any Loan Instrument, (B) result in any reduction in the amount of any payment receivable by such Secured Party hereunder or thereunder or (C) result in any reduction of the rate of the return on any Secured Party’s capital as a consequence of its obligations hereunder (including issuance and maintenance of the Letters of Credit) below that which such Secured Party could have achieved but for such circumstances, then in each such case Borrower shall fully reimburse such Secured Party the amount of such increase in cost, reduction in payment receivable or reduction in rate of return promptly after written notification thereof to Borrower and Agent by such Secured Party. The Secured Parties shall (consistent with their internal policies and legal and regulatory restrictions) use their best efforts to avoid such increased costs by giving Borrower prompt notice thereof and granting Borrower the opportunity to convert to an alternative arrangement, provided that Borrower promptly pays when due all reasonable fees and expenses of the Secured Parties incurred or to be incurred in connection with such alternative arrangement.

               If Borrower so requests within ten days of notice to Borrower of any such increased costs, Agent shall use reasonable efforts to arrange an assignment of such Secured Party’s share of the Loans or the Institutional Loans, as applicable, or obligation to reimburse the Issuing Bank, as applicable, or such Issuing Bank’s obligations with respect to Letters of Credit, to an assignee selected by Agent or Borrower (and if selected by Borrower such assignee shall be reasonably acceptable to Agent and, if applicable, the Issuing Bank, taking into account applicable recourse and national limits), subject to the provisions of Section 2.3(f) hereof, and such assigning Secured Party hereby consents to any such assignment.

               (c)    Change of Law. After the date hereof if any change in applicable Law or the interpretation thereof by any Governmental Authority makes it unlawful for any Lender or Institutional Lender to make or continue its proportionate interest in any Loan, Institutional Loan or any drawings under any Letter of Credit, as applicable, or for any Issuing Bank to issue or maintain the Letters of Credit, then such Secured Party shall promptly give notice along with evidence thereof to Borrower and Agent, and Borrower shall pay forthwith in the manner set forth below all amounts outstanding, accrued or payable under this Agreement and the Note(s) to such Secured Party; provided that if Borrower so requests within ten days of receipt of the notice referred to above, such Secured Party shall (consistent with its internal policies and legal and regulatory restrictions) negotiate with Borrower an assignment of its proportionate share of the Loans, Institutional Loans or obligation to reimburse the Issuing Bank, as applicable, or such Issuing Bank’s obligation to issue or maintain the Letters of Credit, to an assignee selected by Agent or Borrower (and if selected by Borrower such assignee shall be reasonably acceptable to Agent and, if applicable, the Issuing Bank, taking into account applicable recourse and national limits) subject to the provisions of Section 2.3(f) hereof, and such assigning Secured Party hereby consents to such assignment. If a transfer or assignment is not agreed to by Agent, Borrower and the affected Secured Party, then Borrower shall pay forthwith all amounts outstanding, accrued or payable under this Agreement and the Note(s) to or with respect to such Secured Party.

               (d)    Non-Availability. (i) If at any time dollar deposits in the principal amount of any Lender’s proportionate interest in, or obligation under, any Loan are not available to such Lender in the London interbank market for the next Interest Period, such Lender shall so notify Agent, who shall so notify Borrower, and the LIBOR basis for such Loan shall be suspended or, at Borrower’s option, the obligation of such affected Lender to advance or to continue its proportionate interest in the Loans shall be suspended; provided that if the basis is changed to the Base Rate or the CD Rate, Borrower shall pay any additional costs which such Lender incurred as a result of such change. If Borrower so requests within ten days of notice to Borrower of any such non-availability, Agent shall use reasonable efforts to arrange an assignment of such Lender’s proportionate share of the Loans to an assignee selected by Agent or Borrower (and if selected by Borrower such assignee shall be reasonably acceptable to Agent, taking into account such assignee’s recourse and national limits) subject to the provisions of Section 2.3(f) hereof, and such assigning Lender hereby consents to any such assignment.

(ii) If at any time the Interest Rate then in effect based on either LIBOR or the CD Rate does not serve as an accurate reference, in the reasonable judgment of any Lender, for such Lender to determine the cost of advancing or maintaining its respective proportionate interest in any Loan during any Interest Period, then such Lender shall notify Agent, who shall so notify Borrower, and interest on such Lender’s proportionate share of the Loans shall for any subsequent Interest Period accrue at an Interest Rate determined by reference to an alternate basis (LIBOR, CD Rate or Base Rate); provided that if no other Interest Rate serves as an accurate reference for such Lender, then such Lender shall so notify Agent, who shall so notify Borrower, and such Lender’s proportionate share of the Loans shall thereafter accrue at the Interest Rate determined by the Base Rate.

               (e)    Funding Costs. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss (including loss of anticipated profits), cost or out-of-pocket expense which such Lender determines is attributable to (i) default by Borrower in payment when due of the principal amount of or interest on any Loan (or portion thereof) of such Lender having an Interest Rate determined using LIBOR or the CD Rate, (ii) default by Borrower in making a borrowing of any Loan having an Interest Rate determined using LIBOR or the CD Rate after Borrower has selected an Interest Rate with respect to such Borrowing pursuant to Section 2.2(a) hereof, (iii) failure by Borrower in making a conversion of any Loan having an Interest Rate determined using the Base Rate to a Loan having an Interest Rate determined using LIBOR or the CD Rate, (iv) default by Borrower in making any prepayment of any Loan having an Interest Rate determined using LIBOR or the CD Rate after Borrower has given any notice required hereunder regarding such prepayment or (v) the making of a prepayment (including, without limitation, on acceleration) or the conversion of any Loan having an Interest Rate determined using LIBOR or the CD Rate on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss, cost or expense arising from the reemployment of funds obtained by such Lender to maintain its Loans having an Interest Rate based on LIBOR or the CD Rate or from fees payable to terminate the deposits from which such funds were obtained.

               (f)    Assignments by Secured Parties. Any assignment or transfer made by a Secured Party pursuant to Section 2.3(a), (b), (c) or (d) hereof shall satisfy the following conditions: (i) Borrower shall promptly pay when due all reasonable fees and expenses of such Secured Party incurred or to be incurred in connection with such transfer or assignment and (ii) any assignment of all or part of the Loans or the Institutional Loans, or obligations with respect to any Letter of Credit, agreed upon shall be made without recourse, representation or warranty, and Borrower shall cause the assignee to pay to Agent for the account of the assigning Secured Party in immediately available funds all amounts outstanding or payable under the Loan Instruments to each Secured Party assigning its interest in the Loans, the Institutional Loans, or obligations with respect to any Letter of Credit, as applicable.

               2.4     Repayment.

               (a)     Repayment of Agreement Construction Loans.

(i) Repayment on Construction Loan Repayment Dates: Borrower shall, upon demand by Agent, repay the entire amount of the Tranche A Agreement Construction Loans and the Tranche B Agreement Construction Loans, together with any and all other Obligations of Borrower to the Lenders, to Agent for the pro rata account of the Lenders, on the Tranche A Construction Loan Repayment Date if the Tranche A Agreement Construction Loans are not converted to the Tranche A Agreement Term Loans by the Lenders on or prior to such date in accordance with the provisions of this Agreement. Agent shall provide to Institutional Agent written notice of Agent’s intention to make such demand at least two Banking Days before the Tranche A Construction Loan Repayment Date. Borrower shall, upon demand by Agent, repay the entire amount of the Tranche B Agreement Construction Loans and the Tranche A Agreement Term Loans, together with any and all other Obligations of Borrower to the Lenders, to Agent for the pro rata account of the Lenders on the Tranche B Construction Loan Repayment Date if the Tranche B Agreement Construction Loans are not converted to the Tranche B Agreement Term Loans by the Lenders on or prior to such date in accordance with the provisions of this Agreement. Agent shall provide the Institutional Agent written notice of Agent’s intention to make such demand at least two Banking Days before the Tranche B Construction Loan Repayment Date.

(ii) Repayment on Conversion Dates With Equity Funding: All proceeds received by Borrower or Agent pursuant to Section 2(a) (i) of the Equity Agreement (or in lieu thereof, pursuant to any other Loan Instrument) as equity contributions to be made on the Tranche A Conversion Date shall be promptly applied to repayment of the Tranche A Agreement Construction Loans for the pro rata account of the Lenders. All proceeds received by Borrower or Agent pursuant to Section 2(a) (ii) of the Equity Agreement (or in lieu thereof, pursuant to any other Loan Instrument) as equity contributions to be made on the Tranche B Conversion Date shall be promptly applied to repayment of the Tranche B Agreement Construction Loans for the pro rata account of the Lenders.

(iii) Reborrowing Prohibited: No amount repaid pursuant to this Section 2.4(a) may be reborrowed by Borrower.

               (b)     Repayment of Institutional Construction Loan. Borrower shall, upon demand by Institutional Agent, repay the entire amount of the Tranche A Institutional Construction Loans and the Tranche B Institutional Construction Loans, together with the Yield-Maintenance Premium, and any and all other Obligations of Borrower to the Institutional Lenders, to Institutional Agent for the pro rata account of the Institutional Lenders, on the Tranche A Construction Loan Repayment Date if the Tranche A Institutional Construction Loan is not converted to the Tranche A Institutional Term Loan by the Institutional Lenders on or prior to such date in accordance with the provisions of this Agreement. Institutional Agent shall provide to Agent written notice of Institutional Agent’s intention to make such demand at least two Banking Days before the Tranche A Construction Loan Repayment Date. Borrower shall, upon demand by Institutional Agent, repay the entire amount of the Tranche B Institutional Construction Loans and the Tranche A Institutional Term Loans, together with the Yield-Maintenance Premium, and any and all other Obligations of Borrower to the Institutional Lenders, to the Institutional Agent for the pro rata account of the Institutional Lenders, on the Tranche B Construction Loan Repayment Date if the Tranche B Institutional Construction Loan is not converted to the Tranche B Institutional Term Loan by the Institutional Lenders on or prior to such date in accordance with the provisions of this Agreement. Institutional Agent shall provide to Agent written notice of Institutional Agent’s intention to make such demand at least two Banking Days before the Tranche B Construction Loan Repayment Date. No amount repaid pursuant to this Section 2.4(b) may be reborrowed by Borrower.

               (c)     Repayment of Agreement Term Loans and Reduction of Letter of Credit Facilities.

               (i)     (A)    Borrower shall pay on each Tranche A Repayment Date to Agent for the pro rata account of the Lenders the amount (the “Tranche A Term Loan Repayment Amount”) equal to the percentage, indicated below for such Repayment Date, of the principal amount of the Tranche A Term Loans outstanding on the Tranche A Conversion Date:

Tranche A Repayment Date		Tranche A Repayment Date

1	0.750%	15	3.250%
2	0.750%	16	3.250%
3	1.200%	17	4.000%
4	1.200%	18	4.000%
5	1.200%	19	4.950%
6	1.200%	20	4.950%
7	1.750%	21	5.000%
8	1.750%	22	5.000%
9	2.250%	23	6.050%
10	2.250%	24	6.050%
11	2.250%	25	6.750%
12	2.250%	26	6.750%
13	3.050%	27	7.550%
14	3.050%	28	7.550%

               (B)    Borrower shall pay on each Tranche A Repayment Date to Agent for the pro rata account of the Lenders the amount (the “Series 1991 Repayment Amount”) equal to the percentage, indicated below for such Tranche A Repayment Date, of the outstanding amount of the Principal Component of the Series 1991 Letter of Credit on the Tranche A Conversion Date, plus the aggregate outstanding principal amount of the Series 1991 Term Loans on the Tranche A Conversion Date:

Tranche A Repayment Date		Tranche A Repayment Date

1	0.00%	16	0.00%
2	0.00%	17	0.00%
3	0.00%	18	0.00%
4	0.00%	19	0.00%
5	0.00%	20	0.00%
6	0.00%	21	0.00%
7	0.00%	22	0.00%
8	0.00%	23	0.00%
9	0.00%	24	0.00%
10	0.00%	25	0.00%
11	0.00%	26	0.00%
12	0.00%	27	4.00%
13	0.00%	28	4.00%
14	0.00%	29	50.00%
15	0.00%	30	42.00%

               (C)    Borrower shall pay on each Tranche B Repayment Date to Agent for the pro rata account of the Lenders the amount (the “Tranche B Term Loan Repayment Amount”) equal to the percentage, indicated below for such Tranche B Repayment Date, of the principal amount of Tranche B Term Loans outstanding on the Tranche B Conversion Date:

Tranche B Repayment Date		Tranche B Repayment Date

1	6.740%	15	3.040%
2	3.370%	16	3.040%
3	1.280%	17	1.800%
4	1.280%	18	1.800%
5	3.420%	19	4.980%
6	3.420%	20	4.980%
7	0.680%	21	6.660%
8	0.680%	22	6.660%
9	3.740%	23	7.240%
10	3.740%	24	7.240%
11	1.490%	25	7.870%
12	1.490%	26	7.500%
13	2.930%	27	0.000%
14	2.930%	28	0.000%

               (D)    Borrower shall pay on each Tranche B Repayment Date to Agent for the pro rata account of the Lenders the amount (the “Series 1993 Repayment Amount”) equal to the percentage, indicated below for such Tranche B Repayment Date, of the outstanding amount of the Principal Component of the Series 1993 Letter of Credit on the Tranche B Conversion Date, plus the aggregate outstanding principal amount of the Series 1993 Term Loans on the Tranche B Conversion Date:

Tranche B Repayment Date		Tranche B Repayment Date

1	0.00%	16	0.00%
2	0.00%	17	0.00%
3	0.00%	18	0.00%
4	0.00%	19	0.00%
5	0.00%	20	0.00%
6	0.00%	21	0.00%
7	0.00%	22	0.00%
8	0.00%	23	0.00%
9	0.00%	24	0.00%
10	0.00%	25	0.00%
11	0.00%	26	0.00%
12	0.00%	27	4.00%
13	0.00%	28	22.00%
14	0.00%	29	25.00%
15	0.00%	30	53.00%

               (E)    If the first Tranche A Repayment Date occurs less than 180 days after the Tranche A Conversion Date, then (1) the Tranche A Term Loan Repayment Amount that otherwise would be payable on the first Tranche A Repayment Date (the “Unadjusted First Tranche A Repayment Amount”) shall be reduced to an amount that is the product of (x) the Unadjusted First Tranche A Repayment Amount, times (y) a fraction, the numerator of which shall be the number of days elapsed between the Tranche A Conversion Date and the first Tranche A Repayment Date and the denominator of which shall be 180, and (2) the Tranche A Term Loan Repayment Amount that otherwise would be payable on the second Tranche A Repayment Date shall be increased by an amount equal to the excess of (x) the Unadjusted First Tranche A Repayment Amount, over (y) the Tranche A Term Loan Repayment Amount actually paid on the first Tranche A Repayment Date. If the first Tranche B Repayment Date occurs less than 180 days after the Tranche B Conversion Date, then (1) the Tranche B Term Loan Repayment Amount that otherwise would be payable on the first Tranche B Repayment Date (the “Unadjusted First Tranche B Repayment Amount”) shall be reduced to an amount that is the product of (x) the Unadjusted First Tranche B Repayment Amount, times (y) a fraction, the numerator of which shall be the number of days elapsed between the Tranche B Conversion Date and the first Tranche B Repayment Date and the denominator of which shall be 180, and (2) the Tranche B Term Loan Repayment Amount that otherwise would be payable on the second Tranche B Repayment Date shall be increased by an amount equal to the excess of (x) the Unadjusted First Tranche B Repayment Amount, over (y) the Tranche B Term Loan Repayment Amount actually paid on the first Tranche B Repayment Date.

(ii) Subject to the provisions of Section 2.6(c) hereof, payments of any Tranche A Term Loan Repayment Amount and any Series 1991 Repayment Amount (each, a “Tranche A Repayment Amount”) and of any Tranche B Term Loan Repayment Amount and Series 1993 Repayment Amount (each, a “Tranche B Repayment Amount”) pursuant to this Section 2.4(c) shall be applied as follows:

(A) first, in the case of Tranche A Repayment Amounts, against then outstanding principal amounts of the Tranche A Term Loan and, in the case of Tranche B Repayment Amounts, against then outstanding principal amounts of the Tranche B Term Loan;

(B) second, in the case of Tranche A Repayment Amounts, against then outstanding principal amounts of the Series 1991 Term Loans (as such Series 1991 Term Loans may be increased from time to time pursuant to the provisions of Section [3.2 (d) (iv) (B)] hereof) and, in the case of Tranche B Repayment Amounts, against the outstanding principal amounts of Series 1993 Term Loans (as such Series 1993 Term Loans may be increased from time to time pursuant to the provisions of Section [3.2(d) (iv) (B)] hereof; and

(C) third, in the case of Tranche A Repayment Amounts, against the Rova I L/C Reimbursement Obligations of Borrower to the Issuing Bank in connection with the redemptions required by Section 3.2(f) (ii) hereof and, in the case of Tranche B Repayment Amounts, against the Rova II L/C Reimbursement Obligations of Borrower to the Issuing Bank in connection with the redemptions required by Section 3.2(f) (ii) hereof.

(iii) With respect to the application of a Tranche A Repayment Amount against Series 1991 Term Loans as required in Section 2.4 (c) (ii) (B) above, upon receipt of any such Tranche A Repayment Amount, Agent shall direct the Series 1991 Tender Agent and/or the Series 1991 Custodian to deliver to the Series 1991 Trustee a principal amount of the Series 1991 Pledged Bonds equal to the Tranche A Repayment Amount so applied with instructions on behalf of Borrower and the Authority to cancel such Series 1991 Pledged Bonds. With respect to the application of a Tranche B Repayment Amount against Series 1993 Term Loans as required in Section 2.4(c)(ii)(B) above, upon receipt of any such Tranche B Repayment Amount, Agent shall direct the Series 1993 Tender Agent to deliver to the Series 1993 Trustee a principal amount of the Series 1993 Pledged Bonds equal to the Tranche B Repayment Amount so applied with instructions on behalf of Borrower and the Authority to cancel such Series 1993 Pledged Bonds. Borrower hereby agrees to execute any such instructions upon the request of Agent.

(iv) If the Series 1991 Indenture does not permit Borrower to redeem the Series 1991 Bonds on any Tranche A Repayment Date as otherwise required by Section 3.2(f) (ii) hereof or only permits such redemption upon payment of a premium, Borrower shall nevertheless pay the Tranche A Repayment Amount required to be paid to Agent for the account of the Lenders on such Tranche A Repayment Date, and Agent shall segregate all such Tranche A Repayment Amounts in the Series 1991 Repayment Account until such time as Borrower is permitted under the Series 1991 Indenture to redeem such Series 1991 Bonds without payment of any premium. At such time as Borrower is permitted under the Series 1991 Indenture to redeem such Series 1991 Bonds without payment of any premium and such Series 1991 Bonds are redeemed, Agent shall apply such sums as are in such Series 1991 Repayment Account against the Rova I L/C Reimbursement Obligations relating to such redemptions. If there shall be an acceleration of the Series 1991 Bonds or Agent shall direct the mandatory purchase of the Series 1991 Bonds pursuant to the terms of the Series 1991 Indenture because of the occurrence of an Event of Default, Agent shall apply such sums as are in the Series 1991 Repayment Account against the Rova I L/C Reimbursement Obligations relating to the payment of the Series 1991 Bonds upon acceleration or the purchase of the Series 1991 Bonds. Agent shall take such action as instructed by Borrower to restrict or limit the yield on the investment of such Tranche A Repayment Amounts. Agent shall not be required to take any such action with respect to any Tranche A Repayment Amounts in such Series 1991 Repayment Account in the absence of written instructions by Borrower.

               If the Series 1993 Indenture does not permit Borrower to redeem the Series 1993 Bonds on any Tranche B Repayment Date as otherwise required by Section 3.2(f) (ii) hereof or only permits such redemption upon payment of a premium, Borrower shall nevertheless pay the Tranche B Repayment Amount required to be paid to Agent for the account of the Lenders on such Tranche B Repayment Date, and Agent shall segregate all such Tranche B Repayment Amounts in the Series 1993 Repayment Account until such time as Borrower is permitted under the Series 1993 Indenture to redeem such Series 1993 Bonds without payment of any premium. At such time as Borrower is permitted under the Series 1993 Indenture to redeem such Series 1993 Bonds without payment of any premium and such Series 1993 Bonds are redeemed, Agent shall apply such sums as are in such Series 1993 Repayment Account against the Rova II L/C Reimbursement Obligations relating to such redemptions. If there shall bean acceleration of the Series 1993 Bonds or Agent shall direct the mandatory purchase of the Series 1993 Bonds pursuant to the terms of the Series 1993 Indenture because of the occurrence of an Event of Default, Agent shall apply such sums as are in the Series 1993 Repayment Account against the Rova II L/C Reimbursement Obligations relating to the payment of the Series 1993 Bonds upon acceleration or the purchase of the Series 1993 Bonds. Agent shall take such action as instructed by Borrower to restrict or limit the yield on the investment of such Tranche B Repayment Amounts. Agent shall not be required to take any such action with respect to any Tranche B Repayment Amounts in such Series 1993 Repayment Account in the absence of written instructions by Borrower.

(v) All Tranche A Repayment Amounts and all Tranche B Repayment Amounts shall be rounded down to the nearest whole dollar, except that (x) the final Tranche A Repayment Amount shall be in an amount equal to the outstanding principal amount of the Tranche A Agreement Term Loans plus the outstanding amount of the Series 1991 Letter of Credit Facility plus accrued and unpaid interest and fees thereon and (y) the final Tranche B Repayment Amount shall be in an amount equal to the outstanding principal amount of the Tranche B Agreement Term Loans plus the outstanding amount of the Series 1993 Letter of Credit Facility plus accrued and unpaid interest and fees thereon; provided that if, pursuant to the Series 1991 Indenture or the Series 1993 Indenture, the Bonds to be redeemed on any Repayment Date in accordance with Section 3.2(f) (ii) hereof are permitted to be redeemed only in an amount greater than or less than the Repayment Amount to be paid on such Repayment Date, then the Repayment Amount in respect of such Bonds shall be increased to the nearest dollar amount of Bonds that may be redeemed pursuant to such Indenture; provided, further, that any and all other Obligations of Borrower in respect of Tranche A Loans and the Series 1991 Letter of Credit shall be deemed immediately due and payable on the Tranche A Maturity Date and any and all other Obligations of Borrower in respect of the Tranche B Loans and the Series 1993 Letter of Credit shall be deemed immediately due and payable on the Tranche B Maturity Date, without demand, and shall be paid by Borrower no later than the close of business on such dates. No amount repaid pursuant to this Section 2.4(c) may be reborrowed by Borrower.

               (d)    Repayment of Institutional Term Loan. Borrower shall pay on each Tranche A Repayment Date to Agent for the pro rata account of the Institutional Lenders the amount equal to the dollar amounts indicated below for such Tranche A Repayment Date:

Tranche A Repayment Date		Tranche A Repayment Date

1	$0	21	$1,700,000
2	$0	22	$1,700,000
3	$1,700,000	23	$1,700,000
4	$1,700,000	24	$1,700,000
5	$1,700,000	25	$1,700,000
6	$1,700,000	26	$1,700,000
7	$1,700,000	27	$ 850,000
8	$1,700,000	28	$ 850,000

Tranche A Repayment Date		Tranche A Repayment Date

9	$1,700,000	29	$0
10	$1,700,000	30	$0
11	$1,700,000	31	$4,250,000
12	$1,700,000	32	$4,250,000
13	$1,700,000	33	$4,250,000
14	$1,700,000	34	$4,250,000
15	$1,700,000	35	$4,250,000
16	$1,700,000	36	$4,250,000
17	$1,700,000	37	$4,250,000
18	$1,700,000	38	$4,250,000
19	$1,700,000	39	$4,250,000
20	$1,700,000	40	$4,250,000

               If the principal amount of the Tranche A Institutional Term Loan outstanding on the Tranche A Conversion Date is less than $85,000,000, then the dollar amounts set forth above in this Section 2.4(d) for each Tranche A Repayment Date shall be reduced proportionately and, as so reduced, set forth in a revised schedule constituting an amendment of this Agreement, to be delivered by Institutional Agent to Borrower and Agent on the Tranche A Conversion Date.

               Borrower shall pay on each Tranche B Repayment Date to Agent for the pro rata account of the Institutional Lenders the amount equal to the dollar amounts indicated below for such Tranche B Repayment Date:

Tranche B Repayment Date		Tranche B Repayment Date

1	$770,000	21	$294,000
2	$350,000	22	$0
3	$350,000	23	$0
4	$455,000	24	$0
5	$455,000	25	$0
6	$455,000	26	$1,330,000
7	$455,000	27	$1,330,000
8	$595,000	28	$1,155,000
9	$595,000	29	$1,155,000
10	$595,000	30	$0
11	$595,000	31	$0
12	$840,000	32	$0
13	$840,000	33	$0

Tranche B Repayment Date		Tranche B Repayment Date

14	$777,000	34	$420,000
15	$777,000	35	$420,000
16	$777,000	36	$1,102,500
17	$777,000	37	$1,102,500
18	$742,000	38	$3,955,000
19	$742,000	39	$3,990,000
20	$294,000	40	$6,510,000

               If the principal amount of the Tranche B Institutional Term Loan outstanding on the Tranche B Conversion Date is less than $35,000,000, then the dollar amounts set forth above in this Section 2.4(d) for each Tranche B Repayment Date shall be reduced proportionately and, as so reduced, set forth in a revised schedule constituting an amendment of this Agreement, to be delivered by Institutional Agent to Borrower and Agent on the Tranche B Conversion Date.

               2.5     Prepayment.

               (a)     Optional Prepayments.

(i) Agreement Construction Loans. Borrower shall have no optional right to prepay the Tranche A Construction Loan or the Tranche B Construction Loan, except that Borrower shall have the right to make prepayments of the Tranche A Construction Loan and the Tranche B Construction Loan from time to time by applying the proceeds of Advances of the Tranche A Institutional Construction Loan and the Tranche B Institutional Construction Loan, respectively, to such prepayments, for the pro rata account of the Lenders, and the amounts so prepaid shall be added to the amount of the Unadvanced Tranche A Construction Loan and the Unadvanced Tranche B Construction Loan, respectively, and may be reborrowed by Borrower in accordance with the terms of this Agreement. The Unadvanced Tranche B Construction Loan shall be reduced (x) immediately after the EWG Change Order shall become effective, by an amount equal to the EWG Change Order Savings Amount and (y) on the EWG Effective Date by the EWG ESA Savings Amount. Borrower may not terminate any unadvanced portion of the Tranche A Construction Facility Commitment or any unadvanced portion of the Tranche B Construction Facility Commitment. As set forth in Section [3.2(d) (iv) (E)] hereof, Borrower shall have no optional right to prepay the Bond Construction Loans.

(ii) Agreement Term Loans. Provided that no Default or Event of Default shall have occurred and be continuing or shall result from such prepayment, by giving irrevocable written notice, which is received by Agent at least 30 but not more than 45 Banking Days in advance, Borrower may, commencing on the Tranche A Conversion Date, at its option, make prepayments to Agent for the pro rata account of the Lenders on any Interest Payment Date, of all the outstanding principal amount of the Tranche A Term Loans and/or commencing on the Tranche B Conversion Date, of the Tranche B Term Loans, and/or the Bond Term Loans, as selected by Borrower, or from time to time any part thereof equal to $1,000,000 or more in integral multiples of $100,000, in each case together with all accrued and unpaid interest thereon to the date of prepayment. All partial prepayments shall be applied in inverse order of maturities of the Term Loan to which the prepayment is being applied (as selected by Borrower). At the time of any such prepayment occurring prior to the later to occur of (x) the first anniversary of the Tranche A Conversion Date and (y) the Tranche B Conversion Date, Borrower shall pay to Agent for the account of the Lenders a prepayment fee pursuant to Section 2.2(d) (ii) hereof based on the amount of such prepayment (in addition to all other amounts then due hereunder). Upon receipt of any such prepayment in respect of the Series 1991 Term Loan, Agent shall direct the Series 1991 Tender Agent and/or the Series 1991 Custodian to deliver to the Series 1991 Trustee a principal amount of the Series 1991 Pledged Bonds equal to the amount being prepaid with instructions on behalf of Borrower and the Authority to cancel such Series 1991 Pledged Bonds. Upon receipt of any such prepayment in respect of the Series 1993 Term Loan, Agent shall direct the Series 1993 Tender Agent and/or the Series 1993 Custodian to deliver to the Series 1993 Trustee a proposed amount of the Series 1993 Pledged Bonds equal to the Repayment Amount so applied with instructions on behalf of Borrower and the Authority to cancel such Series 1993 Pledged Bonds. Borrower hereby agrees to execute any such instructions upon the request of Agent. Prepayments made pursuant to this Section 2.5(a)(ii) may not be reborrowed.

(iii) Institutional Loans. Provided that no Default or Event of Default shall have occurred and be continuing or shall result from such prepayment, Borrower shall have the option prior to the Tranche A Conversion Date, upon 30 days prior written notice to Institutional Agent and Agent, to prepay to Agent for the pro rata account of the Institutional Lenders (in whole or in part) the outstanding principal amount of the Institutional Construction Loans on any Interest Payment Date together with all accrued and unpaid interest thereon to the date of prepayment plus the Yield-Maintenance Premium with respect to the principal amount of the Institutional Construction Loans being prepaid. All prepayments of the Institutional Construction Loans shall be applied pro rata to the Tranche A Institutional Construction Loan and the Tranche B Institutional Construction Loan. Provided that no Default or Event of Default shall have occurred and be continuing or shall result from such prepayment, commencing on the Tranche A Conversion Date Borrower shall have the option, upon 30 days prior written notice to Institutional Agent and Agent, to prepay to Agent for the pro rata account of the Institutional Lenders on any Repayment Date (in whole or in part) the outstanding principal amount of the Tranche A Institutional Term Loans and/or commencing on the Tranche B Conversion Date, of the Tranche B Institutional Term Loans, as selected by Borrower, together with all accrued and unpaid interest thereon to the date of prepayment plus the Yield-Maintenance Premium with respect to the principal amount of the Institutional Term Loans being prepaid. All partial prepayments of the Institutional Term Loans shall be applied in inverse order of maturities of the Term Loan to which the prepayment is being applied (as selected by Borrower). Each notice from Borrower to Institutional Agent and Agent pursuant to this Section 2.5(a)(iii) shall specify the date and amount of prepayment. Upon receipt of such notice Institutional Agent shall promptly notify Agent and each Institutional Lender thereof. If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with all accrued and unpaid interest thereon and the applicable amount of the Yield-Maintenance Premium. Partial prepayments of the Institutional Construction Loans and the Institutional Term Loans under this Section 2.5(a) (iii) shall be in an aggregate principal amount of $5,000,000 or more in integral multiples of $1,000,000. Prepayments made pursuant to this Section 2.5(a) (iii) may not be reborrowed.

               (b)     Mandatory Prepayments. Prepayments of the Agreement Construction Loans, Institutional Construction Loans, Agreement Term Loans and the Institutional Term Loans shall be mandatory as set forth below: (Any Prepayment Fees, any payments with respect to any Interest Rate Hedge Agreements and Yield Maintenance Premiums due and owing as a result of any of the following payments shall not be counted for purposes of determining the allocation of such payments to the Loans and to the Institutional Loans)

(i) Use of Equity Agreement Funding Proceeds Prior to Tranche A Conversion Date: Proceeds of cash capital contributions or subordinated loans made pursuant to Sections 2 or 3 of the Equity Agreement (or payments made in lieu thereof) shall be applied as follows:

(A) payments under Section 2(c) of the Equity Agreement relating to draws under the Rova I Virginia Power Letter of Credit and under the Rova II Virginia Power Letter of Credit shall be deposited in the Rova I Contingency Account and the Rova II Contingency Account, respectively, and applied pursuant to Section 6.1(i)(iv) hereof; and

(B) payments under Section 2(a) (i) of the Equity Agreement upon an Event of Default or the Tranche A Date Certain (if it is December 31, 1994 and it has not been extended) shall be applied pro rata to prepayment of the Tranche A Loans and the Tranche A Institutional Loans (with payment in respect of the Yield-Maintenance Premium), together with all accrued and unpaid interest thereon, and payment under Section 2(a) (ii) of the Equity Agreement upon an Event of Default, the Tranche A Date Certain or the Tranche B Date Certain shall be applied pro rata as between the Tranche B Loans and the Tranche B Institutional Loans (with payment in respect of the Yield-Maintenance Premium), together with all accrued and unpaid interest thereon. Prepayments under this clause (B) shall be applied as between the Tranche A Loans and the Tranche B Loans, as the Agent determines and as between the Tranche A Institutional Loans and the Tranche B Institutional Loans, as the Institutional Agent determines; and

(C) payments under Section 2(e) of the Equity Agreement to be made on December 31, 1994 if the Tranche A Date Certain is extended beyond such date shall be applied to prepayment of the Tranche A Loans, and the pro rata portion of such payments applicable to the Institutional Lenders shall not be applied to prepay the Tranche A Institutional Loans until the earlier of an Event of Default or the Tranche A Date Certain (as so extended) (in each instance with payment of the Yield-Maintenance Premium), and if the Tranche A Conversion Date occurs before either such other event, then such funds shall be applied to prepay the Tranche A Loans; and provision satisfactory to Agent and Institutional Agent shall be made to hold the subject funds until such time as they are to be applied hereunder. All partial prepayments are to be applied pro rata to remaining repayments of principal of the Tranche A Loans and, if applicable, the Tranche A Institutional Loans.

(D) Payments under Section 2(i) of the Equity Agreement to be made in respect of the Electricity Tax Make-Whole Amount shall be applied to prepayment of the Tranche A Loans, the Tranche B Loans, the Tranche A Institutional Loans and the Tranche B Institutional Loans (with payment in respect of the Yield-Maintenance Premium), together with all accrued and unpaid interest thereon. All partial prepayments are to be applied to remaining repayments of principal of the Tranche A Loans and the Tranche B Loans and, to the extent applicable, the Tranche A Institutional Loans and the Tranche B Institutional Loans in accordance with the methodology set forth in Schedule 2.5(b)(i). No amount prepaid pursuant to this Section 2.5(b) (i) (D) may be reborrowed by Borrower.

(E) Payments under Section 2(g) of the Equity Agreement shall be applied as set forth in Section 2.5(b)(v) hereof.

(F) Payments under clause (y) of Section 2(h) of the Equity Agreement shall be applied as set forth in Section 2.5(b) (vi) below.

(G) Payments under the first sentence of Section 2(j) of the Equity Agreement shall be applied as set forth in Section 2.5(b) (vii) hereof.

(H) Payments under Section 2(d), clause (x) of Section 2(h) of the Equity Agreement and the second sentence of Section 2(j) of the Equity Agreement shall be deposited in the Rova II Contingency Account and shall be applied pursuant to Section 6.1(i) hereof.

(ii) Casualty and Liquidated Damages Proceeds: on the Tranche A Conversion Date or any Tranche A Repayment Date, the Tranche A Agreement Term Loans and, subject to the provisions of this Section 2.5(b)(ii) set forth below, the Tranche A Institutional Term Loan (without payment in respect of the Yield-Maintenance Premium) shall be prepaid using funds then made available for prepayment from the Rova I Contingency Account by Agent pursuant to Section 6.1(i) hereof, together with all accrued and unpaid interest thereon. Each Institutional Lender shall have the option to accept its pro rata share of the prepayments required pursuant to this Section 2.5(b) (ii) to be applied to the Tranche A Institutional Term Loan; all such prepayments not accepted by the Institutional Lenders shall be applied to prepay the Tranche A Agreement Term Loans in the manner provided for in this Section 2.5(b) (ii); if not all Institutional Lenders accept such prepayments, all such prepayments accepted by the Institutional Lenders shall be applied pro rata to remaining repayments of principal of the Tranche A Institutional Term Loans. On the Tranche B Conversion Date or any Tranche B Repayment Date, the Tranche B Agreement Term Loans and, subject to the provisions of this Section 2. 5(b) (ii) set forth below, the Tranche B Institutional Term Loan (without payment in respect of the Yield-Maintenance Premium) shall be prepaid using funds then made available for prepayment from the Rova II Contingency Account by Agent pursuant to Section 6.1(i) hereof, together with all accrued and unpaid interest thereon. Each Institutional Lender shall have the option to accept its pro rata share of the prepayments required pursuant to this Section 2.5(b) (ii) to be applied to the Tranche B Institutional Term Loan; all such prepayments not accepted by the Institutional Lenders shall be applied to prepay the Tranche B Agreement Term Loans in the manner provided for in this Section 2.5(b) (ii); if not all Institutional Lenders accept such prepayments, all such prepayments accepted by the Institutional Lenders shall be applied pro rata to remaining repayments of principal of the Tranche B Institutional Loans. Except as otherwise expressly set forth herein, all partial prepayments are to be applied to remaining repayments of principal in inverse order of maturities, except for payments made pursuant to Section 6 1(i) (v) hereof (guaranteed performance damages), which shall be applied pro rata to remaining repayments of principal. No amount prepaid pursuant to this Section 2.5(b) (ii) may be reborrowed by Borrower.

(iii) Repayment Due to Dependable Capacity Reduction: if at any time and from time to time during the period commencing on the Rova I Commercial Operations Date and ending on the fifth anniversary thereof, the Dependable Capacity (as defined in the Rova I Power Purchase Agreement) of the Rova I Facility is set at a level which is less than the Equity Reduction Test Capacity (as defined in the Equity Agreement and as adjusted under this Section 2.5 (b) (iii)), then Borrower shall have the obligation to prepay the Tranche A Agreement Term Loans and, subject to the last sentence of this Section 2.5(b) (iii), the Tranche A Institutional Term Loan (without payment in respect of the Yield-Maintenance Premium) in an aggregate amount (the “Prepayment Amount”) equal to $1,000,000 for each megawatt or portion thereof that such Dependable Capacity is less than the then applicable Equity Reduction Test Capacity, as adjusted under this Section 2.5(b) (iii), provided that the aggregate Prepayment Amounts shall never exceed the amount of the Capacity Equity Reduction (as defined in the Equity Agreement). The Equity Reduction Test Capacity shall be reduced by one megawatt for each $1,000,000 of Prepayment Amounts required to be paid hereunder. Each Prepayment Amount shall be due and payable by Borrower in equal installments on the first and second Repayment Dates to occur immediately following the date the obligation to make such prepayment is incurred. Each installment is to be applied pro rata to remaining repayments of principal of the Tranche A Agreement Term Loans and/or the Tranche A Institutional Term Loan, as the case may be. No amount prepaid pursuant to this Section 2.5(b) (iii) may be reborrowed by Borrower. Each Institutional Lender shall have the option to accept its pro rata share of the prepayments required pursuant to this Section 2.5(b) (iii) to be applied to the Tranche A Institutional Term Loan; all such prepayments not accepted by the Institutional Lenders shall be applied to prepay the Tranche A Agreement Term Loans in the manner provided for in this Section 2.5(b) (iii).

(iv) Additional Mandatory Prepayments of Bond Construction Loan and Bond Term Loan. Borrower shall have the obligation to prepay the Series 1991 Construction Loan to the extent set forth in Section [3.2 (d) (iv) (D)] hereof, for the pro rata account of the Lenders, and any amount so prepaid shall be added to the amount of the Unadvanced Tranche A Construction Loan and may be reborrowed by Borrower to the extent set forth herein. Borrower shall have the obligation to prepay the Series 1991 Term Loan to the extent set forth in Section [3.2 (d) (iv) (D)] hereof for the pro rata account of the Lenders, and any amount so prepaid may be reborrowed to the extent set forth in Section [3.2 (d)(iv)] hereof.

               Borrower shall have the obligation to prepay the Series 1993 Construction Loan to the extent set forth in Section [3.2(d) (iv) (D)] hereof, for the pro rata account of the Lenders, and any amount so prepaid shall be added to the amount of the Unadvanced Tranche B Construction Loan and may be reborrowed by Borrower to the extent set forth herein. Borrower shall have the obligation to prepay the Series 1993 Term Loan to the extent set forth in Section [3.2 (d) (iv) (D)] hereof for the pro rata account of the Lenders, and any amount so prepaid may be reborrowed to the extent set forth in Section [3.2(d) (iv)] hereof.

(v) Failure to Obtain EWG Approvals. In the event the EWG Approvals have not been obtained on or prior to the Required EWG Approval Date, then on the Required EWG Approval Date (x) the Tranche B Construction Facility Commitment, the Tranche B Term Facility Commitment, the Tranche B Institutional Construction Loan Commitment and the Tranche B Institutional Term Loan Commitment shall terminate and (y) Borrower shall have the obligation to prepay the outstanding principal amount of the Tranche B Loans and the Tranche B Institutional Loans, together with all accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee pursuant to Section 2.2(d) (ii) hereof with respect to the principal amount of the Tranche B Loans being prepaid plus the Yield-Maintenance Premium with respect to the principal amount of the Tranche B Institutional Loans being prepaid. No amount prepaid pursuant to this Section 2.5(b) (v) may be reborrowed.

(vi) Loss of EWG Approvals. In the event clause (y) of Section 6.26 is applicable, then as soon as possible but no later than 30 days after the Required QF Date Borrower shall prepay the Tranche A Loans and the Tranche A Institutional Loans in an amount equal to the amount (the “Rate Redetermination Amount”) which would have to be applied as a prepayment of the Tranche A Loans and the Tranche A Institutional Loans on the Required QF Date in order that the weighted average of the Projected Tranche A Debt Service Coverage Ratios during the period commencing on the Required QF Date and ending on the Tranche A Institutional Maturity Date is equal to the weighted average of the Projected Tranche A Debt Service Coverage Ratios for the same period set forth in Schedule 4.2 hereto, together with all accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee pursuant to Section 2.2 (d) (ii) hereof with respect to the principal amount of the Tranche A Loans being prepaid plus the Yield-Maintenance Premium with respect to the principal amount of the Tranche A Institutional Loans being prepaid. Any such prepayments shall be applied to remaining repayments of principal of the Tranche A Loans and the Tranche A Institutional Loans in accordance with the methodology set forth in Schedule 2.5(b) (ii) hereof and once prepaid may not be reborrowed.

(vii) Distributions Prior to Tranche B Conversion Date. If the Tranche B Conversion Date does not occur on or prior to the Tranche B Date Certain or if an Event of Default shall occur prior to the Tranche B Conversion Date, then, in addition to any other prepayments required to be made pursuant to this Section 2.5 on such date, on the Tranche B Date Certain or upon the occurrence of such Event of Default, as the case may be, Borrower shall have the obligation to prepay the Loans and the Institutional Loans (with payment in respect of the Yield-Maintenance Premium, together with all accrued and unpaid interest thereon) in an amount equal to the sum of (x) the Retained Amount (as defined in Section 6.1(c) (xi) hereof) up to $2,500,000; plus (y) the Clawback Amount (as defined in the Equity Agreement) up to $2,500,000 provided, however, that no such prepayment shall be required if a prepayment is made in accordance with the provisions of Section 2.5 (b) (v) hereof. Such prepayments shall be applied pro rata as between the Loans and the Institutional Loans and as the Agent determines in respect of the Loans and as the Institutional Agent determines in respect of the Institutional Loans.

               2.6     General Terms of Payment.

               (a)    General. All sums payable to the Secured Parties hereunder shall be paid without deduction, set-off or counterclaim in New York City in immediately available funds not later than 12:00 noon (New York time) except as otherwise set forth in Section 3.2 hereof, on the day in question to the Federal Reserve Bank of New York, for credit to the account of Credit Suisse, as Agent, ABA No. 0260-0917-9 CR SUISSE NY, Attention: Loan Department, Re: Westmoreland-LG&E Partners.

               (b)    Distribution of Payments. If at any time Agent makes available to any Lender, Institutional Lender or the Issuing Bank amounts due from Borrower hereunder which Borrower fails to make available to Agent, such Lender, Institutional Lender or the Issuing Bank shall on request forthwith refund such amounts to Agent together with interest thereon at the Federal Funds Rate for such period. In the event that any Lender, Institutional Lender or the Issuing Bank shall at any time receive any payment in excess of its rights hereunder to receive payments, from any source in respect of any of Borrower’s Obligations hereunder, in violation of the requirement of this Agreement that Borrower make such payment to Agent, such Lender, Institutional Lender or Issuing Bank shall be deemed to have received such payment as agent for and on behalf of all the Lenders and the Institutional Lenders and shall immediately advise Agent of the receipt of such funds and promptly transmit the full amount thereof to Agent for prompt distribution among all the Lenders, Institutional Lenders and Issuing Bank as provided for in this Agreement; provided that such Lender, Institutional Lender or the Issuing Bank shall be deemed not to have received, and Borrower shall be deemed not to have made to such Lender, Institutional Lender or the Issuing Bank, any payment transmitted to Agent by such Lender, Institutional Lender or the Issuing Bank pursuant to this Section 2.6(b).

               (c)    Priority of Application. Any payments made to Agent for its account or for the benefit of the Lenders or the Institutional Lenders or the Issuing Bank shall be applied (pro rata within each of clauses (i) (A) through (i) (E) and clauses (ii) (A) through (ii) (F) below, unless otherwise specifically required pursuant to the terms hereof) as follows: (i) in the absence of any Event of Default:

(A) first against costs, expenses and indemnities due under the Loan Instruments;

(B) then against fees for Agent, the Issuing Bank, the Lenders and the Institutional Lenders (excluding L/C Fees and the Yield-Maintenance Premium (but including any fronting fee to the Issuing Bank));

(C) then against payments of accrued and unpaid interest and L/C Fees;

(D) then against L/C Reimbursement Obligations and principal of all Loans and Institutional Loans; and

(E) then against payments with respect to any Interest Rate Hedge Agreement and Yield Maintenance Premium; or

(ii) after the occurrence and during the continuance of an Event of Default, or upon foreclosure:

(A) first against accrued and unpaid interest on the Institutional Loans or the Loans, as the case may be, in an amount necessary to make the Institutional Lenders and/or the Lenders, as the case may be, current on interest due hereunder to the same proportional extent as the Lenders and/or the Institutional Lenders, respectively, are then current on interest due hereunder;

(B) then against costs, expenses and indemnities due under the Loan Instruments;

(C) then against fees for Agent, the Issuing Bank, the Lenders and the Institutional Lenders, excluding the Yield-Maintenance Premium, Delayed Delivery Fee, Cancellation Fee, Break-Up Fee and L/C Fees (but including any fronting fee to the Issuing Bank);

(D) then against payment of accrued and unpaid interest and L/C Fees;

(E) then against L/C Reimbursement Obligations and principal of all Loans and Institutional Loans; and

(F) then against payments with respect to the Yield-Maintenance Premium, Delayed Delivery Fee, Break-Up Fee and Cancellation Fee and any Interest Rate Hedge Agreement.

               (d)    Non-Banking Day. Whenever any payment hereunder shall be due, or any calculation shall be made, on a day which is not a Banking Day, the date for payment or calculation, as the case may be, shall be extended to the next succeeding Banking Day, and any interest on any payment shall be payable for such extended time at the specified rate. In no event shall this Section 2.6(d) be deemed to modify the definitions of Tranche A Construction Loan Repayment Date, Tranche B Construction Loan Repayment Date, Tranche A Maturity Date, Tranche B Maturity Date, Tranche A Institutional Maturity Date or Tranche B Institutional Maturity Date set forth in this Agreement.

               (e)    Agent’s and Institutional Agent’s Calculations. All calculations of interest, fees, increased costs, funding costs, gross-up costs or other amounts due hereunder calculated by Agent with respect to the Loans and Institutional Agent with respect to the Institutional Loans shall be conclusive as to the amount thereof absent manifest error. Agent or Institutional Agent, as applicable, shall, upon request by Borrower, promptly provide Borrower with a certificate as to the calculation of the amount of any funding, yield protection or increased cost with respect to the Loans or Institutional Loans, as applicable, setting forth the method of such calculation.

               2.7     Note(s).

               (a)    Loan Notes. The Tranche A Agreement Construction Loans made by, and unreimbursed Rova I L/C Reimbursement Obligations arising in favor of, each Lender shall be evidenced by separate promissory notes of Borrower, substantially in the form of Schedule 2.7(a) (i) hereto, with appropriate insertions as to payee, date and principal amount (individually, a “Tranche A Loan Note” and, collectively, the “Tranche A Loan Notes”), payable to the order of such Lender and evidencing the obligation of Borrower to pay a principal amount equal to the aggregate unpaid principal amount of all Tranche A Construction Loans made by such Lender under this Agreement, plus the outstanding amount from time to time of unreimbursed Rova I L/C Reimbursement Obligations arising in favor of such Lender, plus interest due such Lender thereon, all as provided in this Agreement. Upon the Tranche A Conversion Date, each Lender’s Tranche A Loan Note will evidence such Lender’s Tranche A Agreement Term Loans and Rova I L/C Reimbursement Obligations.

               The Tranche B Agreement Construction Loans made by, and unreimbursed Rova II L/C Reimbursement Obligations arising in favor of, each Lender shall be evidenced by separate promissory notes of Borrower, substantially in the form of Schedule 2.7(a) (ii) hereto, with appropriate insertions as to payee, date and principal amount (individually, a “Tranche B Loan Note” and, collectively, the “Tranche B Loan Notes”), payable to the order of such Lender and evidencing the obligation of Borrower to pay a principal amount equal to the aggregate unpaid principal amount of all Tranche B Construction Loans made by such Lender under this Agreement, plus the outstanding amount from time to time of unreimbursed Rova II L/C Reimbursement Obligations arising in favor of such Lender, plus interest due such Lender thereon, all as provided in this Agreement. Upon the Tranche B Conversion Date, each Lender’s Note will evidence such Lender’s Tranche B Agreement Term Loans and Rova II L/C Reimbursement Obligations.

               (b)    Institutional Notes. The Tranche A Institutional Construction Loans made by each Institutional Lender shall be evidenced by separate promissory notes of Borrower, substantially in the form of Schedule 2.7(b) (i) hereto, with appropriate insertions as to payee, date and principal amount (individually, a “Tranche A Institutional Note” and, collectively, the “Tranche A Institutional Notes”) payable to the order of such Institutional Lender and evidencing the obligation of Borrower to pay a principal amount equal to the aggregate unpaid principal amount of all Tranche A Institutional Construction Loans made by such Institutional Lender under this Agreement, plus interest thereon and Yield-Maintenance Premiums as provided in this Agreement. Upon the Tranche A Conversion Date, each Institutional Lender’s Tranche A Institutional Note will evidence such Institutional Lender’s Tranche A Institutional Term Loan.

               The Tranche B Institutional Construction Loans made by each Institutional Lender shall be evidenced by separate promissory notes of Borrower, substantially in the form of Schedule 2.7(b) (ii) hereto, with appropriate insertions as to payee, date and principal amount (individually, a “Tranche B Institutional Note” and, collectively, the “Tranche B Institutional Notes”) payable to the order of such Institutional Lender and evidencing the obligation of Borrower to pay a principal amount equal to the aggregate unpaid principal amount of all Tranche B Institutional Construction Loans made by such Institutional Lender under this Agreement, plus interest thereon and Yield-Maintenance Premiums as provided in this Agreement. Upon the Tranche B Conversion Date, each Institutional Lender’s Tranche B Institutional Note will evidence such Institutional Lender’s Tranche B Institutional Term Loan.

               (c)    Certain Terms of the Notes. Each Lender and Institutional Lender is hereby authorized to record on its Note (or a schedule or grid attached thereto) or on its regularly maintained books and records the date, type and amount of each Loan, Institutional Loan or L/C Reimbursement Obligation, respectively, made, converted or continued by, or arising in favor of, such Lender or Institutional Lender, and the date and amount of each payment or prepayment of principal thereof, and, in the case of Loans subject to an Interest Period using LIBOR or based on the CD Rate, the Interest Period with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Interest on each Note shall be payable on the dates specified in Section 2.2 hereof. The principal of each Tranche A Loan Note and Tranche A Institutional Note shall be stated to be payable on the Tranche A Construction Loan Repayment Date but each such Note shall provide that upon the occurrence of the Tranche A Conversion Date on or prior to the Tranche A Construction Loan Repayment Date, such principal shall be payable on each Tranche A Repayment Date and, with respect to the Tranche A Term Loans and Tranche A L/C Reimbursement Obligations, the Tranche A Maturity Date, or, with respect to the Tranche A Institutional Term Loans, the Tranche A Institutional Maturity Date, in an amount equal to such Lender’s Tranche A Term Facility Commitment or such Institutional Lender’s Tranche A Institutional Term Loan Commitment, as the case may be. The principal of each Tranche B Loan Note and Tranche B Institutional Note shall be stated to be payable on the Tranche B Construction Loan Repayment Date but each such Note shall provide that upon the occurrence of the Tranche B Conversion Date on or prior to the Tranche B Construction Loan Repayment Date, such principal shall be payable on each Tranche B Repayment Date and, with respect to the Tranche B Term Loans and the Tranche B L/C Reimbursement Obligations, the Tranche B Maturity Date, or, with respect to the Tranche B Institutional Term Loans, the Tranche B Institutional Maturity Date, in an amount equal to such Lender’s Tranche B Term Facility Commitment or such Institutional Lender’s Tranche B Institutional Term Loan Commitment. Each Lender and Institutional Lender is hereby authorized to record on its Note (or a schedule or grid attached thereto) or on its regularly maintained books and records the date, type and amount of each Loan, Institutional Loan or L/C Reimbursement Obligation, as the case may be, made, converted or continued by, or arising in favor of, such Lender or Institutional Lender, and the date and amount of each payment or prepayment of principal thereof, and, in the case of Loans subject to an Interest Period using LIBOR or based on the CD Rate, the Interest Period with respect thereto, and any such recordation shall constitute primafacie evidence of the accuracy of the information so recorded. On the Tranche A Conversion Date and on the Tranche B Conversion Date at the request of any Lender or Institutional Lender, and at any other time, at the reasonable request of any Lender or Institutional Lender, Borrower (at its expense) shall execute and deliver one or more of the applicable Notes in substitution of the Note(s) held prior thereto, which latter Note(s) shall be canceled and simultaneously delivered to Borrower. Any Note executed and delivered in accordance with the foregoing shall carry the rights to unpaid interest that were carried by the Note(s) canceled and delivered to Borrower in exchange therefor, such that no loss of interest shall result from any such exchange. Each Note executed and delivered in accordance with the foregoing shall have set forth thereon a legend substantially in the following form:

“This Note is issued in replacement of [describe canceled Note[s]] and, notwithstanding the date of this Note, this Note carries all of the rights to unpaid interest that were carried by such replaced Note[s], such that no loss of interest shall result from any such replacement.”

               (d)    Registration, Transfer and Exchange of the Institutional Notes. Borrower will cause to be kept at its principal executive office a register for the registration and transfer of the Institutional Notes and shall provide to Agent and Institutional Agent a copy thereof on request.

               Any Institutional Lender may at its option either in person or by its attorney duly authorized in writing surrender its Institutional Notes at said office for exchange either duly endorsed or if surrendered for registration of transfer accompanied by (i) a written instrument of transfer duly executed by such Institutional Lender or such attorney and (ii) a duly executed Commitment Transfer Supplement. In case such Institutional Lender shall so request a transfer or an exchange of an Institutional Note, Borrower shall, without expense to such Institutional Lender, deliver to or upon the order of such Institutional Lender one or more Institutional Notes in the same aggregate unpaid principal amount as the Institutional Note transferred or exchanged, each dated the date of, or, if later, the date to which interest has been paid on, such Institutional Note, and registered in such name or names as shall be specified by such Institutional Lender. Every Institutional Note so made and delivered upon exchange for any other Institutional Note shall be in the form of Schedule 2.7(b) (i) or Schedule 2.7(b) (ii) hereto, as applicable Each Institutional Note delivered to Borrower for exchange or transfer shall be canceled upon the issuance of a new Institutional Note in lieu thereof as provided herein.

               Prior to due presentment of any Institutional Note for registration of transfer, Borrower and Agent may deem and treat the registered holder thereof as the absolute owner of such Institutional Note for the purpose of receiving payment of or on account of the principal of and premium, if any, and interest on such Institutional Note, and for the purpose of any notice, waiver or consent hereunder, and payment of such Institutional Note shall be made only to such holder or its designees.

               2.8     Interest Rate Hedge Agreement.

               Provided that no Default or Event of Default exists, upon Borrower’s request from time to time one or more of Agent, Institutional Agent and Co-Agents shall assist Borrower in entering into one or more Interest Rate Hedge Agreements for notional amounts corresponding to any amount up to 100% of the Tranche A Term Loan or the Tranche B Term Loan. Any such agreements may not, in the reasonable judgment of Agent and Institutional Agent, have an adverse effect on the Secured Parties’ security under the Security Documents or Borrower’s ability to meet its obligations under the Loan Instruments. Any of Borrower’s obligations to make payments to Agent, Institutional Agent or any Co-Agent and, with Agent’s consent, any other Person pursuant to the Interest Rate Hedge Agreements shall be secured by the Security Documents, pari passu with Borrower’s obligations under the Loans and the Institutional Loans. Borrower shall pay an intermediation fee of no less than 0.15% per annum on the notional amount of any Interest Rate Hedge Agreements arranged hereunder. Borrower shall have the right to enter into any such Interest Rate Hedge Agreements with any Lender which desires to offer such Interest Rate Hedge Agreements to the Borrower.

ARTICLE 3

LETTERS OF CREDIT

               3.1     Virginia Power Letter of Credit and Trade Letters of Credit.

               (a)    Issuance. On the Closing Date the Issuing Bank issued a letter of credit in the form attached hereto as Schedule 3.1(a) (i) (the “Rova I Virginia Power Letter of Credit”) on behalf of Borrower in the amount of $4,500,000 and in the aggregate satisfying the requirements of Section 13.3 of the Rova I Power Purchase Agreement, which Rova I Virginia Power Letter of Credit replaced any letter of credit previously issued for such purpose. So long as no Default or Event of Default shall occur and be continuing the Issuing Bank shall amend or replace the Rova I Virginia Power Letter of Credit from time to time (in no event to exceed $4,500,000, less any previous unreimbursed draws under the Rova I Virginia Power Letter of Credit), prior to the expiration thereof, as necessary to cause the outstanding amount of the Rova I Virginia Power Letter of Credit to satisfy the requirements of Sections 13.3 and 13.4 of the Rova I Power Purchase Agreement. From time to time on and after the Closing Date and prior to the Tranche A Conversion Date, at Borrower’s request, and upon satisfaction of the conditions precedent to such Advance, the Issuing Bank shall, subject to availability in accordance with the Issuing Bank’s standard letter of credit policies and only to the extent there is sufficient Unadvanced Tranche A Construction Loan availability, in lieu of any otherwise available Advance of the Tranche A Construction Loan, issue letters of credit (the “Rova I Trade Letters of Credit”) necessary or desirable in connection with the construction or operation of the Rova I Facility and for the payment of Rova I Project Costs in a maximum aggregate amount of $1,000,000, and, in each case, with a term no longer than 180 days; provided that all Rova I Trade Letters of Credit shall terminate on the Tranche A Construction Loan Repayment Date if the Tranche A Construction Loan Repayment Date occurs without the Tranche A Conversion Date taking place.

               On the Amendment Execution Date and upon satisfaction of the conditions precedent set forth in Section 4.2 hereof, the Issuing Bank shall issue a letter of credit in the form attached hereto as Schedule 3.1(a) (ii) (the “Rova II Virginia Power Letter of Credit”) on behalf of Borrower in the amount of $1,476,000 and in the aggregate satisfying the requirements of Section 13.3 of the Rova II Power Purchase Agreement, which Rova II Letter of Credit shall replace any letter of credit previously issued for such purposes.

               The Issuing Bank may, in accordance with clause (b) below, amend or replace the Rova II Virginia Power Letter of Credit from time to time (in no event to exceed $1,476,000, less any previous unreimbursed draws under the Rova II Virginia Power Letter of Credit), prior to the expiration thereof, as necessary to cause the outstanding amount of the Rova II Virginia Power Letter of Credit to satisfy the requirements of Sections 13.3 and 13.5 of the Rova II Power Purchase Agreement. From time to time on and after the Amendment Execution Date and prior to the Tranche B Conversion Date, at Borrower’s request, and upon satisfaction of the conditions precedent to such Advance, the Issuing Bank shall, subject to availability in accordance with the Issuing Bank’s standard letter of credit policies and only to the extent there is sufficient Unadvanced Tranche B Construction Loan availability, in lieu of any otherwise available Advance of the Tranche B Construction Loan, issue letters of credit (the “Rova II Trade Letters of Credit”) necessary or desirable in connection with the construction or operation of the Rova II Facility and for the payment of Rova II Project Costs in a maximum aggregate amount of $500,000, and, in each case, with a term no longer than 180 days; provided that all Rova II Trade Letters of Credit shall terminate on the Tranche B Construction Loan Repayment Date if the Tranche B Construction Loan Repayment Date occurs without the Tranche B Conversion Date taking place.

               (b)     Term of Virginia Power Letters of Credit. The Rova I Virginia Power Letter of Credit and the Rova II Virginia Power Letter of Credit shall each expire on December 22, 1995. With the prior consent of Lenders, at least six months prior to such expiration date (as extended from time to time), the Issuing Bank may notify Borrower in the event it intends to renew the Rova I Virginia Power Letter of Credit or the Rova II Virginia Power Letter of Credit, as the case may be. If such notice is given by the Issuing Bank, such Virginia Power Letter of Credit issued by it shall automatically be extended for another four year term, and the expiration, renewal and non-renewal thereof, and Borrower’s obligations upon any such non-renewal, shall be governed by the provisions governing the initial term of such Virginia Power Letter of Credit. If the term of the Rova I Virginia Power Letter of Credit is extended beyond the 12th anniversary of the Rova I Commercial Operations Date, such extension shall be conditioned on terms, to be negotiated by Borrower and the Lenders (in consultation with Institutional Agent) if all such parties mutually agree to do so, that provide for collateralizing the reimbursement of draws thereunder by the Tranche A Maturity Date. If the term of the Rova II Virginia Power Letter of Credit is extended beyond the 12th anniversary of the Rova II Commercial Operations Date, such extension shall be conditioned on terms, to be negotiated by Borrower and the Lenders (in consultation with Institutional Agent) if all such parties mutually agree to do so, that provide for collateralizing the reimbursement of draws thereunder by the Tranche B Maturity Date. In the event of non-renewal of a Virginia Power Letter of Credit by the Issuing Bank, Borrower shall promptly notify Virginia Power, and Borrower shall, at least two months prior to the expiration date thereof (as extended from time to time), provide Agent with satisfactory assurances that, upon the expiration of such Virginia Power Letter of Credit, Borrower shall have available at the appropriate time for the benefit of Virginia Power replacement letters of credit that satisfy the requirements of the applicable Power Purchase Agreement, and the issuers of which are of a creditworthiness satisfactory in all respects to the Lenders and the Institutional Lenders. The terms of such replacement letters of credit and any related reimbursement or other agreement may provide that reimbursement obligations of Borrower thereunder are secured pari passu with the obligations of Borrower hereunder to the Lenders and the Institutional Lenders, provided that such terms shall contain prohibitions or restrictions, satisfactory in all respects to the Lenders and the Institutional Lenders, on the issuers’ exercise of legal and equitable remedies (including, without limitation, foreclosure) otherwise available to such issuers to enforce Borrower’s obligations under such replacement letters of credit and related agreements. Borrower shall promptly provide Agent and the Issuing Bank with copies of any and all notices that Borrower receives from Virginia Power stating Virginia Power’s intent to draw upon any Virginia Power Letter of Credit (and any replacements thereof).

               (c)     L/C Reimbursement Obligations. On any day on which the Issuing Bank makes any payment to Virginia Power under the terms and conditions of any Virginia Power Letter of Credit or to the beneficiary of any Trade Letter of Credit, an extension of credit from the Issuing Bank to Borrower in the form of the Issuing Bank’s payment under such Letter of Credit shall, (i) to the extent of such payment, be deemed to have occurred and shall be automatically continued in the form of an L/C Reimbursement Obligation of Borrower to reimburse the Issuing Bank for such payment with respect to such Virginia Power Letter of Credit or Trade Letter of Credit, as the case may be (a “Rova I Virginia Power L/C Reimbursement Obligation” in the case of payment under the Rova I Virginia Power Letter of Credit and a “Rova II Virginia Power L/C Reimbursement Obligation” in the case of payment under the Rova II Virginia Power Letter of Credit and a “Rova I Trade L/C Reimbursement Obligation” in the case of payment under any Rova I Trade Letter of Credit and a “Rova II Trade L/C Reimbursement Obligation” in the case of payment under any Rova II Trade Letter of Credit) and (ii) an extension of credit from each Lender to Borrower, in the form of its participation with respect to such Letter of Credit, shall, to the extent of such Lender’s pro rata share of such payment, be deemed to have occurred and shall be automatically continued in the form of a participation in the related L/C Reimbursement Obligation.

               (d)     Borrower’s Satisfaction of Virginia Power L/C Reimbursement Obligations and Trade L/C Reimbursement Obligations. (i) Virginia Power L/C Reimbursement Obligations shall be satisfied by Borrower as follows: Rova I Virginia Power L/C Reimbursement Obligations arising prior to the Tranche A Construction Loan Repayment Date shall be immediately due and payable from (x) funds then made available from the Rova I Sub-Account of the Contingency Account by Agent pursuant to Section 6.1(i) (iv) hereof, (y) funds made available pursuant to Section 2(c) of the Equity Agreement in respect of the Rova I Virginia Power Letter of Credit, or (z) from sources other than those available under the Tranche A Construction Facility Commitment and the Tranche B Construction Facility Commitment and not in contravention of the Loan Instruments. Each Rova I Virginia Power L/C Reimbursement Obligation arising on or after the Tranche A Conversion Date shall be immediately due and payable in full, without notice or demand by Agent or any Lender provided that funds then available in the Debt Protection Account or pursuant to the Debt Protection Letter of Credit may be used for such purpose if no Default or Event of Default has occurred and is then continuing. Rova II Virginia Power L/C Reimbursement Obligations arising prior to the Tranche B Construction Loan Repayment Date shall be immediately due and payable from (x) funds then made available from the Rova II Sub-Account of the Contingency Account by Agent pursuant to Section 6.1(i) (iv) hereof, (y) funds made available pursuant to Section 2(c) of the Equity Agreement in respect of the Rova II Virginia Power Letter of Credit, or (z) from sources other than those available under the Tranche A Construction Facility Commitment and the Tranche B Construction Facility Commitment and not in contravention of the Loan Instruments. Each Rova II Virginia Power L/C Reimbursement Obligation arising on or after the Tranche B Conversion Date shall be immediately due and payable in full, without notice or demand by Agent or any Lender provided that funds then available in the Debt Protection Account or pursuant to the Debt Protection Letter of Credit may be used for such purpose if no Default or Event of Default has occurred and is then continuing.

(ii) Trade L/C Reimbursement Obligations shall be satisfied by Borrower as follows: Rova I Trade L/C Reimbursement Obligations shall be (x) due and payable, if the Tranche A Construction Loan Repayment Date occurred without the Tranche A Conversion Date taking place, on the Tranche A Construction Loan Repayment Date or (y) converted on the Tranche A Conversion Date into a portion of the Tranche A Term Loan, if the Tranche A Construction Loan Repayment Date occurred on the Tranche A Conversion Date. Rova II Trade L/C Reimbursement Obligations shall be (x) due and payable, if the Tranche B Construction Loan Repayment Date occurred without the Tranche B Conversion Date taking place, on the Tranche B Construction Loan Repayment Date or (y) converted on the Tranche B Conversion Date into a portion of the Tranche B Term Loan, if the Tranche B Construction Loan Repayment Date occurred on the Tranche B Conversion Date.

               (e)     Reinstatement. At the time of each payment by the Issuing Bank under any Virginia Power Letter of Credit or any Trade Letter of Credit, the amount remaining to be drawn under such Letter of Credit shall be reduced by the amount of such payment. On the Rova I Commercial Operations Date, the amount available to be drawn under the Rova I Virginia Power Letter of Credit shall be increased by the aggregate amount of all payments made by Borrower with respect to the Rova I Virginia Power L/C Reimbursement Obligations on or prior to the Rova I Commercial Operations Date. If such amount, as so increased, is less than $4,500,000, then on the Rova I Commercial Operations Date Borrower shall make available to Virginia Power such additional letter of credit as is necessary to satisfy on such date Borrower’s obligation to provide security pursuant to Section 13.4 of the Rova I Power Purchase Agreement. On the Rova II Commercial Operations Date, the amount available to be drawn under the Rova II Virginia Power Letter of Credit shall be increased by the aggregate amount of all payments made by Borrower with respect to the Rova II Virginia Power L/C Reimbursement Obligations on or prior to the Rova II Commercial Operations Date. If such amount, as so increased, is less than $1,476,000, then on the Rova II Commercial Operations Date Borrower shall make available to Virginia Power such additional letter of credit as is necessary to satisfy on such date Borrower’s obligation to provide security pursuant to Section 13.5 of the Rova II Power Purchase Agreement.

               (f)     Participation Obligations. Each Lender severally agrees with the Issuing Bank to participate to the extent of its Loan Commitment Percentage in the extensions of credit or other obligations arising from the issuance of the Virginia Power Letters of Credit and any Trade Letters of Credit.

               (g)     Obligations Absolute. The obligations of the Lenders and Borrower to make each payment due under the terms of this Section 3.1 shall be absolute, unconditional and irrevocable, and shall not be affected by any condition or event, including, without limitation: (i) any lack of validity or enforceability of this Agreement, the Virginia Power Letters of Credit, any Trade Letters of Credit or any of the other Loan Instruments, (ii) any amendment or waiver of, or consent to departure from, all or any of the Loan Instruments, unless expressly agreed to by the affected Issuing Bank in writing, (iii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or any transferee of the Virginia Power Letters of Credit or any Trade Letters of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), any Secured Party or any other person or entity, whether in connection with this Agreement, any of the other Loan Instruments or any unrelated transactions, (iv) any statement or any other document presented under the Virginia Power Letters of Credit or any Trade Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, (v) payment by the Issuing Bank under the Virginia Power Letters of Credit or any Trade Letters of Credit against presentation of a draft or certificate which does not comply with the terms thereof, provided that such payment shall not have constituted gross negligence or willful misconduct of the affected Issuing Bank or (vi) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not have constituted gross negligence or willful misconduct of the affected Issuing Bank.

               3.2     Bond Letters of Credit.

               (a)    Issuance.

               On the Closing Date the Issuing Bank issued the Series 1991 Letter of Credit in an initial amount equal to $30,058,400, which amount was comprised of (i) $29,515,000 (the “Series 1991 Principal Component”), representing the aggregate principal amount of the Series 1991 Bonds issued on the date of issuance of the Series 1991 Letter of Credit, plus (ii) $543,400 (the “Series 1991 Interest Component”), representing interest on the Series 1991 Principal Component for a period of 56 days at a rate equal to 12% per annum, calculated on the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. The Series 1991 Letter of Credit was issued to the Series 1991 Trustee for the account of Borrower in the form of Schedule 3.2(a) (i) hereto. Notwithstanding anything contained herein that may be construed to the contrary, the Series 1991 Letter of Credit may not be drawn upon to pay (i) principal of or interest on or purchase price of or redemption price of any Series 1991 Pledged Bonds or (ii) principal of or interest on or purchase price of or redemption price of any Series 1991 Bonds owned by Borrower or its nominee or (iii) redemption premium (if any) payable in connection with any redemption or purchase in lieu of redemption or mandatory tender of the Series 1991 Bonds.

               On the terms and subject to the conditions hereinafter set forth, the Issuing Bank agrees to issue the Series 1993 Letter of Credit on the date of delivery of the Series 1993 Bonds to the initial purchasers thereof. The Series 1993 Letter of Credit will be issued in an initial amount equal to $7,378,388, which amount is comprised of (i) $7,245,000 (the “Series 1993 Principal Component”), representing the aggregate principal amount of the Series 1993 Bonds to be issued on the date of issuance of the Series 1993 Letter of Credit, plus (ii) $133,388 (the “Series 1993 Interest Component”), representing interest on the Series 1993 Principal Component for a period of 56 days at a rate equal to 12% per annum, calculated on the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. The Series 1993 Letter of Credit shall be issued to the Series 1993 Trustee for the account of Borrower substantially in the form of Schedule 3.2(a) (ii) hereto, with such changes in the form set forth in Schedule 3.2(a) (ii) as Borrower and the Issuing Bank shall agree in writing are necessary or advisable. Notwithstanding anything contained herein that may be construed to the contrary, the Series 1993 Letter of Credit may not be drawn upon to pay (i) principal of or interest on or purchase price of or redemption price of any Series 1993 Pledged Bonds or (ii) principal of or interest on or purchase price of or redemption price of any Series 1993 Bonds owned by Borrower or its nominee or (iii) redemption premium (if any) payable in connection with any redemption or purchase in lieu of redemption or mandatory tender of the Series 1993 Bonds.

               (b)    Term.

               The Series 1991 Letter of Credit shall expire at the close of business on the date (the “Series 1991 L/C Termination Date”) that is the earliest of (A) December 19, 1996, (B) the date of receipt by the Issuing Bank of notice from the Series 1991 Trustee that a Series 1991 Substitute Letter of Credit has been issued to the Series 1991 Trustee in substitution for the Series 1991 Letter of Credit, which notice shall be substantially in the form of the certificate attached to the Series 1991 Letter of Credit as Annex I, (C) the date two days after the effective date of a Series 1991 Fixed Rate Credit Facility, provided that the Issuing Bank has received notice thereof from the Trustee substantially in the form of the certificate attached to the Series 1991 Letter of Credit as Annex H, or (D) the date two days after the date that all of the Series 1991 Bonds (including any Series 1991 Pledged Bonds but excluding any Series 1991 Partnership Bonds) shall no longer be Outstanding except in the event such date relates to the maturity date of the Series 1991 Bonds, in which event such date shall be 15 days after the date that all Series 1991 Bonds (including any Series 1991 Pledged Bonds but excluding any Series 1991 Partnership Bonds) shall no longer be Outstanding; provided that unless previously terminated, the term of the Series 1991 Letter of Credit shall be renewable at the Issuing Bank’s option, and with the prior written consent of Lenders, for additional periods of one year from each anniversary of the Series 1991 Letter of Credit Issue Date commencing on the fifth anniversary, to so renew the Series 1991 Letter of Credit, the Issuing Bank shall, at least six months prior to any such anniversary, give written notice to Borrower that the Series 1991 Letter of Credit shall be extended beyond the day immediately preceding such anniversary.

               The Series 1993 Letter of Credit shall expire at the close of business on the date (the “Series 1993 L/C Termination Date”) that is the earliest of (A) December 19, 1996, (B) the date of receipt by the Issuing Bank of notice from the Series 1993 Trustee that a Series 1993 Substitute Letter of Credit has been issued to the Series 1993 Trustee in substitution for the Series 1993 Letter of Credit, which notice shall be substantially in the form of the certificate attached to the Series 1993 Letter of Credit as Annex I, (C) the date two days after the effective date of a Series 1993 Fixed Rate Credit Facility, provided that the Issuing Bank has received notice thereof from the Series 1993 Trustee substantially in the form of the certificate attached to the Series 1993 Letter of Credit as Annex H, or (D) the date two days after the date that all of the Series 1993 Bonds (including any Series 1993 Pledged Bonds but excluding any Series 1993 Partnership Bonds) shall no longer be Outstanding except in the event such date relates to the maturity date of the Series 1993 Bonds, in which event such date shall be 15 days after the date that all Series 1993 Bonds (including any Series 1993 Pledged Bonds but excluding any Series 1993 Partnership Bonds) shall no longer be Outstanding; provided that unless previously terminated, the term of the Series 1993 Letter of Credit shall be renewable at the Issuing Bank’s option, and with the prior written consent of Lenders, for additional periods of one year from each anniversary of the Series 1991 Letter of Credit Issue Date commencing on the fifth anniversary of the Series 1991 Letter of Credit Issue Date; to so renew the Series 1993 Letter of Credit, the Issuing Bank shall, at least six months prior to any such anniversary, give written notice to Borrower that the Series 1993 Letter of Credit shall be extended beyond the day immediately preceding such anniversary.

               In the event, that the Series 1991 L/C Termination Date as specified in Section 3.2(b) hereof shall be scheduled to occur on a date other than a Banking Day, the Series 1991 Letter of Credit shall expire at the close of business on the Banking Day next following the scheduled Series 1991 L/C Termination Date. The foregoing notwithstanding, in no event shall the Series 1991 Letter of Credit be extended for any period beyond the Tranche A Maturity Date. In the event that the Series 1993 L/C Termination Date as specified in Section 3.2(b) hereof shall be scheduled to occur on a date other than a Banking Day, the Series 1993 Letter of Credit shall expire at the close of business on the Banking Day next following the scheduled Series 1993 L/C Termination Date. The foregoing notwithstanding, in no event shall the Series 1993 Letter of Credit be extended for any period beyond the Tranche B Maturity Date.

               (c)    Substitute Letters of Credit and Fixed Rate Credit Facilities. Borrower agrees that it shall not be entitled to provide a Series 1991 Substitute Letter of Credit or a Series 1991 Fixed Rate Credit Facility except (A) if the Issuing Bank shall have wrongfully dishonored a Series 1991 Drawing under the Series 1991 Letter of Credit and such wrongful dishonor shall be continuing or (B) if the Issuing Bank shall no longer be a Lender and no other Lender shall have issued a Series 1991 Substitute Letter of Credit or a Series 1991 Fixed Rate Credit Facility or (C) as otherwise provided below in this Section 3.2(c). After the Tranche A Conversion Date, to but not including the first anniversary of the Tranche A Conversion Date, Borrower shall be entitled to provide a Series 1991 Substitute Letter of Credit or a Series 1991 Fixed Rate Credit Facility with the prior written consent of the Issuing Bank and the Majority Lenders (including the Lenders and Institutional Lenders, and which consent shall be given or withheld in the sole discretion of the aforesaid parties) and upon payment to Agent for the account of the Lenders of an amount equal to 0.500% of the amount of the Series 1991 Letter of Credit then outstanding. If the Issuing Bank does not renew the Series 1991 Letter of Credit at the expiration thereof, and if no Lender shall replace the Issuing Bank as the issuer of the Series 1991 Letter of Credit, then Borrower shall be entitled to provide a Series 1991 Substitute Letter of Credit or a Series 1991 Fixed Rate Credit Facility should such replacement be necessary; provided that (1) Borrower must obtain (A) any consent required under the Series 1991 Bond Documents and (B) the prior written consent of Institutional Agent if the issuer of the Series 1991 Substitute Letter of Credit or the provider of the Series 1991 Fixed Rate Credit Facility is (in the judgment of Institutional Agent) less creditworthy than the Issuing Bank, (2) any issuer of a Series 1991 Substitute Letter of Credit agrees to become the issuer of the Series 1993 Substitute Letter of Credit and a Purchasing Lender with pro rata extensions of credit or commitments therefor of an amount at least equal to fifteen percent (15%) of the Outstanding Tranche A Extensions of Credit at such time (the Lenders hereby agree to sell, assign or otherwise transfer, at par, to such issuer such portions of the Lenders’ Loans, L/C Reimbursement Obligations or Letter of Credit participations, or commitments therefor in such pro rata amounts as are necessary to provide such issuer with the aforesaid extensions of credit or commitments therefor), and (3) Borrower shall pay to each Secured Party all of such Secured Party’s administrative, legal and other costs and expenses associated with the transactions contemplated pursuant to this Section 3.2(c).

               Borrower agrees that it shall not be entitled to provide a Series 1993 Substitute Letter of Credit or a Series 1993 Fixed Rate Credit Facility for the Series 1993 Letter of Credit except (A) if the Issuing Bank shall have wrongfully dishonored a Series 1993 Drawing under the Series 1993 Letter of Credit and such wrongful dishonor shall be continuing or (B) if the Issuing Bank shall no longer be a Lender and no other Lender shall have issued a Series 1993 Substitute Letter of Credit or a Series 1993 Fixed Rate Credit Facility or (C) as otherwise provided below in this Section 3.2(c). After the Tranche B Conversion Date, to but not including the first anniversary of the Tranche B Conversion Date, Borrower shall be entitled to provide a Series 1993 Substitute Letter of Credit or a Series 1993 Fixed Rate Credit Facility with the prior written consent of the Issuing Bank and the Majority Lenders (including the Lenders and Institutional Lenders, and which consent shall be given or withheld in the sole discretion of the aforesaid parties) and upon payment to Agent for the account of the Lenders of an amount equal to 0.500% of the amount of the Series 1993 Letter of Credit then outstanding. If the Issuing Bank does not renew the Series 1993 Letter of Credit at the expiration thereof, and if no Lender shall replace the Issuing Bank as the issuer of the Series 1993 Letter of Credit should such replacement be necessary, then Borrower shall be entitled to provide a Series 1993 Substitute Letter of Credit or a Series 1993 Fixed Rate Credit Facility; provided that (1) Borrower must obtain (A) any consent required under the Series 1993 Bond Documents and (B) the prior written consent of Institutional Agent if the issuer of the Series 1993 Substitute Letter of Credit or the provider of the Series 1993 Fixed Rate Credit Facility is (in the judgment of Institutional Agent) less creditworthy than the Issuing Bank, (2) any issuer of a Series 1993 Substitute Letter of Credit agrees to become the issuer of the Series 1991 Substitute Letter of Credit and a Purchasing Lender with pro rata extensions of credit or commitments therefor of an amount at least equal to fifteen (15%) of the Outstanding Tranche B Extensions of Credit at such time (the Lenders hereby agree to sell, assign or otherwise transfer, at par, to such issuer such portions of the Lenders’ Loans, L/C Reimbursement Obligations or Letter of Credit participations, or commitments therefor in such pro rata amounts as are necessary to provide such issuer with the aforesaid extensions of credit or commitments therefor), and (3) Borrower shall pay to each Secured Party all of such Secured Party’s administrative, legal and other costs and expenses associated with the transactions contemplated pursuant to this Section 3.2(c).

               (d)    Reimbursement.

[3.2(d)(i)]        Reimbursement Obligations Generally. With respect to any Drawing under the Series 1991 Letter of Credit, Borrower shall reimburse the Issuing Bank by paying to Agent for the account of the Issuing Bank, without demand or notice of any kind, in immediately available funds, not later than 1:00 p.m. (New York time) on the date each Series 1991 Drawing is honored an amount equal to such Series 1991 Drawing; provided that to the extent any Series 1991 Drawing shall have been automatically converted into a Tranche A Loan pursuant to this Section [3.2(d) (i)], the failure of Borrower to reimburse the Issuing Bank as aforesaid shall not constitute a Default or an Event of Default hereunder. No interest shall be payable on the amount of any Series 1991 Drawing reimbursed by Borrower in accordance with the provisions of this Section [3.2(d) (i)]. In the event that any Series 1991 Drawing shall not have been timely reimbursed as aforesaid and shall not have been automatically converted into a Tranche A Loan, interest shall be due and payable at the Default Interest Rate on such Unpaid Drawing as set forth in Section 2.2(c) hereof. All Series 1991 Drawings and all amounts converted into any Tranche A Loan pursuant to this Section [3.2(d) (i)] shall be secured by the Loan Instruments.

               With respect to any Drawing under the Series 1993 Letter of Credit, Borrower shall reimburse the Issuing Bank by paying to Agent for the account of the Issuing Bank, without demand or notice of any kind, in immediately available funds, not later than 1:00 p.m. (New York time) on the date each Series 1993 Drawing is honored an amount equal to such Series 1993 Drawing; provided that to the extent any Series 1993 Drawing shall have been automatically converted into a Tranche B Loan pursuant to this Section [3.2(d) (i)], the failure of Borrower to reimburse the Issuing Bank as aforesaid shall not constitute a Default or an Event of Default hereunder. No interest shall be payable on the amount of any Series 1993 Drawing reimbursed by Borrower in accordance with the provisions of this Section [3.2 (d) (i)]. In the event that any Series 1993 Drawing shall not have been timely reimbursed as aforesaid and shall not have been automatically converted into a Tranche B Loan, interest shall be due and payable at the Default Interest Rate on such Unpaid Drawing as set forth in Section 2.2(c) hereof. All Series 1993 Drawings and all amounts converted into any Tranche B Loan pursuant to this Section [3.2(d) (i)] shall be secured by the Loan Instruments.

[3.2(d)(ii)]        A Drawings and C Drawings.

                   (A)    A Drawings. The amount of any Series 1991 A Drawing shall not be converted into any Tranche A Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2 (d) (i)] hereof. The amount of any Series 1993 A Drawing shall not be converted into any Tranche B Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d) (i)] hereof.

[3.2(d)(ii)]  (B)     C Drawings. The amount of any Series 1991 C Drawing shall not be converted into any Tranche A Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2 (d) (i)] hereof. The amount of any Series 1993 C Drawing shall not be converted into any Tranche B Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d)(i)] hereof.

[3.2(d)(ii)]  (C)     Series 1991 Amount and Series 1993 Amount. As of the date any Series 1991 A Drawing or Series 1991 C Drawing, as the case may be, is honored, the Series 1991 Principal Component of the Series 1991 Amount shall automatically be reduced by an amount equal to 100% of such Series 1991 A Drawing or Series 1991 C Drawing. Reductions in the Series 1991 Principal Component of the Series 1991 Amount resulting from a Series 1991 A Drawing or a Series 1991 C Drawing shall not be reinstated. As of the date any Series 1993 A Drawing or Series 1993 C Drawing, as the case may be, is honored, the Series 1993 Principal Component of the Series 1993 Amount shall automatically be reduced by an amount equal to 100% of such Series 1993 A Drawing or Series 1993 C Drawing. Reductions in the Series 1993 Principal Component of the Series 1993 Amount resulting from a Series 1993 A Drawing or a Series 1993 C Drawing shall not be reinstated.

[3.2(d)(iii)]        E Drawings and F Drawings.

(A) Prior to the Conversion Date.

               From and after the Series 1991 Letter of Credit Issue Date to but not including the Tranche A Conversion Date, the amount of any Series 1991 E Drawing shall not be converted into any Tranche A Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d) (i)] hereof. From and after the Series 1991 Letter of Credit Issue Date to but not including the Tranche A Conversion Date, the amount of any Series 1991 F Drawing remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1991 F Drawing shall automatically be converted into an Advance under the Tranche A Construction Loan, whether or not an Application for Borrowing has been submitted by Borrower, effective as of the date of such Series 1991 F Drawing, and such Tranche A Advance shall bear interest at a rate equal to the Base Rate plus the applicable Tranche A Base Rate Margin until such time, if any, as Borrower selects a different Tranche A Interest Rate.

               From and after the Series 1993 Letter of Credit Issue Date to but not including the Tranche B Conversion Date, the amount of any Series 1993 E Drawing shall not be converted into any Tranche B Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d) (i)] hereof. From and after the Series 1993 Letter of Credit Issue Date to but not including the Tranche B Conversion Date, the amount of any Series 1993 F Drawing remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1993 F Drawing shall automatically be converted into an Advance under the Tranche B Construction Loan, whether or not an Application for Borrowing has been submitted by Borrower, effective as of the date of such Series 1993 F Drawing, and such Tranche B Advance shall bear interest at a rate equal to the Base Rate plus the applicable Tranche B Base Rate Margin until such time, if any, as Borrower selects a different Tranche B Interest Rate.

               No Application for Borrowing shall be required in connection with any Advance described in this Section [3.2 (d) (iii) (A)]. The amount of each Advance made pursuant to this Section (3 2 (d) (iii) (A)] shall be recorded by Agent on a schedule (or a continuation thereof) attached to the Loan Notes and Agent shall give Borrower written notice of all such Advances; provided that the failure by Agent to make any such recordation or any error in such recordation or the failure by Agent to give such notice or any error in any such notice shall not affect the obligations of Borrower hereunder or under any Loan Note.

[3.2(d)(iii)]  (B)     On or After the Conversion Date. On or after the Tranche A Conversion Date, the amount of any Series 1991 E Drawing or Series 1991 F Drawing shall not be converted into any Tranche A Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d) (i)] hereof. On or after the Tranche B Conversion Date, the amount of any Series 1993 E Drawing or Series 1993 F Drawing shall not be converted into any Tranche B Loan and Borrower shall reimburse the Issuing Bank as set forth in Section [3.2(d) (i)] hereof.

[3.2(d)(iii)]  (C)     Series 1991 Amount and Series 1993 Amount. As of the date any Series 1991 E Drawing related to any Series 1991 A Drawing or Series 1991 C Drawing is honored, as the case may be, the Series 1991 Interest Component of the Series 1991 Amount shall automatically be reduced by an amount equal to 56 days’ interest on the amount of such Series 1991 A Drawing or Series 1991 C Drawing, as the case may be, to which the Series 1991 E Drawing relates, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. Reductions in the Series 1991 Interest Component of the Series 1991 Amount resulting from a Series 1991 E Drawing shall not be reinstated. As of the date any Series 1991 F Drawing is honored, the Series 1991 Interest Component of the Series 1991 Amount shall automatically be reduced by the amount of such Series 1991 F Drawing; provided that if any amount of any such Series 1991 F Drawing is a Series 1991 Unremarketed Bonds Regular Interest Payment, then the Series 1991 Interest Component of the Series 1991 Amount shall also automatically be reduced by an amount equal to eight days’ interest on the Series 1991 Unremarketed Bonds, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. Reductions in the Series 1991 Interest Component of the Series 1991 Amount resulting from a Series 1991 F Drawing shall be automatically reinstated in an amount equal to such Series 1991 F Drawing upon the earlier of (x) reimbursement of Agent by Borrower in an amount equal to Borrower’s reimbursement obligations arising from such Series 1991 F Drawing or (y) the close of business of the Issuing Bank in New York, New York, on the 10th calendar day following the honoring of such Series 1991 Drawing; provided that reductions in the Series 1991 Interest Component of the Series 1991 Amount resulting from a Series 1991 F Drawing shall not be reinstated if the Series 1991 Trustee shall have received written notice (or notice by telephone promptly confirmed in writing) from the Issuing Bank or Agent by the 10th calendar day following the honoring of such Series 1991 Drawing, (1) that such amount will not be reinstated because the Issuing Bank has not been reimbursed, in immediately available funds, for such Series 1991 F Drawing or (2) directing that the Series 1991 Bonds be accelerated because an Event of Default under this Agreement shall have occurred and then be continuing; provided, further, that if any amount of such Series 1991 F Drawing was a Series 1991 Unremarketed Bonds Regular Interest Payment, then to the extent such amount relates to Series 1991 Unremarketed Bonds that were Series 1991 Pledged Bonds on the relevant Interest Payment Date (as defined in the Series 1991 Indenture) the Series 1991 Interest Component of the Series 1991 Amount shall only be reinstated as set forth in Section [3.2(d) (iv) (C)]. For the purposes of this Section [3.2 (d) (iii) (C)], reimbursement shall include the automatic conversion pursuant to the terms of Section [3.2(d) (iii) (A)] hereof of any Series 1991 F Drawing into a Tranche A Advance.

               As of the date any Series 1993 E Drawing related to any Series 1993 A Drawing or Series 1993 C Drawing is honored, as the case may be, the Series 1993 Interest Component of the Series 1993 Amount shall automatically be reduced by an amount equal to 56 days’ interest on the amount of such Series 1993 A Drawing or Series 1993 C Drawing, as the case may be, to which the Series 1993 E Drawing relates, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. Reductions in the Series 1993 Interest Component of the Series 1993 Amount resulting from a Series 1993 E Drawing shall not be reinstated. As of the date any Series 1993 F Drawing is honored, the Series 1993 Interest Component of the Series 1993 Amount shall automatically be reduced by the amount of such Series 1993 F Drawing; provided that if any amount of any such Series 1993 F Drawing is a Series 1993 Unremarketed Bonds Regular Interest Payment, then the Series 1993 Interest Component of the Series 1993 Amount shall also automatically be reduced by an amount equal to eight days’ interest on the Series 1993 Unremarketed Bonds, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. Reductions in the Series 1993 Interest Component of the Series 1993 Amount resulting from a Series 1993 F Drawing shall be automatically reinstated in an amount equal to such Series 1993 F Drawing upon the earlier of (x) reimbursement of Agent by Borrower in an amount equal to Borrower’s reimbursement obligations arising from such Series 1993 F Drawing or (y) the close of business of the Issuing Bank in New York, New York, on the 10th calendar day following the honoring of such Series 1993 Drawing; provided that reductions in the Series 1993 Interest Component of the Series 1993 Amount resulting from a Series 1993 F Drawing shall not be reinstated if the Series 1993 Trustee shall have received written notice (or notice by telephone promptly confirmed in writing) from the Issuing Bank or Agent by the 10th calendar day following the honoring of such Series 1993 Drawing, (1) that such amount will not be reinstated because the Issuing Bank has not been reimbursed, in immediately available funds, for such Series 1993 F Drawing or (2) directing that the Series 1993 Bonds be accelerated because an Event of Default under this Agreement shall have occurred and then be continuing; provided, further, that if any amount of such Series 1993 F Drawing was a Series 1993 Unremarketed Bonds Regular Interest Payment, then to the extent such amount relates to Series 1993 Unremarketed Bonds that were Series 1993 Pledged Bonds on the relevant Interest Payment Date (as defined in the Series 1993 Indenture) the Series 1993 Interest Component of the Series 1993 Amount shall only be reinstated as set forth in Section [3.2(d) (iv)(C)]. For the purposes of this Section [3.2(d) (iii) (C)], reimbursement shall include the automatic conversion pursuant to the terms of Section [3.2(d) (iii) (A)] hereof of any Series 1993 F Drawing into a Tranche B Advance.

[3.2(d)(iv)]        B Drawings and D Drawings.

(A) Prior to the Conversion Date. From and after the Series 1991 Letter of Credit Issue Date to but not including the Tranche A Conversion Date, the sum of any Series 1991 B Drawings and/or Series 1991 D Drawings remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1991 B Drawings and/or Series 1991 D Drawings shall automatically be converted into a Series 1991 Construction Loan effective as of the date of such Series 1991 B Drawings and/or Series 1991 D Drawings. Each Series 1991 Construction Loan shall bear interest from the date of the Series 1991 B Drawing and/or Series 1991 D Drawing to which it relates at a rate equal to the Base Rate plus the applicable Tranche A Base Rate Margin until such time, if any, as Borrower selects a different Tranche A Interest Rate. The amount of each Series 1991 Construction Loan and all payments and prepayments on account of the principal thereof shall be recorded by Agent on a schedule (or a continuation thereof) attached to the Tranche A Loan Notes and Agent shall give Borrower written notice of all Series 1991 Construction Loans made pursuant to this Section [3.2(d) (iv) (A)]; provided that failure by Agent to make any such recordation or any error in such recordation or the failure by Agent to give any such notice or any error in any such notice shall not affect the obligations of Borrower hereunder or under any Loan Note. The Series 1991 Construction Loans shall convert into Series 1991 Term Loans on the Tranche A Conversion Date pursuant to the provisions of Section 4.5(a) hereof. In the event that the Series 1991 Construction Loans are not converted into Series 1991 Term Loans on or prior to the Tranche A Construction Loan Repayment Date pursuant to the provisions of this Agreement, the Series 1991 Construction Loans shall be due and payable on the Tranche A Construction Loan Repayment Date in accordance with the provisions of Section 2.4(a) hereof.

               From and after the Series 1993 Letter of Credit Issue Date to but not including the Tranche B Conversion Date, the sum of any Series 1993 B Drawings and/or Series 1993 D Drawings remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1993 B Drawings and/or Series 1993 D Drawings shall automatically be converted into a Series 1993 Construction Loan effective as of the date of such Series 1993 B Drawings and/or Series 1993 D Drawings. Each Series 1993 Construction Loan shall bear interest from the date of the Series 1993 B Drawing and/or Series 1993 D Drawing to which it relates at a rate equal to the Base Rate plus the applicable Tranche B Base Rate Margin until such time, if any, as Borrower selects a different Tranche B Interest Rate. The amount of each Series 1993 Construction Loan and all payments and prepayments on account of the principal thereof shall be recorded by Agent on a schedule (or a continuation thereof) attached to the Tranche B Loan Notes and Agent shall give Borrower written notice of all Series 1993 Construction Loans made pursuant to this Section [3.2(d) (iv) (A)]; provided that failure by Agent to make any such recordation or any error in such recordation or the failure by Agent to give any such notice or any error in any such notice shall not affect the obligations of Borrower hereunder or under any Loan Note. The Series 1993 Construction Loans shall convert into Series 1993 Term Loans on the Tranche B Conversion Date pursuant to the provisions of Section 4.7(a) hereof. In the event that the Series 1993 Construction Loans are not converted into Series 1993 Term Loans on or prior to the Tranche B Construction Loan Repayment Date pursuant to the provisions of this Agreement, the Series 1993 Construction Loans shall be due and payable on the Tranche B Construction Loan Repayment Date in accordance with the provisions of Section 2.4(a) hereof.

(B) On or After the Conversion Date. On or after the Tranche A Conversion Date, the sum of any Series 1991 B Drawings and/or Series 1991 D Drawings remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1991 B Drawings and/or Series 1991 D Drawings shall automatically be converted into a Series 1991 Term Loan effective as of the date of such Series 1991 B Drawings and/or Series 1991 D Drawings. Each Series 1991 Term Loan shall bear interest from the date of the Series 1991 B Drawing and/or Series 1991 D Drawing to which it relates at a rate equal to the Base Rate plus the applicable Tranche A Base Rate Margin until such time, if any, as Borrower selects a different Tranche A Interest Rate. The amount of each Series 1991 Term Loan and all payments and prepayments on account of the principal thereof shall be recorded by Agent on a schedule (or a continuation thereof) attached to the Tranche A Loan Notes and Agent shall give Borrower written notice of all Series 1991 Term Loans made pursuant to this Section [3.2(d) (iv) (B)]; provided that failure by Agent to make any such recordation or any error in such recordation or the failure by Agent to give any such notice or any error in any such notice shall not affect the obligations of Borrower hereunder or under any Loan Note. Except as otherwise set forth herein, the Series 1991 Term Loans shall be due and payable on the Tranche A Maturity Date.

               On or after the Tranche B Conversion Date, the sum of any Series 1993 B Drawings and/or Series 1993 D Drawings remaining unreimbursed by Borrower at 1:00 p.m. (New York time) on the date of such Series 1993 B Drawings and/or Series 1993 D Drawings shall automatically be converted into a Series 1993 Term Loan effective as of the date of such Series 1993 B Drawings and/or Series 1993 D Drawings. Each Series 1993 Term Loan shall bear interest from the date of the Series 1993 B Drawing and/or Series 1993 D Drawing to which it relates at a rate equal to the Base Rate plus the applicable Tranche B Base Rate Margin until such time, if any, as Borrower selects a different Tranche B Interest Rate. The amount of each Series 1993 Term Loan and all payments and prepayments on account of the principal thereof shall be recorded by Agent on a schedule (or a continuation thereof) attached to the Tranche B Loan Notes and Agent shall give Borrower written notice of all Series 1993 Term Loans made pursuant to this Section [3.2(d) (iv) (B)]; provided that failure by Agent to make any such recordation or any error in such recordation or the failure by Agent to give any such notice or any error in any such notice shall not affect the obligations of Borrower hereunder or under any Loan Note. Except as otherwise set forth herein, the Series 1993 Term Loans shall be due and payable on the Tranche B Maturity Date.

[3.2(d)(iv)]  (C)     Series 1991 Amount and Series 1993 Amount. In the case of any Series 1991 B Drawing, as of the date such Series 1991 B Drawing is honored, the Series 1991 Principal Component of the Series 1991 Amount shall automatically be reduced by an amount equal to 100% of the amount of such Series 1991 B Drawing. In the case of any Series 1991 D Drawing, as of the date such Series 1991 D Drawing is honored, the Series 1991 Interest Component of the Series 1991 Amount shall be automatically reduced by an amount equal to 56 days’ interest on the amount of the Series 1991 B Drawing to which the Series 1991 D Drawing relates, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed; provided that if such Series 1991 D Drawing is with respect to Series 1991 Bonds bearing interest at the Daily Interest Rate (as defined in the Series 1991 Indenture) and such Series 1991 D Drawing is made after a Record Date (as defined in the Series 1991 Indenture) and before the related Interest Payment Date (as defined in the Series 1991 Indenture), then the Series 1991 Interest Component of the Series 1991 Amount shall be automatically reduced with respect to the principal amount of the Series 1991 Bonds being purchased with the proceeds of the related Series 1991 B Drawing (the “Series 1991 Unremarketed Bonds”) to the amount equal to the sum of (x) the amount of interest to be paid on the aforesaid Interest Payment Date with respect to the Series 1991 Unremarketed Bonds (the “Series 1991 Unremarketed Bonds Regular Interest Payment”) and (y) eight days’ interest on the Series 1991 Unremarketed Bonds, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. (The amount by which the Series 1991 Interest Component of the Series 1991 Amount is reduced in connection with such Series 1991 Unremarketed Bonds shall be hereinafter referred to as the “Series 1991 Partial Interest Reduction Amount”.) Reductions in the Series 1991 Principal Component of the Series 1991 Amount resulting from a Series 1991 B Drawing and reductions in the Series 1991 Interest Component of the Series 1991 Amount resulting from a Series 1991 D Drawing (or a Series 1991 F Drawing to the extent such Series 1991 F Drawing was a Series 1991 Unremarketed Bonds Regular Interest Payment) shall be automatically reinstated upon the remarketing of all or any portion of the principal amount of the Series 1991 Bonds that were previously purchased for the account of Borrower and which resulted in the Series 1991 B Drawing and the Series 1991 D Drawing, but only (1) as and to the extent the Issuing Bank shall have received from the Series 1991 Trustee notice of payment in immediately available funds of the proceeds of such remarketing and (2) if the Series 1991 Trustee shall not have received written notice (or notice by telephone promptly confirmed in writing) from the Issuing Bank or Agent directing that the Series 1991 Bonds be accelerated because an Event of Default shall have occurred and then be continuing. With respect to any such reinstatement, the Series 1991 Principal Component of the Series 1991 Amount shall be reinstated in an amount equal to the principal amount of the Series 1991 Bonds remarketed and the Series 1991 Interest Component of the Series 1991 Amount shall be reinstated by an amount equal to interest on the Series 1991 Principal Component being reinstated for a period of 56 days, calculated at the rate of 12% per annum computed on the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed; provided that if the remarketing giving rise to such reinstatement shall take place with respect to Series 1991 Unremarketed Bonds on a day prior to the Interest Payment Date on which the Series 1991 Unremarketed Bonds Regular Interest Payment is to be paid, then the Series 1991 Interest Component of the Series 1991 Amount shall be reinstated by the amount equal to the Series 1991 Partial Interest Reduction Amount multiplied by the fraction the numerator of which shall be the principal amount of the Series 1991 Unremarketed Bonds remarketed and the denominator of which shall be the original principal amount of Series 1991 Unremarketed Bonds.

               In the case of any Series 1993 B Drawing, as of the date such Series 1993 B Drawing is honored, the Series 1993 Principal Component of the Series 1993 Amount shall automatically be reduced by an amount equal to 100% of the amount of such Series 1993 B Drawing. In the case of any Series 1993 D Drawing, as of the date such Series 1993 D Drawing is honored, the Series 1993 Interest Component of the Series 1993 Amount shall be automatically reduced by an amount equal to 56 days’ interest on the amount of the Series 1993 B Drawing to which the Series 1993 D Drawing relates, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed; provided that if such Series 1993 D Drawing is with respect to Series 1993 Bonds bearing interest at the Daily Interest Rate (as defined in the Series 1993 Indenture) and such Series 1993 D Drawing is made after a Record Date (as defined in the Series 1993 Indenture) and before the related Interest Payment Date (as defined in the Series 1993 Indenture), then the Series 1993 Interest Component of the Series 1993 Amount shall be automatically reduced with respect to the principal amount of the Series 1993 Bonds being purchased with the proceeds of the related Series 1993 B Drawing (the “Series 1993 Unremarketed Bonds”) to the amount equal to the sum of (x) the amount of interest to be paid on the aforesaid Interest Payment Date with respect to the Series 1993 Unremarketed Bonds (the “Series 1993 Unremarketed Bonds Regular Interest Payment”) and (y) eight days’ interest on the Series 1993 Unremarketed Bonds, calculated at the rate of 12% per annum computed upon the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed. (The amount by which the Series 1993 Interest Component of the Series 1993 Amount is reduced in connection with such Series 1993 Unremarketed Bonds shall be hereinafter referred to as the “Series 1993 Partial Interest Reduction Amount”.) Reductions in the Series 1993 Principal Component of the Series 1993 Amount resulting from a Series 1993 B Drawing and reductions in the Series 1993 Interest Component of the Series 1993 Amount resulting from a Series 1993 D Drawing (or a Series 1993 F Drawing to the extent such Series 1993 F Drawing was a Series 1993 Unremarketed Bonds Regular Interest Payment) shall be automatically reinstated upon the remarketing of all or any portion of the principal amount of the Series 1993 Bonds that were previously purchased for the account of Borrower and which resulted in the Series 1993 B Drawing and the Series 1993 D Drawing, but only (1) as and to the extent the Issuing Bank shall have received from the Series 1993 Trustee notice of payment in immediately available funds of the proceeds of such remarketing and (2) if the Series 1993 Trustee shall not have received written notice (or notice by telephone promptly confirmed in writing) from the Issuing Bank or Agent directing that the Series 1993 Bonds be accelerated because an Event of Default shall have occurred and then be continuing. With respect to any such reinstatement, the Series 1993 Principal Component of the Series 1993 Amount shall be reinstated in an amount equal to the principal amount of the Series 1993 Bonds remarketed and the Series 1993 Interest Component of the Series 1993 Amount shall be reinstated by an amount equal to interest on the Series 1993 Principal Component being reinstated for a period of 56 days, calculated at the rate of 12% per annum computed on the basis of a year of 365 or 366 days, as appropriate, and the actual number of days elapsed; provided that if the remarketing giving rise to such reinstatement shall take place with respect to Series 1993 Unremarketed Bonds on a day prior to the Interest Payment Date on which the Series 1993 Unremarketed Bonds Regular Interest Payment is to be paid, then the Series 1993 Interest Component of the Series 1993 Amount shall be reinstated by the amount equal to the Series 1993 Partial Interest Reduction Amount multiplied by the fraction the numerator of which shall be the principal amount of the Series 1993 Unremarketed Bonds remarketed and the denominator of which shall be the original principal amount of Series 1993 Unremarketed Bonds.

[3.2(d)(iv)]  (D)     Mandatory Prepayment of Bond Construction Loans and Bond Term Loans. All amounts received by Borrower or Agent in respect of successful remarketing of the Series 1991 Bonds by the Series 1991 Remarketing Agent pursuant to the Series 1991 Remarketing Agreement shall be applied to the prepayment of the Series 1991 Construction Loan or the Series 1991 Term Loan, as the case may be, and as otherwise set forth in Section [3.2(d) (iv) (F)]. If Borrower shall receive any such remarketing proceeds, such amounts shall be deemed held in trust for Agent and Borrower shall immediately pay any such amount received to Agent for application as provided herein. All amounts received by Borrower or Agent in respect of successful remarketing of the Series 1993 Bonds by the Series 1993 Remarketing Agent pursuant to the Series 1993 Remarketing Agreement shall be applied to the prepayment of the Series 1993 Construction Loan or the Series 1993 Term Loan, as the case may be, and as otherwise set forth in Section [3.2(d) (iv) (F)]. If Borrower shall receive any such remarketing proceeds, such amounts shall be deemed held in trust for Agent and Borrower shall immediately pay any such amount received to Agent for application as provided herein.

[3.2(d)(iv)]  (E)     Optional Prepayment of Bond Construction Loans and Bond Term Loans. Borrower may not optionally prepay the Bond Construction Loan. Borrower may optionally prepay the Bond Term Loan in accordance with Section 2.5(a) (ii) hereof.

[3.2(d)(iv)]  (F)     Pledge of Bonds. (x) As partial security for the payment of the obligations of Borrower under the Series 1991 Construction Loans and Series 1991 Term Loans, Borrower shall pledge to Agent, on behalf of the Secured Parties, and grant to Agent, on behalf of the Secured Parties, a security interest in, Borrower’s right, title and interest in and to the Series 1991 Bonds delivered to or held on behalf of Agent pursuant to the Series 1991 Pledge Agreement in connection with Series 1991 B Drawings and Series 1991 D Drawings converted to Series 1991 Construction Loans or Series 1991 Term Loans, as the case may be. Upon payment to Agent of any remarketing proceeds, such payment shall first be applied by Agent against so much of principal amount of the appropriate Series 1991 Construction Loan or Series 1991 Term Loan that reflects a Series 1991 D Drawing and thereafter against the principal amount of such Series 1991 Construction Loan or Series 1991 Term Loan that reflects a Series 1991 B Drawing and finally against accrued interest on any Tranche A Loan. Upon application of any such payment against all or any portion of the principal amount of a Series 1991 Construction Loan or Series 1991 Term Loan that reflects a Series 1991 B Drawing, Agent shall release from the pledge and security interest created by the Series 1991 Pledge Agreement a principal amount of Series 1991 Bonds equal to the principal amount of the Series 1991 Construction Loan or Series 1991 Term Loan that relates to the Series 1991 B Drawing being repaid.

               As partial security for the payment of the obligations of Borrower under the Series 1993 Construction Loans and Series 1993 Term Loans, Borrower shall pledge to Agent, on behalf of the Secured Parties, and grant to Agent, on behalf of the Secured Parties, a security interest in, Borrower’s right, title and interest in and to the Series 1993 Bonds delivered to or held on behalf of Agent pursuant to the Series 1993 Pledge Agreement in connection with Series 1993 B Drawings and Series 1993 D Drawings converted to Series 1993 Construction Loans or Series 1993 Term Loans, as the case may be. Upon payment to Agent of any remarketing proceeds, such payment shall first be applied by Agent against so much of the principal amount of the appropriate Series 1993 Construction Loan or Series 1993 Term Loan that reflects a Series 1993 D Drawing and thereafter against the principal amount of such Series 1993 Construction Loan or Series 1993 Term Loan that reflects a Series 1993 B Drawing and finally against accrued interest on any Tranche B Loan. Upon application of any such payment against all or any portion of the principal amount of a Series 1993 Construction Loan or Series 1993 Term Loan that reflects a Series 1993 B Drawing, Agent shall release from the pledge and security interest created by the Series 1993 Pledge Agreement a principal amount of Series 1993 Bonds equal to the principal amount of the Series 1993 Construction Loan or Series 1993 Term Loan that relates to the Series 1993 B Drawing being repaid.

               (y)    Whenever the Authority or the Series 1991 Trustee makes a payment of interest due on any Series 1991 Bonds being held pursuant to the Series 1991 Pledge Agreement and such payment has been received by Agent, as pledgee, such payment of interest shall first be applied by Agent against so much of the principal amount of the Series 1991 Construction Loan or the Series 1991 Term Loan that reflects a Series 1991 D Drawing and thereafter against accrued interest on any Tranche A Loan. To the extent that accrued interest on any Series 1991 Construction Loan or Series 1991 Term Loan is not repaid as aforesaid, such accrued interest shall be paid pursuant to the provisions of Section 2.2 hereof. Whenever the Authority or the Series 1993 Trustee makes a payment of interest due on any Series 1993 Bonds being held pursuant to the Series 1993 Pledge Agreement and such payment has been received by Agent, as pledgee, such payment of interest shall first be applied by Agent against so much of the principal amount of the Series 1993 Construction Loan or the Series 1993 Term Loan that reflects a Series 1993 D Drawing and thereafter against accrued interest on any Tranche B Loan. To the extent that accrued interest on any Series 1993 Construction Loan or Series 1993 Term Loan is not repaid as aforesaid, such accrued interest shall be paid pursuant to the provisions of Section 2.2 hereof.

[3.2(d)(v)]        Non-Conversion of Drawings. Notwithstanding the foregoing, in no event will any Series 1991 Drawing be converted into any Tranche A Loan on any date from and after the Series 1991 Letter of Credit Issue Date to but not including the Tranche A Conversion Date, if after giving effect to such conversion, the aggregate outstanding principal amount of the Tranche A Agreement Construction Loans plus such Series 1991 Drawing plus the outstanding amount of the Lenders’ participation and funding commitments under the Rova I Letters of Credit would exceed the Tranche A Construction Facility Commitment. Notwithstanding the foregoing, in no event will any Series 1993 Drawing be converted into any Tranche B Loan on any date from and after the Series 1993 Letter of Credit Issue Date to but not including the Tranche B Conversion Date, if after giving effect to such conversion, the aggregate outstanding principal amount of the Tranche B Agreement Construction Loans plus such Series 1993 Drawing plus the outstanding amount of the Lenders’ participation and funding commitments under the Rova II Letters of Credit would exceed the Tranche B Construction Facility Commitment.

[3.2]    (e)         Obligations Absolute. The obligations of Borrower to make each payment due under the terms of this Section 3.2 shall be absolute, unconditional and irrevocable, and shall not be affected by any condition or event, including, without limitation: (i) any lack of validity or enforceability of this Agreement, the Bond Letters of Credit or any of the other Loan Instruments, Project Documents or Bond Documents; (ii) any amendment or waiver of, or consent to departure from, all or any of the Loan Instruments, Project Documents or Bond Documents unless expressly agreed to by the Issuing Bank in writing; (iii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or any transferee of the Bond Letters of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, the Issuing Bank, the Lenders or any other person or entity, whether in connection with this Agreement, any of the other Loan Instruments, the Project Documents, the Bond Documents or any unrelated transactions; (iv) any statement or any other document presented under the Bond Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under the Bond Letters of Credit against presentation of a draft or certificate which does not comply with the terms thereof, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; or (vi) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not have constituted gross negligence or willful misconduct of the Issuing Bank.

[3.2]    (f)        Certain Required Redemptions.

(i) On the Construction Loan Repayment Date. Borrower shall, upon demand by Agent, cause the redemption of all of the Outstanding Series 1991 Bonds and Outstanding Series 1993 Bonds on the Tranche A Construction Loan Repayment Date (including, without limitation, notifying the Series 1991 Trustee and/or the Series 1993 Trustee, as the case may be, to effect such redemptions on such date) if the Tranche A Agreement Construction Loans are not converted to Tranche A Agreement Term Loans by the Lenders on or prior to such date in accordance with the provisions of this Agreement; provided that if due to the timing of such demand given by Agent to Borrower, the Series 1991 Trustee and/or the Series 1993 Trustee, as the case may be, cannot effect such redemption on the Tranche A Construction Loan Repayment Date, Borrower shall cause the Series 1991 Trustee and/or the Series 1993 Trustee, as the case may be, to effect such redemption as soon as possible following such date as is permitted under the Series 1991 Indenture and/or the Series 1993 Indenture, as the case may be. No Series 1991 Drawing made by the Series 1991 Trustee to pay the purchase price of Series 1991 Bonds being redeemed shall be converted into any Tranche A Loan, and Borrower shall reimburse the Issuing Bank as required pursuant to Section [3.2(d) (i)] hereof. No Series 1993 Drawing made by the Series 1993 Trustee to pay the purchase price of Series 1993 Bonds being redeemed shall be converted into any Tranche B Loan, and Borrower shall reimburse the Issuing Bank as required pursuant to Section [3.2(d) (i)] hereof.

               Borrower shall, upon demand by Agent, cause the redemption of all of the Outstanding Series 1993 Bonds and Outstanding Series 1991 Bonds on the Tranche B Construction Loan Repayment Date (including, without limitation, notifying the Series 1993 Trustee and/or the Series 1991 Trustee, as the case may be, to effect such redemptions on such date) if the Tranche B Agreement Construction Loans are not converted to Tranche B Agreement Term Loans by the Lenders on or prior to such date in accordance with the provisions of this Agreement; provided that if due to the timing of such demand given by Agent to Borrower, the Series 1993 Trustee and/or the Series 1991 Trustee, as the case may be, cannot effect such redemption on the Tranche B Construction Loan Repayment Date, Borrower shall cause the Series 1993 Trustee and/or the Series 1991 Trustee, as the case may be, to effect such redemption as soon as possible following such date as is permitted under the Series 1993 Indenture and/or the Series 1991 Indenture, as the case may be. No Series 1993 Drawing made by the Series 1993 Trustee to pay the purchase price of Series 1993 Bonds being redeemed shall be converted into any Tranche B Loan, and Borrower shall reimburse the Issuing Bank as required pursuant to Section [3.2(d) (i)] hereof. No Series 1991 Drawing made by the Series 1991 Trustee to pay the purchase price of Series 1991 Bonds being redeemed shall be converted into any Tranche A Loan, and Borrower shall reimburse the Issuing Bank as required pursuant to Section [3.2(d) (i)] hereof.

               Borrower shall, upon demand by Agent, cause the redemption of all of the outstanding Series 1993 Bonds on the Required EWG Approval Date (including, without limitation, notifying the Series 1993 Trustee to effect such redemption on such date) if the Borrower fails to obtain the EWG Approvals on or prior to the Required EWG Approval Date; provided that if due to the timing of such demand given by Agent to Borrower, the Series 1993 Trustee cannot effect such redemption on the Required EWG Approval Date, Borrower shall cause the Series 1993 Trustee to effect such redemption as soon as possible following such date as is permitted under the Series 1993 Indenture. No Series 1993 Drawing made by the Series 1993 Trustee to pay the purchase price of Series 1993 Bonds being redeemed shall be converted into any Tranche B Loan, and Borrower shall reimburse the Issuing Bank as required pursuant to Section [3.2(d) (i)] hereof.

(ii) Reduction of Letter of Credit Facilities. From and after the date that the aggregate principal amount of the Series 1991 Term Loan (if any had been outstanding) and accrued interest thereon has been paid in full, Borrower shall, if permitted by the Series 1991 Indenture, cause the redemption on each Tranche A Repayment Date (including, without limitation, notifying the Series 1991 Trustee to effect such redemption) of Series 1991 Bonds in the principal amount thereof equal to the Tranche A Repayment Amount to be paid to Agent for the account of the Lenders on such Tranche A Repayment Date and not being applied to repayment of the Series 1991 Term Loan or the Series 1991 Term Loans pursuant to Section 2.4(c) hereof. No Series 1991 Drawing made by the Series 1991 Trustee to pay the purchase price of the Series 1991 Bonds being redeemed shall be converted into any Tranche A Loan. Such Repayment Amount shall be applied against Borrower’s Rova I L/C Reimbursement Obligations to the Issuing Bank as set forth in Section 2.4(c) hereof. Borrower shall reimburse the Issuing Bank with respect to the Series 1991 E Drawing relating to the redemption of such Series 1991 Bonds by payment to Agent pursuant to Section [3.2(d) (i)] hereof. In the event that the Series 1991 Indenture does not permit Borrower to redeem any Series 1991 Bonds on any Tranche A Repayment Date or only permits such redemption upon payment of a premium, Borrower shall not cause the redemption of such Series 1991 Bonds on such Tranche A Repayment Date, but shall instead cause the redemption of such Series 1991 Bonds on the next date on which redemption is permitted under the Series 1991 Indenture without payment of any premium.

               From and after the date that the aggregate principal amount of the Series 1993 Term Loan (if any had been outstanding) and accrued interest thereon has been paid in full, Borrower shall, if permitted by the Series 1993 Indenture, cause the redemption on each Tranche B Repayment Date (including, without limitation, notifying the Series 1993 Trustee to effect such redemption) of Series 1993 Bonds in the principal amount thereof equal to the Repayment Amount to be paid to Agent for the account of the Lenders on such Tranche B Repayment Date and not being applied to repayment of the Tranche B Term Loan or the Series 1993 Term Loans pursuant to Section 2.4(c) hereof. No Series 1993 Drawing made by the Series 1993 Trustee to pay the purchase price of the Series 1993 Bonds being redeemed shall be converted into any Tranche B Loan. Such Tranche B Repayment Amount shall be applied against Borrower’s Rova II L/C Reimbursement Obligations to the Issuing Bank as set forth in Section 2.4(c) hereof. Borrower shall reimburse the Issuing Bank with respect to the Series 1993 E Drawing relating to the redemption of such Series 1993 Bonds by payment to Agent pursuant to Section [3.2 (d) (i)] hereof. In the event that the Series 1993 Indenture does not permit Borrower to redeem any Series 1993 Bonds on any Tranche B Repayment Date or only permits such redemption upon payment of a premium, Borrower shall not cause the redemption of such Series 1993 Bonds on such Tranche B Repayment Date, but shall instead cause the redemption of such Series 1993 Bonds on the next date on which redemption is permitted under the Series 1993 Indenture without payment of any premium.

[3.2]     (g)        Remarketing or Pricing Disputes. Upon written notice from Agent that a dispute exists between Agent and any Remarketing Agent regarding the remarketing or pricing of the Bonds, Borrower agrees to use its best efforts to assist Agent in resolving such dispute, including, without limitation, investigating the replacement of such Remarketing Agent in accordance with the provisions of the applicable Indenture.

               3.3     Nature of Issuing Bank’s Duties.

               As among Borrower, the Issuing Bank, the Lenders and Agent, Borrower hereby assumes all risks of the acts, omissions or misuse of any Letter of Credit by its beneficiary or any successor thereto. The Issuing Bank, the Lenders and Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of, or the making of any drawing under, any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of any beneficiary to comply fully with the conditions required in order to effect a drawing, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) for any loss or delay in the transmission or otherwise of any document or draft required in order to make any drawing and (vi) for any consequences arising from causes beyond the control of the Issuing Bank, the Lenders or Agent, except only that Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank’s failure to pay under a Letter of Credit in accordance with its terms after the presentation to it by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank’s rights or powers hereunder.

               In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with a Letter of Credit or any related certificates or other documents, if taken or omitted in good faith and without gross negligence, shall be binding upon Borrower and shall not put the Issuing Bank under any resulting liability to Borrower.

               3.4     The Issuing Bank.

               (a)    Appointment. Each Lender hereby irrevocably designates and appoints the Issuing Bank as the Issuing Bank under this Agreement with respect to the Letters of Credit, and each such Lender hereby irrevocably authorizes the Issuing Bank, as the Issuing Bank, to take such action under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Issuing Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Issuing Bank shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Issuing Bank; provided that nothing contained in this Section 3.4 shall be deemed to limit or impair the rights and obligations of the Issuing Bank under the Letters of Credit.

               (b)    Exculpatory Provisions. Neither the Issuing Bank nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Issuing Bank under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Bond Documents, Loan Instruments, Project Documents or Security Documents or for any failure of Borrower to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Issuing Bank shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Borrower.

               (c)    Reliance by Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any agreement (including this Agreement), note (including any Note), writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or telephone conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Issuing Bank. Except for the issuance of the Letters of Credit in accordance with the terms of this Agreement and the payment of drawings thereunder, the Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Lenders as the Issuing Bank deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

               (d)    Indemnification. The Lenders agree to indemnify the Issuing Bank in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to each Lender’s pro rata share of the participations in the Letters of Credit and L/C Reimbursement Obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the L/C Reimbursement Obligations or the termination of this Agreement) be imposed on, incurred by or asserted against the Issuing Bank in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Issuing Bank’s gross negligence or willful misconduct or for the payment of any portion of the L/C Fees. The agreements in this Section 3.5(d) shall survive the payment of the L/C Reimbursement Obligations, any Loans made in respect of any Drawings and the termination of this Agreement.

               (e)    Issuing Bank in Its Individual Capacity. The Issuing Bank and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower as though the Issuing Bank were not the Issuing Bank hereunder. With respect to Advances made or renewed by the Issuing Bank or on its behalf and any Note issued to the Issuing Bank or for its benefit, the Issuing Bank shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Issuing Bank, and the terms “Lender” and “Lenders” shall include the Issuing Bank in its individual capacity.

               3.5     Participation and Funding Commitments. (a) The Issuing Bank hereby grants to each of the other Lenders and each such Lender hereby unconditionally and irrevocably, severally and for itself only, takes an undivided participating interest in the rights and obligations of the Issuing Bank under, and in connection with, the Series 1991 Letter of Credit Facility and the Series 1993 Letter of Credit Facility in each case in a fraction equal to such Lender’s Loan Commitment Percentage. Subject to the limitations set forth below, each of the other Lenders shall be liable to the Issuing Bank for its pro rata share, based upon its Loan Commitment Percentage, of the amount of any draft drawn and honored by the Issuing Bank under the Series 1991 Letter of Credit and the Series 1993 Letter of Credit. Such liability shall be absolute, unconditional and irrevocable and shall not be affected by any condition or event, including without limitation: (i) the occurrence of any Default or Event of Default under this Agreement or any other Loan Instrument, (ii) any lack of validity or enforceability of this Agreement, the Bond Letters of Credit or any of the other Loan Instruments, (iii) any amendment or waiver of, or consent to departure from, all or any of the Loan Instruments, (iv) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or any transferee of the Bond Letters of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, the Issuing Bank, the Lenders or any other person or entity, whether in connection with this Agreement, any of the other Loan Instruments or any unrelated transactions, (v) any statement or any other document presented under the Bond Letters of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, (vi) payment by the Issuing Bank under the Bond Letters of Credit against presentation of a draft or certificate which does not comply with the terms thereof, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank, or (vii) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not have constituted gross negligence or willful misconduct of the Issuing Bank.

               (b)     As promptly as practicable, but no later than 1:00 p.m. (New York time) upon becoming aware that it has not been or will not be reimbursed in immediately available funds for any (i) Drawing under the Bond Letters of Credit before 1:00 p.m. (New York time) on the disbursement date for such Drawing under the Bond Letters of Credit (and without regard to whether such Drawing may be converted into a Loan pursuant to the provisions hereof), the Issuing Bank will notify Agent of the amount of and disbursement dates for such Drawing under the Bond Letters of Credit. Such notification may be given telephonically, but shall in all events be confirmed promptly by telecopy or other written notice. Agent shall notify each of the Lenders (other than the Issuing Bank) promptly by telecopy or telephone (promptly confirmed by telecopy) of its pro rata share of such Drawing under the Bond Letters of Credit, based upon such Lender’s Loan Commitment Percentage and forthwith upon receipt of such notice, each such Lender shall pay in immediately available funds its pro rata share of such Drawing under the Bond Letters of Credit to Agent for the account of the Issuing Bank at Agent’s office indicated in Section 9.1(a), not later than 3:30 p.m. (New York time) on the day such notice from Agent is received (where the relevant notice is received at or prior to 2:00 p.m. (New York time) on any day), and before 12:00 noon (New York time) on the next succeeding Banking Day (where the relevant notice is received after 2:00 p.m. (New York time) on any day). Each Lender (other than the Issuing Bank) shall indemnify and hold harmless the Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Lender to provide, or from any delay in providing, Agent for the account of the Issuing Bank with its pro rata share of the amount of any Drawing under the Bond Letters of Credit, in accordance with the provisions of the preceding sentence but no such Lender shall be so liable for any such failure on the part of or caused by any other Lender or Agent. If a Lender does not pay to Agent for the account of the Issuing Bank such Lender’s pro rata share of any Drawing under the Bond Letters of Credit by 3:30 p.m. (New York time) on the date the Drawing is honored such Lender shall be required to pay interest to Agent for the account of the Issuing Bank on its pro rata share of such Drawing under the Bond Letters of Credit, at the Federal Funds Rate from the date the Drawing is honored until the date such Lender’s payment is received by Agent for the account of the Issuing Bank. If Agent for the account of the Issuing Bank receives a Lender’s pro rata share of any Drawing under the Bond Letters of Credit on the disbursement date therefor or if Agent for the account of the Issuing Bank receives interest on any late payment from such Lender in accordance with the provisions of the preceding sentence, such Lender shall receive interest on its pro rata share of such Drawing under the Bond Letters of Credit in accordance with paragraph (d) of this Section 3.5 from such disbursement date. If Agent for the account of the Issuing Bank does not receive a Lender’s pro rata share of any Drawing under the Bond Letters of Credit on the disbursement date therefor and does not receive interest on any such late payment from such Lender in accordance with the provisions of this paragraph, such Lender shall not receive interest on its pro rata share of such Drawing under the Bond Letters of Credit in accordance with paragraph (d) of this Section 3.5 from the date on which such Lender’s payment is received by Agent for the account of the Issuing Bank.

               (c)     Agent shall pay to the Issuing Bank in immediately available funds all pro rata shares of any Drawing received by it from any Lender pursuant to the provisions of this Section 3.5 before the close of business on the day such payment is received; provided that any amount received by Agent that is due and owing to the Issuing Bank and remains unpaid to the Issuing Bank on the date of receipt shall be paid on the next succeeding Banking Day with interest payable at the Federal Funds Rate.

               (d)     Whenever Agent shall receive any payment in the form of reimbursement from, or on behalf of, Borrower with respect to any Drawing under the Bond Letters of Credit, or any payment of interest on any Drawing under the Bond Letters of Credit which payment relates to an amount for which Agent for the account of the Issuing Bank has received reimbursement from the Lenders pursuant to this Agreement, Agent will pay to each such Lender in immediately available funds such Lender’s pro rata share, computed in accordance with its Loan Commitment Percentage of such payment (i) before the close of business on the day such payment is received if such payment is received at or prior to 12:00 noon (New York time) on such day or (ii) before 2:00 p.m. (New York time) on the next succeeding Banking Day if such payment is received after 12:00 noon (New York time) on such day; provided that such Lender shall only be entitled to share in payments relating to interest in accordance with the provisions of paragraph (b) of this Section 3.5. Any amounts received by Agent that are due and owing to the Lenders and remain unpaid to the Lenders after the times for payment set forth in the preceding sentence shall bear interest payable by Agent at the Federal Funds Rate.

               (e)     Each Lender authorized the Issuing Bank to issue the Series 1991 Letter of Credit and hereby irrevocably authorizes the Issuing Bank to issue the Series 1993 Letter of Credit under and in accordance with this Agreement. Each Lender hereby irrevocably authorizes the Issuing Bank to pay the amount of any draft presented under the Bond Letters of Credit upon presentation of documents which, upon their face, conform to the terms of the Bond Letters of Credit, and to take such action on its behalf under the provisions of this Agreement and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Issuing Bank by the terms hereof and thereof together with such powers as are reasonably incidental thereto. Each Lender hereby irrevocably authorizes Agent for the account of such Lender to receive from Borrower reimbursement for Drawings under the Bond Letters of Credit, and to take such action on its behalf under the provisions of this Agreement and to exercise such powers and to perform such duties as are specifically delegated to or required of Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

               (f)     Each Lender agrees that its obligation to participate in the Series 1991 Letter of Credit Facility and the Series 1993 Letter of Credit Facility on the terms and subject to the conditions of this Agreement shall be irrevocable and unconditional.

ARTICLE 4

COMMITMENTS AND CONDITIONS
TO ADVANCES AND LETTERS OF CREDIT

               4.1     Construction Period Commitments.

               (a)     Lenders and Issuing Bank.

(i) Subject to the terms and conditions of this Agreement, each Lender severally commits to make Advances of the Tranche A Construction Loan up to but not exceeding the amount, as of any date, of its Loan Commitment Percentage of the Unadvanced Tranche A Construction Loan. Subject to the terms and conditions of this Agreement (including, without limitation, with respect to any Rova I Trade Letter of Credit, the conditions to issuance specified in Section 3.1(a) hereof), the Issuing Bank commits to issue the Rova I Letters of Credit. Each commitment made under this Section 4.1(a) (i) shall terminate on the Tranche A Construction Loan Repayment Date.

(ii) Subject to the terms and conditions of this Agreement, each Lender severally commits to make Advances of the Tranche B Construction Loan up to but not exceeding the amount, as of any date, of its Loan Commitment Percentage of the Unadvanced Tranche B Construction Loan. Subject to the terms and conditions of this Agreement (including, without limitation, with respect to any Rova II Trade Letter of Credit, the conditions to issuance specified in Section 3.1(a) hereof), the Issuing Bank commits to issue the Rova II Letters of Credit. Each commitment made under this Section 4.1(a) (ii) shall terminate on the Tranche B Construction Loan Repayment Date.

               (b)     Institutional Lenders. Subject to the terms and conditions of this Agreement, each Institutional Lender severally commits to make Advances of the Tranche B Institutional Construction Loan up to but not exceeding the amount, as of any date, of its Institutional Loan Commitment Percentage of the Tranche B Institutional Construction Loan Commitment, until the earlier of the Tranche B Construction Loan Repayment Date and the expiration of the Tranche B Shelf Commitment Period.

               4.2     Conditions Precedent to Initial Tranche B Advance and Rova II Letters of Credit.

               The obligation of the Lenders and the Institutional Lenders to make the Initial Tranche B Advance, and the obligation of the Issuing Bank to issue the Rova II Letters of Credit, are each subject to the fulfillment to the satisfaction of Agent, each Co-Agent and Institutional Agent on the Amendment Execution Date of the following conditions precedent:

               (a)    Proof of Authorizing Action. Agent shall have received, in form and substance satisfactory to Agent, each Co-Agent and Institutional Agent:

(i) certified copies of the (A) certificate of incorporation, certificate of limited partnership, by-laws, partnership agreement or other equivalent organizational documents of each Obligor, as requested by Agent, and (B) resolutions of the Management Committee of Borrower and board of directors (or other equivalent body) of each Obligor authorizing the execution, delivery and performance of each Loan Instrument and each Project Document to which such Person is or is intended to be a party and of all documents evidencing other necessary action with respect thereto;

(ii) certificates signed by an Authorized Officer of each such Person certifying the name, incumbency and signature of each individual authorized to sign the Loan Instruments and the Project Documents to which such Person is a party and the other documents or certificates to be delivered pursuant hereto or thereto, which may be conclusively relied upon until a revised certificate is similarly so delivered; and

(iii) good standing certificates, certificates of authority to transact business as a foreign corporation and franchise tax certificates with respect to each such Person.

               (b)    Notice to Proceed. Borrower shall have delivered to Agent a copy of the Notice to Proceed under the Rova II Turnkey Contract which shall have been issued on or prior to December 24, 1993.

               (c)    Note(s); Loan Instruments. Agent, each Co-Agent and Institutional Agent each shall have received an executed copy of each of the Notes to be issued to it on the Amendment Execution Date pursuant to the terms of Sections 2.7(a) and 2.7(b) hereof, respectively. Each Loan Instrument shall have been fully executed and delivered by each Person which is a party thereto and shall be in full force and effect. The Westmoreland Subordinated Loan shall have been made in accordance with the terms of Section 3(f) of the Equity Agreement.

               (d)    Project Documents and Governmental Requirements. Except for those Governmental Requirements set forth in Part II of Schedule 5.6 hereto, each of the Project Documents shall be in form and substance satisfactory to Agent, Institutional Agent and Co-Agents. Agent shall have received evidence satisfactory to Agent, Institutional Agent and Co-Agents that each of such Project Documents has been fully executed and delivered by each Person which is a party thereto, is in full force and effect and that no party to any such Project Document shall be in material breach of any obligation thereunder. Agent shall have received an executed copy of each such document, certified in the case of each such document to which Agent is not a party by an Authorized Officer of Borrower as being complete and in full force and effect and that no force majeure has occurred thereunder. The Intercompany Credit Agreement, dated as of April 30, 1993, among the Borrower, the Westmoreland Partner, the LG&E Partner and LG&E Energy Systems shall have been terminated and Agent shall have received evidence, satisfactory to Agent of such termination. Agent and Institutional Agent shall have received evidence or copies of all Governmental Requirements set forth in Schedule 5.6 hereto other than Governmental Requirements set forth on Part II of Schedule 5.6, certified by an Authorized Officer of Borrower as being complete and in full force and effect, and copies of all correspondence referred to in such Governmental Requirements and all applications for such Governmental Requirements, certified by an Authorized Officer of Borrower as complete.

               (e)    Contractor’s Representation; Subcontractors. Agent shall have received a certificate signed by an Authorized Officer of Contractor, satisfactory to Agent, each Co-Agent and Institutional Agent, to the effect that as of the Amendment Execution Date the Rova I Required Completion Date is not later than July 1, 1994, the Rova II Required Completion Date is not later than July 1, 1995, Borrower is not in default under the Rova I Turnkey Contract or under the Rova II Turnkey Contract, and that no Force Majeure event has occurred under (and as defined in) the Rova I Turnkey Contract or the Rova II Turnkey Contract. In addition, Agent shall have received evidence satisfactory to Agent, each Co-Agent and Institutional Agent that binding final agreements with subcontractors supplying the Rova II Facility’s boiler, turbine generator and flue gas desulfurization systems have been fully executed and delivered by Contractor and each other Person which is a party thereto, are in full force and effect and that no party thereto shall be in material breach of any obligation thereunder, such agreements to contain terms and conditions (including subcontractor warranties) satisfactory in all respects to Agent, each Co-Agent and Institutional Agent. Agent and Institutional Agent shall have received an executed copy of each such agreement (without price terms), certified by an Authorized Officer of Contractor as being complete and in full force and effect.

               (f)    Security Interest; Recordings and Perfection. Agent shall have received (i) originals, each duly executed (and acknowledged where appropriate) by Borrower, in recordable form and otherwise satisfactory to Agent, each Co-Agent and Institutional Agent, of all Financing Statements (and copies of Uniform Commercial Code search reports with respect to Borrower in each jurisdiction in which such Financing Statements are to be filed) and (ii) evidence satisfactory to Agent, each Co-Agent and Institutional Agent that the Financing Statements and the Security Documents have been duly recorded and filed in all places wherein such recording or filing is necessary to perfect the interests of Agent in and to the collateral covered thereby. The execution and delivery of the Security Documents, the filing of the Financing Statements and the delivery of the collateral subject to the Account Pledge Agreement, the Security Agreement and the General Partner Security Agreement which is required to be delivered thereunder, the registration of the pledge of any uncertificated securities with the appropriate persons pursuant to Article 8 of the appropriate Uniform Commercial Code and any other necessary action on the part of Borrower shall have created, as security for the obligations of Borrower hereunder and under the Notes, valid and perfected first-priority security interests in and liens on the collateral described therein with priority dating from no later than (i) with respect to the Tranche A Loans, the Closing Date and (ii) with respect to the Tranche B Loans, the Amendment Execution Date.

               (g)    Title Insurance; Surveys. Agent shall have received: (i) a paid deed of trust modification endorsement to Loan Policy No. A020530 issued by the Title Company and paid for in full by Borrower, in form and substance satisfactory to Agent, each Co-Agent and Institutional Agent (“Original Policy”) insuring the Secured Parties for their ratable benefit in an amount not less than the Total Tranche A Construction Commitment that good and marketable fee simple title to that portion of the Property owned in fee simple by Borrower and good and marketable easements in that portion of the Property consisting of easements is vested in Borrower and that the Original Deed of Trust constitutes a valid and enforceable first mortgage lien on the Property and the Facilities subject only to Permitted Liens (other than mechanics’ and materialmen’s liens); (ii) an ALTA l970B lender’s policy of title insurance issued by the Title Company and paid for in full by Borrower, in form and substance satisfactory to Agent, each Co- Agent and Institutional Agent (“Additional Policy”), with such endorsements and affirmative coverage as Agent or Institutional Agent may reasonably request, with such ALTA direct facultative reinsurance agreements (with direct access provisions) as Agent may request insuring the Secured Parties for their ratable benefit in an amount not less than the Total Tranche B Construction Commitment that good and marketable fee simple title to that portion of the Property owned in fee simple by Borrower and good and marketable easements in that portion of the Property consisting of easements is vested in Borrower and that the Additional Deed of Trust constitutes a valid and enforceable first mortgage lien on the Property and the Facilities subject only to Permitted Liens (other than mechanics’ and materialmen’s liens); and (iii) a letter from the Title Company in form and substance satisfactory to Agent acknowledging that the Additional Policy is independent and freestanding coverage for an indebtedness in the face amount of $93,300,000 which is not recognized by nor included in the Original Policy coverage for an indebtedness in the face amount of $300,000,000. The Original Policy (as endorsed) and the Additional Policy will provide full coverage against all mechanics’ and materialmen’s liens (including any relating to environmental remediation) and will insure that no survey exceptions not theretofore approved by Agent and Institutional Agent exist. Further, the Title Company shall undertake to provide the notice of title continuation or endorsement required in this Agreement after Agent’s request therefor.

               (h)    Insurance. Agent shall have received (i) a certified copy of, or binder for, each of the insurance policies required by Section 6.15 hereof, together with evidence satisfactory to Agent that such insurance complies with the provisions of Section 6.15 hereof and with the provisions of each of the Project Documents, and that all premiums then due with respect to such insurance have been paid, and (ii) a written report of the Insurance Advisor describing the insurance obtained by Borrower and Contractor as of the Amendment Execution Date with respect to the Facilities and stating that the insurance required to be obtained as of the Amendment Execution Date pursuant to the Loan Instruments and the Project Documents is in full force and effect and provides reasonable and adequate coverage for the Facilities.

               (i)    Qualifying Facility Status. The Rova I Facility and the Rova II Facility shall each be a “Qualifying Cogeneration Facility,” as such term is defined in PURPA, and Borrower shall have obtained the QF Certificate for the Rova I Facility and the QF Certificate for the Rova II Facility each of which shall be in full force and effect and shall reflect Borrower as the owner of the Facilities and Borrower shall have filed a notice with FERC in form and substance satisfactory to Agent in respect of each of the Rova I Facility and the Rova II Facility to reflect LG&E Energy Systems’ guaranty of the Westmoreland Partner’s obligations under Section 2(g) of the Equity Agreement and FERC shall have taken no action to modify, amend, rescind, vacate or revoke either of such QF Certificates or such notice.

               (j)    Environmental Information. Agent and Institutional Agent shall have received (i) a report by the Environmental Consultant containing the results of its inspection into matters of environmental concern with respect to the Property and the Facilities and (ii) such other information as to the past ownership and use and the present condition of the Property as Agent or Institutional Agent may have requested; and such information shall not disclose, in the opinion of Agent, Co-Agents and Institutional Agent, any unusual or significant risks associated with the Property relating to environmental, pollution, sanitation and similar laws.

               (k)    Independent Engineer’s Report. Agent, each Co- Agent and Institutional Agent shall have received a report of the Independent Engineer detailing to the satisfaction of Agent, each Co-Agent and Institutional Agent such matters as Agent, any Co-Agent or Institutional Agent may reasonably request, including but not limited to, (i) the adequacy, completeness and acceptability of the technical criteria for the Rova II Facility contained in the Rova II Turnkey Contract, including but not limited to, design, cost and performance parameters, (ii) the sufficiency of the acceptance test criteria and guaranteed levels for electrical output, capacity, net heat rate, emissions and power levels contained in the Rova II Turnkey Contract and their compliance with all applicable environmental standards, (iii) the reasonableness of the construction schedule for the Rova II Facility, (iv) the reasonableness of the projected operating costs of the Rova II Facility, (v) the ability of the Rova II Facility when completed to meet all the requirements set forth in the Rova II Turnkey Contract and the Rova II Power Purchase Agreement and the obligations to provide steam under the Energy Services Agreement, (vi) the ability of the Rova I Facility to be constructed and operated in accordance with the Project Documents in a manner which does not interfere with the construction and operation of the Rova II Facility, (vii) the ability of the Rova II Facility to be constructed and operated in accordance with the Project Documents in a manner which does not interfere with the construction and operation of the Rova I Facility, (viii) the adequacy of the Rova II Substantial Subcontractors as of the Amendment Execution Date, (ix) the quality and dependability of the conceptual design proposed to be incorporated in the Rova II Facility, (x) the obtaining of all permits and certificates necessary for the construction, operation and maintenance of the Rova I Facility and the Rova II Facility which are then obtainable, and the probability of obtaining all other such permits and certificates which can only be obtained in the future and (xi) the geotechnical and geological aspects of construction of the Rova II Facility.

               (l)    Material Adverse Change in Obligors. Agent, each Co-Agent and Institutional Agent shall have received audited (except for those in respect of LG&E Energy Systems) financial statements, in form acceptable to Agent, each Co-Agent and Institutional Agent, for the Partner Obligors and, to the extent available to Borrower upon the exercise of reasonable efforts, for such of the other Obligors as Agent shall have requested; provided, however, that with respect to any financial statements required to be delivered pursuant to the provisions hereof with respect to LG&E Energy Systems, such financial statements shall be certified as to fairness of presentation, generally accepted United States accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of LG&E Energy Systems. In the opinion of Agent, any of the Co-Agents or Institutional Agent, there shall have been no material adverse change in the financial condition of any Obligor (except as previously disclosed to Agent in a writing delivered by or on behalf of Borrower or such Obligor) since the Closing Date. Agent shall also have received a certificate dated the Amendment Execution Date and signed by an Authorized Officer of Borrower stating that, to the best knowledge of Borrower, no material adverse change in the financial condition of any Obligor has occurred (except as previously disclosed to Agent and Institutional Agent in a writing delivered by or on behalf of Borrower or such Obligor) since, in respect of Westmoreland and the Westmoreland Partner, the date of the most recent Financial Statements delivered to the Agent and in respect of all other Obligors, since the Closing Date.

               (m)    Conditions Precedent Under Other Documents. All conditions precedent (other than those relating to completion of construction of the Facilities) to the obligations of each Obligor under each Loan Instrument and Project Document to which it is a party shall have been satisfied in full, and Agent shall have received a certificate executed by an Authorized Officer of each such party certifying that all such conditions precedent (other than those relating to completion of construction of the Facilities) under such documents to which they are a party have been satisfied in full. In addition, Borrower shall have fully complied with Section 6.4(b) hereof, and Borrower shall not have received any objection from Virginia Power as to any such information, evidence or documents, unless such objection shall have been subsequently withdrawn by Virginia Power or cured by Borrower in a manner satisfactory to Agent, each Co-Agent and Institutional Agent.

               (n)    Approved Budget. Borrower shall have delivered the Rova I Approved Budget and the Rova II Approved Budget to Agent.

               (o)    Projections. Agent shall have received from Borrower (i) projections demonstrating that Borrower shall have positive Discretionary Cash Flow for each year after the Rova I Required Completion Date through the 20th anniversary of the Rova II Required Completion Date, which projections shall be based upon attached pro-forma income statements (which shall include estimates of real estate and personal property tax liabilities), annual cash flow projections for each such year and a schedule of proposed Tranche A Advances reflecting a construction period of 36 months and a schedule of proposed Tranche B Advances reflecting a construction period of 27 months from April 1, 1993, each of which shall be based upon assumptions stated therein which are acceptable to Agent, Co-Agents, Institutional Agent and the Independent Engineer in their reasonable discretion which projections shall be attached hereto as Schedule 4.2 and (ii) a certificate, satisfactory in form and substance to Agent, each Co-Agent and Institutional Agent, of the chief financial officer of Borrower stating that such projections and supporting documents were prepared in good faith by Borrower and are based upon assumptions which Borrower considers to be reasonable.

               (p)    Opinions of Counsel. Agent shall have received the legal opinions, in each case dated the Amendment Execution Date and in form and substance satisfactory to Agent, each Co-Agent and Institutional Agent, of:

(i) Dewey Ballantine, special New York counsel to Borrower;

(ii) Maupin Taylor Ellis & Adams, P.A., special North Carolina counsel to Borrower;

(iii) McGuire Woods Battle and Boothe, special Virginia counsel to Borrower, as to:

(A) enforceability of certain Project Documents;

(B) due organization, etc. of Borrower; and

(C) Commonwealth of Virginia security interests;

(iv) Philip Weinstock, Esq., counsel to the Westmoreland Partner, Westmoreland Energy, Westmoreland Roanoke, Westmoreland, KCCC and WCSC;

(v) Barry A. Weiss, Esq., counsel to Borrower, the LG&E Partner, LG&E Roanoke and LG&E-16;

(vi) Barry A. Weiss, Esq., counsel to Contractor;

(vii) Barry A. Weiss, Esq., counsel to Operator;

(viii) Hunton & Williams, counsel to Virginia Power;

(ix) Brouse & McDowell, counsel to the Steam Host;

(x) Maupin Taylor Ellis & Adams, P.A., special North Carolina counsel to the Steam Host;

(xi) Brouse & McDowell, counsel to the Steam Host Guarantor;

(xii) Maupin Taylor Ellis & Adams, P.A., special North Carolina counsel to the Steam Host Guarantor;

(xiii) Satterlee Stephens Burke & Burke, counsel to the Lime Supplier;

(xiv) John W. Humes, Jr., Esq., counsel to the Railroad;

(xv) Godwin & Stephenson, counsel to the Ash Disposer;

(xvi) James, Wellman & White, counsel to the Town of Weldon;

(xvii) [Intentionally deleted];

(xviii) Susan M. Jenkins, Esq., counsel to LG&E Energy Corp. and LG&E Energy Systems;

(xix) Jackson & Kelly, counsel to the Coal Supplier;

(xx) Douglas M. Bagge, counsel to the Coal Supplier and the Coal Supply Guarantor;

(xxi) Baird, Baird, Baird & Jones, P.S.C., counsel to the Coal Supplier;

(xxii) Thomas Rubenstein, Esq., counsel to Westmoreland, KCCC and WCSC;

(xxiii) Patton, Boggs and Blow, North Carolina counsel to Contractor; and

(xxiv) such other opinions of counsel that Agent may reasonably request.

               (q)    Fees. Borrower shall have paid all fees due and payable on the Amendment Execution Date to any and all of the Secured Parties and Borrower shall have paid all Rova I commitment fees on the Unadvanced Tranche A Construction Facility Commitment which have accrued and remain unpaid on and as of the Amendment Execution Date.

               (r)    Additional Conditions. The requirements of Sections 4.3 and 4.4 hereof shall have been satisfied.

               (s)    Other Information. Agent shall have received such other statements, certificates, documents and information with respect to the Facilities or matters contemplated by this Agreement as Agent, any Co-Agent or Institutional Agent may reasonably request.

               4.3      Conditions Precedent to All Advances and Disbursements.

               The obligation of the Lenders and the Institutional Lenders to make any Advance, including the Initial Tranche B Advance, the obligation of Agent to disburse any of the Overfunded Amount and the obligation of the Issuing Bank to issue any Letter of Credit, is each subject to the fulfillment, at the time of the making of any such Advance, disbursement of an Overfunded Amount or the issuance of any Letter of Credit, to the satisfaction of Agent, of each the following conditions precedent; provided, however, that the conditions precedent set forth in the second sentence of clause (q) and in clause (r) of this Section 4.3 shall only be a condition precedent to the making of Tranche B Advances, the disbursement of Tranche B Overfunded Amounts and the issuance of any Rova II Letter of Credit on and after the Required EWG Approval Date and the Tranche A Date Certain, respectively; and provided, further, that the condition precedent set forth in the last sentence of clause (e) of this Section 4.3 shall only be a condition precedent to the making of Advances on and after December 31, 1993:

               (a)    No Default. After giving effect to the making of such Advance, disbursement of such Overfunded Amount or issuance of such Letter of Credit, there shall exist no Default or Event of Default.

               (b)    Correctness of Representations. After giving effect to the making of such Advance, disbursement of such Overfunded Amount or issuance of such Letter of Credit, all representations and warranties contained in each Loan Instrument and Project Document and any writing delivered to any of the Secured Parties by (or on behalf of) Borrower, any Partner, any Partner Obligor or Contractor pursuant hereto or thereto shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Advance, disbursement of such Overfunded Amount or issuance of the Letter of Credit, as the case may be.

               (c)    Continued Effectiveness of Project Documents. Each of the Project Documents then required to be in full force and effect shall be in full force and effect and no default shall have occurred thereunder which could have a material adverse effect on Borrower’s ability to meet its obligations under any of the Loan Instruments in a timely manner. There shall not have occurred any event of force majeure which would allow any party to a Project Document to avoid or delay performance of all or any part of its obligations under such Project Document.

               (d)    Funds for Project Costs; Commercial Operations Date. Agent and the Independent Engineer shall be satisfied that (i) all the Rova I Project Costs to be paid or incurred through the Tranche A Conversion Date do not exceed the sum of (a) the aggregate amount of the Total Tranche A Construction Commitment (excluding the face amount of the Rova I Virginia Power Letter of Credit) and (b) all other funds to pay such Rova I Project Costs irrevocably made available by any other sources (other than pursuant to the Equity Agreement) with creditworthiness and such other provisions satisfactory to Agent, Co-Agents and Institutional Agent in their sole discretion; (ii) the Rova I Facility is likely to achieve the Rova I Commercial Operations Date by August 1, 1994 and Rova I Completion by the Tranche A Date Certain; (iii) all the Rova II Project Costs to be paid or incurred through the Tranche B Conversion Date do not exceed the sum of (a) the aggregate amount of the Total Tranche B Construction Commitment (excluding the face amount of the Rova II Virginia Power Letter of Credit) and (b) all other funds to pay such Rova II Project Costs irrevocably made available by any other sources (other than pursuant to the Equity Agreement) with creditworthiness and such other provisions satisfactory to Agent, Co-Agents and Institutional Agent in their sole discretion; and (iv) the Rova II Facility is likely to achieve the Rova II Commercial Operations Date by June 30, 1995 and Rova II Final Completion by the Tranche B Date Certain.

               (e)    Lien Waivers. Borrower shall use its best efforts to procure and deliver to Agent and the Title Company, if required by Agent or the Title Company, conditional lien releases or waivers and, upon payment, unconditional releases and waivers of mechanics’ and materialmen’s liens and receipted bills showing full payment to Contractor in connection with the design, construction, testing, start-up and operation of the Rova I Facility and the Rova II Facility. Agent shall have received on or prior to December 31, 1993 an updated ALTA/ASCM Class A certified survey (or its equivalent under North Carolina law) of the Property and all easements and other interests affecting the Property by a licensed surveyor in the State of North Carolina satisfactory to Agent, each Co-Agent, Institutional Agent and the Title Company, certified to the Secured Parties and the Title Company, showing no state of facts unsatisfactory to any of them and showing such details as Agent or Institutional Agent may require.

               (f)    Extension of Security Documents. The Security Documents and the Title Insurance shall have been endorsed and extended as required by Agent and the Title Company to cover each Advance, with no title exceptions objectionable to Agent in the reasonable exercise of its discretion.

               (g)    Continued Validity of Projections. Neither Agent (in its sole and absolute discretion) nor the Independent Engineer shall have any reason to believe that the projections satisfying the provisions of Section 4.2(o) hereof are no longer reasonable in all material respects or that the conclusions demonstrated therein are no longer valid in all material respects.

               (h)    No Violation of Law, Etc. No Law, regulation, ruling, guideline or other governmental action or inaction of any Governmental Authority shall be in effect or shall have occurred (or be proposed if such proposal has a reasonable likelihood of being enacted, and if enacted would have a material effect), the effect of which is to prevent, directly or indirectly, any Secured Party, Borrower or any other party to any Project Document or Loan Instrument from fulfilling its respective obligations hereunder or thereunder, or which would subject any Secured Party to any unreimbursed liability by reason of the performance of its obligations hereunder (other than taxes levied on the income of such Secured Party). In addition, the Facilities, the Property, Borrower, each Partner and Partner Obligor and, with respect to the Facilities and the Property, Contractor and Operator, shall each be in full compliance with all Governmental Requirements including those pertaining to building, environmental, pollution control and ecological matters, except where noncompliance could not, in the judgment of Agent, each Co-Agent and Institutional Agent, have a material adverse effect on Borrower, the Facilities, the Property, Borrower’s ability to perform its obligations under the Loan Instruments, the Project Documents or the Bond Documents or the rights or interests of the Secured Parties.

               (i)    Payments to Secured Parties. Borrower shall have paid, or shall pay to Agent out of the proceeds of such Advance, all interest, fees, costs and other amounts due to each of the Secured Parties; provided that if such Advance shall be the issuance of the Series 1993 Letter of Credit, Borrower shall have submitted to the Series 1993 Trustee a requisition from the Series 1993 Costs of Issuance Fund (as defined in the Series 1993 Indenture) to cover all such expenses as may be covered pursuant to the Series 1993 Indenture, and a Tranche B Application for Borrowing to cover all such remaining expenses, if any, and Borrower shall have paid or shall pay such expenses from the proceeds of such requisition and, if necessary, such application.

               (j)    No Legal Proceedings. There shall be no (i) injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority directing that the transactions provided for in any of the Loan Instruments, Bond Documents or Project Documents not be consummated as herein or therein provided or (ii) litigation, investigation or proceeding of or before any arbitrator, court or other Governmental Authority pending or threatened against any party to any Loan Instrument or Project Document, or any of their properties, revenues or assets, with respect to any of the Loan Instruments, Bond Documents or Project Documents or any of the transactions contemplated hereby or thereby which is reasonably likely to have a material adverse effect on such party’s ability to perform its obligations under the Loan Instruments, Bond Documents or Project Documents to which it is a party.

               (k)    Regulation as Utility. Neither the making of any Advance or Loan, nor the conversion of any Loan, nor the securing of any obligation by Liens pursuant to the Security Documents, nor any other transaction contemplated by any of the Loan Instruments, nor Borrower’s ownership or operation of the Facilities shall cause any Secured Party to become subject to regulation by any Governmental Authority as a “public utility”, an “electric utility”, an “electric utility company”, an “electric utility holding company”, a “public utility holding company”, or an “electrical corporation” under any Law or Governmental Requirements (including, without limitation, PUHCA, FPA, or PURPA) or cause Borrower to be regulated as an “electric utility company”, “public-utility company” or in any other manner under PUHCA. At such time as the Rova I Facility is no longer a Qualifying Cogeneration Facility, the Borrower will become a “public utility” under the FPA.

               (l)    Material Adverse Change. Since the date of the most recent Advance, there shall have been no event or events which, in the judgment of Agent, any of the Co-Agents or Institutional Agent, (i) materially adversely affect Borrower’s ability to meet its obligations under any of the Loan Instruments or Project Documents, (ii) materially adversely affect the condition (financial or otherwise) of any Obligor from the date of each Obligor’s financial statements set forth in Section 4.2(1) hereof (or, for those Obligors for whom financial statements were not delivered, the date which is six months prior to the Amendment Execution Date) which could reasonably be expected to have a material adverse effect on such Obligor’s ability to meet its obligations in a timely manner under the Project Documents to which it is a party or under the Support Agreement or Additional Support Agreement or (iii) materially adversely affect the security interests of any of the Secured Parties in the collateral subject to the Security Documents, all as determined by Agent in the reasonable exercise of its discretion; provided that this condition precedent shall be deemed to have been waived with respect to any such event or events actually known (based on written information provided by Borrower) to Agent, Institutional Agent and Co-Agents for more than six months from the date on which all of Agent, each Co-Agent and Institutional Agent shall have received such written information, unless Agent, Institutional Agent or any Co-Agent provided a notice to Borrower specifically reserving its respective rights under this Section 4.3(1) with respect to any such known event; provided, further, that any such waiver shall not be deemed a waiver of other rights, remedies, conditions or Events of Default hereunder.

               (m)    Application for Borrowing. An Application for Borrowing shall have been submitted by Borrower and approved by Agent.

               (n)    Filing, Registration and Recording Fees. Agent shall have received evidence satisfactory to it that all filing, recordation, subscription and inscription fees, and all taxes and other expenses related thereto, necessary for the consummation of the transactions contemplated by the Loan Instruments, the Bond Documents and the Project Documents have been paid in full by or on behalf of Borrower. By March 1, 1994, Borrower shall have delivered to Agent (i) a North Carolina franchise/income tax certificate for the Steam Host; (ii) an Ohio franchise tax certificate for the Steam Host Guarantor; (iii) a Virginia franchise/income tax certificate for the Railroad; (iv) a North Carolina franchise/income tax certificate for the Railroad; (v) an Illinois franchise/income tax certificate for Northbrook; (vi) a Florida tax certificate for the Coal Supplier; (vii) a Florida tax certificate for the Coal Supply Guarantor; and (viii) a Consent to Assignment of Agreement between Northbrook Rail Corporation, an Illinois corporation and Agent in respect of the Rova I Lime Railcar Lease Agreement, in form and substance satisfactory to Agent.

               (o)    Additional Conditions. With respect to the issuance of the Series 1993 Letter of Credit only, the requirements of Section 4.4 hereof shall have been satisfied.

               (p)    Compliance Certificate. Agent shall have received a certificate of (i) the chief financial officer, (ii) the treasurer, (iii) the chief accounting officer or (iv) any other officer of either LG&E Energy Corp. or LG&E Energy Systems having knowledge of the facts that to the best of such officer’s knowledge LG&E Energy Corp. is not in default under either the Support Agreement or the Additional Support Agreement and LG&E Energy Systems is not in default under the Equity Agreement.

               (q)    Qualifying Facility Status; EWG Approvals. The Rova II Facility shall be a Qualifying Cogeneration Facility. Each of the EWG Approvals shall have been obtained on or prior to the Required EWG Approval Date. The Rova I Facility shall be a Qualifying Cogeneration Facility on and as of the Rova I Commercial Operations Date and thereafter either (i) each of the EWG Approvals shall remain in full force and effect, shall be final and shall not be subject to appeal (other than the EWG Determination) or the subject of any pending or threatened challenge or proceeding or (ii) the Rova I Facility shall be a Qualifying Cogeneration Facility.

               (r)     The Tranche A Conversion Date shall have occurred on or prior to the Tranche A Date Certain.

               4.4      Conditions to Issuance of the Series 1993 Letter of Credit.

               The obligation of the Issuing Bank to issue the Series 1993 Letter of Credit is subject to the fulfillment, on the date the Series 1993 Letter of Credit is issued (the “Series 1993 Letter of Credit Issue Date”), of each of the following conditions precedent:

               (a)    Documents to Be Received. Agent shall have received the following documents, all in form and substance satisfactory to Agent:

(i) executed counterparts of each Series 1993 Bond Document (other than the Series 1993 Resolution); provided that with respect to the Series 1993 Bonds, Agent may receive a Series 1993 Bond marked as a “specimen” or otherwise marked as “void” and shall not need to receive fully executed Series 1993 Bonds;

(ii) certified copies of the resolution or resolutions of Borrower authorizing, as applicable, the execution and delivery of, and the performance by Borrower of its obligations under, this Agreement and each Series 1993 Bond Document, and certified copies of all other documents evidencing any other action of Borrower taken with respect thereto;

(iii) an opinion of Chadbourne & Parke LLP, counsel to the Issuing Bank, in form and substance satisfactory to the Issuing Bank, as to such matters as the Issuing Bank may reasonably request;

(iv) an opinion of Mays & Valentine, counsel to the Series 1993 Underwriter, in form and substance satisfactory to Agent, as to such matters as Agent may reasonably request;

(v) an opinion of Dewey Ballantine, counsel to Borrower, in form and substance satisfactory to Agent, as to such matters as Agent may reasonably request;

(vi) an opinion of Poyner & Spruill, bond counsel, in form and substance satisfactory to Agent, that interest on the Series 1993 Bonds is excludable from gross income for federal income tax purposes and as to such other matters as Agent may reasonably request;

(vii) an opinion of Borrower’s in-house counsel, in form and substance satisfactory to Agent, as to such matters as Agent may reasonably request;

(viii) an opinion of Mays & Valentine, counsel to the Series 1993 Trustee and the Series 1993 Tender Agent, in form and substance satisfactory to Agent, as to such matters as Agent may reasonably request;

(ix) copies of the Series 1993 Official Statement;

(x) a rating from S&P of the Series 1993 Bonds equal to the S&P rating of the Issuing Bank, to be evidenced by delivery of a rating letter from S&P; and

(xi) such other documents, certificates, opinions, approvals or filings with respect to the Series 1993 Bond Documents and this Agreement as Agent shall reasonably request.

               (b)    Certificate of Borrower. Agent shall have received a true and correct certificate, signed by an Authorized Officer of Borrower and dated the Series 1993 Letter of Credit Issue Date, to the following effect:

(i) the representations and warranties of Borrower set forth in this Agreement and any Series 1993 Bond Document to which it is a party or in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith are true and correct as of the Series 1993 Letter of Credit Issue Date with the same effect as though made on and as of such date; and

(ii) no Determination of Taxability in respect of the Series 1991 Bonds or the Series 1993 Bonds has occurred or is threatened.

               (c)    Miscellaneous. On or before the Series 1993 Letter of Credit Issue Date:

(i) the Series 1993 Bond Documents shall have been duly authorized and executed by the parties to such documents and such documents shall be in full force and effect on such date;

(ii) all conditions precedent to the issuance of the Series 1993 Bonds shall have been satisfied; and

(iii) the Authority shall have duly executed, issued and delivered the Series 1993 Bonds to the Series 1993 Underwriter or the purchasers thereof pursuant to the Series 1993 Bond Purchase Agreement.

               4.5     Conversion of the Tranche A Agreement Construction Loans and the Tranche A Institutional Construction Loan.

               (a)    Lenders and Issuing Bank. Subject to the terms and conditions of this Agreement, each Lender severally commits to convert on the Tranche A Conversion Date its proportionate share of the Tranche A Construction Loan, after taking into account the repayments required to be made pursuant to Section 2.4(a) (ii) hereof, into a Tranche A Term Loan and the Series 1991 Construction Loan into a Series 1991 Term Loan and to maintain the Tranche A Term Loan and the Series 1991 Term Loan upon such conversion, and the Issuing Bank commits to issue or maintain (in accordance with Article 3 hereof) the Rova I Letters of Credit.

               (b)    Institutional Lenders. Subject to the terms and conditions of this Agreement, each Institutional Lender severally commits to convert on the Tranche A Conversion Date its proportionate share of the Tranche A Institutional Construction Loan into a Tranche A Institutional Term Loan and to maintain the Tranche A Institutional Term Loan upon such conversion.

               4.6     Conditions Precedent to Tranche A Conversion.

               The Tranche A Term Facility Commitment, including the obligation of the Issuing Bank to issue and maintain (in accordance with Article 3 hereof) the Rova I Letters of Credit on or after the Tranche A Construction Loan Repayment Date, and the Tranche A Institutional Term Loan Commitment are each subject to the fulfillment to the satisfaction of Agent and Institutional Agent on the Tranche A Conversion Date of each of the following conditions precedent:

               (a)    No Default. After giving effect to the conversion of the Tranche A Loans and the Tranche A Institutional Loans hereunder, there shall exist no Default or Event of Default and Borrower shall have delivered a certificate dated the Tranche A Conversion Date to Agent to such effect.

               (b)    Correctness of Representations. After giving effect to the conversion of the Tranche A Loans and the Tranche A Institutional Loans hereunder, all representations and warranties contained in each Loan Instrument, Project Document, Bond Document and in writing delivered to any of the Secured Parties by (or on behalf of) Borrower, each Partner and each Partner Obligor pursuant hereto or thereto shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Tranche A Conversion Date, and Borrower shall have delivered a certificate of its Authorized Officer dated the Tranche A Conversion Date to Agent to such effect.

               (c)    Deeds of Trust. The Original Deed of Trust shall have been modified to specify the actual date, or the latest possible actual date, of the Tranche A Institutional Maturity Date, the reduced amount secured by the Original Deed of Trust and any other matters reasonably required to reflect the Tranche A Conversion.

               (d)    Making of Equity Contributions. The Partner Obligors shall have contributed to the capital of the Partners, and the Partners shall have contributed to the capital of Borrower, and Agent shall have received for the benefit of the Secured Parties the aggregate amount required by the terms of the Equity Agreement to have been contributed or loaned to Borrower on (and prior to) the Tranche A Conversion Date.

               (e)    Project Documents. All Project Documents shall be in full force and effect, no party thereto shall be in default in any material respect under any Project Document to which it is a party, and all conditions precedent to the obligations of the parties to the Project Documents (other than Completion of the Rova II Facility) shall have been fulfilled. Virginia Power shall have executed and delivered to Borrower a certificate, in form and substance reasonably satisfactory to Agent and Institutional Agent, not earlier than 15 days prior to the Tranche A Conversion Date, attesting that the Rova I Power Purchase Agreement is in full force and effect and that the Rova I Commercial Operations Date has been achieved; or, in the event Borrower has made reasonable efforts to obtain such certificate and has been unable to do so, then Virginia Power shall have made payments to Borrower for energy and capacity pursuant to Article 10 of the Rova I Power Purchase Agreement and Borrower shall have certified to the Secured Parties that it is not aware of any objection or other communication from Virginia Power indicating that Virginia Power disputes that the Rova I Commercial Operations Date has occurred or that the Rova I Power Purchase Agreement is in full force and effect. The Steam Host shall have executed and delivered to Borrower a certificate, in form and substance reasonably satisfactory to Agent, not earlier than 15 days prior to the Tranche A Conversion Date, attesting that the Energy Services Agreement is in full force and effect, that the Rova I Initial Delivery Date has been achieved and as to such other matters as Agent may reasonably require.

               (f)    Material Adverse Change. Since the Closing Date, no event or events shall have occurred which, in the judgment of Agent, any of the Co-Agents or Institutional Agent (i) materially adversely affect Borrower’s ability to meet its obligations under any of the Loan Instruments, Project Documents or Bond Documents, (ii) materially adversely affect the condition (financial or otherwise) of any Obligor from the Closing Date which could reasonably be expected to have a material adverse effect on such Obligor’s ability to meet its obligations in a timely manner under the Project Documents to which it is a party or under the Support Agreement or the Additional Support Agreement or (iii) materially adversely affect the security interest of any of the Secured Parties in the collateral subject to the Security Documents, all as determined by Agent, each Co-Agent and Institutional Agent in the reasonable exercise of their discretion; provided that to the extent the condition precedent set forth in Section 4.3(1) hereof was waived with respect to any event or events, such waiver shall also be effective for this Section 4.6(f), unless a specific reservation was made by Agent, Institutional Agent or any Co-Agent as to this Section 4.6(f) at or prior to the time the waiver under Section 4.3(1) hereof became effective.

               (g)    Survey. Borrower shall have delivered to Agent four prints of an as-built ALTA certified survey of the Property and all easements benefiting the Property certified by a State of North Carolina licensed surveyor, in form and substance satisfactory to Agent and the Title Company, showing that the Rova I Facility is within lot and building lines (including, without limitation, compliance with building and lot lines for the parcel of the Property identified as Parcel 1, Tract A on Schedule A of the Original Deed of Trust) and showing all easements, improvements, utilities and rights of way above and below ground as of the date of certification, and showing such details as Agent may require.

               (h)    Title Insurance. The Original Policy shall have been dated down to reflect (i) the completed construction of the Rova I Facility, (ii) the incorporation of the substance of the as-built survey provided pursuant to Section 4.6(g) hereof in a written endorsement to the Title Insurance, (iii) any modification of the Original Deed of Trust as specified in Section 4.6(c) hereof and (iv) the issuance of such endorsements as Agent or Institutional Agent shall require to reflect the foregoing.

               (i)    Governmental Requirements. The conversion of each Tranche A Loan and Tranche A Institutional Loan shall not violate any applicable Law or Governmental Requirement. Agent shall have received, in form and substance satisfactory to it and the Independent Engineer, originals (or copies certified by an Authorized Officer of Borrower to be true copies) or evidence otherwise satisfactory to Agent and the Independent Engineer of all Governmental Requirements referred to in Section 5.6 hereof (other than the Governmental Requirements set forth on Part II of Schedule 5.6 under the column “the Rova II Facility”) and such other Governmental Requirements as Agent, Institutional Agent or any Co-Agent may reasonably request (including those Governmental Requirements necessary for construction and operation of the Water Project and the phase I permit for the ash landfill to be operated by the Ash Disposer) and which in the opinion of such party are necessary or desirable under applicable Law in connection with the transactions contemplated by the Project Documents; provided that it shall not be a condition precedent to the occurrence of the Tranche A Conversion Date that Borrower shall have obtained the Final Air Permit Operating Approval if (i) Agent receives an opinion of counsel to Borrower to the effect that issuance of the Final Air Permit Operating Approval is subject only to ministerial action, which shall not include any review of the merits of the issuance or terms and conditions of Air Permit No. 6964, dated January 14, 1993, which action should be taken in due course, such other matters with respect to such issuance as Agent may reasonably request, and otherwise in form and substance satisfactory to Agent, (ii) Borrower has established to the reasonable satisfaction of Agent, each Co-Agent, Institutional Agent and the Independent Engineer that all of the following conditions have been met: (A) Borrower has complied with all conditions and requirements for obtaining the Final Air Permit Operating Approval under all applicable Governmental Requirements, (B) Borrower has submitted evidence of successful emissions testing to the North Carolina Department of Environment, Health and Natural Resources and copies of such information have been provided to Agent and the Independent Engineer and (C) neither the Rova I Facility nor the Rova II Facility will suffer any delay in commencing operations as a result of not having the Final Air Permit Operating Approval and (iii) failure to obtain the Final Air Permit Operating Approval could not in the reasonable judgment of Agent and Institutional Agent, have a material adverse effect on Borrower, either of the Facilities, the Property, Borrower’s ability to perform its obligations under the Loan Instruments, the Project Documents or the Bond Documents or the rights or interests of the Secured Parties.

               (j)    Perfected First-Priority Interests. The execution of the Security Documents, the filing of the Financing Statements and the delivery of the collateral covered by the Security Documents shall have created, as security for the obligations of Borrower hereunder and under the Notes, valid and perfected first-priority security interests in and liens on the collateral described therein with priority dating from no later than (i) with respect to Tranche A Loans and Tranche A Institutional Loans, the Closing Date and (ii) with respect to Tranche B Loans and Tranche B Institutional Loans, the Amendment Execution Date.

               (k)    Qualifying Facility Status; EWG Approvals. The Rova I Facility shall be a Qualifying Cogeneration Facility on the Rova I Commercial Operations Date. On and as of the Tranche A Conversion Date either (w) each of the EWG Approvals shall have been obtained and remain in full force and effect, shall be final and shall not be subject to appeal (other than the EWG Determination) or the subject of any pending or threatened challenge or proceeding and Borrower shall have made the election to change from Qualifying Cogeneration Facility status to IPP status under (and as defined in) Section 4.1(c) of the Rova I Power Purchase Agreement one day after the Rova I Commercial Operations Date and Borrower shall have received from Virginia Power and provided to Agent written confirmation that such election complies with the provisions of the Rova I Power Purchase Agreement (or in the event Borrower has made reasonable efforts to obtain such confirmation and has been unable to do so, then Virginia Power shall have made payments to Borrower for energy and capacity pursuant to Article 10 of the Rova I Power Purchase Agreement after notice of such election and Borrower shall have certified to the Secured Parties that it is not aware of any objection or other communication from Virginia Power indicating that Virginia Power disputes such election or disputes that such election is in compliance with the terms of the Rova I Power Purchase Agreement) and Borrower shall have notified Steam Host of the EWG Effective Date under (and as defined in) Section 2.4(a) of the Energy Services Agreement one day after the Rova I Commercial Operations Date and shall have received from the Steam Host and provided to Agent written confirmation that the provisions of Section 2.5(c) of the Energy Services Agreement apply or (x) the Rova I Facility shall be a Qualifying Cogeneration Facility.

               (l)    Insurance. Agent shall have received (i) a certified copy of each of the insurance policies (or duly issued binders therefor) required by Section 6.15 hereof, together with evidence satisfactory to Agent and Institutional Agent that such insurance complies with the provisions of Section 6.15 hereof and with the provisions of each of the Project Documents, and that all premiums then due with respect to such insurance have been paid, and (ii) a written report of the Insurance Advisor describing the insurance obtained by Borrower as of the Tranche A Conversion Date and stating that the insurance required to be obtained as of the Tranche A Conversion Date pursuant to the Loan Instruments and the Project Documents is in full force and effect and provides reasonable and adequate coverage for the Property and the Facilities.

               (m)    Completion Certificate. The Independent Engineer shall have delivered a certificate, in form and substance satisfactory to Agent, certifying that:

(i) Completion pursuant to the Rova I Turnkey Contract has occurred, and the Rova I Facility has been completed in a good and workmanlike manner in accordance with good construction and engineering practices and the requirements and specifications of the Rova I Turnkey Contract and any other Rova I Project Contracts which contain requirements or specifications for construction of all or any portion of the Rova I Facility;

(ii) all facilities necessary for the interconnection of the Rova I Facility to the electrical system of Virginia Power have been completed and the Rova I Facility is fully and properly interconnected with the electrical system of Virginia Power and can be safely placed in commercial operation;

(iii) the Rova I Commercial Operations Date shall have occurred;

(iv) no known defective or uncompleted work exists that can reasonably be expected to have any adverse effect on the electrical or steam output of the Rova I Facility;

(v) all tests required by Virginia Power to demonstrate the Dependable Capacity (as defined in the Rova I Power Purchase Agreement) of the Rova I Facility have been successfully completed and all requirements of Borrower under Sections 2.3, 4.2 and 4.3 of the Rova I Power Purchase Agreement have been met;

(vi) the Rova I Facility as constructed complies in all material respects with all requirements of Law, and all Governmental Requirements set forth in Schedule 5.6 hereto required in any material respect for the operation of the Rova I Facility have been obtained and are in full force and effect, except as otherwise permitted in Section 4.6(i) hereof;

(vii) the Rova I Facility’s steam system is properly connected to the facilities of the Steam Host (or, if the provisions of clause (x) of Section 6.26 are applicable, to the facilities comprising the Substitute Steam Arrangements) and appears to be capable of delivering steam thereto and satisfies the steam delivery requirements of the Energy Services Agreement (or, if the provisions of clause (x) of Section 6.26 are applicable, of the Substitute Steam Arrangements);

(viii) the Rova I Initial Delivery Date has occurred;

(ix) the facilities to be constructed pursuant to the Water Service Agreement have been completed in a good and workmanlike manner in accordance with good construction and engineering practices and the requirements and specifications of the Water Service Agreement; and

(x) the Rova I Facility, as constructed, does not have any adverse effect on the construction and operation of the Rova II Facility.

               (n)    Projections and Operating Budget. Agent, Institutional Agent and the Independent Engineer shall be satisfied that the actual expenditures for the Property and the Rova I Facility and the then current Projected Rova I Gross Revenues shall be sufficient to enable Borrower to meet its obligations under the Loan Instruments, the Project Documents and the Bond Documents; and Agent shall have received a Rova I Operating Budget from Borrower for the remainder of the then current calendar year and, if such period consists of less than six months, for the immediately succeeding year, reasonably acceptable in form and substance to Agent, Institutional Agent and the Independent Engineer; and neither Agent nor Institutional Agent (in their sole and absolute discretion) nor the Independent Engineer shall have any reason to believe that the projections satisfying the provisions of Section 4.2(o) hereof are no longer reasonable in all material respects nor that the conclusions demonstrated thereby are no longer valid in all material respects.

               (o)    Occurrence of Certain Dates. The Tranche A Conversion Date shall be no later than the Tranche A Date Certain.

               (p)    Opinions of Counsel. Agent shall have received an opinion, in form and substance satisfactory to Agent, of special counsel for Borrower satisfactory to Agent to the effect that Borrower has obtained all Governmental Requirements required for operation of the Rova I Facility and as to such other matters as Agent reasonably requests.

               (q)    Bond Documents. Bond Documents shall be in full force and effect and no party thereto shall be in default in any material respect under any Bond Document to which it is a party.

               (r)    Other Information. Agent shall have received such other statements, certificates, documents and information with respect to the Rova I Facility or matters contemplated by this Agreement as Agent may reasonably request.

               4.7      Conversion of the Tranche B Agreement Construction Loans and the Tranche B Institutional Construction Loan.

               (a)    Lenders and Issuing Bank. Subject to the terms and conditions of this Agreement, each Lender severally commits to convert on the Tranche B Conversion Date its proportionate share of the Tranche B Construction Loan, after taking into account the repayments required to be made pursuant to Section 2.4(a) (ii) hereof, into a Tranche B Term Loan and the Series 1993 Construction Loan into a Series 1993 Term Loan and to maintain the Tranche B Term Loan and the Series 1993 Term Loan upon such conversion, and the Issuing Bank commits to issue or maintain (in accordance with Article 3 hereof) the Rova II Letters of Credit.

               (b)    Institutional Lenders. Subject to the terms and conditions of this Agreement, each Institutional Lender severally commits to convert on the Tranche B Conversion Date its proportionate share of the Tranche B Institutional Construction Loan into a Tranche B Institutional Term Loan and to maintain the Tranche B Institutional Term Loan upon such conversion.

               4.8     Conditions Precedent to Tranche B Conversion.

               The Tranche B Term Facility Commitment, including the obligation of the Issuing Bank to issue and maintain (in accordance with Article 3 hereof) the Rova II Letters of Credit on or after the Tranche B Construction Loan Repayment Date, and the Tranche B Institutional Term Loan Commitment are each subject to the fulfillment to the satisfaction of Agent and Institutional Agent on the Tranche B Conversion Date of each of the following conditions precedent:

               (a)    No Default. After giving effect to the conversion of the Tranche B Loans and Tranche B Institutional Loans hereunder, there shall exist no Default or Event of Default and Borrower shall have delivered a certificate dated the Tranche B Conversion Date to Agent to such effect.

               (b)    Correctness of Representations. After giving effect to the conversion of the Tranche B Loans and Tranche B Institutional Loans hereunder, all representations and warranties contained in each Loan Instrument, Project Document, Bond Document and in writing delivered to any of the Secured Parties by (or on behalf of) Borrower, each Partner and each Partner Obligor pursuant hereto or thereto shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Tranche B Conversion Date, and Borrower shall have delivered a certificate of its Authorized Officer dated the Tranche B Conversion Date to Agent to such effect.

               (c)    Deed of Trust. The Additional Deed of Trust shall have been modified to specify the actual date, or the latest possible actual date, of the Tranche B Institutional Maturity Date, the reduced amount secured by the Additional Deed of Trust and any other matters reasonably required to reflect the Tranche B Conversion.

               (d)    Making of Equity Contributions. The Partner Obligors shall have contributed to the capital of the Partners, and the Partners shall have contributed to the capital of Borrower, and Agent shall have received for the benefit of the Secured Parties the aggregate amount required by the terms of the Equity Agreement to have been contributed or loaned to Borrower on (and prior to) the Tranche B Conversion Date.

               (e)    Project Documents. All Project Documents shall be in full force and effect, no party thereto shall be in default in any material respect under any Project Document to which it is a party, and all conditions precedent to the obligations of the parties to the Project Document shall have been fulfilled. Virginia Power shall have executed and delivered to Borrower a certificate, in form and substance reasonably satisfactory to Agent and Institutional Agent, not earlier than 15 days prior to the Tranche B Conversion Date, attesting that the Rova II Power Purchase Agreement and the Rova I Power Purchase Agreement are in full force and effect and that the Rova II Commercial Operations Date has been achieved; or, in the event Borrower has made reasonable efforts to obtain such certificate and has been unable to do so, then Virginia Power shall have made payments to Borrower for energy and capacity pursuant to Article 10 of the Rova II Power Purchase Agreement and Borrower shall have certified to the Secured Parties that it is not aware of any objection or other communication from Virginia Power indicating that Virginia Power disputes that the Rova II Commercial Operations Date has occurred or that the Rova II Power Purchase Agreement is in full force and effect. The Steam Host shall have executed and delivered to Borrower a certificate, in form and substance reasonably satisfactory to Agent, not earlier than 15 days prior to the Tranche B Conversion Date, attesting that the Energy Services Agreement is in full force and effect, that the Rova II Initial Delivery Date has been achieved and as to such other matters as Agent may reasonably require.

               (f)    Material Adverse Change. Since the Amendment Execution Date, no event or events shall have occurred which, in the judgment of Agent, any of the Co-Agents or Institutional Agent (i) materially adversely affect Borrower’s ability to meet its obligations under any of the Loan Instruments, Project Documents or Bond Documents, (ii) materially adversely affect the condition (financial or otherwise) of any Obligor from the Amendment Execution Date which could reasonably be expected to have a material adverse effect on such Obligor’s ability to meet its obligations in a timely manner under the Project Documents to which it is a party or under the Support Agreement or the Additional Support Agreement or (iii) materially adversely affect the security interest of any of the Secured Parties in the collateral subject to the Security Documents, all as determined by Agent, each Co-Agent and Institutional Agent in the reasonable exercise of their discretion; provided that to the extent the condition precedent set forth in Section 4.3(1) hereof was waived with respect to any event or events, such waiver shall also be effective for this Section 4.8(f), unless a specific reservation was made by Agent, Institutional Agent or any Co-Agent as to this Section 4.8(f) at or prior to the time the waiver under Section 4.3(1) hereof became effective.

               (g)    Survey. Borrower shall have delivered to Agent four prints of an as-built ALTA certified survey of the Property and all easements benefiting the Property certified by a State of North Carolina licensed surveyor, in form and substance satisfactory to Agent and the Title Company, showing that the Rova II Facility is within its lot and building lines (including, without limitation, compliance with building and lot lines for the parcel of the Property identified as Parcel 1, Tract B on Schedule A of the Additional Deed of Trust), showing its relationship with the Rova I Facility, and showing all easements, improvements, utilities and rights of way above and below ground as of the date of certification, and showing such details as Agent may require.

               (h)    Title Insurance. The Title Insurance shall have been dated down to reflect (i) the completed construction of the Rova II Facility, (ii) the incorporation of the substance of the as-built survey provided pursuant to Section 4.8(g) hereof in a written endorsement to the Title Insurance, (iii) any modification of the Deeds of Trust as specified in Section 4.8(c) hereof and (iv) the issuance of such endorsements as Agent or Institutional Agent shall require to reflect the foregoing.

               (i)    Governmental Requirements. The conversion of each Tranche B Loan and Tranche B Institutional Loan shall not violate any applicable Law or Governmental Requirement. Agent shall have received, in form and substance satisfactory to it and the Independent Engineer, originals (or copies certified by an Authorized Officer of Borrower to be true copies) or evidence otherwise satisfactory to Agent and the Independent Engineer of all Governmental Requirements referred to in Section 5.6 hereof and such other Governmental Requirements as Agent, Institutional Agent or any Co-Agent may reasonably request and which in the opinion of such party are necessary or desirable under applicable Law in connection with the transactions contemplated by the Project Documents;

               (j)    Perfected First-Priority Interests. The execution of the Security Documents, the filing of the Financing Statements and the delivery of the collateral covered by the Security Documents shall have created, as security for the obligations of Borrower hereunder and under the Notes, valid and perfected first-priority security interests in and liens on the collateral described therein with priority dating from no later than (i) with respect to the Tranche A Loans and the Tranche A Institutional Loans, the Closing Date and (ii) with respect to the Tranche B Loans and the Tranche B Institutional Loans, the Amendment Execution Date.

               (k)    Qualifying Facility Status; EWG Approvals. The Rova II Facility shall be a Qualifying Cogeneration Facility. On and as of the Tranche B Conversion Date either (x) each of the EWG Approvals shall have been obtained and remain in full force and effect, shall be final and shall not be subject to appeal (other than with respect to the EWG Determination) or the subject of any pending or threatened challenge or proceeding or (y) the Rova I Facility shall be a Qualifying Cogeneration Facility.

               (l)    Insurance. Agent shall have received (i) a certified copy of each of the insurance policies (or duly issued binders therefor) required by Section 6.15 hereof, together with evidence satisfactory to Agent and Institutional Agent that such insurance complies with the provisions of Section 6.15 hereof and with the provisions of each of the Project Documents, and that all premiums then due with respect to such insurance have been paid, and (ii) a written report of the Insurance Advisor describing the insurance obtained by Borrower as of the Tranche B Conversion Date and stating that the insurance required to be obtained as of the Tranche B Conversion Date pursuant to the Loan Instruments and the Project Documents is in full force and effect and provides reasonable and adequate coverage for the Property and the Facilities.

               (m)    Completion Certificate. The Independent Engineer shall have delivered a certificate, in form and substance satisfactory to Agent, certifying that:

(i) Completion pursuant to the Rova II Turnkey Contract has occurred, and the Rova II Facility has been completed in a good and workmanlike manner in accordance with good construction and engineering practices and the requirements and specifications of the Rova II Turnkey Contract and any other Rova II Project Contracts which contain requirements or specifications for construction of all or any portion of the Rova II Facility;

(ii) all facilities necessary for the interconnection of the Rova II Facility to the electrical system of Virginia Power have been completed and the Rova II Facility is fully and properly interconnected with the electrical system of Virginia Power and can be safely placed in commercial operation;

(iii) the Rova II Commercial Operations Date shall have occurred;

(iv) no known defective or uncompleted work exists that can reasonably be expected to adversely effect the electrical or steam output of the Rova I Facility or the Rova II Facility;

(v) all tests required by Virginia Power to demonstrate the Dependable Capacity (as defined in the Rova II Power Purchase Agreement) of the Rova II Facility have been successfully completed and all requirements of Borrower under Sections 2.3, 4.2, 4.3 and 6.5 of the Rova II Power Purchase Agreement have been met;

(vi) the Rova II Facility as constructed complies in all material respects with all requirements of Law, and all Governmental Requirements set forth in Schedule 5.6 hereto required in any material respect for the operation of the Rova I Facility and the Rova II Facility have been obtained and are in full force and effect, except as otherwise permitted in Section 4.8(i) hereof;

(vii) the Rova II Facility’s steam system is properly connected to the facilities of the Steam Host and appears to be capable of delivering steam thereto and satisfies the applicable steam delivery requirements of the Energy Services Agreement;

(viii) the Rova II Initial Delivery Date has occurred; and

(ix) the Rova II Facility, as constructed, does not have any adverse effect on the operation of the Rova I Facility.

               (n)    Projections and Operating Budget. Agent, Institutional Agent and the Independent Engineer shall be satisfied that the actual expenditures for the Property, the Rova I Facility and the Rova II Facility and the then current Projected Gross Revenues shall be sufficient to enable Borrower to meet its obligations under the Loan Instruments, the Project Documents and the Bond Documents; and Agent shall have received a Rova I Operating Budget and a Rova II Operating Budget from Borrower for the remainder of the then current calendar year and, if such period consists of less than six months, for the immediately succeeding year, reasonably acceptable in form and substance to Agent, Institutional Agent and the Independent Engineer; and neither Agent nor Institutional Agent (in their sole and absolute discretion) nor the Independent Engineer shall have any reason to believe that the projections satisfying the provisions of Section 4.2(o) hereof are no longer reasonable in all material respects nor that the conclusions demonstrated thereby are no longer valid in all material respects.

               (o)    Occurrence of Certain Dates. The Tranche B Conversion Date shall be no later than the Tranche B Date Certain.

               (p)    Opinions of Counsel. Agent shall have received an opinion, in form and substance satisfactory to Agent, of special counsel for Borrower satisfactory to Agent to the effect that Borrower has obtained all Governmental Requirements required for operation of the Rova I Facility and the Rova II Facility, and as to such other matters as Agent may reasonably request.

               (q)    Bond Documents. All Bond Documents shall be in full force and effect and no party thereto shall be in default in any material respect under any Bond Document to which it is a party.

               (r)    Other Information. Agent shall have received such other statements, certificates, documents and information with respect to the Rova I Facility and/or the Rova II Facility or matters contemplated by this Agreement as Agent may reasonably request.

               (s)    Tranche A Conversion Date. The Tranche A Conversion Date shall have occurred.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

               Borrower hereby represents and warrants to each of the Secured Parties that (i) each of the representations and warranties made by it in the Loan Instruments on the Closing Date and on the date of each Advance made prior to the Amendment Execution Date were true and correct as of such dates (unless waived in writing by the Majority Lenders and other than Section 5.11(c) of the Original Credit Agreement) and (ii) each of the following representations and warranties are true and correct:

               5.1     Organization and Existence.

               Borrower is a general partnership duly formed and validly existing under the laws of the Commonwealth of Virginia. The Partners are the sole general partners of Borrower. The LG&E Partner is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, and the Westmoreland Partner is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and LG&E-16 and LG&E Roanoke are each corporations duly organized, validly existing and in good standing under the laws of the State of California, and Westmoreland Roanoke and Westmoreland Energy are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower and each Partner, LG&E-16, LG&E Roanoke, Westmoreland Energy and Westmoreland Roanoke, each has the power and authority to own its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in the state of its organization and in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as presently conducted or proposed to be conducted makes such qualification necessary or desirable (except, with respect to LG&E-l6, LG&E Roanoke, Westmoreland Energy and Westmoreland Roanoke only, to the extent absence of such power and authority could not, singularly or in the aggregate, in the reasonable judgment of Agent and Institutional Agent, have a materially adverse effect on Borrower, the Facilities, the Property or Borrower’s ability to perform its obligations under the Loan Instruments, Project Documents or Bond Documents) Neither Borrower nor any of the Partners has any subsidiaries, direct or indirect.

               5.2     Authority; Enforceability.

               Borrower has full power and authority to enter into and perform each Loan Instrument, Project Document and Bond Document to which it us a party, and the entering unto and performance of each such agreement or document has been duly authorized by all proper and necessary partnership action. Assuming due authorization by the other parties hereto and thereto, each Loan Instrument, Project Document and Bond Document to which Borrower is a party when executed and delivered will constitute the valid and legally binding obligations of Borrower and the other parties thereto, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, unsolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles, regardless of whether the issue of enforceability us considered in a proceeding in equity or at law.

               5.3     No Breach.

               The execution, delivery and performance by Borrower of each Loan Instrument, Project Document and Bond Document to which it us a party do not and will not (a) require any consent or approval of any Person which has not been obtained, (b) violate the Partnership Agreement or any other organization document of Borrower or any of the Partners, (c) contravene or violate any provision of any Law applicable to Borrower, any of its assets or the Facilities or (d) contravene, violate or result in any breach of any provision of, or constitute a default under, or result in the creation or imposition of any Lien (other than Permitted Liens) on any of the assets of Borrower pursuant to the provisions of, any mortgage, indenture, contract, agreement or other undertaking to which Borrower is a party or which purports to be binding upon Borrower or upon any of Borrower’s assets.

               5.4     Representations and Warranties.

               The representations and warranties of Borrower contained in each Project Document, Loan Instrument and Bond Document are true and correct, and Borrower hereby confirms each such representation and warranty with the same effect as if set forth in full herein.

               5.5     No Default.

               Borrower is not in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Project Document, Loan Instrument or Bond Document. To the best knowledge of Borrower, no other party to any Project Document (except for Project Documents requiring payments of less than $50,000 per year and replaceable in the ordinary course of business) is in default thereunder. No Default or Event of Default has occurred or is continuing.

               5.6     Compliance with Laws; Governmental Requirements.

               Borrower has been and is in compliance with all Governmental Requirements. No Governmental Requirements are required in connection with the making of any Advance, the conversion of any Drawing into any Loan, the execution and delivery of any Loan Instrument, Project Document or Bond Document, or the performance by Borrower of its obligations hereunder or thereunder, or in connection with the participation by Borrower in the transactions contemplated hereby or thereby or with respect to the participation by Borrower in the acquisition, construction, installation, use, occupancy, possession, operation, maintenance, alteration or repair of the Rova I Facility, the Rova II Facility or the Property in accordance with the Loan Instruments, Bond Documents and Project. Documents, except for the Governmental Requirements set forth in Schedule 5.6 hereto, each of which has been duly obtained or made and is in full force and effect, is final and is not subject to appeal (except with respect to the EWG Determination) or the subject of any pending or, to the best of Borrower’s knowledge, threatened judicial or administrative proceeding, other than the Governmental Requirements set forth in Part II of Schedule 5.6, which, in light of the status of the acquisition, development, construction and operation of the Facilities as of the date this representation is made, are not presently required to have been obtained or made and each of which can be obtained or made in the ordinary course of construction or operation of the respective Facility but not later than required or advisable (without substantial expenses or delay). Borrower is not aware of any facts or circumstances that would prevent it from obtaining the Governmental Requirements set forth in Part II of Schedule 5.6 in the ordinary course of construction or operation of the Facilities, but not later than required or advisable (without substantial expenses or delay).

               5.7     No Litigation.

               There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the best knowledge of Borrower, threatened against or affecting Borrower, or any of its properties (a) which involves the Rova I Facility, the Rova II Facility or any of the transactions contemplated by the Loan Instruments, Project Documents or Bond Documents and which is reasonably likely to have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Instruments, any Project Document or any Bond Document to which it is a party or (b) which is reasonably likely to have a material adverse effect on the properties, business, operations, prospects or financial condition of Borrower. Borrower is not in default with respect to any order of any court, arbitrator, administrative agency or other Governmental Authority.

               5.8     Titles; Liens.

               Borrower owns and has good and marketable fee simple title to its real properties owned, good and marketable easements in all of the easements Borrower holds and Borrower now owns and has good title to all of its other properties and assets (other than properties and assets which it leases from others) in each case free and clear of all Liens other than Permitted Liens. No mortgage or financing statement or other instrument or recordation covering all or any part of the property or assets of Borrower is on file in any recording office, except such as may have been filed in favor of Agent (or the trustee under the Deeds of Trust) and in favor of Virginia Power under the Virginia Power Mortgage.

               5.9     Security Interests.

               The security interests to be created in favor of Agent on behalf of the Lenders, the Institutional Lenders and the Issuing Bank hereunder and under the Security Documents are valid and perfected, first-priority security interests (subject only to Permitted Liens) superior and prior to the rights of all persons, whether the property subject to the security interests is now owned by Borrower or is hereafter acquired The Security Documents and the Financing Statements have been duly filed, recorded and/or registered in each office and in each jurisdiction where required to create and perfect the lien and security interest described above. The principal place of business of Borrower, as such term is used in the Uniform Commercial Code adopted in the State of North Carolina, is located in the State of North Carolina, at the address set forth in Section 9.1 hereof. Borrower has not transacted any business under any name other than “Westmoreland-Hadson Partners” and “Westmoreland-LG&E Partners”. The Partners have not transacted any business under any name other than “Hadson Roanoke Valley L.P.” and “LG&E Roanoke Valley L.P.” and “Westmoreland-Roanoke Valley, L.P.”, respectively.

               5.10     Taxes.

               Borrower has filed or caused to be filed all tax returns which are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its assets and all other taxes, fees or other charges imposed on it by any Governmental Authority (except taxes, fees and charges which are being contested by Borrower in accordance with the provisions of Section 6.17 hereof), and Borrower has no knowledge of any actual or additional assessment in connection therewith for which adequate provision is not made in the Rova II Approved Budget or the Rova II Approved Budget (without taking into account any “contingency” in such budgets), and there is no assessment in connection therewith which is delinquent, unless it is being contested in good faith by appropriate proceedings and for which adequate reserves, bonds or other security reasonably satisfactory to Agent has been provided. For federal income tax purposes, Borrower is a partnership and not an association taxable as a corporation. Neither the execution and delivery of this Agreement, the other Loan Instruments, the Project Documents or the Bond Documents nor the consummation of the transactions contemplated hereby or thereby shall affect such status.

               5.11     Documents; Sufficiency of Project Documents.

               (a)    Delivery. Agent has received a complete copy of each Project Document and Bond Document (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any). None of the Project Documents or Bond Documents which has been executed and delivered has been amended, modified or terminated, except as disclosed in writing to Agent and Institutional Agent prior to the Amendment Execution Date or as amended, modified or terminated thereafter in accordance with the terms hereof.

               (b)    Sufficiency. The services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to Borrower pursuant to the terms of the Project Documents are not subject to any Liens (other than Permitted Liens) and provide or will provide Borrower with all rights and property interests required to enable Borrower to obtain all services, materials or rights (including access) required for the design, construction, start-up, operation and maintenance of the Rova I Facility and the Rova II Facility, including Borrower’s full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations, under the Project Documents, other than those services, materials or rights that reasonably can be expected to be obtainable in the ordinary course of business.

               (c)    Power Purchase Agreements. The original Rova I Power Purchase Agreement, which was later amended and restated as the Rova I Power Purchase Agreement, was a product of Virginia Power’s 1988 bid solicitation. The original Rova II Power Purchase Agreement, which was later amended and restated as the Rova II Power Purchase Agreement, was a product of Virginia Power’s 1989 bid solicitation. Virginia Power has implemented its bid solicitation process pursuant to a 1988 order of the Virginia Corporation Commission authorizing the use of such a process to determine avoided cost pricing for Qualifying Cogeneration Facilities and instructing the Virginia Corporation Commission Staff to monitor such processes. The Virginia Corporation Commission Staff has reviewed, monitored, audited and commented on Virginia Power’s bid solicitation process including the solicitation documents, evaluation procedures and final selection of projects.

               5.12     Patents and Other Similar Property.

               Borrower owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, which are necessary for the construction, ownership, operation and maintenance of the Facilities. No product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower in connection with its business does or will infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, there is no claim or litigation pending or threatened against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

               5.13     Utility Availability.

               Subject only to payment of fees contemplated in the Approved Budget, all utilities required for the construction and operation of the Facilities including, but not limited to, water supply, electric and telephone facilities, are, or prior to the date when required will be, available for use at the boundaries of the Property or within a reasonable distance from the Property, and satisfactory arrangements on commercially reasonable terms have been made for the provision of such services to the Facilities.

               5.14     Financial Statements.

               The Financial Statements of Borrower to be provided hereunder are or will be true, correct and complete as of the dates specified therein and fully and accurately present the financial condition of Borrower as of the dates and for the periods specified Complete lists of the liabilities of Borrower (actual or contingent) as of the Amendment Execution Date (giving effect to the transactions contemplated herein), and pro forma statements as of the making of the Initial Tranche B Advance (naming each creditor, the total amount due and the current portion of such liability), are attached hereto as Schedule 5.14.

               5.15     Approved Budget.

               The Rova I Approved Budget, attached hereto as Schedule 5.15(i), accurately specifies, to the best of Borrower’s knowledge, all Rova I Project Costs during the period through and including the Rova I Required Completion Date, including, without limitation (a) all payments to be made pursuant to the Rova I Turnkey Contract and (b) all other expenses anticipated by Borrower incident to any Tranche A Agreement Construction Loan, Tranche A Institutional Construction Loan, Rova I Letter of Credit, the Property and the design, construction, testing, startup and operation of the Rova I Facility during such period. In addition, the Rova I Approved Budget provides (i) a satisfactory “contingency” and (ii) additional “contingencies” to reflect potential payments of any performance bonuses pursuant to Section 10.3 of the Rova I Turnkey Contract.

               The Rova II Approved Budget, attached hereto as Schedule 5.15(u), accurately specifies, to the best of Borrower’s knowledge, all Rova II Project Costs during the period through and including the Rova II Required Completion Date, including, without limitation (a) all payments to be made pursuant to the Rova II Turnkey Contract and (b) all other expenses anticipated by Borrower incident to any Tranche B Agreement Construction Loan, Tranche B Institutional Construction Loan, Rova II Letter of Credit, the Property and the design, construction, testing, startup and operation of the Rova II Facility during such period. In addition, the Rova II Approved Budget provides (i) a satisfactory “contingency” and (ii) additional “contingencies” to reflect potential payments of any performance bonuses pursuant to Section 10.3 of the Rova II Turnkey Contract.

               5.16     Operating Budget.

               The proposed Rova I Operating Budget, prepared for each month of the period commencing on the Rova I Required Completion Date and ending on the last day of Borrower’s fiscal year during which such date is anticipated to occur (and, if such period is less than six months, for each month of the immediately succeeding year) is attached hereto as Schedule 5.16(i) and is, to the best of Borrower’s knowledge, a complete, fair and accurate projection of the Projected Rova I Gross Revenues and Projected Rova I Operating Costs for such period.

               The proposed Rova II Operating Budget, prepared for each month of the period commencing on the Rova II Required Completion Date and ending on the last day of Borrower’s fiscal year during which such date is anticipated to occur (and, if such period is less than six months, for each month of the immediately succeeding year) is attached hereto as Schedule 5.16(ii) and is, to the best of Borrower’s knowledge, a complete, fair and accurate projection of the Projected Rova II Gross Revenues and Projected Rova II Operating Costs for such period.

               5.17     Projections and Budgets.

               All projections and budgets (including the Rova I Approved Budget, the Rova II Approved Budget, the Rova I Operating Budget and the Rova II Operating Budget) furnished or to be furnished to Agent by or on behalf of Borrower and the summaries of significant assumptions related thereto (a) have been prepared with due care, (b) fairly present, to the best of Borrower’s knowledge, Borrower’s expectations as to the matters covered thereby as of their date, (c) are based on reasonable assumptions as to all factual and legal matters material to the estimates therein (including interest rates and Project Costs) and (d) are consistent with the provisions of the Loan Instruments and applicable Project Documents.

               5.18     Operation of the Facilities.

               The Rova I Facility will, on and after the competition of construction pursuant to the Rova I Turnkey Contract, be able to be operated on a safe and commercially sound basis in compliance with all Governmental Requirements and all Project Documents and without any adverse effect on or from the construction and operation of the Rova II Facility so that the performance and facility guarantees and specifications provided for in the Rova I Turnkey Contract can be substantially met for a period of at least 20 years thereafter and Borrower can duly and punctually meet its obligations under the Project Documents and the Loan Instruments in accordance with the terms thereof.

               The Rova II Facility will, on and after the completion of construction pursuant to the Rova II Turnkey Contract, be able to be operated on a safe and commercially sound basis in compliance with all Governmental Requirements and all Project Documents and without any adverse affect on or from the construction and operation of the Rova I Facility so that the performance and facility guarantees and specifications provided for in the Rova II Turnkey Contract can be substantially met for a period of at least 20 years thereafter and Borrower can duly and punctually meet its obligations under the Project Documents and the Loan Instruments in accordance with the terms thereof.

               5.19     Disclosure.

               No representation, warranty or other statement made by Borrower in any Loan Instrument, Project Document or Bond Document or in any other document furnished from time to time by or on behalf of Borrower in connection herewith or therewith (including the Rova I Approved Budget, the Rova II Approved Budget, the Rova I Operating Budget and the Rova II Operating Budget and any projections), contains or will contain any untrue statement of a material fact or omits or will omit to state (as of the date made or furnished) any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to Borrower on the date hereof which has not been disclosed in writing to Agent, Institutional Agent or Co-Agents and which materially adversely affects, or which could reasonably be expected in the future to materially adversely affect, the properties, business, prospects or financial condition of Borrower or the Facilities. As of the Series 1993 Letter of Credit Issue Date, the Series 1991 Official Statement and the Series 1993 Official Statement did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

               5.20     Transactions with Affiliates.

               Borrower is not a party to any contract or agreement with, or any other commitment to, whether or not in the ordinary course of business, any Affiliate except for the Loan Instruments, the Rova I Coal Subcontract, the Rova II Coal Subcontract, the Rova I Three Party Agreement, the Rova II Three Party Agreement, the Rova I Coal Subcontract Guaranty, the Rova II Coal Subcontract Guaranty, the Rova I Turnkey Contract, the Rova II Turnkey Contract, the Rova I Turnkey Guaranty, the Rova II Turnkey Guaranty, the Venture Management Agreement and the Operating Contract.

               5.21     No Additional Fees.

               Other than as expressly set forth in the projections, the Rova I Approved Budget and the Rova II Approved Budget, neither Borrower, any Affiliate of Borrower, nor any party acting on behalf of Borrower or any such Affiliate has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Loan Instruments.

               5.22     Burdensome Obligations.

               Neither Borrower nor any of its properties is subject to any Law (including, without limitation, any enacted law the effective date of which has not yet occurred), or is subject to any restriction under Borrower’s organization documents or under any agreement or instrument to which Borrower is a party or by which it or its properties (now owned or hereafter acquired) may be subject or bound, which is so unusual or burdensome as to be likely in the foreseeable future to have a material adverse effect on the ability of Borrower to perform its obligations under the Project Documents or the Loan Instruments.

               5.23     Regulation of Parties.

               None of Borrower, its Affiliates nor any of the Secured Parties is or will be, solely as a result of the participation by such parties separately or as a group in the transactions contemplated hereby or by any other Loan Instrument or any Project Document or Bond Document, or by the ownership, use or operation of the Facilities (including as a result of the sale of the capital stock of WEI) be subject to regulation by any Governmental Authority as an “electric utility company”, an “electric utility holding company”, a “public utility holding company”, or an “electrical corporation” or a subsidiary or affiliate of any of the foregoing under any Governmental Requirements (including, without limitation, PUHCA, FPA, and PURPA). At such time as the Rova I Facility is no longer a Qualifying Cogeneration Facility, the Borrower will become a “public utility” under the FPA. So long as (x) the Rova I Facility remains an Eligible Facility and the Borrower remains an EWG and (y) the Rova II Facility remains a Qualifying Cogeneration Facility, none of the Secured Parties will by reason of its or their ownership or operation of the Facilities upon the exercise of remedies under the Security Documents be subject to financial, organizational or rate regulation by any Governmental Authority as an “electric utility company”, an “electric utility holding company”, a “public utility holding company”, an “electric corporation” or a subsidiary or affiliate of any of the foregoing under any Governmental Requirements (including, without limitation, PUHCA, FPA, and PURPA). Borrower was granted, on September 27, 1990, a certificate of public convenience and necessity (the “Certificate”) pursuant to G.S. § 62-1101(f) and Rule R1-37 of the North Carolina Utilities Commission (“NCUC”), On July 26, 1993 Borrower filed with the NCUC a notice of amended information relating to the Borrower’s status as an EWG (“Notice”). Such Notice was accepted by the NCUC without modification of the Certificate on October 13, 1993. Such Certificate and the Notice complies in all respects with North Carolina law and regulations, is final and is not subject to appeal, and is in all respects in full force and effect and good standing. There is no complaint or administrative proceeding pending as to such Certificate as of the date hereof, and Borrower is not aware of any facts or circumstances which might give rise to a complaint or administrative proceeding in the future. No other approval is required from the NCUC in connection with any of the transactions contemplated hereby or by any other Loan Instrument or by any Project Document or Bond Document, including as a direct or indirect result of the aforesaid sale of the capital stock of WEI. None of Borrower, its Affiliates nor any of the Secured Parties is or will be, solely as a result of the participation by such parties separately or as a group in the transactions contemplated hereby or by any other Loan Instrument or any Project Document or Bond Document, or by the ownership, use or operation of the Rova I Facility or the Rova II Facility, subject to the jurisdiction of the NCUC or otherwise be subject to regulation, including without limitation, in respect of rates or financial or organizational requirements of utilities, under the public utility laws of North Carolina.

               5.24     Qualifying Facility Status; EWG Approvals.

               The Rova II Facility, when constructed, will be a Qualifying Cogeneration Facility and Borrower has obtained a QF Certificate covering the Rova II Facility in its intended ownership and operation. The Rova I Facility, when constructed, will be a Qualifying Cogeneration Facility and Borrower has obtained a QF Certificate covering the Rova I Facility in its intended ownership and operation; provided that after the ROVA I Commercial Operations Date, either (x) the Rova I Facility will be an Eligible Facility and the EWG Approvals will be in full force and effect, final (other than with respect to the EWG Determination), not subject to appeal and not the subject of any challenge or proceeding or (y) the Rova I Facility will be a Qualifying Cogeneration Facility. The Borrower has obtained an EWG Determination from the FERC covering its ownership of the Rova I Facility and the Rova II Facility in their intended ownership and operation.

               5.25     ERISA.

               Neither Borrower nor any of its ERISA Affiliates sponsors, maintains, administers, participates in, has an obligation to contribute to, or has any liability to, any Benefit Plan or Arrangement.

               5.26     Environmental Matters.

               Except as described in Schedule 5.26 attached hereto, no Hazardous Material has been or is currently located at, in, on, under or about the Property (or any other property with respect to which Borrower has or may have retained or assumed liability either contractually or by operation of law) in a manner which violates any Environmental Requirement, or for which cleanup or corrective action of any kind is required or authorized under any Environmental Requirement, no substantial risk to human health or the environment exists as a result of any condition on the Property, no Release of any Hazardous Material from the Property onto or into any other property or from any other property onto or into the Property has occurred or is occurring in violation of any Environmental Requirement except as described in Schedule 5.26 attached hereto, or which could pose a substantial risk to human health or the environment, and no notice of violation, Lien, complaint, suit, order or other notice with respect to the environmental condition of the Property (or any other property with respect to which Borrower has or may have retained or assumed liability either contractually or by operation of law) is outstanding or anticipated, nor has any such notice been issued which has not been fully satisfied and complied with in a timely fashion so as to bring the Property (or any other property with respect to which Borrower has or may have retained or assumed liability either contractually or by operation of law) into full compliance with every Environmental Requirement except as described in Schedule 5.26 attached hereto.

               5.27     Federal Reserve Regulations; Foreign Assets Control Regulations, Etc.

               (a)     Neither Borrower nor any of its Affiliates is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” any “margin stock” as so defined, or for extending credit to others for the purpose of purchasing or carrying margin stock, or for any purpose which would violate, or cause a violation of, any such regulation.

               (b)     Neither the making of the Loans or the Institutional Loans nor the issuance of the Loan Notes or the Institutional Notes by Borrower nor its use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Regulations, the Libyan Sanctions Regulations, the Iranian Transactions Regulations or the Panamanian Transactions Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Comprehensive Anti-Apartheid Act of 1986 (P L 99-440) or Executive Orders 12722 and 12724 (55 Fed Reg 31803 and 55 Fed Reg 33089) Blocking Iraqi Government Property and Prohibiting Transactions with Iraq and Executive Orders 12723 and 12725 (55 Fed Reg 31805 and 55 Fed Reg 33091) Blocking Kuwaiti Government Property and Prohibiting Transactions with Kuwait.

               5.28     Investment Company Act.

               Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

               5.29     Nature of Business.

               None of Borrower or the Partners (a) has engaged in any material business other than the development, construction and operation of the Facilities or (b) is a party to any agreement other than the Project Documents, including as permitted pursuant to Section 6.19 hereof other than the Private Sidetrack Agreement, dated as of April 22, 1992, between the Railroad and Borrower.

               5.30     Property Not in Flood Zone.

               The Property does not and will not include any improved real property that is located within an area that has been identified by the Director of the Federal Emergency Management Agency as an area having special flood hazards and for which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

               5.31     Private Offering by Borrower.

               Neither Borrower nor anyone acting on its behalf has offered the Institutional Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Institutional Lenders and other “accredited investors” within the meaning of Regulation D of the Securities and Exchange Commission. Neither Borrower nor anyone acting on its behalf has taken, or will take, any action which would subject the issuance or sale of the Institutional Notes to Section 5 of the Securities Act of 1933, as amended. It is not necessary in connection with the initial offering, sale or delivery of the Notes or the partnership interests in Borrower to register the Notes or such partnership interests under the Securities Act of 1933, as amended.

ARTICLE 6

COVENANTS OF BORROWER

               6.1     The Accounts.

               (a)    Rova I Special Disbursement Account. Borrower shall maintain a special account (the “Rova I Special Disbursement Account”). All Tranche A Advances shall be deposited by Agent into the Rova I Special Disbursement Account (or a sub-account thereof, in the case of any Advance of a Tranche A Overfunded Amount, as specified below in this Section 6.1(a)) and Borrower shall direct the Series 1991 Trustee to deposit all Series 1991 Bond Borrowings into the Rova I Special Disbursement Account. Borrower shall maintain a sub-account, of the Rova I Special Disbursement Account into which all Advances of any Tranche A Overfunded Amount shall be deposited. Releases of Tranche A Overfunded Amounts on deposit in the sub-account into the Rova I Special Disbursement Account shall be made in accordance with Section 2.1(f) hereof. Borrower may draw checks against funds on deposit in the Rova I Special Disbursement Account, including funds released from the sub-account into the Rova I Special Disbursement Account, but excluding funds constituting Tranche A Overfunded Amounts on deposit in the sub-account, for payment only of Rova I Project Costs specified in the Rova I Approved Budget, in each case strictly in accordance with the Tranche A Applications for Borrowing in respect thereof approved by Agent. In addition, all payments to Contractor from proceeds of any Tranche A Advance or any Series 1991 Bond Borrowing shall be made directly by Agent, pursuant to instructions in a Tranche A Application for Borrowing.

               Borrower shall maintain a special account (the “Rova II Special Disbursement Account”). All Tranche B Advances shall be deposited by Agent into the Rova II Special Disbursement Account (or a sub-account thereof, in the case of any Advance of a Tranche B Overfunded Amount, as specified below in this Section 6.1(a)) and Borrower shall direct the Series 1993 Trustee to deposit all Series 1993 Bond Borrowings into the Rova II Special Disbursement Account. Borrower shall maintain a sub-account of the Rova II Special Disbursement Account into which all Advances of any Tranche B Overfunded Amount shall be deposited. Releases of Tranche B Overfunded Amounts on deposit in the sub-account into the Rova II Special Disbursement Account shall be made in accordance with Section 2.1(f) hereof. Borrower may draw checks against funds on deposit in the Rova II Special Disbursement Account, including funds released from the sub-account into the Rova II Special Disbursement Account, but excluding funds constituting Tranche B Overfunded Amounts on deposit in the sub-account, for payment only of Rova II Project Costs specified in the Rova II Approved Budget, in each case strictly in accordance with the Tranche B Applications for Borrowing in respect thereof approved by Agent. In addition, all payments to Contractor from proceeds of any Tranche B Advance or any Series 1993 Bond Borrowing shall be made directly by Agent, pursuant to instructions in a Tranche B Application for Borrowing.

               Borrower shall maintain a sub-account of the Rova II Special Disbursement Account into which the proceeds of the Westmoreland Subordinated Loan shall be deposited on the Amendment Execution Date. Such funds shall be used for payment of the Rova II Project Costs specified in the Rova II Approved Budget strictly in accordance with the Tranche B Application for Borrowing submitted on the Amendment Execution Date and in accordance with Section 3(f) of the Equity Agreement.

               (b)    Project Control Account. Borrower shall maintain a special depository account (the “Project Control Account”), which shall in any event be maintained so long as there exists any amount in any of the funds or accounts created under the Series 1991 Indenture or the Series 1993 Indenture. Until the Tranche B Conversion Date, Borrower shall maintain a sub-account of the Project Control Account (the “Rova II Sub-Account”) into which all Cash Revenues from the Rova II Facility shall be deposited. All Cash Revenues (and insurance proceeds not required to be deposited in the Contingency Account pursuant to Section 6.1(i) hereof) shall be deposited in the Project Control Account, except that prior to the Tranche B Conversion Date, all Cash Revenues from the Rova II Facility shall be deposited into the Rova II Sub-Account. Borrower has irrevocably instructed all parties paying Cash Revenues to Borrower, and shall so instruct all other parties at any time paying Cash Revenues to Borrower, to make such payments into the Project Control Account and, until the Tranche B Conversion Date, Cash Revenues from the Rova II Facility to be deposited into the Rova II Sub-Account In addition, Borrower shall maintain a second sub-account of the Project Control Account (the “Checking Sub-Account”) against which checks may be drawn by Borrower for the payment of Cash Expenses. The balance in the Checking Sub-Account shall not exceed the aggregate amount of all checks outstanding and to be drawn against such account. The Project Control Account shall be an interest bearing money market account, and funds therein shall be invested in investments to the extent customarily made available from time to time by Agent to its customers, including but not limited to commercial paper and certificates of deposit Borrower shall not make transfers from the Project Control Account to the Checking Sub-Account more than three times in any month (or such other amount as may be permitted by law).

               (c)    Withdrawals from Project Control Account. Borrower hereby irrevocably authorizes Agent to make withdrawals from the Project Control Account (except to the extent Borrower makes withdrawals by check from the Checking Sub-Account as set forth in Section 6.1(b) hereof) and, until the Tranche B Conversion Date, from the Rova II Sub-Account, pursuant to the terms of this Agreement and for the purposes of satisfying the provisions of this Section 6.1, as follows:

(i) Payment of Cash and Other Expenses; Application of Conversion Date Balances:

(A) on any day prior to the Tranche A Conversion Date, withdraw and transfer from the Project Control Account (excluding the Rova II Sub-Account) such amount as Borrower requests in order to pay (x) Rova I Cash Expenses and for fuel for start-up and initial operation of the Rova I Facility until the Tranche A Conversion Date (directly to such payees as Borrower specifies or through funds transferred to a Local Bank Account or to the Checking Sub-Account as specified in Section 6 1(b) hereof) and (y) interest and Rova I L/C Fees accruing after the Rova I Commercial Operations Date but prior to the Tranche A Conversion Date (directly to such payees as Borrower specifies), and in no event shall any such withdrawal be used to pay other Rova I Project Costs or Rova II Project Costs (except as expressly set forth above or with Agent’s approval, given in its sole discretion); and

(B) on any day prior to the Tranche B Conversion Date, withdraw and transfer from the Rova II Sub-Account of the Project Control Account such amount as Borrower requests in order to pay (x) Rova II Cash Expenses and for fuel for start-up and initial operation of the Rova II Facility until the Tranche B Conversion Date (directly to such payees as Borrower specifies or through funds transferred to a Local Bank Account or to the Checking Sub-Account as specified in Section 6 1(b) hereof) and (y) interest and Rova II L/C Fees accruing after the Rova II Commercial Operations Date but prior to the Tranche B Conversion Date (directly to such payees as Borrower specifies); and in no event shall any such withdrawal be used to pay other Rova II Project Costs or any Rova I Project Costs (except as expressly set forth above or with Agent’s approval, given in its sole discretion); and

(C) on any day after the Tranche A Conversion Date but prior to the Tranche B Conversion Date, upon the request of Borrower, withdraw and transfer from the Project Control Account (excluding the Rova II Sub-Account) such amount as Borrower requests in order to pay Rova I Cash Expenses (directly to such payees as Borrower specifies or through funds transferred to the Local Bank Account or to the Checking Sub-Account as specified in Section 6.1(b) hereof), provided that in the event the Tranche A Debt Service Coverage Ratio or the Projected Tranche A Debt Service Coverage Ratio as calculated on the most recent Calculation Delivery Date is less than 1.1 to 1.0, then until such condition no longer exists, any withdrawals and transfers of funds for Rova I Cash Expenses that would cause the aggregate withdrawals in such month for Rova I Cash Expenses to exceed the Rova I Operating Costs allocated for such month in the Rova I Operating Budget shall require (except for withdrawals needed to fund emergency measures) the prior written consent of Agent not to be unreasonably withheld or delayed and provided, further, that there shall be no more than three such withdrawals in any month;

(D) on any day after the Tranche B Conversion Date, upon the request of Borrower, withdraw and transfer from the Project Control Account such amount as Borrower requests in order to pay Cash Expenses (directly to such payees as Borrower specifies or through funds transferred to the Local Bank Account or to the Checking Sub-Account as specified in Section 6.1(b) hereof, provided that in the event the Combined Debt Service Coverage Ratio or the Combined Projected Debt Service Coverage Ratio as calculated on the most recent Calculation Delivery Date is less than 1.1 to 1 0, then until such condition no longer exists, any withdrawals and transfers of funds for Cash Expenses that would cause the aggregate withdrawals in such month for Cash Expenses to exceed the aggregate Operating Costs allocated for such month in the Rova I Operating Budget and the Rova II Operating Budget shall require (except for withdrawals needed to fund emergency measures) the prior written consent of Agent and, commencing on the 12th anniversary of the Tranche A Conversion Date, Institutional Agent, in each case not to be unreasonably withheld or delayed);

(ii) Payments to Ash Reserve Account: after making the withdrawals specified in clause (i) above, on each Repayment Date, withdraw and transfer for deposit in the Ash Reserve Account, to the extent funds are available, an amount equal to the lesser of (A) the excess of the Required Ash Reserve Balance over the then-current balance in the Ash Reserve Account and (B) the sum of (1) $1.35 (in 1991 U S dollars) per ton of ash disposed of during the six month period immediately preceding such Repayment Date (such dollar amount subject to increase promptly after the end of each calendar year to reflect changes in the GNP Deflator during the immediately preceding calendar year) and (2) any amounts not previously deposited in the Ash Reserve Account due to unavailability;

(iii) Payment of Agency Fee: after making the withdrawals specified in clauses (i) and (ii) above, on each date on and after the Tranche A Conversion Date on which such fee is payable, and on each date on and after the Tranche B Conversion Date on which such fee is payable, withdraw and pay the Agency Fees referred to in Section 2.2(d)(i) hereof to Agent;

(iv) Payments of Interest, L/C Fees and Interest Rate Hedge Costs: after making the withdrawals specified in clauses (i) through (iii) above, (x) on each Interest Payment Date occurring on and after the Tranche A Conversion Date and on each date occurring on and after the Tranche A Conversion Date upon which payment is required under any Interest Rate Hedge Agreement, withdraw and transfer accordingly for the payment of any interest on the Tranche A Loans, Tranche A Institutional Loans, Rova I L/C Fees, Yield-Maintenance Premiums on the Tranche A Institutional Loans and other fees due under any of the Loan Instruments in connection with the Tranche A Loans, and the Series 1991 Letter of Credit, including any Interest Rate Hedge Agreement and (y) on each Interest Payment Date occurring on and after the Tranche B Conversion Date, withdraw and transfer accordingly for the payment of any interest on the Tranche B Loans, Tranche B Institutional Loans, Rova II L/C Fees, Yield-Maintenance Premiums on the Tranche B Institutional Loans and other fees due under any of the Loan Instruments in connection with the Tranche B Loans;

(v) Payments of Debt Service: after making the withdrawals specified in clauses (i) through (iv) above, on each Repayment Date and on each date occurring on and after the Tranche A Conversion Date that Borrower incurs a Rova I L/C Reimbursement Obligation that cannot be automatically converted into a Loan and on each Repayment Date on and after the Tranche B Conversion Date that Borrower incurs a Rova II L/C Reimbursement Obligation that cannot be automatically converted into a Tranche B Loan, withdraw and transfer accordingly amounts for the payment of Debt Service (after taking into account payments made pursuant to clauses (iii) and (iv) above) due and payable on such date;

(vi) Payments to Repair and Maintenance Account: after making the withdrawals specified in clauses (i) through (v) above, on each Repayment Date, withdraw and transfer for deposit in the Repair and Maintenance Account, to the extent funds are available, an amount equal to the lesser of (A) the excess of the Required Maintenance Balance over the then-current balance in the Repair and Maintenance Account and (B) the sum of (1) $110,000 (in 1992 U.S. dollars) such dollar amount subject to increase promptly after the end of each calendar year to reflect changes in the GNP Deflation during the immediately preceding calendar year plus (2) 50% of the Plant Aging Allowance Amount for the calendar year in which such Repayment Date occurs plus (3) any amounts not previously deposited in the Repair and Maintenance Account due to unavailability;

(vii) Payments to Debt Protection Account: after making the withdrawals specified in clauses (i) through (vi) above, on each Repayment Date, withdraw and transfer for deposit in the Debt Protection Account, to the extent necessary to fund the full amount of the Required Debt Protection Balance, as follows: (A) first, 50% of Discretionary Cash Flow; and (B) second, 100% of remaining Discretionary Cash Flow as of such Repayment Date in an amount equal to the difference between (x) the sum of all amounts previously withdrawn from such account or drawn under the Debt Protection Letter of Credit to satisfy Borrower’s obligations under the Loan Instruments less (y) the sum of all amounts previously deposited in such account pursuant to this clause (B);

(viii) Capital Expenditures: after making the withdrawals specified in clauses (i) through (vii) above, on any date withdraw such amounts as are permitted under or consented to by Agent pursuant to Section 6.6(c) hereof for capital expenditures;

(ix) Payments to Additional Collateral Account: after making the withdrawals specified in clauses (i) through (viii) above, on each Repayment Date, withdraw and transfer amounts for deposit in the Additional Collateral Account, to the extent necessary to fund the full amount of the Required Additional Collateral Balance, as follows: (A) if on any Repayment Date the Combined Debt Service Coverage Ratio or the Combined Projected Debt Service Coverage Ratio, in each case as of the immediately preceding Calculation Delivery Date, is less than 1.20 to 1.00 and greater than or equal to 1.15 to 1.00, an amount equal to 50% of Residual Cash Flow; (B) if on any Repayment Date the Combined Debt Service Coverage Ratio or the Combined Projected Debt Service Coverage Ratio, in each case as of the immediately preceding Calculation Delivery Date, is less than 1.15 to 1.00 and greater than or equal to 1.10 to 1.00, an amount equal to 75% of Residual Cash Flow and (C) if on any Repayment Date the Combined Debt Service Coverage Ratio or the Combined Projected Debt Service Coverage Ratio, in each case as of the immediately preceding Calculation Delivery Date, is less than 1.10 to 1.00, an amount equal to 100% of Residual Cash Flow. “Residual Cash Flow” means, as of any Repayment Date, the Discretionary Cash Flow as calculated for such Repayment Date less the sum of all amounts to be deposited on such Repayment Date in the Debt Protection account and all payments made as of such Repayment Date pursuant to Section 6.1(c) (viii) hereof since the Repayment Date immediately preceding such Repayment Date;

(x) Payments to Disallowance Reserve Account: after making the withdrawals specified in clauses (i) through (ix) above, if a Disallowance (except where such Disallowance is due to certain actions or inactions of Virginia Power that will not result, pursuant to the Rova I Power Purchase Agreement or the Rova II Power Purchase Agreement, as applicable, in reductions in the revenue stream thereunder) has occurred, on each Repayment Date after such Disallowance has first occurred, withdraw and transfer amounts for deposit in the Disallowance Reserve Account, to the extent necessary to fund the full amount of the Required Disallowance Balance, as follows: (A) during the period commencing on the Closing Date and ending on the last day of the fifth year following the Rova I Commercial Operations Date, 10% of Remaining Cash Flow, (B) during the period commencing on the first day of the sixth year and ending on the last day of the tenth year following the Rova I Commercial Operations Date, 50% of Remaining Cash Flow and (C) during the period commencing on the first day of the eleventh year following the Rova I Commercial Operations Date and ending on the Tranche B Institutional Maturity Date, 100% of Remaining Cash Flow. “Remaining Cash Flow” means, as of any Repayment Date, the Residual Cash Flow for such Repayment Date less all amounts to be deposited on such Repayment Date in the Additional Collateral Account;

(xi) Transfers or Distributions by Borrower: after making the withdrawals specified in clauses (i) through (x) above, Agent may retain in a sub-account of the Project Control Account (which sub-account shall not be available for the uses contemplated in (i) above) (hereinafter, the “Rate Sub-Account”) an amount equal to the Rate Redetermination Amount upon (x) the issuance of an initial decision (as defined in 18 C F R § 385 702(a), or any successor provision thereof, hereinafter referred to as an “Initial Decision”) that recommends a reduction in the rates payable to Borrower under the Rova I Power Purchase Agreement or (y) the issuance by FERC or any other regulatory body having jurisdiction over the rates under the Rova I Power Purchase Agreement of an order setting for hearing the issue of the reasonableness of such rates. The Rate Redetermination Amount shall no longer be retained after the earlier to occur of (1) the satisfaction of Borrower’s obligation under clauses (x) or (y) of Section 6.26 hereof, (2) the issuance of a final order by the FERC or such other regulatory body affirming the reasonableness of such rates, or (3) the date on which it shall otherwise be evident (to the reasonable satisfaction of the Agent) that no action is reasonably likely to be taken by FERC or such other regulatory body with respect to such Initial Decision, order or hearing, and if such retention ceases, then on the next succeeding Repayment Date Agent shall withdraw and transfer to Borrower all funds so retained as set forth in the last paragraph of this clause (xi); provided further, that if the applicable FERC (or other such regulatory body) proceeding has not resulted in a final order on the merits within 15 months after the applicable “refund effective date” within the meaning of section 205 (b) of the FPA, then retention under this section shall not be made with respect to Cash Revenues derived from electricity sold from the Facilities after such 15 months have expired, unless Agent shall have reasonably determined that the primary reason that such proceeding shall not have been resolved is the dilatory conduct of the Borrower. In addition, immediately upon the issuance of a final order on the merits by the FERC (or such other regulatory body) reducing the rates payable to Borrower under the Rova I Power Purchase Agreement, (x) all funds in the Rate Sub-Account shall be applied to prepay the Loans and the Institutional Loans in accordance with Section 2 5(b) (vi) hereof and (y) funds in the Project Control Account shall be retained in amounts as Agent shall reasonably determine to be required to satisfy the unpaid portion of the Rate Redetermination Amount. In addition, the Agent, in its discretion, may use such funds at any time to pay costs and expenses incurred in connection with the Substitute Steam Arrangements and not previously paid for by Borrower.

After any such amounts are retained in the Rate Sub-Account and after retaining in the Project Control Account (A) a minimum balance of at least $900,000 plus (B) an amount (the “Retained Amount”) equal to the lesser of (i) 50% of the monies remaining in the Project Control Account and available for distribution to Borrower on each Repayment Date to occur prior to the Tranche B Conversion Date, together with interest thereon at prevailing market rates, up to a maximum aggregate amount (including interest) of $3,550,000 and (ii) the difference (if a positive number and a negative number shall be construed to be zero) between $3,550,000 and the amount equal to 50% of the Unused Tranche A Equity Funding Amount (as defined in the Equity Agreement) on the Tranche A Conversion Date plus (C) such amounts as Agent reasonably determines (based on current indications of operations and taking account of anticipated accumulations of funds in subsequent months) are reasonably necessary to anticipate any payments that Borrower may be required to make to Virginia Power pursuant to the Rova I Power Purchase Agreement or the Rova II Power Purchase Agreement prior to the next succeeding Repayment Date, and subject to Section 6.18(b) hereof, then, on each Repayment Date, withdraw and transfer the monies remaining in the Project Control Account to such account as Borrower shall direct, including any account permitted pursuant to Section 6.10(b) hereof; provided that within three years after the Tranche A Conversion Date, Borrower, Agent, Co-Agents and Institutional Agent shall negotiate in good faith a procedure that will permit withdrawals to be made under this clause (xi) on a quarterly rather than a semi-annual basis, while preventing, in the reasonable judgment of Agent, Co-Agents and Institutional Agent, any increase in the risk to the Lenders, the Institutional Lenders and the Issuing Bank of non-payment of any obligation under the Loan Instruments Borrower may from time to time withdraw funds then on deposit in the Project Control Account as Retained Amounts upon delivery to Agent of an unconditional, absolute and irrevocable letter of credit or third party guaranty in each case in form and substance and from an issuer or third party, as the case may be, satisfactory to Agent and Co-Agents in their sole discretion. In the event the Tranche B Conversion Date does not occur on or prior to the Tranche B Date Certain or an Event of Default shall occur prior to the Tranche B Conversion Date, then on the Tranche B Date Certain or upon the occurrence of such Event of Default, as the case may be, funds held in the Project Control Account as Retained Amounts up to $2,500,000 shall be applied to prepay the Loans and the Institutional Loans in the manner provided for in Section 2.5(b) (vii) hereof, in the event Rova II Commercial Operation Date has not occurred on or prior to August 15, 1995, then upon the occurrence of Substantial Completion under the Rova II Turnkey Contract, funds held in the Project Control Account as Retained Amounts up to $1,050,000 shall be deposited into the Rova II Contingency Account and shall be applied pursuant to Section 6.1(i) hereof. If the Retained Amounts could not be so applied on or prior to the Tranche B Conversion Date and no Default or Event of Default shall have occurred and be continuing, funds held in the Project Control Account as Retained Amounts shall be distributed to Borrower on the Tranche B Conversion Date and any letters of credit or guarantees delivered to Agent in substitution for such funds shall be cancelled and delivered to Borrower.

               (d)    Ash Reserve Account. Borrower shall maintain a special depository account (the “Ash Reserve Account”). The Ash Reserve Account shall be funded pursuant to Section 6.1(c) (ii) hereof up to a maximum amount of $1,000,000 (the “Required Ash Reserve Balance”) Borrower shall use funds in the Ash Reserve Account for payment of the “Capacity Charges” described in Section 6(b) of the Ash Disposal Agreement. So long as no Event of Default has occurred and is continuing, on each Repayment Date, Agent shall transfer on instruction by Borrower any amount in excess of the Required Ash Reserve Balance for deposit in the Project Control Account as an item of Cash Revenues and such amount shall be applied on such date pursuant to the provisions of Section 6.1(c) hereof and shall be available for withdrawal by Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) above on such date, subject to any prior applications pursuant to Section 6.1(c) hereof.

               (e)    Repair and Maintenance Account. Commencing on or prior to the Tranche A Conversion Date, Borrower shall maintain a special depository account (the “Repair and Maintenance Account”). The Repair and Maintenance Account shall be funded pursuant to Section 6.1(c) (vi) hereof up to a maximum amount of $1,500,000, which maximum shall be subject to increase promptly after the end of each calendar year to reflect changes in the GNP Deflator during the immediately preceding calendar year (commencing with 1992) (such amount, as may be so adjusted, the “Required Maintenance Balance”). Borrower may only use funds in the Repair and Maintenance Account from time to time to pay prudent expenses associated with major equipment inspection, major overhaul, major repair and major component replacement with respect to the Facilities. So long as no Event of Default has occurred and is continuing, on each Repayment Date, Agent shall transfer on instruction by Borrower any amount in excess of the Required Maintenance Balance for deposit in the Project Control Account as an item of Cash Revenues and such amount shall be applied on such date pursuant to the provisions of Section 6.1(c) hereof and shall be available for withdrawal by Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) above on such date, subject to any prior applications pursuant to Section 6.1(c) hereof.

               (f)    Debt Protection Account. Commencing on or prior to the Tranche A Conversion Date, Borrower shall maintain a special depository account (the “Debt Protection Account”). The Debt Protection Account shall be funded pursuant to Section 6.1(c) (vii) hereof and as set forth in this Section 6.1(f) up to a maximum amount of $20,000,000 (the “Required Debt Protection Balance”). On the Tranche A Conversion Date, the Debt Protection Account shall be funded with the proceeds of the final Advance under the Tranche A Construction Loan to be made on such date (and which shall be made by Agent even if a proper Tranche A Application for Borrowing has not been submitted by Borrower) in an amount equal to the sum of (i) $8,000,000 plus (ii) 50% of all Rova I Project Savings in excess of $2,000,000; provided that in no event shall the sum of the amounts set forth in clauses (i) and (ii) exceed $16,000,000. In addition, on the Tranche B Conversion Date the Debt Protection Account shall be funded (to the extent necessary to reach the Required Debt Protection Balance) with the proceeds of the final Advance under the Tranche B Construction Loan to be made on such date (and which shall be made by Agent even if a proper Tranche B Application for Borrowing has not been submitted by Borrower) in an amount equal to the sum of (i) 2,000,000 plus (ii) an amount (up to $1,000,000) equal to 50% of all Rova II Project Savings. The Lenders and the Institutional Lenders shall be entitled to use the funds in the Debt Protection Account to satisfy payment obligations of Borrower under the Loan Instruments after distributing funds from the Additional Collateral Account for such purpose pursuant to Section 6.1(g) below. So long as no Event of Default has occurred and is continuing, on each Repayment Date, Agent shall transfer on instruction by Borrower any amount in excess of the Required Debt Protection Balance for deposit in the Project Control Account as an item of Cash Revenues and such amount shall be applied on such date pursuant to the provisions of Section 6.1(c) hereof and shall be available for withdrawal by Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) above on such date, subject to any prior applications pursuant to Section 6.1(c) hereof.

               Borrower may from time to time withdraw funds then on deposit in the Debt Protection Account up to an aggregate maximum amount of $10,000,000 upon delivery to Agent of one or more (but no more than three at any one time outstanding) unconditional, absolute and irrevocable letters of credit in form and substance and from an issuer whose senior unsecured debt is rated “Aa1” or better by Moody’s or “AA+” or better by S&P or possessing an equivalent rating from another nationally recognized credit rating agency of similar standing acceptable to Agent (such letters of credit as each may be amended, supplemented, renewed or replaced (with the consent of Majority Lenders) is hereinafter referred to as the “Debt Protection Letter of Credit”) together with such corporate documents, legal opinions and other documents and information, all as Agent may reasonably request. The amount of any Debt Protection Letter of Credit shall equal the amount of cash withdrawn from the Debt Protection Account, and shall contain provisions whereby the amount thereof is increased on each Repayment Date for so long as the balance in the Debt Protection Account is less than the Required Debt Protection Balance, by an amount equal to the amount of interest that would have been earned on the amount of cash so withdrawn at a rate equal to the 30-day commercial paper rate that would have been paid by Credit Suisse during the period commencing on the immediately preceding Repayment Date and ending on such Repayment Date) had such cash not been withdrawn. Each Debt Protection Letter of Credit shall provide that Agent may draw down the amount of any such Debt Protection Letter of Credit and apply the same to satisfy payment obligations for which funds in the Debt Protection Account may be used Each Debt Protection Letter of Credit shall provide that Agent may draw on such Debt Protection Letter of Credit if (x) Borrower shall fail to deliver to Agent a further renewal or replacement of such Debt Protection Letter of Credit then in effect not less than 30 days prior to its expiration date or (y) upon five days notice to Borrower if the rating of the senior unsecured debt of the issuer of such Debt Protection Letter of Credit is downgraded to below “Aa1” by Moody’s or “AA+” by S&P (or the equivalent thereof by another nationally recognized credit agency of similar standing). Each Debt Protection Letter of Credit shall be (i) for a minimum of 364 days and (ii) in the case of a renewal or replacement, in an amount equal to the stated amount of such Debt Protection Letter of Credit being replaced (with provisions providing for increases thereof identical to the Debt Protection Letter of Credit being replaced) or with other substantially similar provisions (other than as to the stated amount thereof) acceptable to Agent in its sole discretion Borrower agrees that if any dispute shall arise as to the right of Agent to submit any Debt Protection Letter of Credit for payment or to draw thereunder, Borrower will not join the issuer thereof in any action or proceeding seeking to enjoin or stop payment on such Debt Protection Letter of Credit. Nothing contained in this paragraph shall affect Borrower’s continuing obligations to deposit funds in the Debt Protection Account as provided in this Section 6.1 unless and until such obligations have been satisfied by delivery to Agent of a Debt Protection Letter of Credit or an increase in the amount available under any Debt Protection Letter of Credit then held by Agent. The amount of any Debt Protection Letter of Credit shall be deemed to be included in the balance of the Debt Protection Account for purposes of determining the balance of the Debt Protection Account where required to do so in this Agreement. Each Debt Protection Letter of Credit shall constitute a Loan Instrument Costs and expenses incurred by or on behalf of Borrower in connection with any Debt Protection Letter of Credit shall not constitute Cash Operating Costs.

               (g)     Additional Collateral Account. Commencing on or prior to the Tranche A Conversion Date, Borrower shall maintain a special depository account (the “Additional Collateral Account”). The Additional Collateral Account shall be funded pursuant to Section 6.1(c) (ix) hereof up to a maximum amount of $20,000,000 (the “Required Additional Collateral Balance”). The Lenders and the Institutional Lenders shall be entitled to use the funds in the Additional Collateral Account to satisfy payment obligations of Borrower under the Loan Instruments. If on any Calculation Delivery Date the Combined Debt Service Coverage Ratio and the Combined Projected Debt Service Coverage Ratio then delivered pursuant to Section 6.2 hereof are equal to or greater than 1.25 to 1.00, so long as no Event of Default has occurred and is continuing, then Agent shall transfer on instruction by Borrower the monies in the Additional Collateral Account for deposit in the Project Control Account as an item of Cash Revenues. Funds in the Additional Collateral Account may, upon three Banking Days’ prior written notice from Borrower to Agent, be used to prepay Agreement Term Loans (including a reduction in the Bond Letter of Credit Facilities) and Institutional Term Loans (together with the Yield-Maintenance Premium with respect to the principal amount of the Institutional Term Loans being prepaid) on a pro rata basis (such prepayments to be applied to whichever is the last maturing principal repayment as between the Tranche A Term Loan and the Tranche B Term Loan and to whichever is the last maturing principal repayment as between the Tranche A Institutional Term Loan and the Tranche B Institutional Term Loan). So long as no Event of Default has occurred and is continuing, on each Repayment Date, Agent shall transfer on instruction by Borrower any amount in excess of the Required Additional Collateral Balance for deposit in the Project Control Account as an item of Cash Revenues and such amount shall be applied on such date pursuant to the provisions of Section 6.1(c) hereof and shall be available for withdrawal by Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) above on such date, subject to any prior applications pursuant to Section 6.1(c) hereof.

               (h)  Disallowance Reserve Account. Commencing on or prior to an event of Disallowance that requires deposits to be made pursuant to Section 6.1(c) (x) hereof, Borrower shall maintain a special depository account (the “Disallowance Reserve Account”). The Disallowance Reserve Account shall be funded from time to time pursuant to Section 6.1(c) (x) hereof up to a maximum amount, calculated as the aggregate of all such fundings (the “Required Disallowance Funding”), equal to the least of (“Required Disallowance Balance”) (i) $34,500,000, (ii) the aggregate’ amount, as determined by Institutional Agent and Agent, that will be due and owing to Virginia Power (whether by direct payment or as set-offs or from payments due from Virginia Power) pursuant to the terms of Article 18 of each of the Power Purchase Agreements (including any interest) for the period commencing (a) with respect to the Rova I Power Purchase Agreement, on the 18th anniversary of the Rova I Commercial Operations Date and ending on the Tranche B Institutional Maturity Date and (b) with respect to the Rova II Power Purchase Agreement, or in the event the Rova II Power Purchase Agreement has been terminated, with respect to the Rova I Power Purchase Agreement, on the 15th anniversary of the Rova II Commercial Operations Date and ending on the Tranche B Institutional Maturity Date and (iii) until all Obligations to the Lenders have been satisfied in full, the Total Outstanding Extensions of Credit on the date of the applicable funding and thereafter the difference (if a positive number) between the aggregate unpaid principal amount of the Institutional Loans outstanding on the date of the applicable funding and the balance of the Debt Protection Account on such date. Funds in the Disallowance Reserve Account shall be used only as follows: (x) at any time the Institutional Lenders shall be entitled to use the funds in the Disallowance Reserve Account to satisfy payment obligations of Borrower under the Loan Instruments upon any declaration that Obligations are due and payable pursuant to Section 7.2(a) hereof, and (y) from and after the earlier of the 18th anniversary of the Rova I Commercial Operations Date or the 15th anniversary of the Rova II Commercial Operations Date, the Institutional Lenders shall also be entitled to use the funds in the Disallowance Reserve Account to satisfy payment obligations of Borrower under the Loan Instruments upon any Event of Default under Section 7.1(a) hereof, provided, that any application of funds pursuant to clause (x) or (y) hereof to any Obligations to the Institutional Agent or Institutional Lenders shall be made only as part of a pro rata application to the Obligations of all the Secured Parties, based on each Secured Party’s share of the Total Outstanding Extensions of Credit as of the date of such application and any prepayments of principal shall be applied to whichever is the last maturing principal repayment as between the Tranche A Term Loan and the Tranche B Term Loan, and to whichever is the last maturing principal repayment as between the Tranche A Institutional Term Loan and the Tranche B Institutional Term Loan. In addition, commencing on the earlier of the 18th anniversary of the Rova I Commercial Operations Date or the 15th anniversary of the Rova II Commercial Operations Date, and so long as no Default or Event of Default has occurred and is continuing, on each Repayment Date, Borrower may use funds in the Disallowance Reserve Account to prepay the Institutional Term Loan, together with the Yield-Maintenance Premium with respect to the principal amount of the Institutional Term Loan being prepaid, such prepayments to be applied to whichever is the last maturing principal repayment as between the Tranche A Institutional Term Loan and the Tranche B Institutional Term Loan. So long as no Event of Default has occurred and is continuing, on each Repayment Date, Agent shall transfer on instruction by Borrower any amount in excess of the Required Disallowance Funding for deposit in the Project Control Account as an item of Cash Revenues and such amount shall be applied on such date pursuant to the provisions of Section 6.1(c) hereof and shall be available for withdrawal by Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) above on such date, subject to any prior applications pursuant to Section 6.1(c) hereof. The Disallowance Reserve Account and the funds therein shall be held by a collateral agent designated by Institutional Agent and said collateral agent shall hold a perfected prior security interest therein for the benefit of Institutional Agent and Institutional Lenders only, provided that disbursements from such account shall be made in accordance with this Section 6.1(h), where required, for the benefit of the Secured Parties Documentation reflecting the arrangement contemplated in this Section 6.1(h) shall be satisfactory to the Institutional Agent and Agent.

               (i)     Contingency Account. Borrower shall maintain two special depository accounts (the “Rova I Contingency Account” and the “Rova II Contingency Account”). All of the monies specified below shall be deposited in the Contingency Accounts as set forth below, and Borrower has irrevocably instructed Contractor to make all of the payments by Contractor described below into the Contingency Accounts as set forth below. Borrower hereby irrevocably authorizes Agent to open sub-accounts within the Contingency Accounts for ease of administration, and to make withdrawals from the Contingency Accounts pursuant to this Agreement for the purposes set forth below, or, where not specified or determinable, as Agent shall reasonably deem necessary or advisable:

(i) Casualty Proceeds: All proceeds of Insurance Policies (other than such proceeds aggregating less than $2,000,000 in any fiscal year of Borrower, which shall be released directly to Borrower for use in restoration of the Facility to which the proceeds relate in accordance with Section 6.16 hereof), condemnation awards and similar payments, to be applied pursuant to Section 6.16 hereof, or, to the extent such proceeds are not to be used for restoration pursuant to Section 6.16, to be deposited into the Rova I Contingency Account to the extent such proceeds relate to the Rova I Facility and into the Rova II Contingency Account to the extent such proceeds relate to the Rova II Facility and to the extent such proceeds cannot be so allocated, then, as the Agent and the Institutional Agent shall in their sole discretion determine to be applied to prepay the Agreement Term Loans and the Institutional Term Loans pursuant to Section 2.5(b) (ii) hereof;

(ii) Letter of Credit Proceeds: Proceeds upon the drawdown of any letter of credit exchanged for any retainage withheld, if under the Rova I Turnkey Contract to be deposited into the Rova I Contingency Account and if under the Rova II Turnkey Contract to be deposited into the Rova II Contingency Account, and to be applied as follows if the proceeds are drawn in respect of:

(A) non-renewal of the letter of credit for failure to satisfy requirements for payment of retainage, termination of the Rova I Turnkey Contract or of the Rova II Turnkey Contract under specified circumstances, acceleration or non-funding under this Agreement or disputed amounts, indemnities and the like, such proceeds shall be applied to the payment of Rova I Project Costs or Rova II Project Costs, as applicable;

(B) liquidated damages for delay, such proceeds shall be applied in accordance with Section 6.1(i) (iii) of this Agreement;

(C) failure of Contractor to reimburse Borrower for liquidated damages collected by Virginia Power, such proceeds shall be applied in accordance with Section 6.1(i) (iv) of this Agreement; and

(D) liquidated damages for failure to meet performance guaranties, such proceeds shall be applied in accordance with Section 6.1(i) (v) of this Agreement.

Such payments shall be made pursuant to Applications for Borrowing and the procedures contemplated in Section 2.1(a) hereof, and any such payments remaining unused, in respect of the Rova I Contingency Account on the Tranche A Conversion Date, and in respect of the Rova II Contingency Account on the Tranche B Conversion Date, shall on such date be deposited in the Project Control Account;

(iii) Contractor’s Payments and Equity Proceeds: Payments made by Contractor pursuant to Section 10.2.1 of the Rova I Turnkey Contract for not achieving Rova I Final Completion by the Rova I Required Completion Date to be applied from time to time for payment of Tranche A Debt Service (to the extent such Tranche A Debt Service exceeds the amounts allotted thereto pursuant to the Approved Rova I Budget) until the Tranche A Conversion Date. Such payments shall be made pursuant to Tranche A Applications for Borrowing and the procedures contemplated in Section 2.1(a) hereof, and any such payments remaining unused on the Tranche A Conversion Date shall on such date be used to repay Tranche A Agreement Term Loans and Tranche A Institutional Term Loans then outstanding pursuant to Section 2.5(b) (ii) hereof;

Payments made by Contractor pursuant to Section 10.2.1 of the Rova II Turnkey Contract for not achieving Rova II Final Completion by the Rova II Required Completion Date, payments of that portion of the equity pursuant to Section 2(d) and the last sentence of Section 2(j) of the Equity Agreement which, in Agent’s determination, is to be allocated to Tranche B Debt Service and payment of the Retained Amount pursuant to Section 6.1 (c) (xi) hereof if the Rova II Commercial Operations Date does not occur on or prior to August 15, 1995 which, in Agent’s determination, is to be allocated to Tranche B Debt Service to be deposited into the Rova II Contingency Account and to be applied from time to time for payment of Tranche B Debt Service (to the extent such Tranche B Debt Service exceeds the amounts allotted thereto pursuant to the Approved Rova II Budget) until the Tranche B Conversion Date. Such payments shall be made pursuant to Tranche B Applications for Borrowing and the procedures contemplated in Section 2.1(a) hereof, and any such payments remaining unused on the Tranche B Conversion Date shall on such date be used to repay Tranche B Agreement Term Loans and Tranche B Institutional Term Loans then outstanding pursuant to Section 2.5(b) (ii) hereof;

(iv) Payments for Draw on Virginia Power Letter of Credit: Payments made by Contractor pursuant to Section 10.2.2 of the Rova I Turnkey Contract, payments of equity pursuant to Section 2(c) of the Equity Agreement to be deposited into the Rova I Contingency Account and to be applied to satisfy any Rova I Virginia Power L/C Reimbursement Obligations then outstanding; any such payments remaining unused on the Tranche A Conversion Date shall be deposited on such date in the Project Control Account;

Payments made by Contractor pursuant to Section 10.2.2 of the Rova II Turnkey Contract, payments of equity pursuant to Section 2(c), Sections 2(d) and the last sentence of Section 2 (j) of the Equity Agreement which, in Agent’s determination, is to be allocated to Rova II Virginia Power L/C Reimbursement Obligations and payments of the Retained Amount pursuant to Section 6.1 (c) (xi) if the Rova II Commercial Operations Date does not occur on or prior to August 15, 1995 which, in Agent’s determination, is to be allocated to Rova II Virginia Power L/C Reimbursement Obligations, to be deposited into the Rova II Contingency Account and to be applied to satisfy any Rova II Virginia Power L/C Reimbursement Obligations then outstanding; any such payments remaining unused on the Tranche B Conversion Date shall be deposited on such date in the Project Control Account; and

(v) Contractor’s Guaranteed Performance Damages: Payments made by Contractor pursuant to Section 12.3 of the Rova I Turnkey Contract for failure of the Rova I Facility to meet performance guarantees, to be deposited into the Rova I Contingency Account and to be held until the Tranche A Construction Loan Repayment Date, and (i) on such date, 40% of which shall be applied to prepay the Tranche A Agreement Term Loan and the Tranche A Institutional Term Loan pursuant to Section 2.5(b) (ii) hereof and (ii) the remaining 60% of which shall be held until such time as Borrower is required to make payment to Contractor pursuant to Section 12.3.8 of the Rova I Turnkey Contract, at which time an appropriate amount shall be released for payment to Contractor (unless an Event of Default then exists). At such time as such funds are no longer subject to payment pursuant to Section 12.3.8 of the Rova I Turnkey Contract, such funds shall be applied to prepay the Tranche A Agreement Term Loan and the Tranche A Institutional Term Loan pursuant to Section 2.5(b) (ii) hereof.

Payments made by Contractor pursuant to Section 12.3 of the Rova II Turnkey Contract for failure of the Rova II Facility to meet performance guarantees, to be applied to prepay the Tranche B Agreement Term Loan and the Tranche B Institutional Term Loan pursuant to Section 2.5(b) (ii) hereof.

(vi) Substitute Steam Costs: Payments under clause (x) of Section 2(h) of the Equity Agreement in respect of the Substitute Steam Arrangements shall be deposited into the Rova I Contingency Account to be applied by Agent for the costs and expenses incurred in connection with the Substitute Steam Arrangements.

(vii) Indemnification Payments: Payments under indemnification agreements referred to in Section 2(g) of the Equity Agreement shall be deposited into the Contingency Account and shall be applied by Agent to make the payments owing under the Project Contracts in accordance with the terms thereof.

               (j)     Repayment Accounts. Borrower shall maintain two special depository accounts (the “Tranche A Repayment Account” and the “Tranche B Repayment Account”). All of the Tranche A Repayment Amounts shall be deposited in the Tranche A Repayment Account and all of the Tranche B Repayment Amounts shall be deposited in the Tranche B Repayment Account. Borrower hereby irrevocably authorizes Agent to make withdrawals from the Tranche A Repayment Account to the extent necessary to permit Agent to apply all or any portion of such sums as are in the Tranche A Repayment Account against (i) L/C Reimbursement Obligations relating to the redemption of the Series 1991 Bonds as set forth in Section 2.4(c) hereof and Section 3.2(f) (ii) hereof, (ii) the Term Loan arising from the conversion of the Drawings relating to the payment of the Series 1991 Bonds upon the acceleration thereof or (iii) against such other Obligations of Borrower as permitted under the Series 1991 Account Pledge Agreement. Borrower hereby irrevocably authorizes Agent to make withdrawals from the Tranche B Repayment Account to the extent necessary to permit Agent to apply all or any portion of such sums as are in the Tranche B Repayment Account against (i) L/C Reimbursement Obligations relating to the redemption of the Series 1993 Bonds as set forth in Section 2.4(c) hereof and Section 3.2(f) (ii) hereof, (ii) the Term Loan arising from the conversion of the Drawings relating to the payment of the Series 1993 Bonds upon the acceleration thereof or (iii) against such other Obligations of Borrower as permitted under the Series 1993 Account Pledge Agreement.

               (k)     Permitted Investments. Funds in the Ash Reserve Account, Repair and Maintenance Account, Debt Protection Account, the Disallowance Reserve Account and the Additional Collateral Account may be invested and reinvested only in Permitted Investments and liquidated (at the risk and expense of Borrower) in accordance with instructions given to Agent by Borrower (prior to the occurrence of an Event of Default and, thereafter, as determined by Agent). Any other monies not so invested shall bear interest at prevailing market rates as described in Section 6.1(b) hereof for periods selected by Borrower considering the timing of projected withdrawals from such Account. Agent shall not be required to take any action with respect to investing the funds in any Account in the absence of written instructions by Borrower. Agent shall not be liable for any loss resulting from any Permitted Investment or the sale or redemption thereof. If and when cash is required for disbursement in accordance with this Section 6.1, Agent is authorized, without instructions from Borrower, to the extent necessary to make payments required pursuant to this Section 6.1 in the event Borrower fails to do so in a timely manner, to cause Permitted Investments to be sold or otherwise liquidated into cash (without regard to maturity) in such manner as Agent shall deem reasonable and prudent under the circumstances. All funds in the Accounts and all Permitted Investments made in respect thereof, shall be held by Agent and the interests of Borrower therein shall constitute part of the security subject to the pledge and security interests created by the Security Documents; provided, that if at any time any funds are to be invested in Permitted Investments in accordance with this paragraph (k) but Agent is unable or unwilling at such time to purchase or hold the Permitted Investments selected, then such funds shall be transferred to Swiss American Securities, Inc., a subsidiary of Credit Suisse (“SASI”) (or any successor custodian thereto requested by Borrower and approved by Agent and Institutional Agent), so that the selected investments may be made and held while permitting the Secured Parties to maintain their perfected and prior security interests in the funds and/or investments in a manner and pursuant to documentation satisfactory to Agent and Institutional Agent. Borrower shall pay Agent or SASI (or its successor) the published fees applicable at the time to the transactions then effected pursuant to this paragraph (k). Upon the instructions of Borrower, to be issued at its option, Agent shall transfer such funds from any one or more of the Project Control Account (excluding the Rova II Sub-Account), the Rova I Contingency Account, the Rova II Contingency Account, the Tranche A Repayment Account or the Tranche B Repayment Account to an Investment Institution for investment by such Investment Institution into Permitted Investments; provided, that no such transfers shall be made by Agent to an Investment Institution until (i) such Investment Institution has acknowledged and agreed in writing that it is holding such funds and Permitted Investments in its capacity as collateral agent for Agent on behalf of the Secured Parties in order to maintain Agent’s first priority lien and security interest therein, that it will maintain continuous possession of such funds at all times in accordance with the provisions of this Section 6.1(k) and that it shall release such funds to Agent and only upon the written instructions thereof and (ii) Borrower and any such Investment Institution have executed all security agreements and financing statements that Agent deems necessary in order to maintain a first priority security interest in the funds and Permitted Investments held by the Investment Institution. All such funds held by Agent or the Investment Institution, as the case may be, and all such Permitted Investments made in respect thereof, shall be held by Agent or the Investment Institution, as the case may be, and the interest of Borrower therein shall constitute part of the security subject to the pledge and security interests created by this Agreement and the other Security Documents. Agent’s remedies and rights under this Section 6.1 or Section 7.2 hereof with respect to any funds transferred from any Account to an Investment Institution shall remain unchanged, notwithstanding such transfer. The term “Investment Institution” means a brokerage, investment or similar firm selected by Borrower and approved (and not subsequently disapproved) by Agent, for the purpose of making Permitted Investments on behalf of Borrower pursuant to Section 6.1(k) hereof, provided, that Agent’s approval or disapproval shall not be unreasonably conditioned, withheld or given, respectively.

               (l)     Accounts, Generally. Borrower shall not make, attempt to make or consent to the making of any withdrawal or transfer from any Account except in strict adherence to the provisions of this Agreement. The Agent reserves its right at any time and from time to time to create separate accounts in respect of the Rova I Facility and the Rova II Facility and Borrower shall execute such documentation as Agent requests in connection with the creation of any such accounts and the continuation of the Lien created pursuant to the Account Pledge Agreement as to such new accounts.

               6.2     Debt Service Coverage Ratio.

               On each Calculation Delivery Date, Borrower shall deliver to Agent (a) the Tranche A Debt Service Coverage Ratio and, commencing with the first Calculation Delivery Date to occur after the Tranche B Conversion Date, the Tranche B Debt Service Coverage Ratio and the Combined Debt Service Coverage Ratio, in each case calculated for the period ending on the Quarterly Date immediately preceding such Calculation Delivery Date and commencing on the later of (i) the date which is one calendar year prior to such Quarterly Date, and (ii) in respect of the Tranche A Debt Service Coverage Ratio, the Tranche A Conversion Date and in respect of the Tranche B Debt Service Coverage Ratio and the Combined Debt Service Coverage Ratio, the Tranche B Conversion Date, and (b) the Tranche A Projected Debt Service Coverage Ratio, and, commencing with the first Calculation Delivery Date to occur after the Tranche B Conversion Date, the Tranche B Projected Debt Service Coverage Ratio and the Combined Projected Debt Service Coverage Ratio, in each case calculated for the period commencing on the Quarterly Date immediately preceding such Calculation Delivery Date and ending on the earlier of the date which is six calendar months after such Quarterly Date and the Tranche B Institutional Maturity Date. Any projected ratio shall be based upon the assumptions made in the Operating Budgets then in effect. A sample calculation of the ratios to be provided hereunder is contained in Schedule 6.2 hereto.

               6.3     Maintenance of Existence, Privileges, Etc.

               (a)    Borrower. Borrower shall at all times (i) preserve and maintain in full force and effect its existence as a partnership under the laws of the Commonwealth of Virginia, its qualification to do business in North Carolina and in each other jurisdiction in which the conduct of its business requires such qualification (except where the failure to so qualify would not have a material adverse effect on the financial condition, business, operations or prospects of Borrower), and all of its rights, privileges and franchises necessary for the construction, ownership, maintenance and operation of the Facilities and the maintenance of its existence, (ii) obtain and maintain in full force and effect all Governmental Requirements and other consents and approvals required at any time in connection with the construction, maintenance, ownership or operation of the Facilities (iii) construct and maintain the Rova II Facility as a Qualifying Cogeneration Facility; and (iv) construct and maintain the Rova I Facility as a Qualifying Cogeneration Facility until the Rova I Commercial Operation Date and thereafter shall maintain the EWG Approvals in full force and effect, final and (other than in the respect of the EWG Determination) not subject to appeal and not subject to any challenge or proceeding or shall maintain the Rova I Facility as a Qualifying Cogeneration Facility.

               (b)    Partners. Borrower shall use its best efforts to cause each of the Partners to preserve and maintain in full force and effect (i) such Partner’s legal existence, (ii) all of the powers, rights, privileges and franchises necessary for such Partner to own its property and to carry on such Partner’s business as now being conducted and (iii) such Partner’s qualification to do business and good standing in each jurisdiction in which the conduct of such Partner’s business requires such qualification, except where the failure to so qualify would not have a material adverse effect on such Partner’s or Borrower’s financial condition, business, operations or prospects.

               6.4     Performance of Project Documents.

               (a)    General. Borrower shall (i) perform and observe in all material respects all of its covenants and agreements contained in any of the Project Documents to which it is a party and (ii) maintain in full force and effect each of the Project Documents and all contracts, permits and approvals relating thereto.

               (b)    Power Purchase Agreement. Without limiting the generality of Section 6.4(a) hereof, Borrower shall (i) timely submit to Virginia Power all documents, evidence and information required under the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement (including evidence of a reliable fuel source and documents required to be submitted prior to “Financial Closing” and the “Commercial Operation Date”, each as defined in the respective Power Purchase Agreement), and (ii) fully and timely comply with any and all of its other obligations as Operator under the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement. In furtherance thereof (x) Borrower shall immediately on completion of the Interconnection Facilities post a conspicuous sign by each side of the Interconnection Facilities instructing all employees, contractors and subcontractors not to tamper with the Interconnection Facilities and shall, prior to completion of the construction of the Interconnection Facilities, establish or cause to be established procedures to prevent any such tampering and inform its employees, contractors and subcontractors of such procedures and (y) Borrower shall not cause or allow (i) electric power to be at any time delivered to or received by the Rova II Facility from the Rova I Facility or from any source other than either Virginia Power or the Rova II Facility, other than in respect of the Common Systems (as defined in the Rova II Power Purchase Agreement) (ii) any electrical connection to exist between the Rova II Facility and the Rova I Facility or any other project or entity on Borrower’s side of the Interconnection Point (as defined in the Rova II Power Purchase Agreement) other than those required for operation of the Common Systems; and (iii) the Rova II Facility to accept steam deliveries from the Rova  I Facility or from any other project or entity at any point upstream of the Rova II Facility’s meter.

               6.5     Construction of the Facility.

               (a)    General. Borrower shall cause the construction of the Rova I Facility and the Rova II Facility to be prosecuted and completed with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable Governmental Requirements, the Rova I Turnkey Contract and the Rova II Turnkey Contract, respectively, and the Rova I Approved Budget and the Rova II Approved Budget, respectively. Upon notice to Agent and the Independent Engineer, Borrower may revise the Rova I Approved Budget and the Rova II Approved Budget from time to time by increasing the amount allocated for any category or categories by applying thereto any savings for any other category or categories within such budget (except that Borrower shall not decrease amounts allocated to “contingency” without the prior written approval of Agent, Institutional Agent and each of the Co-Agents), provided that the sum total of all costs on any such revised Rova I Approved Budget shall not exceed the sum total of all costs shown on the Rova I Approved Budget attached hereto as Schedule 5.15(i) and the sum total of all costs on any such revised Rova II Approved Budget shall not exceed the sum total of all costs shown on the Rova II Approved Budget attached thereto as Schedule 5.15(ii). Borrower shall at all times cause a complete set of the current and (when available) as-built plans (and all supplements thereto) relating to the Facilities to be maintained at the Facilities and available for inspection by the Independent Engineer, Agent, Institutional Agent and any Co-Agent. Borrower shall provide reasonable opportunity for the Independent Engineer to attend inspections and tests that can be attended by Borrower pursuant to Section 3.2.8 of the Rova I Turnkey Contract and Section 3.2.8 of the Rova II Turnkey Contract. Borrower shall purchase and keep available at all times spare parts as may be reasonably needed by Contractor to perform Contractor’s obligations under the Rova I Turnkey Contract and the Rova II Turnkey Contract in a timely fashion, and Borrower shall keep the Independent Engineer updated of its plans and actions taken to satisfy Borrower’s obligations under this sentence, which plans shall be subject to Agent’s approval (based on consultations with the Independent Engineer), not to be unreasonably withheld. Owner shall promptly notify Agent and Independent Engineer of any notice provided by Contractor under Section 13.3 of the Rova I Turnkey Contract or Section 13.3 of the Rova II Turnkey Contract that the date of Acceptance (as respectively defined in the Rova I Turnkey Contract and the Rova II Turnkey Contract) is imminent and shall conduct, in a manner satisfactory to Agent (based on consultations with the Independent Engineer), the environmental audit contemplated in said section prior to Acceptance.

               (b)    Contractor Performance Tests. Agent and the Independent Engineer, Institutional Agent and each of the Co-Agents shall have the right to witness and verify the Rova I Contractor Performance Tests and the Rova II Contractor Performance Tests. Borrower shall give Agent, the Independent Engineer, Institutional Agent and each of the Co-Agents not less than five Banking Days’ prior written notice of the exact date of any Rova I Contractor Performance Tests and any Rova II Contractor Performance Tests (or such shorter notice that nevertheless will permit the Independent Engineer to witness and verify such tests). If, upon completion of any Rova I Contractor Performance Tests, Borrower is of the belief that Contractor has achieved either of Rova I Final Completion or Rova I Substantial Completion, as the case may be, it shall deliver to Agent, Institutional Agent and the Independent Engineer all confirming test data and a certificate addressed to Agent in form and substance satisfactory to Agent and the Independent Engineer, accompanied by supporting data and calculations, evidencing Borrower’s belief that Contractor has achieved either of Rova I Final Completion or Rova I Substantial Completion. Agent, in consultation with the Independent Engineer, Institutional Agent and Co-Agents, may within ten days from the date of receipt of any such certificate notify Borrower that Rova I Final Completion or Rova I Substantial Completion, as applicable, has not been achieved, and that the performance under the Rova I Turnkey Contract guaranties has not been satisfied, in which event Rova I Final Completion or Rova I Substantial Completion, as applicable, shall not be deemed to have been achieved pursuant to the Rova I Turnkey Contract. If, upon completion of any Rova II Contractor Performance Tests, Borrower is of the belief that Contractor has achieved either of Rova II Final Completion or Rova II Substantial Completion, as the case may be, it shall deliver to Agent, Institutional Agent and the Independent Engineer all confirming test data and a certificate addressed to Agent in form and substance satisfactory to Agent and the Independent Engineer, accompanied by supporting data and calculations, evidencing Borrower’s belief that Contractor has achieved either of Rova II Final Completion or Rova II Substantial Completion. Agent, in consultation with the Independent Engineer, Institutional Agent and Co-Agents, may within ten days from the date of receipt of any such certificate notify Borrower that Rova II Final Completion or Rova II Substantial Completion, as applicable, has not been achieved, and that the performance under the Rova II Turnkey Contract guaranties has not been satisfied, in which event Rova II Final Completion or Rova II Substantial Completion, as applicable, shall not be deemed to have been achieved pursuant to the Rova II Turnkey Contract. Any such notice by Agent shall include the reason or reasons for such determination of deficiency and, to the extent feasible, how such deficiency may be cured. In the event that no such notification is delivered by Agent to Borrower in respect of Rova I Final Completion or Rova I Substantial Completion, such Rova I Contractor Performance Test shall be deemed to have been satisfied for purposes of this Agreement as of the date of completion of such Rova I Contractor Performance Test. In the event that no such notification is delivered by Agent to Borrower in respect of Rova II Final Completion or Rova II Substantial Completion, such Rova II Contractor Performance Test shall be deemed to have been satisfied for purposes of this Agreement as of the date of completion of such Rova II Contractor Performance Test.

               (c)    Exchange of Retainage for Letter of Credit. Borrower shall not pay any retainage upon receipt of a letter of credit pursuant to Section 5.3.5 of the Rova I Turnkey Contract or pursuant to Section 5.3.4 of the Rova II Turnkey Contract, unless such letter of credit is issued by a financial institution satisfactory to Agent and Institutional Agent and provisions are made therein (and in any reimbursement or other related agreements) satisfactory to Agent and Institutional Agent, including the conditions for drawdown of the letter of credit by Agent and for deposit of proceeds thereof in the Rova I Contingency Account or the Rova II Contingency Account, as applicable, pursuant to Section 6.1 hereof.

               (d)    Independent Engineer Objections. If the Independent Engineer, in reviewing progress invoices and the final statement pursuant to Section 5.3.1 of the Rova I Turnkey Contract or pursuant to Section 5.3.1 of the Rova II Turnkey Contract, as the case may be, or seeking to verify the achievement of Rova I Final Completion or Rova I Substantial Completion or Rova II Final Completion or Rova II Substantial Completion pursuant to Section 6.5(b) hereof, objects to all or any part of the submission of Contractor or requests additional information from Contractor, then Borrower shall pursue all means available to it under the Rova I Turnkey Contract or Rova II Turnkey Contract, as the case may be, or applicable Laws, including, without limitation, the initiation of arbitration proceedings pursuant to Section 13.16 of the Rova I Turnkey Contract or pursuant to Section 13.16 of the Rova II Turnkey Contract, as the case may be, if such provisions are applicable, to obtain such additional information, to preserve the Secured Parties’ and Borrower’s rights against Contractor, and to resolve those matters subject to the Independent Engineer’s objection (provided that Borrower’s actions in preserving the Secured Parties’ rights shall not be deemed to prejudice Borrower’s right to disagree with Agent’s and the Independent Engineer’s conclusions forming the basis for their objections).

               6.6     Operation and Maintenance.

               (a)    Operations. Borrower shall use, maintain and operate the Facilities and the Property in compliance with generally accepted Prudent Utility Practices (as defined in the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement), all Project Documents, this Agreement and, except where non-compliance could not have a materially adverse effect on Borrower, the Facilities, the Property, Borrower’s ability to perform its obligations under the Loan Instruments, Project Documents or the Bond Documents or the rights or interests of the Secured Parties, all applicable Governmental Requirements. Borrower shall use its best efforts to use, maintain and operate the Facilities and the Property in accordance with the Rova I Operating Budget and the Rova II Operating Budget. Borrower shall inspect, maintain, service and repair the Rova I Facility and the Rova Facility so as to keep the Rova I Facility and the Rova II Facility (i) in as good operating condition as upon Rova I Final Completion and Rova II Final Completion, respectively (normal wear and tear excepted), (ii) in good order and repair in conformity with prudent industry standards and commercial practice, (iii) in compliance with all requirements under the Project Documents and (iv) in such condition that the Rova I Facility and the Rova II Facility will have the capacity and functional ability to perform, in normal commercial operation, the functions and at the ratings set forth in the Project Documents for their remaining useful life. Borrower shall cause the Rova I Facility and the Rova II Facility to be operated so as to preserve and enforce all warranties and guaranties in respect thereof and to which Borrower is a beneficiary. Borrower shall not permit Operator to subcontract (except to the extent Borrower itself could have contracted by means of a Permitted Contract) for any material work without the prior written consent of Agent and Institutional Agent, which consent shall not unreasonably be withheld. Borrower shall, immediately upon obtaining knowledge thereof, notify Agent of any change in the identity of the Facility Manager (as defined in Section 5.5 of the Operating Contract) or any delegation of Borrower’s responsibilities to Operator as permitted or contemplated in Section 6.2 or 6.3 thereof. Borrower shall comply with such repair, service and maintenance standards and schedules as are required to enforce warranty or guaranty claims against Contractor, Operator or subcontractors and any standards imposed by any Insurance Policies in effect with respect to the Rova I Facility, the Rova II Facility or the Property. Borrower’s review of and comment on the manual of “Facility Procedures” pursuant to Section 5.4 of the Operating Contract shall be conducted subject to the Independent Engineer’s approval, which shall not be unreasonably withheld. Borrower shall promptly inform the Independent Engineer of any material amendment or modifications to “Facility Procedures” proposed by Operator, or any material changes to such procedures proposed by Borrower, under Section 5.4 of the Operating Contract, with updates as to the status thereof, and shall report to the Independent Engineer the results of the annual review made of such procedures as contemplated in said section. Until all of the Obligations have been fully discharged, Borrower shall retain any information Operator need no longer retain pursuant to Section 5.17 of the Operating Contract, or cause Operator to continue to retain such information in a reasonable manner. Borrower shall not approve any “Proposed Operating Budget” submitted for approval under Section 7.1 of the Operating Contract until such time as all approvals required under Section 6.9(i) hereof have been obtained for the Rova I Operating Budget and the Rova II Operating Budget for the year (or portion thereof) that is the same as the first year (or portion thereof) of such “Proposed Operating Budget”. Borrower shall inform Agent, Institutional Agent and the Independent Engineer of any audit (and results thereof) that is conducted at Borrower’s request under Section 7.6 of the Operating Contract and, at Agent or Institutional Agent’s request, cause such audits to be conducted to the full extent permitted to Borrower under said Section. Borrower shall promptly notify Agent and Institutional Agent if it has the right to terminate the Operating Contract under Section 18.3 thereof, and only upon the request of Agent, which shall be made only upon instruction of the Majority Lenders, shall Borrower exercise such right and shall then do so in the manner specified by Agent.

               (b)    Repair and Replacement. In the event of any damage to or destruction of the Rova I Facility, the Rova II Facility or the Property, or any part thereof, by fire or other casualty, Borrower shall, at its own expense and whether or not such damage or destruction is covered by an Insurance Policy, with reasonable promptness, repair, restore, replace or rebuild the same so that upon the completion of such repair, restoration, replacement or rebuilding, such Facility and the Property shall be in the condition required by the foregoing provisions of this Section 6.6 and so that the productive capacity, value, utility and remaining useful life of each of the Rova I Facility and the Rova II Facility shall be at least equal to the greater of (i) the actual productive capacity, value, utility and remaining useful life of such Facility immediately prior to the happening of such casualty or (ii) the productive capacity, value, utility and remaining useful life such Facility would have had if it were used, maintained and operated in accordance with the requirements of this Section 6.6.

               (c)    Capital Expenditures. After the date of Rova I Final Completion, (except for further expenditures under the Rova I Turnkey Contract) and after the date of Rova II Final Completion (except for further expenditures under the Rova II Turnkey Contract) Borrower shall not, in respect of any single fiscal year, make any capital expenditures in respect of the Rova I Facility and the Rova II Facility, other than capital expenditures (i) of up to $300,000 per event or up to $600,000 in the aggregate or (ii) which are set forth in the Rova I Operating Budget or the Rova II Operating Budget, each as then in effect, without the prior written consent of (A) Agent and (B) if such expenditures are over $1,000,000 per event or $3,000,000 in the aggregate, Institutional Agent.

               6.7     Operating Logs.

               Borrower shall, at its sole cost and expense, (a) maintain at the Property daily operating logs showing, among other things, the electrical output of the Facilities, (b) keep maintenance and repair reports in sufficient detail to indicate the nature and date of all work done, (c) maintain a current operating manual and a complete set of plans, accounting records and specifications reflecting all alterations and (d) maintain all other records, logs and other materials required by the Operating Contract or any Governmental Requirements.

               6.8     Compliance with Laws.

               (a)    Generally. Borrower shall comply, and shall ensure that the Facilities are constructed, operated and administered in compliance with, and shall make such alterations to the Facilities and the Property as may be required for compliance with, all applicable Governmental Requirements, except where non-compliance could not have a materially adverse effect on Borrower, the Facilities, the Property, Borrower’s ability to perform its obligations under the Loan Instruments, Project Documents or the Bond Documents or the rights or interests of the Secured Parties; provided that Borrower may at its sole cost and expense contest the applicability of any Governmental Requirements as may entail any such alterations, if and so long as adequate reserves are maintained in accordance with applicable accounting principles with respect to such alterations and if, in the reasonable opinion of Agent, Institutional Agent and the Independent Engineer, failure to make such alterations does not adversely affect the productive capacity, value, utility or remaining useful life of the Facilities or materially adversely affect the rights or interests of the Lenders, the Institutional Lenders, the Issuing Bank, Co-Agents, Institutional Agent or Agent. Borrower shall take no action which would have an adverse impact upon the status of the Rova II Facility as a Qualifying Cogeneration Facility and shall ensure that the Rova II QF Certificate is maintained. Borrower shall take no action which would have an adverse impact upon the status of the Rova I Facility as a Qualifying Cogeneration Facility and shall ensure that the Rova I QF Certificate is maintained unless Borrower obtains the EWG Approvals by the Required EWG Approval Date and maintains such EWG Approvals in full force and effect, final and (other than in respect of the EWG Determination) not subject to appeal and not subject to any challenge or proceeding, in which event commencing one day after the Rova I Commercial Operations Date Borrower shall no longer be obligated to maintain the status of the Rova I Facility as a Qualifying Cogeneration Facility. In the event Borrower does not maintain the status of the Rova I Facility as a Qualifying Cogeneration Facility, Borrower shall take no action that will result in the loss of its status as an EWG as determined by FERC pursuant to the EWG Determination and, if there shall be any material change in the facts that were submitted with Borrower’s original EWG application or any change in such facts which FERC might reasonably deem to be material, Borrower shall immediately notify Agent in writing of such change. Within 60 days of any such change, Borrower shall either (A) file an application for a new determination by FERC of Borrower’s EWG status or (B) file with FERC a written explanation as to why such change does not affect Borrower’s status as an EWG, and, in the alternative, an application for a new determination by FERC of EWG status. Borrower shall submit to Agent, for Agent’s review, Borrower’s proposed application and, if applicable, the explanation referred to in the preceding sentence at least 10 Banking Days prior to the date of the filing thereof with FERC. Upon the request of Agent or Institutional Agent, Borrower shall deliver to Agent evidence of Borrower’s compliance with all applicable Governmental Requirements and, if such evidence ‘is not available, certify to Agent that Borrower is in full compliance.

               (b)    Resistance of Regulatory Change. If any Governmental Authority shall issue any order, judgment, regulation or decision the effect of which is to rescind, terminate, repeal, invalidate, suspend, enjoin, amend or modify any Project Document, Bond Document or Loan Instrument, or any part thereof, then Borrower shall so notify Agent and if, as a result of such regulatory change, there shall exist in the opinion of Agent and Institutional Agent a reasonable possibility that such regulatory change will have a material adverse effect on any of the Loan Instruments, Bond Documents, Project Documents or on the ability of any party thereto to perform its respective obligations thereunder or on the operations or economics of the Rova I Facility or the Rova II Facility, Agent shall give Borrower notice thereof and Borrower shall diligently and timely (i) make all filings, (ii) pursue all remedies and appeals and (iii) take such other lawful action, in each case as shall be necessary or, in the opinion of Agent and Institutional Agent after such notice, desirable to prevent such regulatory change from becoming final and nonappealable or otherwise irrevocable, to attempt to postpone the effectiveness of such regulatory change and to cause such regulatory change to be revoked, amended or modified so as to eliminate the reasonable possibility of such material adverse effect.

               (c)    Compliance with Margin Stock Rules. No part of the proceeds of the Agreement Construction Loans or Agreement Term Loans will be used to purchase “margin stock” (as defined in the regulations referred to below) or for any other purpose which would result in a violation (whether by Borrower, Agent, Institutional Agent, Co-Agents, the Lenders, the Institutional Lenders or the Issuing Bank) of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. Neither Borrower nor any of its Affiliates is engaged in, nor will any of them engage in, the business of extending credit for the purpose of purchasing or carrying any “margin stock”.

               (d)    Environmental Matters. Borrower shall comply, and shall cause all tenants, licensees, invitees, Contractor, any subcontractor, Operator and occupants of the Facilities or the Property to comply in all respects with all Environmental Requirements. Borrower shall not, and shall not permit any such other party to, generate, store, handle, process, transport, ship, dispose, or otherwise use Hazardous Materials at, in, on, under or from the Facilities or the Property, or onto any other property, in a manner that could lead or potentially lead to the imposition on Borrower, any of the Secured Parties, the Deed of Trust Trustees, the Facilities or the Property of any cleanup obligation, corrective action, liability, judgment, order or Lien under any Environmental Requirement, or us not in conformity with customary or prudent environmental and health standards. Borrower shall promptly notify Agent when it learns of any information that would have resulted in a breach of Section 5.26 hereof if such information had been known but not disclosed at the time such representation was made, or when it becomes aware of any Release of any Hazardous Material (whether or not such Release occurred prior to, on or after the Closing Date) at, in, on, under or from the Facilities or the Property which is required to be reported to a Governmental Authority, which could result in any cleanup obligation, corrective action, liability, judgment, order or Lien under any Environmental Requirement, or which is not in conformity with customary or prudent environmental and health standards. Borrower shall immediately forward to Agent copies of any notices, complaints or summonses received by Borrower relating to alleged violations of any Environmental Requirement or potential adverse actions in any way involving environmental or health matters. Borrower will promptly pay when due any fine, penalty, judgment, or assessment arising under any Environmental Requirement against Borrower, the Facilities or the Property or against any of the Secured Parties or the Deed of Trust Trustees to the extent the same arises in connection with the Facilities or the Property, except to the extent any such fine, penalty, judgment or assessment is being contested in good faith by appropriate proceedings, if the tendency of such proceedings us not likely to interfere with the construction or operation of the Facilities or the Property by Borrower, does not involve a material risk that the Facilities, the Property or any part thereof may be sold, lost or forfeited, and adequate reserves in the judgment of Agent and Institutional Agent have been set aside with respect thereto to satisfy any adverse determination. If at any time the condition, operation or use of the Facilities or the Property violates or could result in liability under any applicable Environmental Requirement, or there are Hazardous Materials located at, in, on, under or from the Facilities or the Property for which cleanup or corrective action of any kind us required under any Environmental Requirement or, because of any Release of any Hazardous Material, cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law or may be necessary to conform to customary or prudent environmental and health standards, Borrower shall, within ten days after discovering such condition, operation or use, notify Agent and immediately initiate and thereafter diligently pursue, at its sole cost and expense, such actions as shall expeditiously result in full compliance in all respects with and elimination of any liability under all Environmental Requirements and conformity to customary or prudent environmental and health standards. If an Event of Default exists, Agent may cause an environmental audit of the Property or any portion thereof to be conducted at Borrower’s expense, and Borrower shall cooperate in all reasonable ways with any such audit. If the Original Deed of Trust or the Additional Deed of Trust is foreclosed or Borrower tenders a deed or assignment in lieu of foreclosure, Borrower shall deliver the Property to the purchaser at foreclosure or to Agent or the nominee of either, as the case may be, in a condition that complies in all respects with all Environmental Requirements, and that does not contain Hazardous Materials for which cleanup or corrective action is required under any Environmental Requirements or, because of any spill or release of Hazardous Material, cleanup of or corrective action with respect to such Hazardous Material is authorized under CERCLA or any similar state or local law or may be necessary to prevent or eliminate a material risk to human health or the environment.

               (e)    Changes in Environmental Laws. If, in order to comply with any federal, state or local legislation pertaining to environmental matters or any regulations promulgated thereunder, including, without limitation, any regulations promulgated by U.S. Environmental Protection Agency and any state implementing agency pursuant to the Clean Air Act Amendments of 1990, Borrower us required to acquire pollution allowances, offsets or similar emission approvals, or is required to make other expenditures (including the installation or modification of equipment or technologies) to comply with such legislation or regulations (as determined by a third-party environmental consultant chosen by Agent, Co-Agents and Institutional Agent), then Borrower covenants and agrees to promptly formulate a plan for acquiring such allowances, offsets, approvals or otherwise for complying with such legislation or regulations, which shall be subject to approval by Agent, each Co-Agent and Institutional Agent, and upon receipt of all such approvals Borrower shall diligently implement such plan. No funds shall be distributed pursuant to Section 6.1(c) (xi) hereof until Agent, each Co-Agent, Institutional Agent and Borrower mutually agree as to the amounts, if any, needed to be reserved to implement such plan and upon such agreement Borrower shall, if required, establish a reserve account in such amounts and in accordance with a schedule to be determined by the Secured Parties, for the purpose of funding the anticipated cost of purchasing such required allowances, offsets, approvals or making such other compliance expenditures for the remaining term of this Agreement. Such reserve account shall be funded from monies in the Project Control Account after making the withdrawals specified in Section 6.1(c) (i) through (x) hereof.

               (f)    Output Adjustment. If (i) by March 1, 1994, Borrower fails to demonstrate to the reasonable satisfaction of Agent and Institutional Agent that the Rova I Commercial Operations Date will occur on or before July 1, 1994, or (ii) at any time Agent and the Independent Engineer shall not be satisfied that the Rova I Facility us likely to achieve the Rova I Commercial Operations Date on or before July 1, 1994, then in either such case, Borrower shall file with FERC (on or before April 1, 1994, in the case of clause (i) immediately above, or within 30 days of written notice from Agent, in the case of clause (ii) immediately above) an application for waiver, for the calendar year 1994, of the operating standard requirement contained in FERC’s rules for qualifying cogeneration facility status, 18 C.F.R. 292.201 etseq. Agent and Institutional Agent may collectively extend the aforesaid dates (including the date for filing) to take into account such factors as they view likely to mitigate the need for the aforesaid waiver, including any other plans of action proposed by Borrower, and acceptable to Agent and Institutional Agent. In the event FERC denies such application for waiver or fails to act on the application by October 1, 1994, Borrower shall (x) reduce the electric output from the Rova I Facility to a level which, when combined with the useful thermal output from the Rova I Facility, will enable the Rova I Facility to meet FERC’s operating standard for 1994 or (y) take such other action acceptable to Agent and Institutional Agent that will avoid any adverse impact from the failure to meet said operating standard. Borrower may increase the electric output to the desired level if FERC thereafter grants the application for waiver of the operating standard.

               If (i) by March 1, 1995, Borrower fails to demonstrate to the reasonable satisfaction of Agent and Institutional Agent that the Rova II Commercial Operations Date will occur on or before June 30, 1995, or (ii) at any time Agent and the Independent Engineer shall not be satisfied that the Rova II Facility is likely to achieve the Rova II Commercial Operations Date on or before June 30, 1995, then in either such case, Borrower shall demonstrate to the reasonable satisfaction of Agent and the Independent Engineer that the Rova II Facility shall meet for the calendar year 1995 the operating standard requirement contained in FERC’s rules for qualifying cogeneration facility status, 18 C.F.R. 292.201 et seq. If Borrower does not make such demonstration Borrower shall file with FERC (on or before May 1, 1995, in the case of clause (i) immediately above, or within 30 days of written notice from Agent, in the case of clause (ii) immediately above) an application for waiver for the calendar year 1995 of such operating standard. Agent and Institutional Agent may collectively extend the aforesaid dates (including the date for filing) to take into account such factors as they view likely to mitigate the need for the aforesaid waiver, including any other plans of action proposed by Borrower, and acceptable to Agent and Institutional Agent. In the event FERC denies such application for waiver or fails to act on the application by November 1, 1995, Borrower shall (x) reduce the electric output from the Rova II Facility to a level which, when combined with the useful thermal output from the Rova II Facility, will enable the Rova II Facility to meet FERC’s operating standard for 1995 or (y) take such other action acceptable to Agent and Institutional Agent that will avoid any adverse impact from the failure to meet said operating standard. Borrower may increase the electric output to the desired level if FERC thereafter grants the application for waiver of the operating standard.

               6.9     Information.

               Borrower will deliver to Agent the following information (and Agent shall promptly deliver copies thereof to Institutional Agent):

               (a)    Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year, a balance sheet of Borrower and the Partner Obligors and LG&E Energy Corp. (as long as it is an Obligor) as of the end of such fiscal year, the related statements of income, operations (with respect to Borrower, relating to each item of the approved Rova I Operating Budget and of the approved Rova II Operating Budget and operating plans), equity and changes in financial position for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, and prepared in accordance with generally accepted United States accounting principles, consistently applied, and, except for those delivered for LG&E Energy Systems, to be audited by, and to-carry the unqualified report (or qualified report reasonably acceptable to Agent and Institutional Agent) of, independent public accountants of nationally recognized standing, with the foregoing financial statements to be consolidated, if such person has consolidated reports; notwithstanding the foregoing, with respect to any financial statements required to be delivered pursuant to the provisions hereof with respect to LG&E Energy Systems, such financial statements shall be certified as to fairness of presentation, generally accepted United States accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of LG&E Energy Systems;

               (b)    Ouarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year, a balance sheet of Borrower and the Partner Obligors and LG&E Energy Corp. (as long as it is an Obligor) as of the end of such quarter and the related statements of income, operations (with respect to Borrower, relating to each item of the approved Rova I Operating Budget and Rova II Operating Budget and operating plans), equity and changes in financial position for such quarter and for the portion of the year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding portion of the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted United States accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of such Person, with the foregoing financial statements to be consolidated, if such Person has consolidated reports;

               (c)    Certificate of No Default; Project Summary. Simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, treasurer or chief accounting officer of such Person stating that, to the best of such officer’s knowledge, no Default or Event of Default with respect to such Person under any of the Loan Instruments, Bond Documents or Project Documents to which such Person is a party exists or is imminent on the date of such certificate or has occurred since the date of the last such certificate, and, with respect to each of the following parties, a certificate (“compliance certificate”) signed by its respective chief financial officer setting forth the information (including detailed calculations) required in order to establish whether it was in compliance with the following respective requirements on the date of the balance sheet then being furnished (or, if requested under Section 6.9(p) hereof, any other applicable date): LG&E Energy Corp. (as long as it is an Obligor) — Sections 2, 3 and 5 of the Support Agreement, and LG&E Energy Systems (as long as it is a Partner Obligor or Obligor) — Section 12 of the Equity Agreement, or if any such Default or Event of Default or non- compliance has occurred or us imminent, setting forth the details thereof and the action which such Person has taken, is taking or proposes to take with respect thereto, and with the delivery of each set of financial statements of Borrower (i) referred to in paragraph (a) above, if requested by Agent within 30 days after the end of the relevant fiscal year, a certificate of the independent public accountants making the report thereon stating that in making the examination necessary for said report they obtained no knowledge, except as specifically stated therein, of any failure of Borrower to fulfill or observe any of the covenants contained in this Article 6 and (ii) referred to in paragraphs (a) and (b) above, a project summary information form, substantially in the form of Schedule 6.9(c) attached hereto, for the quarter ended on the respective dates of such financial statements;

               (d)    Other Financial Statements. A copy of the annual and quarterly Financial Statements of each of the Obligors (other than the Partners, the Partner Obligors and LG&E Energy Corp.), consolidated where any such party has subsidiaries, within 30 days of publication of such statements, subject to the qualification in Section 6.9(p) hereof; provided, that with respect to the Coal Supply Guarantor and the Coal Supplier such quarterly financial statements shall only be provided to the extent available and (x) within 60 days after the end of each of the first three fiscal quarters of each fiscal year and within 120 days after the end of each fiscal year, a certificate signed by an Authorized Officer of the Coal Supply Guarantor stating that it is in compliance with its covenants set forth in Section 8 of each of the Rova I Coal Supply Guaranty and the Rova II Coal Supply Guaranty as of such quarter or year and setting forth the information (including reasonably detailed calculations) required in order to establish such compliance or if non-compliance is imminent on the date of such certificate or has occurred as of such quarter or year setting forth the details thereof and the action which the Coal Supply Guarantor is taking or proposes to take with respect thereto and (y) within 30 days after a request by Agent, Institutional Agent or any Co-Agent (no more often than quarterly) and within 90 days after the end of each Contract Year, a certificate signed by Coal Supplier’s president or vice president stating that Coal Supplier has fulfilled its obligations under Section 5.2 of each Coal Supply Agreement and setting forth the portion, if any, of Coal Supplier’s dedication requirement thereunder that has been satisfied by KCCC;

               (e)    Notice of Default. Promptly upon the occurrence of any Default or Event of Default or any breach or default (or event that with the passage of time, the giving of notice or both would constitute a breach or default) hereunder or under any of the other Loan Instruments, Project Documents or Bond Documents by Borrower or (where Borrower is aware) by any other party thereto, a certificate of the chief financial officer, treasurer or chief accounting officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

               (f)    Notice of Material Adverse Change. Promptly upon Borrower becoming aware of any information or knowledge of any adverse change in the business or condition (financial or otherwise) of any party to any of the Loan Instruments, Bond Documents or Project Documents material to such party’s ability to perform thereunder or material to the Rova I Facility or material to the Rova II Facility, notice thereof;

               (g)    Reports Regarding Governmental Authorities. Promptly upon the filing by Borrower, and promptly upon receipt by Borrower of knowledge of the filing by any party to any Project Documents or Bond Documents, of any material information or material report with any Governmental Authority regarding the Rova I Facility, the Rova II Facility, the Property, any of the Loan Instruments, Bond Documents or Project Documents, or any of such party’s obligations thereunder or regarding any material adverse change in the condition (financial or otherwise) of such party, a copy of such information or report, or if a copy is not available to Borrower, a written summary of its knowledge regarding such information or report; promptly, copies of each Governmental Requirement obtained by Borrower, or obtained by Contractor and delivered to Borrower pursuant to the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, promptly, any official notice or claim by any Governmental Authority received by or known to Borrower or any Partner pertaining to the Property, the Rova I Facility, the Rova II Facility, any of the Project Documents, Bond Documents or Loan Instruments or any of the parties thereto and having a material or substantial effect on any of the foregoing;

               (h)    Project Status Report. No later than the 15th day of each month, a Project Status Report in the form set forth as Schedule 6.9(h) hereto, with regard to (i) until Rova I Final Completion, the construction of the Rova I Facility and (ii) until Rova II Final Completion, the construction of the Rova II Facility, in each case for the preceding month in such detail as Agent and the Independent Engineer may reasonably request from time to time (subject to Institutional Agent’s consent if any such request would materially reduce the scope of information required to be set forth therein), including a report of any delay in construction or in achieving Rova I Final Completion by the Rova I Required Completion Date or Rova II Final Completion by the Rova II Required Completion Date, any resulting additional costs pursuant to Section 4.2.6 of the Rova I Turnkey Contract or pursuant to Section 4.2.8 of the Rova II Turnkey Contract, and any report of any Force Majeure event under (and as defined in) the Rova I Turnkey Contract or the Rova II Turnkey Contract.

               (i)    Operating Budget. Not less than 30 days prior to the Rova I Commercial Operations Date, and thereafter not less than 30 days prior to the commencement of each calendar year, the Rova I Operating Budget and not less than 30 days prior to the Rova II Commercial Operations Date, and thereafter not less than 30 days prior to the commencement of each calendar year, the Rova II Operating Budget and the Facilities Operating Budget. A Rova I Operating Budget and a Rova II Operating Budget shall be prepared for each calendar year; the first Rova I Operating Budget shall cover the period from the Rova I Commercial Operations Date through the end of the calendar year in which the Rova I Commercial Operations Date occurs and, if such period consists of less than six months, for the immediately succeeding year. The first Rova II Operating Budget shall cover the period from the Rova II Commercial Operations Date through the end of the calendar year in which the Rova II Commercial Operations Date occurs and, if such period consists of less than six months, for the immediately succeeding year. Each Rova I Operating Budget (other than the first Rova I Operating Budget referred to above) shall specify the estimated power sales pursuant to the Rova I Power Purchase Agreement, the estimated rates and revenues for each category of such sales, a manpower forecast and a periodic inspection, maintenance and repair schedule setting forth all material tasks necessary to comply with Borrower’s obligations in respect of the Rova I Facility hereunder. Each Rova II Operating Budget (other than the first Rova II Operating Budget referred to above) shall specify the estimated power sales pursuant to the Rova II Power Purchase Agreement, the estimated rates and revenues for each category of such sales, a manpower forecast and a periodic inspection, maintenance and repair schedule setting forth all material tasks necessary to comply with Borrower’s obligations in respect of the Rova II Facility hereunder. Each Rova I Operating Budget and Rova II Operating Budget submitted by Borrower shall contain complete, fair and accurate projections (by principal items) of the Projected Rova I Gross Revenues and Projected Rova II Gross Revenues, respectively, Projected Rova I Operating Costs and Projected Rova II Operating Costs, respectively, and Projected Tranche A Debt Service and Projected Tranche B Debt Service, respectively, for each month of such Operating Budget. Agent, Institutional Agent and the Independent Engineer shall have 30 days from the date each Operating Budget is submitted by Borrower to approve any such budget, which approval shall not be unreasonably withheld. If Agent, Institutional Agent and the Independent Engineer do not approve an Operating Budget, Agent shall notify Borrower thereof. Until such Operating Budget is so approved, the Operating Budget most recently in effect shall continue to apply, except that any items of the then proposed Operating Budget that have been approved shall also be given effect. From time to time, Borrower may propose one or more amendments to an Operating Budget, and any of Agent, Institutional Agent and the Independent Engineer may reject such proposal within ten days of it being made by Borrower, if such rejection us reasonable, and, if no such rejection is made, such amendment(s) shall become effective. In addition, Borrower shall report to Agent as soon as practicable each month (but in no event later than 30 days after the end of each month) its net operating income for the immediately preceding month in respect of the Rova I Facility, the Rova II Facility and in the aggregate and whether such income was within 10% of the projected level, such report to be in the form of Schedule 6.9(i) hereto, which may be attached to, or the substance of which may be incorporated in, the report required to be delivered pursuant to Section 6.9(h) hereof;

               (j)    Reports from Operator. Promptly upon receipt thereof from Operator but in no event later than 45 days after each month, a copy of each monthly report provided by Operator pursuant to the Operating Contract, substantially in the form of Schedule 6.9(j) attached hereto, and any other report as to significant operating, maintenance and management events, pursuant to the Operating Contract or otherwise;

               (k)    Power Purchase Agreements. On or before the tenth day of each month, a report (i) setting forth each Forced Outage and Scheduled Outage to occur under (and as defined in) the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement during the preceding month with an explanation of the cause of each such outage (including whether such cause constitutes a Force Majeure under (and as defined in) the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement, respectively, (ii) keeping Agent currently informed with regard to any tests conducted under the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement, the likelihood of making any payments (refunds of capacity payments or otherwise) to Virginia Power in the ensuing 12 month period, and the likelihood of attaining Dependable Capacity under and (as defined in) the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement (iii) stating whether a Rova I Disallowance or a Rova II Disallowance has occurred and, if so, all details pertaining thereto and, if not, describing any action (of which Borrower or any of its Affiliates has knowledge) by a government or regulatory authority to investigate whether there should be a Rova I Disallowance or a Rova II Disallowance and the status of any such action (iv) stating whether the Rova I Power Purchase Agreement rates, if subject to FERC jurisdiction, are under investigation or have been modified by FERC, (v) describing Virginia Power’s dispatch of the Rova I Facility and the Rova II Facility during the preceding month, and the schedule of operations provided by Virginia Power pursuant to Section 7.6 of the Rova I Power Purchase Agreement and pursuant to Section 7.5 of the Rova II Power Purchase Agreement for such month and (vi) stating the amount of steam delivered to the Steam Host from the Rova I Facility and the amount of steam delivered to the Steam Host from the Rova II Facility, in each case during the preceding month;

               (l)    Cash Flow Projections. Not less than 30 days prior to the commencement of each calendar year, a certificate of the chief financial officer of Borrower to the effect that, based upon attached pro forma income statements (which shall include estimated real estate and personal property tax liabilities) and annual cash flow projection during its following fiscal year (i) Borrower should have positive Discretionary Cash Flow; (ii) Borrower should be in compliance with the covenants set forth in this Article 6; and (iii) Borrower should be able to pay its Debts and other obligations as they become due.

               (m)    Casualty or Condemnation. Promptly, notice of any fire or other casualty or any notice of taking of eminent domain action or similar proceeding affecting the Property, the Rova I Facility or the Rova II Facility;

               (n)    Notices. Promptly after receipt thereof, a copy of each material notice, demand or other communication delivered to Borrower pursuant to or concerning any Project Document or Bond Document;

               (o)    Disputes and Litigation. Promptly, (i) notice of any material dispute involving Borrower or any other party to any of the Project Documents, Bond Documents or Loan Instruments and relating to any of the transactions contemplated by any such document or instrument and (ii) notice of any litigation, claim or controversy involving Borrower, any Partner, the Property, the Rova I Facility, the Rova II Facility or any litigation of which Borrower is aware involving any other party to any of the Loan Instruments, Bond Documents or Project Documents and which might have a material adverse effect upon the condition of Borrower or affect the ability of any other party to any of the Loan Instruments, Bond Documents or Project Documents to perform its respective obligations thereunder or which might cause an Event of Default;

               (p)    Additional Information. Within a reasonable time after request therefor, such additional information regarding the business, properties, condition (financial or otherwise) and operations, present or prospective, of Borrower, any Obligor and any other party (other than LG&E Energy Corp.) to any Loan Instrument, Project Document or Bond Document as Agent or Institutional Agent may reasonably request, including the provision from time to time of “compliance certificates” described in Section 6.9(c) hereof, provided that the failure of Borrower to provide information (including pursuant to Section 6.9(d) hereof) from any party to a Loan Instrument, Project Document or Bond Document which is not an Affiliate of Borrower, after use of its best efforts, shall not constitute an Event of Default as long as Borrower, at the request of Agent or Institutional Agent, continues such efforts.

               6.10     Borrower’s Bank Accounts.

               Borrower shall maintain all its bank accounts with Agent, except that Borrower may maintain (a) one or more bank accounts at a commercial bank in North Carolina or Virginia (the “Local Bank Accounts”) for the purpose of paying Project Costs and Operating Costs, the balance on deposit in which shall not exceed $500,000 in the aggregate at any time, provided that prior to depositing any funds in the Local Bank Accounts Borrower and such banks shall have entered into a blocked account agreement in form and substance reasonably satisfactory to Agent; and (b) one or more bank accounts for the deposit of funds transferable by Borrower pursuant to Section 6.1(c) (xi) hereof.

               6.11     Maintenance of Records; Inspection.

               (a)    Maintenance of Records. At all times Borrower shall maintain financial records in accordance with generally accepted United States accounting principles applied consistently with those reflected in the Borrower’s Financial Statements referred to in Section 6.9 hereof.

               (b)    Inspection. During normal business hours and upon reasonable notice, at least annually and more often if the Independent Engineer, Agent or Institutional Agent shall request, Borrower shall permit any authorized representative designated by Agent, Institutional Agent or the Independent Engineer to visit and inspect the Property, the Rova I Facility and the Rova II Facility, including Borrower’s books, and to make extracts from such books and to discuss Borrower’s affairs, finances and accounts with its officers and independent certified public accountants, or other parties preparing statements for or on behalf of Borrower.

               6.12     Liens.

               Borrower shall not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, including the Rova I Facility, the Rova II Facility, the Property and any funds due to Borrower (including, without limitation, Cash Revenues) except the following Liens (collectively, the “Permitted Liens”):

               (a)     Liens as contemplated in the Loan Instruments including without limitation the Original Deed of Trust, the Additional Deed of Trust and the Virginia Power Mortgage (as modified by the Virginia Power Subordination Agreement)

               (b)     Liens for current taxes, assessments and governmental charges which are not delinquent and remain payable without penalty or are being contested in good faith by appropriate proceedings and for which adequate reserves, bonds or other security reasonably satisfactory to Agent have been provided;

               (c)     purchase money security interests in real or personal property when the obligation secured is incurred for the purchase of such property and does not exceed 100% of the lesser of cost or fair market value thereof at the time of acquisition, and the security interest does not extend beyond the property involved, provided that such Liens shall not at any time exceed the maximum aggregate amount of $750,000;

               (d)     mechanics’, materialmen’s and similar Liens; provided that, unless bonded or otherwise secured to the reasonable satisfaction of Agent, such Liens shall not at any time exceed the maximum aggregate amount of $300,000 and provided, further, that upon the commencement of any proceeding to foreclose or enforce any such Permitted Lien, Agent may take such action as it deems necessary to protect its interest in the Property, the Rova I Facility and the Rova II Facility, including, without limitation, payment of amounts reasonably necessary to release any such Lien, and in such event Borrower shall reimburse Agent upon demand for the cost thereof together with interest thereon at a rate per annum equal to the Default Interest Rate;

               (e)     deposits or pledges to secure statutory obligations or appeals; release of attachments, stay of execution or injunction; performance of’ bids, tenders, contracts (other than for the repayment of borrowed money) or leases; or for purposes of like general nature in the ordinary course of its business, provided that such Liens shall not at any time exceed the maximum aggregate amount of $300,000;

               (f)     exceptions to title contained in the Title Insurance and accepted by Agent and Institutional Agent; and

               (g)     the creation, assumption or existence of any other Lien for which the prior written consent of the Majority Lenders has been obtained.

               6.13     Other Debt; Conditional Sale Contracts.

               (a)     Other Debt. Borrower shall not incur any Debt without the prior written consent of Agent and Institutional Agent, except for the following:

(i) Debt incurred pursuant to the Loan Instruments;

(ii) Debt to the extent secured by Permitted Liens;

(iii) Debt to Partners or Affiliates of Partners incurred by Borrower in order to pay Rova I Project Costs, Rova II Project Costs, Rova I Operating Costs or Rova II Operating Costs;

(iv) Debt to the Authority pursuant to the Series 1991 Loan Agreement and the Series 1993 Loan Agreement; and

(v) Debt incurred in order to replace the Virginia Power Letters of Credit with other letters of credit in conformity with Section 3.1(b) hereof;

provided that (x) no such Debt may be incurred while any Event of Default exists (except with regard to Debt described in clause (iii) immediately above) and (y) no such Debt described in clause (iii) immediately above may be incurred (or, once incurred in accordance with the provisions hereof, assigned) unless it us fully subordinated, pursuant to documents in form and substance satisfactory to Agent and Institutional Agent and containing the subordination provisions set forth in Schedule 6.13 hereto or such other subordination provisions satisfactory to the Majority Lenders, to all of Borrower’s obligations under this Agreement and the other Loan Instruments.

               (b)    Conditional Sale Contracts. Except as otherwise provided in this Agreement, no materials, equipment or fixtures shall be supplied or purchased for the construction or operation of the Rova I Facility or the Rova II Facility pursuant to security agreements, conditional sale contracts, lease agreements or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment or fixtures intended to be utilized in the construction or operation of the Rova I Facility or the Rova II Facility.

               (c)    Guarantees. Borrower will not agree, contingently or otherwise, to purchase or repurchase the Debt of, or assume, guaranty (directly or indirectly or by instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become or remain liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person except (i) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) indemnities to federal, state or local governmental agencies or authorities relating to any expenses incurred that are incidental to obtaining easements for the benefit of the Rova I Facility or the Rova II Facility, and (iii) indemnities, guarantees or other similar obligations set forth in the Loan Instruments, Project Documents, Bond Documents or any Permitted Contract.

               6.14     Mergers, Sales of Assets; Permitted Activities.

               (a)    Merger; Sales of Assets. Borrower shall not terminate, dissolve, consolidate or merge with or into any other Person, materially amend its Partnership Agreement or any organization document, issue any new partnership interests, sell, lease or otherwise transfer any assets to any other Person (except assets that are obsolete or no longer used by or useful to Borrower and which are replaced by adequate substitutes of at least equal value and utility to the replaced assets when new) or form any subsidiary without the prior consent of the Majority Lenders. In addition, if Borrower amends or otherwise modifies any organization document in any non-material manner, Borrower shall provide prompt notice to Agent thereof.

               (b)    Other Business. Borrower shall not engage in any business other than the development, construction and operation of the Rova I Facility and the Rova II Facility strictly in accordance with the Loan Instruments, Project Documents and Bond Documents.

               (c)    Chief Executive Office, Place of Business. Borrower shall not change its name or change the location of its chief executive office or principal place of business without the prior written consent of Agent; provided that Borrower may change its principal place of business to another location in the State of North Carolina after giving Agent 60 days’ advance notice of such change. Borrower shall not adopt or change any trade name or fictitious business name without the prior written consent of Agent. Borrower shall execute and deliver to Agent any additional documents or certificates necessary or advisable to reflect any permitted adoption of or change in principal place of business, trade name or fictitious business name.

               (d)    Fiscal Year. Borrower’s fiscal year shall be the calendar year.

               6.15     Insurance.

               Borrower shall maintain or cause to be maintained the required Insurance Policies from the dates indicated in, and in accordance with, Schedule 6.15 hereto, and such other insurance policies as Agent or Institutional Agent may reasonably require and that are available on commercially reasonable terms to cover new, materially different or increased risks or contingencies arising or occurring after the Closing Date that are not covered to the reasonable satisfaction of Agent and Institutional Agent by existing policies. Borrower shall, upon the request of Agent or Institutional Agent, promptly provide a schedule indicating the policies maintained by Borrower, coverage limits of liability, effective dates of coverage, insurance carrier names and policy numbers. Borrower shall cause Agent to be named as loss payee or as an additional named insured, for the account of the Lenders, the Institutional Lenders, the Issuing Bank, Co-Agents, Institutional Agent and Agent itself as their interest may appear, under said policies. All Insurance Policies shall contain the standard New York mortgagee non-contribution clause endorsement or its equivalent and shall provide for at least 30 days’ written notice to Agent of cancellation, reduction in amount or material change in coverage. Evidence of payment of premiums for Insurance Policies shall be delivered to Agent at least 30 days prior to the expiration thereof and Borrower shall deliver the Insurance Policies to Agent promptly upon its request.

               6.16     Obligations Upon Casualty.

               In the event of a casualty loss affecting the Rova I Facility or the Rova II Facility or a condemnation of the Rova I Facility, the Rova II Facility or the Property, if the restoration of such Facility or Property us feasible, in the reasonable opinion of the Independent Engineer, Agent and Institutional Agent, after deducting from any such insurance or condemnation proceeds (the “Proceeds”) the reasonable expenses incurred by Agent and Borrower in collecting and disbursing such Proceeds or otherwise in connection therewith, the Proceeds shall be released to Borrower from time to time in installments sufficient to pay for restoration as it progresses upon the conditions set forth below (except that the following provisions shall not apply to the extent such proceeds aggregating less than $2,000,000 are released directly to Borrower pursuant to Section 6.1(i) (i) hereof):

               (a)     Agent and Institutional Agent shall have received satisfactory assurances that all payments required to be made hereunder in connection with the Loan Instruments continue to be made by Borrower in a timely manner and that no Event of Default shall occur during or as a result of such restoration.

               (b)     Agent, prior to the initial release of Proceeds, receives evidence satisfactory to it, Institutional Agent and the Independent Engineer that:

(i) the Proceeds are sufficient to complete within a reasonable period of time the restoration of the Rova I Facility, the Rova II Facility and the Property, as applicable, to the condition that existed immediately prior to the casualty, or Borrower provides assurances reasonably acceptable to Agent, Institutional Agent and the Independent Engineer that the amount of any deficiency will be available to Borrower when needed for such completion;

(ii) the capability of the Rova I Facility, the Rova II Facility and the Property to operate in a manner so as to allow Borrower to fulfill its obligations under the Project Documents, and the productive capacity, utility and remaining useful life of the Rova I Facility and the Rova II Facility after restoration (after taking into account relevant factors including without limitation any cancellations, terminations or other consequences of such casualty loss with respect to any Project Document) will not be materially less than such capability immediately prior to the casualty; and

(iii) a restoration budget and work plan satisfactory to Agent, Institutional Agent and the Independent Engineer has been prepared for the complete restoration of the Rova I Facility, the Rova II Facility and the Property, as applicable.

               (c)     For each subsequent release of Proceeds, in addition to evidence and certification required by paragraphs (a) and (d) hereof, Agent receives:

(i) a certificate in form and substance satisfactory to Agent, Institutional Agent and the Independent Engineer (the “Certificate”) of Borrower dated not more than ten days prior to the application for such release stating the progress of the work up to the date of the Certificate and certifying that:

(A) the sum then requested to be released either has been paid by Borrower and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other named persons who have rendered services or furnished materials in connection with the approved restoration budget and work plan;

(B) the sum then requested to be released, plus all sums previously withdrawn, does not exceed the cost of the work actually finished up to the date of the Certificate, and that the remainder of the funds then held by Agent will be sufficient to pay in full for the completion of the work (or Borrower provides assurances reasonably acceptable to Agent and Institutional Agent that the amount of any deficiency will be available to Borrower when needed for such completion);

(C) no part of the cost of the services and materials described in the Certificate has been the basis for the release of any funds in any previous application;

(D) all materials and all property described in the Certificate are free and clear of all Liens (other than Permitted Liens), except for Liens securing indebtedness due to persons (the several amounts due them being stated) specified in such Certificate and which will be discharged upon payment of such indebtedness; and

(E) there is no outstanding indebtedness known, after due inquiry, which is then due and payable for work, labor, services or materials in connection with the work which, if unpaid, might become the basis of a vendor’s, mechanic’s, laborer’s or materialman’s statutory or other similar Lien upon either the Rova I Facility, the Rova II Facility or the Property (other than Permitted Liens).

(ii) evidence satisfactory to Agent, Institutional Agent and the Independent Engineer that Borrower has fulfilled such additional conditions as Agent or Institutional Agent may reasonably impose to provide assurance that the Proceeds will be used to restore the Rova I Facility, the Rova II Facility and the Property, as applicable, to the same condition as existed prior to the damage including, without limitation, Agent’s, Institutional Agent’s and the Independent Engineer’s prior approval of plans, specifications and construction contracts for such restoration and Agent’s, Institutional Agent’s and the Independent Engineer’s periodic inspections of such restoration work as it progresses.

               (d)     Prior to the final release (in addition to evidence and certification required by paragraph (c) hereof) Agent receives:

(i) evidence satisfactory to Agent, Institutional Agent and the Independent Engineer that the restoration has been completed and the Rova I Facility, the Rova II Facility and the Property conform to all applicable Governmental Requirements; and

(ii) a certification by the Independent Engineer that the restoration has been completed in accordance with the budget and the work plan delivered pursuant to Section 6.16(b) (iii) hereof (as such budget and work plan may have been modified from time to time with the approval of Agent).

               (e)     The release of Proceeds shall be made within ten days after Agent receives a proper application therefor. All releases of Proceeds (except for final payment) shall be subject to a 10% retainage.

               (f)     If the amount of Proceeds exceeds the amount necessary to effect restoration and reimburse Agent for its expenses, then such excess shall be paid over to Borrower after such restoration is completed as follows:

(i) upon compliance with the foregoing provisions, Agent shall, at Borrower’s request, pay out of the funds held by it, to the persons named in the Certificate, the amounts stated in such Certificate to be due to them and/or shall pay to Borrower the amount stated in said Certificate to have been paid by Borrower; and

(ii) all business interruption insurance proceeds, to the extent paid, shall be jointly payable to Borrower and Agent and shall be deposited in the Project Control Account.

               6.17     Taxes.

               Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income, if any, and properties prior to the date on which penalties are attached thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of Borrower. Borrower shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment or governmental charge by proper proceedings, timely instituted, and may permit the taxes, assessments or governmental charges so contested to remain unpaid during the period of such contest if (a) Borrower diligently prosecutes such contest, (b) adequate reserves, in the reasonable determination of Agent, are maintained with respect thereto and (c) during the period of such contest the enforcement of any contested item is effectively stayed. Borrower will promptly pay or cause to be paid any valid, final judgment enforcing any such tax, assessment and governmental charge and cause the same to be satisfied of record.

               6.18     Additional Provisions Regarding Project Documents.

               (a)    Step-In Rights. Borrower shall not exercise any Step-in rights under the Rova I Coal Supply Agreement or the Rova II Coal Supply Agreement with respect to the Rail Transportation Agreement or with respect to the Step-In Rights Agreement without the prior written consent of the Majority Lenders, and upon written instructions from the Majority Lenders shall exercise such rights, and in each instance the duration of such step-in shall be subject to approval by the Majority Lenders. In addition, all documents provided to Borrower pursuant to Section 2 of the Rova I Three Party Agreement and Section 2 of the Rova II Three Party Agreement shall be in form and substance, and shall be accompanied by opinions of counsel reasonably satisfactory to Agent and Institutional Agent, and shall contemplate an assignment by Borrower to the Secured Parties of all Borrower’s rights under said documents.

               (b)    Energy Services Agreement; Extension and Plant Closure. Upon Agent’s or Institutional Agent’s request, Borrower shall extend the term of the Energy Services Agreement pursuant to Section 2.2 thereof. In addition, Borrower shall immediately notify Agent, the Lenders and the Institutional Lenders when it receives any notice pursuant to Section 10.3 of the Energy Services Agreement. If a closure of the Steam Host’s plant seems in Agent’s, any Co-Agent’s or Institutional Agent’s judgment to be reasonably likely, then Borrower shall promptly formulate a plan to maintain the Qualifying Cogeneration Facility status of the Rova I Facility and the Rova II Facility, which shall be subject to approval by Agent, each Co-Agent and Institutional Agent, and upon receipt of all such approvals necessary in connection therewith Borrower shall diligently implement such plan; provided, however that in the event the EWG Approvals are obtained by the Required EWG Approval Date and are in full force and effect, final (other than in respect of the EWG Determination), are not subject to appeal and are not subject to any challenge or proceeding, then Borrower shall not have to formulate such a plan for the Rova I Facility. No funds shall be distributed pursuant to Section 6.1(c) (xi) hereof from such time as Borrower has given (or should have given) the notice referred to above until Agent, Co-Agents, Institutional Agent and Borrower mutually agree as to the amounts needed to be expended and reserved to implement such plan, and funds otherwise available to Borrower under said Section shall be expended and reserved as so agreed upon. Funds available pursuant to Sections 5.6 and 10.3 of the Energy Services Agreement shall also be available for implementing the aforesaid plan. Borrower shall not notify Steam Host of the EWG Effective Date pursuant to Section 2.4(a) of the Energy Services Agreement without first obtaining the written consent of the Majority Lenders. Provided that the EWG Approvals have been obtained by the Required EWG Approval Date and are in full force and effect, are final (other than in respect of the EWG Determination), are not subject to appeal and are not subject to any challenge or proceeding, then (i) on or within five days of the EWG Approval Date Borrower shall notify Steam Host pursuant to Section 2.4(a) of the Energy Services Agreement that the EWG Status Conditions Precedent (as defined in the Energy Services Agreement) have been satisfied and (ii) on the Rova I Commercial Operations Date Borrower shall, upon obtaining prior written consent thereto from the Majority Lenders, notify Steam Host that the EWG Effective Date is the day after the Rova I Commercial Operations Date and shall provide Agent with the Steam Host’s confirmation of such notification within five days of the Rova I Commercial Operations Date.

               (c)    Water Service Agreement. Borrower shall promptly provide copies to Agent and the Independent Engineer of all information, reports and certifications received by it pursuant to Section 2, 3 or 6 of the Water Service Agreement, and shall not terminate nor take any action which shall allow the Town of Weldon to terminate the Water Service Agreement, and shall not without Agent’s and the Independent Engineer’s consent, not to be unreasonably withheld, give any approval under said Section 2, 3 or 6. Borrower shall exercise its rights to review and comment under Section 6(c) of the Water Service Agreement in consultation with the Independent Engineer, and shall promptly deliver to the Independent Engineer any information received under Section 6(e) regarding the failure to complete any milestone. Borrower shall not agree to any reduction of any amounts of water supply, transportation or treatment pursuant to Section 19 of the Water Service Agreement without the prior written consent of Agent, to be provided or withheld after consultation with Institutional Agent and the Independent Engineer; and any reimbursement received by Borrower pursuant to said Section shall be used to prepay any Loans and Institutional Loans then outstanding. Each Institutional Lender shall have the option to accept its pro rata share of the prepayments required pursuant to this Section 6.18(c); all such prepayments not accepted by the Institutional Lenders shall be applied to prepay the Loans then outstanding in the manner provided for in this Section 6.18(c). Any such prepayments shall be applied to the Loans and the Institutional Loans in the same manner as prepayments are to be applied pro rata to remaining repayments of principal. In the event that as of any Quarterly Date, the Facilities require more water than is available, whether because of a shortage or because the Facilities require more water supply than anticipated, and as a result thereof the Rova I Facility and/or the Rova II Facility curtails operations resulting in a Forced Outage under the Rova I Power Purchase Agreement or the Rova II Power Purchase Agreement, the Borrower shall, within 45 days of such Quarterly Date, submit to the Agent a plan, reasonably satisfactory to the Majority Lenders (after consultation with the Independent Engineer) (“Alternative Water Supply Plan”), (1) describing all capital expenditures and other costs to obtain additional water supply or storage capacity and (2) (A) describing any required modifications to the Water Services Agreement, and to any applicable Governmental Requirements for the supply of water to the Facilities, and/or (B) describing any additional contracts (including all Governmental Requirements), with a contract term expiring no earlier than the Tranche B Institutional Maturity Date, required for the supply of the water to the Facilities. In the event that as of any Quarterly Date, either of the Facilities exceeded (or curtailed operations to avoid exceedance of) the available water supply, on any 5 occasions within the preceding 6 months, the Borrower shall promptly and diligently implement the provisions of the Alternative Water Supply Plan to modify any agreements and obtain additional water supply or storage capacity.

               (d)    Ash Disposal Agreement. Borrower shall promptly provide to the Independent Engineer all materials received by Borrower or subject to its review and comment under any of Sections 3(b), 4(b), 4(c), 4(e), 4(f) and 4(h) of the Ash Disposal Agreement, and shall consult with the Independent Engineer in the course of exercising its rights to review, comment, approve or request additions or changes under such Section. Borrower shall not, without the prior written consent of Agent, Institutional Agent and the Independent Engineer, elect to perform the design and construction of an ash monofill or award separate contracts in connection therewith pursuant to Section 4(g) of the Ash Disposal Agreement. In the event that as of January 1, 1994, or at any time thereafter, (1) in the opinion of the Independent Engineer, the first Cell (as defined in the Ash Disposal Agreement) may not be available to accept Ash by February 1, 1994, and (2) the Ash Disposer has not obtained North Carolina approval of a Temporary Stockpile Contingency Plan, the Borrower shall immediately submit a plan, reasonably satisfactory to the Majority Lenders, (after consultation with the Independent Engineer) (“Emergency Ash Disposal Plan”) (1) describing an alternative means for disposing or reusing the Ash, (2) identifying all costs necessary to implement such alternatives, and (3) describing any additional contracts (including Governmental Approvals) necessary for the disposal and/or reuse of the Ash. Upon approval of the Emergency Ash Disposal Plan, the Borrower shall promptly and diligently implement the provisions of the Emergency Ash Disposal Plan to obtain additional Ash storage capacity. In the event that as of any Quarterly Date (A) less than 15% of the capacity of any currently operating Cell remains available and Ash Disposer has failed to obtain all necessary Governmental Requirements for the construction of another Cell; or (B) less than one year remains before any currently operating Cell is filled and Ash Disposer has not submitted a plan for the construction of another Cell or (C) Ash Disposer has not submitted a plan for the construction of another Cell one year prior to the expected closing date of any currently operating Cell (as specified in Exhibit 3 to the Ash Disposal Agreement), or for any other reason Agent reasonably believes that another Cell will not be ready to receive ash from the Facilities on a timely basis or that any currently operating Cell will otherwise cease operation prior to the availability of a replacement Cell, then the Borrower shall, within 45 days after such Quarterly Date, submit to the Agent a plan, reasonably satisfactory to the Majority Lenders, (after consultation with the Independent Engineer) (“Alternative Ash Plan”) (1) describing an alternative means for disposing or reusing the ash; (2) identifying all costs necessary to implement such alternatives; (3) describing any additional contracts (including Governmental Approvals) necessary for the disposal and/or reuse of the ash. Upon approval of the Alternative Ash Plan, the Borrower shall promptly and diligently implement the provisions of the Alternative Ash Plan to modify any agreements and obtain additional ash storage capacity.

               (e)    Lime Supply and Transportation Agreements. At least 180 days prior to the expiration of the term of each of the Rova I Lime Supply Agreement and the Rova II Lime Supply Agreement, Borrower shall enter into a binding agreement, in form and substance satisfactory to Agent, providing for the purchase by Borrower and the sale and delivery by Lime Supplier of lime for the Rova I Facility and for the Rova II Facility, respectively, for a term equal to at least two years and in the quantities and of the qualities satisfactory to the Independent Engineer and the Environmental Consultant. Such agreement shall be accompanied by Lime Supplier’s consent to the assignment thereof by Borrower to Agent for the benefit of the Secured Parties and with such opinions of counsel as may be reasonably requested by Agent or Institutional Agent. At least 180 days prior to the expiration of the term of the Lime Transportation Agreement Borrower shall enter unto a binding agreement in form and substance satisfactory to Agent providing for the transportation by Railroad of lime to the Rova I Facility and to the Rova II Facility for a term equal to at least two years. Such agreement shall be accompanied by the Railroad’s consent to the assignment thereof by Borrower to Agent for the benefit of the Secured Parties and with such opinions of counsel as may be reasonably requested by Agent or Institutional Agent. In the event ICC approval of the Lime Transportation Agreement is not obtained, Borrower shall on or before the earlier of June 1, 1994 and the Rova I Commercial Operations Date enter into a binding agreement in form and substance satisfactory to Agent providing for the transportation of lime to the Rova I Facility and the Rova II Facility for a term equal to at least five years. At least 180 days prior to the Rova II Commercial Operations Date Borrower shall enter into a binding agreement in form and substance satisfactory to the Majority Lenders providing for the lease of PD railcars for lime deliveries to the Rova II Facility from an entity acceptable to the Majority Lenders. Such agreement shall be accompanied by the lessor’s consent to the assignment thereof by Borrower to Agent for the benefit of the Secured Parties and with such opinions of counsel as may be reasonably requested by Agent or Instututional Agent. At least 180 days prior to the expiration of the term of the Rova I Lime Railcar Lease Agreement, Borrower shall submit to Agent for its approval (which shall not be unreasonably withheld) the new rates and terms which have been mutually agreed to by the parties to the Rova I Lime Railcar Lease Agreement for the renewal period. In the event the Agent approves such rates and terms and the renewal of the Rova I Lime Railcar Lease Agreement, Borrower shall exercise its right of first refusal to renew the Rova I Lime Railcar Lease Agreement in accordance with Section 5 thereof. In the event Agent disapproves the renewal of the Rova I Lime Railcar Lease Agreement or, if at any time during the term of the Rova I Lime Railcar Lease Agreement the financial condition of the lessor could, in Agent’s determination, reasonably be expected to cause unavailability in whole or in part of the railcars being supplied thereunder or other nonperformance by the lessor, then Borrower shall promptly (and in no event later than the expiration of the term or such unavailability or non-performance, as the case may be) enter into arrangements in form and substance satisfactory to the Agent and Independent Engineer for the transportation of lime to the Rova I Facility. If the Obligations have not been fully discharged by the expiration of the term of any of said agreements, replacement agreements shall continue to be provided by Borrower from time to time in the manner contemplated in this Section 6.18(e) for similar durations until all the Obligations have been discharged.

               (f)    Rail Transportation Agreement. Borrower shall promptly give Agent notice of Borrower’s receipt of any notice of default under Section 14.1 of the Rail Transportation Agreement.

               (g)    Coal Supply Agreements. Borrower shall promptly give Agent notice of Borrower’s receipt of any shipment of Unacceptable Coal under the Rova I Coal Supply Agreement and/or the Rova II Coal Supply Agreement and, prior to electing to accept any such shipment of Unacceptable Coal, Borrower shall obtain the approval of Agent and the Independent Engineer; provided that in the event the Independent Engineer or Agent do not respond to such a request for approval within the later of 48 hours or one Business Day after the request has been received by the Agent and the Independent Engineer, then Borrower may elect to accept such shipment of Unacceptable Coal without obtaining the approval of the Person who did not respond to such request within such time period. Furthermore, Borrower shall, promptly upon obtaining knowledge thereof, give the Agent notice of the occurrence of any Subcontractor Default under (and as defined in) the Rova I Coal Supply Agreement and/or the Rova II Coal Supply Agreement Borrower shall, at all times after the Rova I Commercial Operations Date during the term of the Agreement, maintain at least a 15-day inventory of Subject Coal at the Rova I Facility and at the Rova II Facility.

               (h)    Rova I Power Purchase Agreement. If, on the Rova I Commercial Operations Date, the EWG Approvals are in full force and effect, final (other than in respect of the EWG Determination), are not subject to appeal and are not subject to any challenge or proceeding, then immediately after the Rova I Commercial Operations Date Borrower shall make the election to change from QF status to IPP status under (and as defined in) Section 4.1(c) of the Rova I Power Purchase Agreement in accordance with the provisions thereof and Borrower shall obtain from Virginia Power and provide to Agent written confirmation that such election complies with the provisions of the Rova I Power Purchase Agreement and us effective or, in the event Borrower has used all reasonable endeavors to obtain such confirmation and has been unable to do so, Borrower shall provide a certificate to Agent that it is not aware of any objection or other communication from Virginia Power indicating that Virginia Power disputes such election or the compliance of such election with the provisions of the Rova I Power Purchase Agreement.

               (i)    Alternative Waste Discharge. In the event that, as of any Quarterly Date, either of the Facilities discharges wastewater in such a quantity or of such a quality that the Town of Weldon is not able to accept it for any reason and as a result thereof the Rova I Facility and/or the Rova II Facility curtails operations resulting in a Forced Outage under the Rova I Power Purchase Agreement or the Rova II Power Purchase Agreement, the Borrower shall, within 45 days of such Quarterly Date, submit to the Agent a plan, reasonably satisfactory to the Majority Lenders (after consultation with the Independent Engineer) (“Alternative Wastewater Discharge Plan”) (1) describing all capital expenditures and other costs to provide additional wastewater discharge capacity or to provide for additional wastewater storage capacity and (2) (A) describing any required modifications to the Water Services Agreement and to any applicable Governmental Requirements for the discharge of wastewater from the Facilities and/or (B) describing any additional contracts (including all Governmental Requirements), with a contract term expiring no earlier than the Tranche B Institutional Maturity Date, required for the discharge of wastewater from the Facilities. In the event that as of any Quarterly Date, the Facilities exceeded (or curtailed operations to avoid exceedance of) the daily discharge limit under the Water Services Agreement on any 5 occasions within the preceding 6 months the Borrower shall promptly and diligently implement the provisions of the Alternative Water Supply Plan to modify any agreements and obtain additional water supply or storage capacity.

               (j)    Operating Contract. Any payments to Operator due in connection with a termination pursuant to Section 18.3(c) of the Operating Contract shall be due and payable out of the proceeds received upon the sale of the Rova I Facility or the Rova II Facility, as applicable.

               6.19     Other Contracts.

               (a)    Additional Contracts. Borrower shall become party to no contract, agreement or commitment, except upon such terms and with such parties as shall be approved in writing by the Agent and Institutional Agent (in consultation with the Independent Engineer), other than (i) the agreements identified in the definition of the terms Rova I Project Documents and Rova II Project Documents (excluding the last item on such lists), (ii) the agreements identified in the definition of the term Bond Documents (excluding the Series 1991 Indenture and the Series 1993 Indenture) and (iii) any Permitted Contract.

               (b)    Change Orders. Borrower shall not issue any Change Order Request under the Rova I Turnkey Contract without the prior written approval of the Independent Engineer and Agent at any time that amounts paid or incurred by Borrower pursuant to clause (x) of Section 4.2.2(c) of the Rova I Turnkey Contract exceed in the aggregate $50,000. Borrower shall not issue any Change Order Request under the Rova II Turnkey Contract without the prior written approval of the Independent Engineer and Agent at any time that amounts paid or incurred by Borrower pursuant to clause (x) of Section 4.2.2(c) of the Rova II Turnkey Contract exceed in the aggregate $50,000. Borrower shall not authorize any Work to be commenced or permit the Contractor to commence any Work under or in connection with a Change Order Request (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable) or issue any Owner Authorization (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable) without the prior written approval of the Independent Engineer and Agent. Borrower shall provide to the Independent Engineer and Agent promptly upon receipt thereof the Estimates (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable) and the Contractor Parties Response (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable) in connection with any Change Order Request. Borrower shall respond to a Contractor Party Change Notice (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable) on or prior to the Owner Response Date (as defined in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable). Borrower shall not permit the Contractor to commence any Work under or in connection with a Contractor Party Change Notice under the Rova I Turnkey Contract without the approval of Agent and the Independent Engineer at any time that amounts paid or incurred by Borrower for Work under or in connection with a Contractor Party Change Orders under the Rova I Turnkey Contract for which a Change Order has not been agreed to exceeds in the aggregate $50,000. Borrower shall not permit the Contractor to commence any Work under or in connection with Contractor Party Change Notice under the Rova II Turnkey Contract without the approval of Agent and the Independent Engineer at any time that amounts paid or incurred by Borrower for Work under or in connection with Contractor Party Change Orders under the Rova II Turnkey Contract for which a Change Order has not been agreed to exceeds in the aggregate $50,000. Borrower shall not agree to a Change Order under the Rova I Turnkey Contract or the Rova II Turnkey Contract without the prior written approval of the Independent Engineer and Agent, except for Change Orders which (i) do not change the plans and specifications therein in any material respect, (ii) do not postpone or cause a postponement of Rova I Final Completion or Rova II Final Completion beyond the Rova I Required Completion Date and the Rova II Required Completion Date, respectively, (iii) do not alter in any respect the performance guarantees set forth in Article 12 of the Rova I Turnkey Contract and in Article 12 of the Rova II Turnkey Contract or the test methods for determining the capability of the Rova I Facility and the Rova II Facility to meet such performance guarantees and (iv) do not change the cost of construction, the Rova I Contract Price (by more than $200,000 as to any one change or $500,000 in the aggregate) or the Rova II Contract Price (by more than $100,000 as to any one change or $200,000 in the aggregate). Borrower shall not agree to acceptance of defective or non-conforming Work pursuant to Section 6.5 of the Rova I Turnkey Contract or pursuant to Section 6.5 of the Rova II Turnkey Contract without prior written approval of the Independent Engineer and Agent.

               On the EWG Election Date Borrower shall agree to a binding Change Order with Contractor (the “EWG Change Order”) under the Rova II Turnkey Contract pursuant to which the Contract Price (as defined in the Rova II Turnkey Contract) is reduced by $2,242,000 minus any amounts due and owing to Contractor for the design, engineering and construction of the Additional Chillers (as defined in the Energy Services Agreement) prior to the EWG Approval Date pursuant to the terms of the Rova II Turnkey Contract, which amount has been approved by the Independent Engineer.

               (c)    Project Document Amendment, Termination, Waiver, Etc. Without the prior written consent of the Majority Lenders, Borrower (i) shall not waive any material default or event of default of any party to any Project Document and (ii) shall not agree or consent to (A) any amendment or modification of, or supplement to, any of the Project Documents, in a manner that could, in the opinion of Agent, any Co-Agent or Institutional Agent, have a material adverse effect on Borrower, the Property, the Rova I Facility, the Rova II Facility or the ability of Borrower to perform its obligations under the Loan Instruments or the ability of any party to perform its respective obligations under any Project Document and (B) any termination or cancellation of, or assignment (except as where Borrower has a right to consent to an assignment and such consent is not to be unreasonably withheld, in which instance the consent of the Majority Lenders shall not be unreasonably withheld) of the rights or obligations of any party to, any Project Document, Bond Document or Loan Instrument. Borrower shall not agree or consent to any amendment or modification of, or supplement to, any of the Project Documents which does not require consent of the Majority Lenders, without the prior written consent of Agent, each Co-Agent and Institutional Agent, except for Change Orders permitted or approved under Section 6.19(b) hereof.

               (d)    Acquisition of Property. If Borrower shall at any time acquire any real property or leasehold or other interests therein not covered by the Original Deed of Trust or the Additional Deed of Trust, Borrower shall, in addition to fulfilling the requirements set forth in Section 6.19(a) hereof, promptly upon such acquisition notify Agent and promptly upon the request of Agent (or Institutional Agent, made through Agent) execute, deliver and record a supplement to the Original Deed of Trust and the Additional Deed of Trust, satisfactory in form and substance to Agent (and Institutional Agent, if such supplement was requested by Institutional Agent through Agent), subjecting such real property or leasehold or other interests to the loan and security interest created by the Original Deed of Trust and the Additional Deed of Trust.

               6.20     Additional Documents; Filings and Recordings.

               Borrower shall execute and deliver to Agent, from time to time as requested by the Agent or Institutional Agent, such other documents as shall reasonably be necessary or advisable in connection with the rights and remedies of the Secured Parties, granted or provided for by the Loan Instruments, the Bond Documents or the Project Documents, as applicable, and to consummate the transactions contemplated therein. Borrower shall, at its own expense, take all reasonable actions that have been or shall be requested by Agent or that Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the first priority security interests of the Secured Parties created by the Security Documents and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required to enable Agent and any other appropriate Secured Party to effect any such action. Without limiting the generality of the foregoing, Borrower shall execute or cause to be executed and shall file or cause to be filed such financing statements, continuation statements, fixture filings and mortgages or deeds of trust in all places necessary or advisable (in the opinion of counsel for Agent) to establish, maintain and perfect such security interests and in all other places that Agent or Institutional Agent shall reasonably request.

               6.21     Assignment by Borrower.

               Borrower shall not assign any of its rights or obligations under any Loan Instrument, Bond Document or Project Document without the prior written consent of the Majority Lenders.

               6.22     Transactions with Affiliates and Others.

               Borrower shall not, directly or indirectly, purchase, acquire, exchange or lease any property from, or sell, transfer or lease any property to, or borrow any money from, or enter into any arrangement or series of arrangements with, any Affiliate or any officer, director or employee of Borrower or any Affiliate thereof, nor permit Operator to enter into any transaction with Affiliates of Operator or Borrower pursuant to Section 16 of the Operating Contract or otherwise, except for (a) the Rova I Turnkey Contract, the Rova II Turnkey Contract, the Operating Contract, the Rova I Coal Subcontract, the Rova II Coal Subcontract, the Rova I Coal Subcontract Guaranty, the Rova II Coal Subcontract Guaranty, the Rova I Three Party Agreement, and the transactions contemplated thereby), the Rova II Three Party Agreement (and the transactions contemplated thereby), the Step-In Rights Agreement, the Venture Management Agreement, the Rova I Turnkey Guaranty and the Rova II Turnkey Guaranty and (b) transactions (including engagements by Operator of Affiliates of Operator or Borrower pursuant to Section 16 of the Operating Contract) in the ordinary course of business and upon fair and reasonable terms no less favorable than Borrower could obtain, or could become entitled to, in an arm’s length transaction with a Person which is not an Affiliate of Operator or Borrower, provided that Borrower shall give Agent prompt notice of any such transaction and the material terms thereof, without derogating from the provisions of Section 6.19(a) hereof. In addition, Borrower shall not select any arbitrator under any arbitration clause in any Project Document to which an Affiliate of Borrower is party without the prior written consent of Agent and Institutional Agent, which consent shall not be unreasonably withheld.

               6.23     Advertising; Press Releases.

               Neither Borrower nor any Affiliate of Borrower or any Secured Party shall issue or consent to the issuance of any press release or other announcement or advertisement that refers to the Rova I Facility or the Rova II Facility and to the provision of financing by the Secured Parties without the prior written consent of Borrower, Agent, Institutional Agent and Co-Agents, each of which shall not be unreasonably withheld.

               6.24     Costs and Expenses; Indemnity.

               (a)    Costs and Expenses. Borrower shall pay to Agent (for the account of the Secured Parties, as appropriate) when due, whether or not an Advance has been requested by Borrower, all costs and expenses in connection with each Advance, the maintenance and administration of the transactions contemplated by the Loan Instruments (including any costs and expenses incurred in a bankruptcy case), the negotiation, preparation, execution and delivery of the Loan Instruments and the Bond Documents, the issuance of the Notes and the Letters of Credit, any waiver or amendment of or supplement or modification to any of the Loan Instruments, Bond Documents or Project Documents, the syndication of this Agreement and the other Loan Instruments (but limited to fees of only one lead legal counsel, and one North Carolina legal counsel for Agent, all Purchasing Lenders and Participants in connection with syndication), the review of any of the other agreements, instruments or documents referred to in any Loan Instrument, Bond Document or Project Document or relating to the transactions contemplated hereby or thereby, the exercise or enforcement of any right, claim, power or remedy under the Loan Instruments (including the Security Documents), the enforcement of payment or other terms under the Loan Instruments, the curing by any of the Secured Parties of any Default or Event of Default including, without limitation, (i) all fees for filing or recording the Loan Instruments, (ii) all fees and expenses of counsel to each of the Secured Parties, including, without limitation, the fees and expenses of counsel for the Series 1991 Trustee payable by Agent pursuant to the Series 1991 Intercreditor Agreement and for the Series 1993 Trustee payable by Agent pursuant to the Series 1993 Intercreditor Agreement (but limited to fees of only one lead legal counsel and one North Carolina legal counsel for Agent, all Purchasing Lenders and Participants in connection with syndication), (iii) all fees and expenses of the Independent Engineer, the Environmental Consultant and the Insurance Advisor and any other special consultants engaged in connection with the transactions contemplated by any Loan Instrument, Project Document or Bond Document or in connection with the review and analysis of any issues, questions or problems that may arise in connection with the construction or operation of the Rova I Facility or the Rova II Facility, (iv) all title insurance and title examination charges, including premiums for title insurance, (v) all survey costs and expenses, (vi) all premiums for the Insurance Policies, (vii) telephone, telecopy, duplicating and travel expenses and (viii) all other costs and expenses payable to third parties incurred by any of the Secured Parties in connection with the consummation of the transactions contemplated by the Loan Instruments, including, without limitation, all renewals, extensions, modifications, increases, conversions or refinancings thereof. Borrower hereby authorizes the Lenders and the Institutional Lenders, as appropriate, to make Advances, in the amount of any costs and expenses due to any of the Secured Parties under this Section 6.24, whether or not an Application for Borrowing has been submitted by Borrower. Agent shall give Borrower and Institutional Agent written notice of all Advances made pursuant to this provision.

               (b)    Indemnification. Borrower hereby agrees to indemnify and hold harmless the Secured Parties and the Deed of Trust Trustees and, in their capacity as such, their officers, directors, shareholders, controlling persons, employees, agents (including, without limitation, the Independent Engineer and the Environmental Consultant) and servants (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses (including without limitation reasonable attorneys’ and consultants’ fees and expenses) whatsoever which any Indemnified Party may incur (or which may be claimed against any Indemnified Party by any person or entity whatsoever) by reason of, in connection with or in any way relating to any Loan Instrument, Project Document or Bond Document, or the Rova I Facility, the Rova II Facility or the Property, or any other documents or transactions in connection with or relating thereto, unless due to the gross negligence or willful misconduct of such Indemnified Party. No Indemnified Party shall compromise or settle any action for which indemnification is or may be sought hereunder without the prior consent of Borrower, which consent shall not be unreasonably withheld.

               (c)    Survival. The provisions of this Section 6.24 shall survive the payment in full of all amounts due under any Loan Instrument and the release of all collateral under the Security Documents.

               6.25     The Bonds.

               (a)    Maintenance of Tax-Exempt Status of the Bonds. Borrower shall not take any action or omit to take any action that, if taken or omitted, would adversely affect the exclusion of interest on the Series 1991 Bonds or on the Series 1993 Bonds from gross income for federal income tax purposes.

               (b)    Bond Document Amendment, Waiver, Etc.; Additional Bond Documents. Borrower shall not (i) amend, modify, supplement, cancel or terminate any of the Bond Documents, or permit or consent to any of the foregoing, without the prior written consent of Agent, (ii) execute or deliver any Series 1991 Bond Document after the date of issuance of the Series 1991 Bonds or any Series 1993 Bond Document after the date of issuance of the Series 1993 Bonds without having first obtained the express prior written consent of Agent as to the form and substance of such Bond Document or (iii) waive any material default of any party to any Bond Document.

               (c)    Official Statement. Borrower shall not include any material relating to the Issuing Bank or the Bond Letters of Credit in the Series 1991 Official Statement or the Series 1993 Official Statement or in any offering statement or materials used for the solicitation of purchasers for the Bonds, unless such material is approved in writing by the Issuing Bank prior to its inclusion therein.

               (d)    Arbitrage. Borrower shall not use, or permit the use of, the proceeds of any Bond in any manner that would cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code.

               (e)    Use of Proceeds of Bonds. Borrower shall not use or apply any of the proceeds from the sale of the Bonds except to the extent that Borrower shall be permitted to use such proceeds in strict conformity with the terms and conditions set forth in the Indentures and the Loan Agreements.

               (f)    Requisitions for Use of Proceeds of Bonds. Borrower shall not submit any Application for Borrowing to the Trustees in connection with the use or application of any of the proceeds from the sale of the Bonds without simultaneously submitting such Application for Borrowing to Agent for review and, prior to the release by the Trustees of any such proceeds, having obtained the approval of Agent with respect to such Application for Borrowing.

               (g)    Optional Redemptions. Borrower shall not cause to be made any optional redemption pursuant to the provisions of the Series 1991 Indenture or the Series 1993 Indenture, except to the extent any such redemption is required by the other provisions of this Agreement or Agent shall otherwise have consented thereto.

               (h)    Purchase in Lieu of Redemption. Borrower shall not cause or permit any purchase in lieu of redemption pursuant to the provisions of the Series 1991 Indenture or the Series 1993 Indenture, unless Agent shall have given its prior written consent.

               (i)    Series 1991 Project; Series 1993 Project. Borrower shall not make any Application for Borrowing with respect to an Advance or use or apply any proceeds from any Advance with respect to any costs or expenses of Borrower incurred in connection with or relating to the Series 1991 Project or the Series 1993 Project until such time, if any, as Borrower shall have used or applied all of the proceeds from the sale of the Series 1991 Bonds or the Series 1993 Bonds, respectively, with respect to any such costs or expenses.

               (j)    Remarketing Agent. Borrower shall not consent to any change of the Series 1991 Trustee, the Series 1993 Trustee, the Series 1991 Tender Agent, the Series 1993 Tender Agent, the Series 1991 Custodian, the Series 1991 Remarketing Agent, the Series 1993 Remarketing Agent, any Paying Agent or any Registrar (as defined in the Series 1991 Indenture and/or the Series 1993 Indenture, as applicable) without first having received the prior written consent of Agent to such change.

               (k)    Mandatory Redemption of the Bonds. Borrower shall promptly notify Agent in writing of any event requiring mandatory redemption of the Bonds.

               (l)    Change to or from Term Interest Rate Period. Borrower shall obtain the prior written consent of Agent before Borrower may elect (i) to change the Interest Rate Period (as defined in the Series 1991 Indenture and the Series 1993 Indenture) of the Bonds either (x) to a Term Interest Period (as defined in the Series 1991 Indenture and the Series 1993 Indenture) from any other Interest Rate Period or (y) from a Term Interest Period to any other Interest Rate Period or (ii) that the Bonds continue to bear the Term Interest Rate (as defined in the Series 1991 Indenture and the Series 1993 Indenture) for any additional Term Interest Rate Period.

               (m)    Election of Interest Rate Periods. Prior to the Tranche A Conversion Date, Borrower shall take such action as is necessary to ensure that no Interest Rate Period (as defined in the Series 1991 Indenture) extends beyond the Tranche A Construction Loan Repayment Date and prior to the Tranche B Conversion Date, Borrower shall take such action as is necessary to ensure that no Interest Rate Period (as defined in the Series 1993 Indenture) extends beyond the Tranche B Construction Loan Repayment Date. Upon conversion of the Tranche A Agreement Construction Loans into the Tranche A Agreement Term Loans pursuant to Section 4.5 hereof, Borrower shall take such action as is necessary to ensure that after the Tranche A Conversion Date no Interest Rate Period (as defined in the Series 1991 Indenture) extends beyond the Tranche A Maturity Date. Upon conversion of the Tranche B Agreement Construction Loans into the Tranche B Agreement Term Loans pursuant to Section 4.7 hereof, Borrower shall take such action as us necessary to ensure that after the Tranche B Conversion Date no Interest Rate Period (as defined in the Series 1993 Indenture) extends beyond the Tranche B Maturity Date.

               (n)    Purchase of Partnership Bonds. Borrower shall not, and shall cause its Partners not to, and shall cause its Affiliates not to, purchase any Partnership Bonds without the prior written consent of Agent, which consent may be given or withheld for any or no reason. In the event that any Partner or Affiliate of Borrower purchases Partnership Bonds, Borrower shall cause such Partner or Affiliate to enter into a bond pledge agreement in favor of Agent on behalf of the Secured Parties, which bond pledge agreement shall be substantially in the form of the Bond Pledge Agreements.

               (o)    Maintenance of Letter of Credit. At all times prior to termination of the Loan Instruments and satisfaction in full of all of the Obligations, upon and after expiration of any Bond Letter of Credit, Borrower shall maintain a replacement letter of credit, in form and substance satisfactory to Agent and Institutional Agent, that satisfies all requirements of the Bond Documents for a letter of credit enhancement for the bonds issued thereunder.

               6.26     EWG Approvals.

               On or prior to the Required EWG Approval Date, Borrower shall obtain the following approvals, in each case which approvals are (subject to the running of the applicable appeal period) herein approved by each Lender and Institutional Lender (collectively, the “EWG Approvals”):

(i) (x) a final Determination of Exempt Wholesale Generator Status from FERC covering its ownership interest of the Rova I Facility and the Rova II Facility in their intended ownership and operation and (y) a final Determination of Exempt Wholesale Generators Status from FERC covering Operator with respect to its operation of the Rova I Facility (the “EWG Determination”);

(ii) a final and non-appealable Section 205 rate determination from FERC funding the Rova I Power Purchase Agreement rates to be just and reasonable and granting blanket approval of the issuance of securities and assumption of liabilities or obligations by Borrower which permits the financing of the Rova I Facility and the Rova II Facility pursuant to the terms of the Loan Instruments to occur without any additional approval by FERC; and

(iii) acceptance by the NCUC in a final and non appealable order of the notice of amended information filed by the Borrower on July 22, 1993 and any subsequent information submitted to the NCUC relating to the Borrower’s EWG status without modification of the existing Certificate.

               In the event Borrower does not obtain the EWG Approvals by the Required EWG Approval Date, Borrower shall make the prepayment required pursuant to Section 2.5 (b) (v) hereof. In the event Borrower obtains the EWG Approvals Borrower shall at all times maintain in full force and effect the EWG Approvals. If, at any time during the term of this Agreement FERC or any other applicable regulatory body proposes to revoke, modify or amend or otherwise challenges any EWG Approvals in any respect, Borrower will give prompt notice of such proposal or challenge to Agent and Borrower will contest such proposal or challenge if required by Agent and will appeal any such proposal or challenge in the manner and to the full extent permitted by applicable Law until such time as Borrower has satisfied clause (x) below. In addition, Borrower shall (x) prior to the date an order is issued revoking, modifying or amending any EWG Approval (the “Requured QF Date”) reestablish the Rova I Facility as a Qualifying Cogeneration Facility by entering into arrangements in form and substance satisfactory to the Majority Lenders (the “Substitute Steam Arrangements”) pursuant to which the Rova I Facility will meet the qualifications for a Qualifying Cogeneration Facility as set forth under PURPA and obtaining from FERC an Order Granting Application for Certification of status as a Qualifying Cogeneration Facility with respect to the Rova I Facility based upon an application which describes the Substitute Steam Arrangements and which application shall be approved by Agent prior to filing with FERC and Borrower shall obtain a letter from Virginia Power confirming that the Energy Purchase Price and the Capacity Purchase Price under (and defined in) the Rova I Power Purchase Agreement continue to apply or, in the event that Borrower has used its reasonable efforts to obtain such a letter and has been unable to do so, such other evidence satisfactory to the Majority Lenders that Virginia Power is obligated to purchase Energy and Capacity from the Rova I Facility at the Energy Purchase Price and the Capacity Purchase Price, respectively, under (and as defined in) the Rova I Power Purchase Agreement or (y) in the event such order relates only to a rate redetermination, as soon as possible but in no event later than 30 days after the Required QF Date, make the prepayment required pursuant to Section 2.5(b) (vi) hereof. Any and all costs and expenses incurred in connection with the Substitute Steam Arrangements shall be paid by Borrower out of funds in the Project Control Account which are available for distribution to Borrower from the Project Control Account pursuant to Section 6.1(c) (xi) hereof, and Agent shall have the right to retain money in the Project Control Account which would otherwise be distributed to Borrower pursuant to clause 6.1(i) (xi) hereof for the purpose of making any of the payments referred to in clause (x) or (y) above.

               6.27     Limited Site Access.

               In the event the Required EWG Approvals are not obtained on or prior to the Required EWG Approval Date, then on the earlier to occur of (x) the date any application or notice in respect of any of the EWG Approvals is denied or otherwise disapproved or rejected and (y) the Required EWG Approval Date, Borrower shall cease all activities in connection with the Rova II Facility, shall terminate all Rova II Project Contracts and shall engage only in the development, construction and operation of the Rova I Facility, provided, however, that the foregoing restrictions shall not apply so long as Borrower shall have provided an indemnification agreement in favor of the Secured Parties in form and substance and from a third party satisfactory to the Secured Parties indemnifying the Secured Parties against any and all claims, losses, liabilities, damages, obligations, costs, expenses, assessments, fines, penalties, judgments or deficiencies of any kind or character incurred by or against the Secured Parties in any way directly or indirectly resulting from, occurring incident to, arising out of or in connection with the Rova II Facility, the Property upon which the Rova II Facility is located, the Rova II Project Documents or any action or inaction by Borrower, any of its Affiliates or any third party in connection therewith and Borrower shall have provided such opinions and other documents reasonably requested by such Secured Parties in respect of such indemnification agreement.

ARTICLE 7

RIGHTS AND REMEDIES OF
THE LENDERS AND THE INSTITUTIONAL LENDERS

               7.1     Events of Default.

               Each of the following events and occurrences shall constitute an Event of Default:

               (a)     Non-Payment. (i) Any interest on any indebtedness of Borrower evidenced by any of the Loan Instruments is not paid when due, whether by acceleration or otherwise, and remains outstanding for three or more Banking Days, or (ii) any other indebtedness of Borrower evidenced by any of the Loan Instruments or any other amount payable under any of the Loan Instruments (including, without limitation, any Drawing) is not paid when due, whether by acceleration or otherwise.

               (b)     Breach of Loan Covenants. (i) Borrower shall fail to perform or observe the covenants set forth in Sections 3.1(g) (Obligations Absolute), 6.3(a) (i) (Maintenance of Existence), 6.8(f) (Output Adjustment), 6.9(e) (Notice of Default), 6.11(b) (Inspection), 6.13 (Other Debt, Conditional Sale Contracts), 6.14(a) (Merger, Sales of Assets), 6.17 (Taxes), 6.18 (Additional Provisions Regarding Project Documents) and 6.19 (Other Contracts) hereof and such failure shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the tenth day after Borrower knows or ought to know of the occurrence thereof; (ii) Borrower shall fail to maintain or cause to be maintained the insurance required pursuant to Section 6.15 hereof, and such failure shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the 30th day after Borrower first knows or ought to know that such insurance coverage is likely to be interrupted or that Borrower otherwise is likely not to be in compliance with the covenants set forth in Section 6.15 hereof.

               (c)     Breach of Other Covenants. Borrower, any Partner or any Partner Obligor shall fail to perform or observe any other covenant by it in any of the Loan Instruments or Project Documents and such failure shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the 30th day after (i) the first day of such failure, in the case of any material failure, or (ii) the earlier to occur of (x) the first day on which Borrower, any Partner or Partner Obligor actually knows of the occurrence thereof and (y) the first day on which Borrower, any Partner or Partner Obligor receives notice of such occurrence from any Secured Party, in the case of any other failure; provided, however, that failure of the Westmoreland Partner or Westmoreland to perform its obligations pursuant to Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h), and 2(i), 3(b) (in respect of its obligations under Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h) and 2(i)) and 4(b) (in respect of its obligations under Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h) and 2(i)) of the Equity Agreement, as applicable, shall not constitute an Event of Default hereunder, and provided further however that failure to obtain the EWG Approvals by the Required EWG Approval or the loss of any EWG Approval once obtained shall not constitute an Event of Default hereunder (but failure to make any of the associated payments or prepayments required under Sections 2.5 and 6.26 hereof in connection with any such failure or loss within the time periods required thereunder shall constitute an Event of Default hereunder).

               (d)     Misrepresentations. Any statement, representation or warranty by Borrower, any Partner or any Partner Obligor or LG&E Energy Corp. in any Loan Instrument, Project Document, Financial Statement or any other writing delivered to any of the Secured Parties in connection with any of the Loan Instruments and the transactions contemplated thereby was, when made, false, misleading or erroneous in any material respect.

               (e)     Failure to Commence and Continue Construction. The cessation of the construction of the Rova I Facility or of the Rova II Facility or of related activity on the Property for more than 30 consecutive days, unless Borrower shall have demonstrated to the satisfaction of Agent, Institutional Agent and Co-Agents that such cessation is unlikely to prevent the Rova I Commercial Operations Date from preceding the Rova I Virginia Power Date Certain, and the Rova II Commercial Operations Date from preceding the Rova II Virginia Power Date Certain by at least two months, and the Rova I Steam Initial Delivery Date from preceding the Rova I Steam Host Date Certain by at least two months and the Rova II Initial Delivery Date from preceding the Rova II Steam Host Certain Date by at least two months.

               (f)     Failures Under Project Documents, Etc. The Project Documents, any applicable Governmental Requirements or the requirements of the Insurance Policies are not fully and timely complied with in all material respects or are the subject of a material breach or an event of default, in each case by any party thereto and as determined by Agent and Institutional Agent in their reasonable discretion, and such failure to comply, breach or default shall not be remediable or, if remediable, shall continue unremedied for a period terminating on the last day of the applicable cure period, if any, specified in the relevant Project Document, Governmental Requirement or Insurance Policy, or shall not be waived by the appropriate party (provided that Borrower, prior to waiving any failure to comply, breach or default, shall have obtained the written consent of Agent and Institutional Agent), or any material provision in any Project Document shall for any reason cease to be valid and binding on any party thereto (or any such party shall so state in writing) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than any of the Secured Parties) or any Governmental Authority, or any party thereto shall deny that it has any liability or obligation thereunder, except upon fulfillment of its obligations thereunder.

               (g)     Non-Maintenance of Governmental Requirements. Failure of Borrower to obtain during the required period and to maintain thereafter all Governmental Requirements which are then necessary for the construction and operation of the Rova I Facility or the Rova II Facility or to ensure the continued rights of Borrower under the Project Documents.

               (h)     Modifications of Governmental Requirements. Any modification not previously approved by Agent and Institutional Agent (including, without limitation, establishment of new requirements or revocation of any exemption or waiver) of any Governmental Requirement which, in the judgment of Agent and Institutional Agent, might have a material adverse effect on the Rova I Facility, the Rova II Facility, the Property or Borrower or on the compliance with such requirements by the Rova I Facility, the Rova II Facility, the Property, Borrower or any Obligor as a party to any of the Project Documents or Loan Instruments; provided that for a period terminating 30 days after such modification, an Event of Default shall not be declared under this paragraph so long as Borrower and each Obligor that is a party to such Project Document or Loan Instrument complies fully with all its other obligations under the Loan Instruments and the Project Documents, and diligently seeks to revoke or to comply with such modification, and, thereafter, Agent shall not declare an Event of Default under this paragraph unless the modification has not been revoked and such modification has a material adverse effect, in the determination of Agent, any Co-Agent or Institutional Agent, on the Rova I Facility, the Rova II Facility, the Property, Borrower or the ability of such Obligor to perform its obligations under such agreement.

               (i)     Oualifying Cogeneration Facility Status; EWG Approvals. Failure of Borrower to maintain the Rova I Facility’s status as a Qualifying Cogeneration Facility or failure of Borrower to maintain the Rova II Facility’s status as a Qualifying Cogeneration Facility, or in either case any action by Borrower, LG&E Energy Corp , any Partner, Partner Obligor or Affiliate thereof, which would have an adverse impact upon the Qualifying Cogeneration Facility status of the Rova I Facility or the Rova II Facility, provided that in the event Borrower obtains the EWG Approvals by the Required EWG Approval Date and maintains the EWG Approvals in full force and effect, final (other than in respect of the EWG Determination) and not subject to appeal and not subject to any challenge or proceeding, then the failure to maintain the Rova I Facility’s status as a Qualifying Cogeneration Facility after the Rova I Commercial Operations Date shall not be an Event of Default hereunder; and provided further that no Event of Default under this paragraph shall be declared if all of the following conditions are met: (i) within 30 days of such failure or action, Borrower submits to Agent the outline of a plan in form and substance acceptable to Agent, each Co-Agent and Institutional Agent that assures the Secured Parties that (A) no termination of the Rova I Power Purchase Agreement or the Rova II Power Purchase Agreement shall result from such failure or action, and (B) the failure, if any, to maintain the Rova I Facility’s Qualifying Cogeneration Facility status and/or the Rova II Facility’s Qualifying Cogeneration Facility status, as the case may be, shall in no event remain unremedied for more than 12 months, (ii) within 90 days of such failure or action, Borrower submits to Agent the details of such plan, which details shall be in form and substance acceptable to Agent, each Co-Agent and Institutional Agent and (iii) Borrower diligently implements such plan, provides periodic reports to Agent, each Co-Agent and Institutional Agent of the status of such implementation, Agent, each Co-Agent and Institutional Agent remain satisfied that such plan is likely to achieve its aims, and the failure to satisfy the conditions of or to maintain the Rova I Facility’s Qualifying Cogeneration Facility status and/or the Rova II Facility’s Qualifying Cogeneration Facility status, as the case may be, or the adverse impact on the Qualifying Cogeneration Facility status of the Rova I Facility and/or of the Rova II Facility, as the case may be, is remedied within 12 months of such initial failure or action.

               (j)     Debtor Relief Events. Borrower, any Obligor (other than LG&E Energy Corp.) or any other party to any of the Project Documents (other than Westmoreland, WCSC or KCCC):

(i) does not pay its Debts as they become due or admits in writing its inability to pay its Debts or makes a general assignment for the benefit of creditors; or

(ii) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any Debtor Relief Law; or

(iii) in any involuntary case, proceeding or other action commenced against it which seeks to have an order for relief (injunctive or otherwise) entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any Debtor Relief Law, (A) fails to obtain a dismissal of such case, proceeding or other action within 60 days of its commencement, (B) converts the case from one chapter of the Bankruptcy Reform Act of 1978, as amended, to another chapter, or (C) is the subject of an order for relief; or

(iv) conceals, removes or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffers or permits while insolvent any creditor to obtain a Lien upon any of its property through legal proceedings which Lien is not vacated within 60 days from the date thereof; or

(v) has a trustee, receiver, custodian or other official appointed for or take possession of all or any part of its property or has any court take jurisdiction of any of its property, which action remains undismissed for a period of 60 days; or

(vi) with respect to Borrower and each Partner only, fails to discharge (or to post a bond or other security acceptable to Agent and Institutional Agent in their sole discretion) within a period of 30 days any attachment, sequestration or similar writ levied upon any property of such person; or

(vii) fails to pay or to have stayed any money judgment within 21 days of entry thereof (a) with respect to Borrower and each Partner in the amount of $50,000 or more, or (b) with respect to any Obligor other than Borrower, $1,000,000 or more, if, in the case of thus clause (b) any such failure, in the judgment of Agent or Institutional Agent, could reasonably be expected to have a material adverse effect on such Obligor’s ability to perform its obligations under the Project Documents or Loan Instruments; or

(viii) defaults under any agreement evidencing indebtedness for borrowed money or deferred purchase prices or pursuant to which such indebtedness is issued shall have occurred, and shall have remained uncured or unwaived for the lesser of 30 days and the applicable grace period, resulting in such indebtedness becoming or being declared payable prior to its scheduled maturity, and such indebtedness becoming or declared payable exceeds (a) $100,000 with respect to Borrower or any Partner, or (b) with respect to any Obligor other than Borrower, $1,000,000, if, in the case of this clause (b), such indebtedness becoming or being declared due, in the judgment of Agent or Institutional Agent, could reasonably be expected to have a material adverse effect on such Obligor’s ability to perform its obligations under the Project Documents or Loan Instruments;

provided that with respect to Section 7.1(j) (i) through (v) above, in connection with any party to any of the Project Documents (other than Borrower, Partners and the Partner Obligors), no Event of Default shall be declared under this Section 7.1(j) after the Tranche B Conversion Date if such party has fully complied and continues to fully comply with all its obligations under such Project Document or Loan Instrument and Borrower, within 90 days of such Event of Default, executes, with a party reasonably acceptable to Agent and Institutional Agent, a replacement Project Document or Loan Instrument, in form and substance acceptable to Agent and Institutional Agent.

               (k)    Dissolution of Borrower; Others. The liquidation, dissolution, termination, merger or consolidation of Borrower, any Obligor (other than LG&E Energy Corp.) or any other party to any of the Project Documents (and with respect to the Ash Disposer and each such party that is not an Obligor, such action has a material adverse effect, in the opinion of Agent and Institutional Agent, on such party’s ability to perform its obligations under such Project Document or on the Property, the Rova I Facility or the Rova II Facility), or the transfer of all or substantially all of the assets of Borrower to any other person.

               (l)    Transfer of Collateral. Title to or any right in all or any part of the Property, the Rova I Facility, the Rova II Facility or any collateral purported to be covered by the Security Documents (other than Permitted Liens, obsolete or worn personal property replaced by adequate substitutes of equal or greater value than the replaced items when new) shall become vested in any party other than the party, named as owner and/or holder thereof in the applicable Security Document, whether by operation of Law or otherwise.

               (m)    Diminution of Property Rights. Without the prior written consent of Agent and Institutional Agent, Borrower hereafter grants any easement or dedication, files any plat, declaration or restriction or enters into any lease or sub-lease concerning the Property, the Rova I Facility or the Rova II Facility and the effect thereof is determined by Agent or Institutional Agent, in its reasonable discretion, to be material and adverse to the Property, the Rova I Facility, the Rova II Facility or Borrower.

               (n)    Impairment of Security Interests. Any provision in any Security Document shall for any reason cease to be valid and binding on the Obligors party thereto and the effect thereof is to materially impair the security purported to be created thereby, or any such Obligor shall so state in writing, or any Security Document shall cease to be in full force and effect, or shall for any reason cease to create a valid security interest having the priority and perfected in the manner contemplated by Section 5.9 hereof in any of the collateral purported to be covered thereby, or Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and the effect thereof is to materially impair the security purported to be created thereby.

               (o)    Partnership Legal Proceedings. Borrower, any Partner, LG&E Energy Corp. (for so long as it is an Obligor) or Partner Obligor commences or joins any case, proceeding or other action against Borrower, any Partner, LG&E Energy Corp. or Partner Obligor without the prior written consent of Agent and Institutional Agent; provided that an Event of Default shall not be declared under this Section 7.1(o) if in any such action, Borrower, such Partner, LG&E Energy Corp. or Partner Obligor have limited their claims for relief to specific performance and/or to monetary damages enforceable against only the revenues payable to Borrower pursuant to Section 6.1(c)(xi) hereof; and providedfurther that LG&E Energy Systems or any Affiliate thereof may institute a proceeding against the Westmoreland Partner and Westmoreland or any Affiliate thereof for an Event of Default by such party under the terms of the LG&E Documents, provided that the subordination provisions contained in the LG&E Documents for the benefit of the Secured Parties apply to any amounts recovered from the Westmoreland Partner in any such proceedings.

               (p)    Achievement of Date Certain. A determination by Agent, Institutional Agent or the Independent Engineer that (x) the Rova I Facility is not likely (i) to achieve Rova I Final Completion by the Tranche A Date Certain, (ii) to achieve the Rova I Initial Delivery Date by the Rova I Steam Host Date Certain or (iii) to be completed within the Rova I Approved Budget, or (y) the Rova II Facility is not likely (i) to achieve Rova II Final Completion by the Tranche B Date Certain, (ii) to achieve the Rova II Initial Delivery Date by the Rova II Steam Host Date Certain or (iii) to be completed within the Rova II Approved Budget, provided that no Event of Default shall be declared under this Section 7.1(p) if, within 30 days after notice by Agent to Borrower of such determination, Borrower submits to Agent a plan, in form and substance acceptable to Agent and Institutional Agent, specifying the plan of action Borrower intends to take to remedy the condition described herein that would result in an Event of Default and as long as Borrower proceeds diligently in implementing such plan to Agent’s and Institutional Agent’s reasonable satisfaction.

               (q)    ERISA Plans. Without the prior written consent of Agent and Institutional Agent, Borrower or any ERISA Affiliate sponsors, establishes, maintains, administers, participates in, or incurs any obligation to contribute to, any Benefit Plan or Arrangement.

               (r)    Maintenance of Agent. The failure of Borrower to maintain an agent for service of process acceptable to Agent in the County of New York, State of New York.

               (s)    Indenture and Loan Agreement. The occurrence of an Event of Default under the Series 1991 Indenture, the Series 1993 Indenture, the Series 1991 Loan Agreement or the Series 1993 Loan Agreement other than an Event of Default resulting from a wrongful dishonor by the Issuing Bank under any Bond Letter of Credit.

               (t)    Funding of Disallowance Reserve Account. If the Disallowance Reserve Account is not funded in an amount equal to the Required Disallowance Balance on the earlier to occur of the 18th anniversary of the Rova I Commercial Operations Date and the 15th anniversary of the Rova II Commercial Operations Date.

               (u)    Transfer of Interests. The transfer by any Partner, Partner Parent, Partner Obligor or LG&E Energy Corp. of its respective direct or indirect interests in Borrower (or the permitting by any such party of a Lien related to any such interest or Borrower) in violation of the Equity Agreement, the Additional Support Agreement or any Security Document.

               (v)    Funding of Equity. Any amount payable by any Partner or Partner Obligor under the Equity Agreement shall not be paid when due (provided, that, a failure by the Westmoreland Partner or Westmoreland to pay any amount payable by it pursuant to Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h) and 2(i), 3(b) (in respect of its obligations under Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h) and 2(i)) and 4(b) (in respect of its obligations under Sections 2(a), 2(c) (in respect of the Rova I Virginia Power Letter of Credit), 2(g), 2(h) and 2(i)) thereof shall not be an Event of Default hereunder).

               (w)    Commercial Operations Date. The Rova I Commercial Operations Date shall not have occurred on or prior to August 1, 1994 or the Rova II Commercial Operations Date shall not have occurred on or prior to August 1, 1995.

               (x)    Determination of Taxability. There shall be a Determination of Taxability with respect to the Series 1991 Bonds prior to the Tranche A Conversion Date, unless, in the judgment of the Majority Lenders, adequate provisions for funding from additional equity (in excess of the equity funding commitments made as of the Amendment Execution Date or thereafter for other purposes) are made specifically to meet all additional Rova I Project Costs anticipated to be paid or incurred prior to the Tranche A Conversion Date as a result of such Series 1991 Determination of Taxability with respect to the Series 1991 Bonds.

               There shall be a Determination of Taxability with respect to the Series 1993 Bonds prior to the Tranche B Conversion Date, unless, in the judgment of the Majority Lenders, adequate provisions for funding from additional equity (in excess of the equity funding commitments made as of the Amendment Execution Date or thereafter for other purposes) are made specifically to meet all additional Rova II Project Costs anticipated to be paid or incurred prior to the Tranche B Conversion Date as a result of such Determination of Taxability with respect to the Series 1993 Bonds.

               (y)     (i) Breach or Default With Respect to LG&E Energy Systems and LG&E Energy Corp. There shall occur any breach of, or default or event of default by LG&E Energy Corp. (for so long as it is an Obligor), under (A) the Additional Support Agreement (but only with respect to obligations to provide funds or letters of credit thereunder) or the Support Agreement, or (B) any instrument, agreement or indenture of LG&E Energy Corp. (for so long as it is an Obligor), evidencing indebtedness for borrowed money or deferred purchase price or pursuant to which indebtedness is issued, in any instance in an amount equal to $10,000,000 or more, and with respect to any such breach, default or event of default arising under subdivision (B) hereof, it shall have remained uncured or unwaived for the lesser of 30 days and the applicable grace period and permits such indebtedness to become or be declared prior to its scheduled maturity; provided, however, that no breach, default or event of default described in subdivision (A) or (B) hereof shall be an Event of Default under this Agreement if within two days of the occurrence thereof LG&E Energy Corp. (for so long as it is an Obligor) has caused (1) the establishment and total funding of a cash collateral account held by Agent on behalf of the Secured Parties in an amount that, in the sole judgment of the Secured Parties, adequately secures all obligations (whether contingent or otherwise, and without giving effect to possible future reductions in such obligations) of LG&E Roanoke Valley L.P. and LG&E Energy Systems (without duplication) under Sections 2 and 3, respectively, of the Equity Agreement and the obligations of LG&E Energy Systems under the Turnkey Guaranty, such collateral account to be held by Agent pursuant to conditions for release that are consistent with the obligations secured, in a manner satisfactory in all respects to the Secured Parties in their sole judgment, or (2) the issuance of a letter of credit for the benefit of the Secured Parties that, in the sole judgment of the Secured Parties, adequately secures all such obligations, such letter of credit to be issued by a commercial bank having creditworthiness, and subject to conditions for drawing consistent with the obligations secured, in all instances satisfactory to the Secured Parties in their sole judgment.

(ii) There shall occur any breach of, or default or event of default by (A) LG&E Energy Corp. under the Additional Support Agreement (but excluding breaches, defaults or events of default covered by clause (i) above) or (B) LG&E Energy Systems under Section 12 of the Equity Agreement.

(iii) LG&E Energy Corp. (for as long as it is an Obligor):

(A) does not pay its Debts as they become due or admits in writing its inability to pay its Debts or makes a general assignment for the benefit of creditors; or

(B) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any Debtor Relief Law; or

(C) in any involuntary case, proceeding or other action commenced against it which seeks to have an order for relief (injunctive or otherwise) entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its Debts under any Debtor Relief Law, (x) fails to obtain a dismissal of such case, proceeding or other action within 60 days of its commencement, or (y) converts the case from one chapter of the Bankruptcy Reform Act of 1978, as amended, to another chapter, or (z) is the subject of an order for relief; or

(D) conceals, removes or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffers or permits while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings which is not vacated within sixty (60) days from the date thereof; or

(E) has a trustee, receiver, custodian or other official appointed for or take possession of all or any part of its property or has any court take jurisdiction of any of its property, which action remains undismissed for a period of 60 days; or

(F) fails to pay or to have stayed any money judgment with respect to LG&E Energy Corp. in the amount of $10,000,000 or more, rendered against LG&E Energy Corp. within twenty-one days of entry of such judgment.

               (z)     Breach or Default With Respect to Coal Supply Guarantor. The existence at any time of an “Uncured Deficiency” pursuant to (and defined in) Section 21.2(c) of either of the Rova I Coal Supply Agreement or the Rova II Coal Supply Agreement.

               The Events of Default specified in Section 7.1(y) hereof shall not be deemed to supersede any other Event of Default specified herein, or to preclude the exercise by or on behalf of the Secured Parties of any rights hereunder or under the Security Documents based on any other Event of Default specified herein.

               7.2     Remedies Upon Event of Default.

               (a)    Right to Cure. If an Event of Default occurs and has not been remedied during the applicable grace period, if any, Agent on behalf of the Secured Parties, upon receiving consent of the Majority Lenders, may, and upon the request of the Majority Lenders shall, with respect to any of the following, and the Issuing Bank on behalf of the Secured Parties, upon receiving consent of the Majority Lenders, may, and upon the request of the Majority Lenders shall, with respect to Section 7.2(a)(iii), (iv), (v) and (vi) hereof only, (i) take all actions necessary to cure such Event of Default, and/or declare an Event of Default, (ii) by giving notice to Borrower, declare the entire amount of Borrower’s Obligations (excluding with the Yield-Maintenance Premium, if any, with respect to the Institutional Loans accelerated) to be immediately due and payable, irrespective of any other provision of any Loan Instrument (provided that if an Event of Default occurs pursuant to Section 7.1(j) hereof, with respect to Borrower, the entire amount of Borrower’s Obligations shall be immediately due and payable without any notice from any of the Secured Parties to Borrower), without any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, (iii) by notice in writing given to the Series 1991 Trustee as provided in the Series 1991 Indenture, cause the Series 1991 Trustee to declare the principal amount of all Series 1991 Bonds then outstanding to be immediately due and payable and, to the extent necessary to make all payments then due and payable on the Series 1991 Bonds, require the Series 1991 Trustee to make all necessary Drawings under the Series 1991 Letter of Credit to be made in respect thereof whereupon all amounts drawn under the Series 1991 Letter of Credit, all interest thereon and all other Obligations (together with the Yield-Maintenance Premium, if any, with respect to the Institutional Loans) shall automatically be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, (iv) by notice in writing given to the Series 1993 Trustee as provided in the Series 1993 Indenture, cause the Series 1993 Trustee to declare the principal amount of all Series 1993 Bonds then outstanding to be immediately due and payable and, to the extent necessary to make all payments then due and payable on the Series 1993 Bonds, require the Series 1993 Trustee to make all necessary Drawings under the Series 1993 Letter of Credit to be made in respect thereof whereupon all amounts drawn under the Series 1993 Letter of Credit, all interest thereon and all other Obligations (together with the Yield-Maintenance Premium, if any, with respect to the Institutional Loans) shall automatically be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, (v) by notice in writing given to the Series 1991 Trustee as provided in the Series 1991 Indenture cause a mandatory tender of the Series 1991 Bonds and, to the extent necessary to make all payments then due and payable on the Series 1991 Bonds, require the Series 1991 Trustee to make all necessary Drawings under the Series 1991 Letter of Credit to be made in respect thereof, (vi) by notice in writing given to the Series 1993 Trustee as provided in the Series 1993 Indenture cause a mandatory tender of the Series 1993 Bonds and, to the extent necessary to make all payments then due and payable on the Series 1993 Bonds, require the Series 1993 Trustee to make all necessary Drawings under the Series 1993 Letter of Credit to be made in respect thereof, and (vii) at the request of the Issuing Bank, require the cash collateralization in full of the outstanding amount of the Virginia Power Letters of Credit and any Trade Letters of Credit by deposit of such cash into an account or accounts designated by Agent, whereupon all amounts drawn under the Series 1991 Letter of Credit and the Series 1993 Letter of Credit, all interest thereon and all other Obligations (together with the Yield-Maintenance Premium, if any, with respect to the Institutional Loans) shall automatically be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower. If an event or occurrence constitutes an Event of Default or Default under more than one of the provisions of Section 7.1 hereof, Agent on behalf of the Secured Parties may take all actions and remedies provided in this Section 7.2 upon expiration of the shortest grace period, if any, provided in Section 7.1 hereof (subject to any consent of Majority Lenders required under the first sentence of this Section 7.2(a)).

               (b)    True-Up. (i) If, prior to the Tranche B Conversion Date, Borrower’s Obligations shall become due and payable by acceleration as provided in Section 7.2(a) hereof, then on such date (the “True-Up Date”), prior to making any distributions pursuant to Section 7.2(c) hereof or otherwise, in order that each Lender and Institutional Lender shall have advanced its Commitment Percentage of the Total Tranche A Outstanding Extensions of Credit and its Commitment Percentage of the Total Tranche B Outstanding Extensions of Credit the following shall occur: Agent shall calculate the Tranche A True-Up Amount and the Tranche B True-Up Amount for each Lender and Institutional Lender as of such date and such calculation shall be promptly provided to all Lenders and Institutional Lenders for review and comment. The Lenders or the Institutional Lenders, whichever are holding negative Tranche A True-Up Amounts on the True-Up Date (as the case may be, the “Tranche A Obligee Lenders”) shall thereupon require (i) the Lenders (if the Tranche A Obligee Lenders are the Institutional Lenders) to purchase, on demand at par, Tranche A Institutional Construction Loans or Tranche A Institutional Term Loans, or (ii) the Institutional Lenders (if the Tranche A Obligee Lenders are the Lenders) to purchase, on demand at par, unreimbursed Rova I L/C Reimbursement Obligations and Tranche A Agreement Construction Loans or Tranche A Agreement Term Loans (such purchasers, as the case may be, the “Tranche A Obligor Lenders”). Each such purchase shall be made in an aggregate amount equal to the product of (x) the sum of the Tranche A Obligor Lenders’ Commitment Percentages and (y) the sum of the Tranche A True-Up Amounts (expressed as a positive number) held by the Tranche A Obligee Lenders, each Tranche A Obligor Lender being obligated to purchase no more than its respective Commitment Percentage of the amounts required to be purchased. The Lenders or the Institutional Lenders, whichever are holding negative Tranche B True-Up Amounts on the True-Up Date (as the case may be, the “Tranche B Obligee Lenders”) shall thereupon require (i) the Lenders (if the Tranche B Obligee Lenders are the Institutional Lenders) to purchase, on demand at par, Tranche B Institutional Construction Loans or Tranche B Institutional Term Loans, or (ii) the Institutional Lenders (if the Tranche B Obligee Lenders are the Lenders) to purchase, on demand at par, unreimbursed Rova II L/C Reimbursement Obligations and Tranche B Agreement Construction Loans or Tranche B Agreement Term Loans (such purchasers, as the case may be, the “Tranche B Obligor Lenders”). Each such purchase shall be made in an aggregate amount equal to the product of (x) the sum of the Tranche B Obligor Lenders’ Commitment Percentages and (y) the sum of the Tranche B True-Up Amounts (expressed as a positive number) held by the Tranche B Obligee Lenders, each Tranche B Obligor Lender being obligated to purchase no more than its respective Commitment Percentage of the amounts required to be purchased. All Institutional Loans required to be purchased by the Lenders pursuant to this Section 7.2(b)(i), and all Loans and L/C Reimbursement Obligations required to be purchased by the Institutional Lenders pursuant to this Section 7.2(b)(i), shall, from and after the effective date of such purchase, accrue interest at the True-Up Default Rate. Borrower shall pay the Institutional Lenders the Yield-Maintenance Premium in respect of any Institutional Construction Loans purchased by Lenders pursuant to this Section 7.2(b)(i). Any payment of Yield-Maintenance Premiums received by any Lender in respect of Institutional Loans purchased by such Lender pursuant to this Section 7.2(b)(i) shall be remitted by such Lender to the Institutional Lenders. Borrower shall pay all swap breakage costs incurred pursuant to the terms of any Interest Rate Hedge Agreement.

(ii) In addition to the requirements of Section 7.2(b)(i) hereof, upon the expiration (without renewal or substitution by the Issuing Bank or a Lender) of any Letter of Credit which remains outstanding after the True-Up Date, Agent shall recalculate the True-Up Amount for each Lender and Institutional Lender, excluding from such recalculation the undrawn amount of the expired Letter of Credit, and such recalculation shall be promptly provided to all Lenders and Institutional Lenders for review and comment. The Lenders or the Institutional Lenders, as the case may be, shall thereupon purchase, in the manner specified in Section 7.2(b)(i) hereof, Institutional Loans or Institutional Term Loans (if the purchase is required to be made by the Lenders) or unreimbursed L/C Reimbursement Obligations and Agreement Construction Loans or Agreement Term Loans (if the purchase is required to be made by the Institutional Lenders) such that, after such purchase, each Lender and Institutional Lender shall have advanced its Commitment Percentage of the Total Outstanding Extensions of Credit (determined without including any amount in respect of the undrawn portion of the expired Letter of Credit).

               (c)    Foreclosure. In the event that Borrower’s Obligations shall become due and payable by acceleration as provided in Section 7.2(a) hereof, all sums payable shall become immediately due and payable without presentment, demand, protest or notice of any kind other than the notice specifically required (if any) by this Section 7.2, all other notice being expressly waived by Borrower, and Agent and the other Secured Parties shall have the right to take all funds in the Accounts and to otherwise enforce their security interests as provided herein and in the Loan Instruments. The proceeds of any realization on the Collateral or Pledged Collateral (as such terms are defined in the Security Documents) or from any other foreclosure or similar action or exercise of rights by Agent or any of the other Secured Parties shall be applied by Agent, after taking into account all payments to be made on the True-Up Date and all payments made after the True-Up Date due to any required recalculation of the True-Up Amount, in each case pursuant to Section 7.2(b) hereof, on a pro rata basis for the account of the Lenders, the Institutional Lenders and the Issuing Bank, in accordance with the priority of application set forth in Section 2.6(c) hereof.

               (d)    Agent Attorney-in-Fact. Borrower hereby appoints Agent as the attorney-in-fact of Borrower, with full power of substitution, and in the name of Borrower, if Agent elects to do so and upon direction of Majority Lenders (including Lenders and Institutional Lenders), upon an Event of Default, to: (i) use such sums as are necessary, including any proceeds of the Construction Loan, the Institutional Construction Loan, the Bond Construction Loans and the Bonds, to make such changes in the plans and specifications in the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, and employ such engineers and contractors, as may be required for the purpose of completing the construction of the Rova I Facility and/or the Rova II Facility, as the case may be, substantially in accordance with such plans and specifications and in compliance with Governmental Requirements, (ii) apply any monies in the Accounts to the payment of Borrower’s Obligations to the Secured Parties (whether or not then due and payable) under any of the Loan Instruments, in such order of application as Agent may determine in its sole discretion, prompt notification to be provided by Agent to Borrower of the exercise of any such rights, (iii) hold, use, disburse and apply proceeds of the Construction Loan, the Institutional Construction Loan, any Bond Construction Loans and the Bonds for payment of any Rova I Project Costs and/or Rova II Project Costs, and the payment or performance of any obligation of Borrower under any of the Loan Instruments, (iv) advance and incur such expenses as Agent deems necessary for the completion of construction of the Rova I Facility and/or the Rova II Facility and to preserve the Rova I Facility, the Rova II Facility and the Property, (v) disburse any portion of any Loan or Institutional Loan, from time to time, to persons other than Borrower for the purposes specified in Section 6.1 hereof or otherwise, irrespective of the provisions of any other Section hereof (and the amount of Loans or Institutional Loans to which Borrower shall thereafter be entitled shall be correspondingly reduced), (vi) construct or operate the Rova I Facility and/or the Rova II Facility to the satisfaction of the Governmental Authorities, (vii) execute all applications and certificates in the name of Borrower (including, without limitation, any Application for Borrowing in connection with a Bond Borrowing) which may be required for construction and operation of the Rova I Facility and/or the Rova II Facility, (viii) endorse the name of Borrower on any checks or drafts representing proceeds of the Insurance Policies, or other checks or instruments payable to Borrower with respect to the Property, the Rova I Facility and/or the Rova II Facility, (ix) do every act with respect to the Project Documents and the Bond Documents and the construction and operation of the Rova I Facility and/or the Rova II Facility which Borrower may do, (x) prosecute or defend any action or proceeding incident to the Rova I Facility and/or the Rova II Facility and (xi) select, for the account of Borrower, an operator to operate the Rova I Facility and/or the Rova II Facility, on such terms and conditions as Agent shall reasonably deem advisable. The power-of-attorney granted hereby is a power coupled with an interest and irrevocable. None of the Secured Parties shall have any obligation to undertake any of the foregoing actions, and if any of them take any such action it shall have no liability to Borrower to continue the same or for the sufficiency or adequacy thereof.

               (e)    Enforcement Costs and Expenses. Any funds of any of the Secured Parties used for any purpose referred to in this Article 7, whether or not in excess of any commitment (without obligating any of the Secured Parties to fund any loans in excess of commitments hereunder), shall be governed by the Loan Instruments, constitute a part of the indebtedness secured by the Security Documents, shall bear interest at the then applicable Default Interest Rate and be payable upon demand by Agent to the extent permitted by applicable Law.

ARTICLE 8

AGENT, INSTITUTIONAL AGENT
AND RELATIONS AMONG BANKS

               8.1     Appointment and Cessation.

               Each Lender, each Institutional Lender, the Issuing Bank, each Co-Agent, Institutional Agent and Prudential hereby appoints Agent to act as its agent under this Agreement and to act as collateral agent under the Security Documents as provided therein, and irrevocably authorizes Agent to take such action on such Secured Party’s behalf under the provisions of the Loan Instruments and any other agreements and instruments referred to therein and to exercise such powers hereunder and thereunder as are specifically delegated to Agent and such powers as are reasonably incidental thereto. Agent shall exercise the same care hereunder as it exercises in connection with similar transactions for its own account in which no other lender participates. In performing its function and duties hereunder and under the Security Documents, Agent shall act solely as the agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any other party to any Project Document or Bond Document. Each Institutional Lender hereby appoints Institutional Agent to act as its agent under this Agreement to the extent and for those matters provided for herein and irrevocably authorizes Institutional Agent to take such action on such Institutional Lender’s behalf to the extent provided under the provisions of the Loan Instruments and any other agreements and instruments referred to therein and to exercise such powers hereunder and thereunder as are specifically delegated to Institutional Agent and such powers as are reasonably incidental thereto. Institutional Agent shall exercise the same care hereunder as it exercises in connection with similar transactions for its own account in which no other lender participates. In performing its function and duties hereunder, Institutional Agent shall act solely as the agent of the Institutional Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any other party to any Project Document or Bond Document.

               8.2     Majority Lenders.

               Agent will, to the extent practicable under the circumstances, consult with the Lenders, the Institutional Lenders, Institutional Agent and the Issuing Bank, where appropriate, prior to taking action (which shall include, for purposes of this Section 8.2, the making of any determination under the Loan Instruments) on their behalf under this Agreement or the other Loan Instruments or the Bond Documents and in acting as their agent under the Security Documents. Agent will not take any action contrary to the written direction of the Majority Lenders and will take any lawful action in accordance with the provisions of this Agreement prescribed in a written direction of the Majority Lenders. Agent may decline to take any action except upon the written direction of the Majority Lenders, and Agent may request a ratification by the Majority Lenders of any action taken by it under this Agreement. Agent shall as soon as practicable, upon obtaining knowledge thereof, provide written notice to each Lender and Institutional Lender of any such action taken by the Majority Lenders. Agent shall have no liability to Borrower or any of the other Secured Parties for any action taken by it upon the direction of the Majority Lenders or if ratified by the Majority Lenders, nor shall Agent have any liability for any failure to act unless Agent has been instructed to act by the Majority Lenders. The action of the Majority Lenders shall bind all the Secured Parties except as otherwise provided in Section 9.4 hereof. Notwithstanding anything herein to the contrary, Agent need not take any action on behalf of the Secured Parties unless and until it is indemnified to its satisfaction for any and all consequences of such action; provided that if the Majority Lenders direct Agent to take any such action and Agent refuses to do so because of the absence of such indemnification, Agent’s refusal shall be deemed cause for purposes of permitting removal of Agent in accordance with Section 8.7 hereof.

               8.3     Liability and Credit Appraisal.

               None of Agent, any Co-Agent or Institutional Agent, in their respective capacities as such, nor any of their respective officers, directors, employees or agents shall be liable for any action taken or omitted by it or them under any Loan Instrument, or in connection therewith, except for its or their gross negligence or willful misconduct. Agent, each Co-Agent and Institutional Agent shall not be responsible for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity or enforceability of the Loan Instruments, the Project Documents, the Bond Documents or any other document executed in connection therewith, or be required to make any inquiry concerning the performance or observance by Borrower of any of the terms, provisions or conditions of the Loan Instruments, the Project Documents or the Bond Documents. Each of the other Secured Parties represents and warrants to Agent, each Co-Agent and Institutional Agent that it has independently and without reliance on Agent, the Co-Agents or Institutional Agent made its own credit investigation and appraisal of Borrower and the transactions contemplated by the Project Documents and the Bond Documents on the basis of such documents and information as it has deemed appropriate and that it has entered into this Agreement on the basis of such independent investigation and appraisal, and each such Secured Party represents that it will continue to make its own investigation and credit appraisal. Each Secured Party agrees to indemnify and hold harmless, ratably according to its Commitment Percentage (but without taking into account the indemnity’s percentage) Agent, each Co-Agent and Institutional Agent from and against any and all liabilities, damages, penalties, judgments, suits, expenses and other costs of any kind or nature whatsoever imposed on, incurred by or asserted against Agent, each Co-Agent and Institutional Agent in respect of its obligations under any Loan Instrument, except for its gross negligence or willful misconduct.

               8.4     Reliance by Secured Parties.

               Each Secured Party shall be entitled to rely upon any communication or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and to act upon the advice of legal counsel and other experts selected by it concerning all matters pertaining to the Loan Instruments and its duties thereunder and shall not be liable to any of the other parties hereto for any of the consequences of such reliance. Each of Agent and the Issuing Bank may rely for the purposes of the giving of notice or the disbursement of funds on the name and address of each Secured Party and of Borrower set forth in Section 9.1 hereof or as notified to Agent pursuant to Section 9.1 hereof.

               8.5     Other Banking.

               Agent, in its capacity as a Lender, Issuing Bank or Co-Agent, shall have the same rights, powers and obligations hereunder as any other Secured Party and each of Co-Agents, Institutional Agent and the Issuing Bank, in its capacity as a Lender or Institutional Lender, as appropriate, shall have the same rights, powers and obligations hereunder as any other Lender or Institutional Lender, as appropriate, specifically in each case including the right to give or deny consent to any action requiring consent or direction of the Majority Lenders. Each Secured Party and its respective affiliates may, without liability to account to any other Secured Party, engage in any kind of banking, trust or other business with Borrower as if it were not a Secured Party or an affiliate thereof. In addition, Agent or the Issuing Bank, as applicable, shall be entitled to receive from Borrower its portion of any fee in connection with the transactions contemplated hereunder without any liability to account therefor to any other Secured Party, except as Agent may have expressly agreed.

               8.6     Notices and Determinations by Agent.

               (a)    Notice of Interest and Payments. Agent shall forthwith notify the Lenders and Institutional Agent by, at Agent’s sole option, telex or telecopy, of each Interest Period chosen by Borrower and the Interest Rate for each Interest Period (and the relevant LIBOR, CD Rate or Base Rate), and to all interested Secured Parties and Institutional Agent, the date of any expected payment and all other material notices and Project Documents transmitted by Borrower. Agent shall provide Institutional Agent with at least five days’ prior written notice of its approval of Borrower’s calculation of the Tranche A Debt Service Coverage Ratio, the Tranche B Debt Service Coverage Ratio and the Combined Debt Service Coverage Ratio. Determinations of interest rates and amounts of interest (including at the Default Interest Rate), and other sums due hereunder and contained in notices from Agent or Institutional Agent, as the case may be, shall be conclusive and binding on Borrower and the Secured Parties, absent manifest error in computation or transmission.

               (b)    Records as to Collateral. Agent will maintain all records as to amount, type and value of collateral pledged and assigned under the Security Documents. Upon request of any Secured Party, Agent will give a statement to such party with respect to the types and amounts of collateral held pursuant to the Security Documents, and Agent will give prompt notice to such parties of any event of default under the Security Documents of which it obtains knowledge.

               (c)    Agent’s Share of Collateral. It is understood that Agent, as a Lender, may not have resort to more than its pro rata share of the collateral without the consent in writing of all of the Secured Parties and, in any case, may have no resort to the collateral except as provided in the Loan Instruments.

               (d)    Borrower’s Reliance. Borrower shall be entitled to rely upon any communication or document reasonably and in good faith believed by it to be genuine and correct and to have been signed, sent or made by Agent, Institutional Agent or any Co-Agent.

               8.7     Successor Agent; Successor Institutional Agent.

               Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time either under this Agreement or under the Security Documents by giving written notice thereof to the Secured Parties and Borrower, and Agent may be removed at any time with cause by the Majority Lenders. Agent, if it is not an Institutional Lender, shall resign within 30 days after all Obligations to Lenders have been fully paid and discharged and the Institutional Lenders may, at such time, reallocate among one or more entities the responsibilities of Agent hereunder to make certain decisions hereunder, to hold the various Accounts, and to act as collateral agent under the Security Documents. Borrower may request the Majority Lenders to remove Agent upon Agent’s gross negligence or willful misconduct, and the Majority Lenders shall not unreasonably avoid such course of action. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which appointment shall be subject to the approval of Borrower if the appointee is not a Co-Agent or Institutional Agent, and such approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Secured Parties, appoint one of the Co-Agents (as long as Obligations to Lenders remain outstanding) or Institutional Agent (after all Obligations to Lenders have been fully paid and discharged) as successor Agent (subject to such appointee’s approval). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall continue in effect for such Agent’s benefit in respect of any actions taken or omitted by it while it served as Agent hereunder.

               Subject to the appointment and acceptance of a successor Institutional Agent, Institutional Agent may resign at any time either under this Agreement by giving written notice thereof to the Secured Parties and Borrower, and Institutional Agent may be removed at any time with cause by those Institutional Lenders holding in the aggregate more than 66-2/3% of the Institutional Construction Loan Commitment and/or Institutional Term Loan Commitment, as the case may be (the “Majority Institutional Lenders”). Upon any such resignation or removal, the Majority Institutional Lenders shall have the right to appoint a successor Institutional Agent, which appointment, prior to the Tranche B Maturity Date, shall be subject to the approval of Agent and such approval shall not unreasonably be withheld. If no successor Institutional Agent shall have been so appointed by the Majority Institutional Lenders and shall have accepted such appointment within 30 days after the retiring Institutional Agent’s notice of resignation or the Majority Institutional Lenders’ removal of the retiring Institutional Agent, then the retiring Institutional Agent may, on behalf of the Institutional Lenders, appoint one of the Institutional Lenders as successor Institutional Agent (subject to such appointee’s approval). Upon the acceptance of any appointment as Institutional Agent hereunder by a successor Institutional Agent, such successor Institutional Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Institutional Agent, and the retiring Institutional Agent shall be discharged from its duties and obligations hereunder. After any retiring Institutional Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall continue in effect for such Institutional Agent’s benefit in respect of any actions taken or omitted by it while it served as Institutional Agent hereunder.

               8.8     [Intentionally deleted].

               8.9     Satisfaction of Conditions Precedent.

               If any condition precedent in Article 4 hereof is to be fulfilled to the satisfaction of any Secured Party other than Agent, such Secured Party shall be obligated to inform Agent in a timely manner if such fulfillment has not been achieved to its satisfaction, based on information possessed by such Secured Party.

ARTICLE 9

GENERAL TERMS AND CONDITIONS

               9.1     Notices.

               All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (a) when presented personally, (b) when transmitted by telex to the number specified below and the proper answerback is received, (c) when sent by overnight courier service, the Banking Day following the date of delivery to such courier service, or such later day as demonstrated by a bona fide receipt therefor, or (d) when sent by the United States Postal Service, postage prepaid, registered or certified, return receipt requested, the date received, addressed to the respective party, as the case may be, at the following address, or such other address as any party may from time to time designate by written notice to the others as herein required. The telecopy (facsimile) numbers provided below are for convenience of the parties only. Transmission by telecopy shall constitute provision of notice under this Agreement only if receipt thereof is acknowledged by the recipient.

If to Borrower:

Westmoreland-LG&E Partners c/o Westmoreland Energy, Inc. 300 Preston Avenue Fifth Floor Charlottesville, Virginia 22902

Attention: Vice President, Finance Telecopy: (804) 980-5225

with a copy to:

LG&E Roanoke Valley L.P., a California Limited Partnership c/o LG&E Power Operations Inc. 2030 Main Street Irvine, California 92714

Attention: Chief Financial Officer Telecopy: (714) 955-4363

and

Westmoreland Roanoke Valley, L.P. c/o Westmoreland Energy, Inc. 300 Preston Avenue Fifth Floor Charlottesville, Virginia 22902

Attention: Vice President, Finance Telecopy: (804) 980-5225

If to Agent:

Credit Suisse Tower 49 12 East 49th Street New York, New York 10017

Attention: Group Head, Portfolio Management, Project Finance, Telex: 420149 Telecopy: (212) 238-5390

If to the Issuing Bank (with respect to the Bond Letters of Credit, the Virginia Power Letters of Credit or any Trade Letter of Credit):

Credit Suisse Tower 49 12 East 49th Street New York, New York 10017

Attention: Group Head, Portfolio Management Project Finance, Telex: 420149 Telecopy: (212) 238-5390

If to Prudential or Institutional Agent:

The Prudential Insurance Company of America Four Gateway Center Fifth Floor Newark, New Jersey 07102-4069

Attention: Project Management Group, Investment Manager Telecopy: (201) 802-2841

Agent shall use its best efforts to provide copies of notices as set forth above; provided that the provision of such copies, or the failure to provide such copies, shall not affect the validity or the timing of the notice to Borrower.

               9.2      Assignments and Participations.

               (a)    Additional Lenders and Institutional Lenders. Any Lender may at any time sell to one or more first-class financial institutions, with the consent of Agent (and in connection with any sale of rights or obligations (including L/C Reimbursement Obligations) with respect to a Letter of Credit, the consent of the Issuing Bank) and with the consent of Borrower, such consent not to be unreasonably withheld (a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender, such transferor Lender, Agent and, if applicable, the Issuing Bank (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by Borrower). Any Institutional Lender may at any time sell to any Person (a “Purchasing Institutional Lender”), all or any part of its rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement executed by such Purchasing Institutional Lender, such transferor Institutional Lender and Agent (and, in the case of a Purchasing Institutional Lender that is not then an Institutional Lender or an affiliate thereof, by Borrower); provided that, except in connection with foreclosure or other exercise of remedies under the Security Documents, such Person (i) is not, at the time of such sale, an Ineligible Assignee and (ii) if such sale occurs prior to the Tranche B Conversion Date and includes any unfunded Institutional Construction Loan Commitment, such Person shall be an institutional investor whose claims paying ability or long-term debt (or, in the case of a bank, whose bank holding company parent’s long-term debt) is rated at least A by S&P and A2 by Moody’s, if both such rating agencies shall then be issuing such rating, or any such rating by either of such rating agencies, if only one of such agencies shall then be issuing such ratings. Upon (x) such execution of such Commitment Transfer Supplement, and (y) delivery of an executed copy thereof to Borrower and payment of the amount of its participation to Agent, such Purchasing Lender or Purchasing Institutional Lender, as the case may be, shall for all purposes be a Lender or Institutional Lender, as appropriate, party to this Agreement and shall have all the rights and obligations of a Lender or Institutional Lender, as appropriate, under this Agreement, to the same extent as if it were an original party hereto with the percentage of the Construction Facility Commitment and Term Facility Commitment or the Institutional Construction Loan Commitment and Institutional Term Loan Commitment, as appropriate, as set forth in such Commitment Transfer Supplement, which shall be deemed to amend this Agreement (including, without limitation, Schedule 4.1 hereto) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender or Purchasing Institutional Lender, as appropriate, and the resulting adjustment of percentage shares of the Construction Facility Commitment, Term Facility Commitment, Institutional Construction Loan Commitment and Institutional Term Loan Commitment, as appropriate, arising from the purchase by such Purchasing Lender or Purchasing Institutional Lender of all or a portion of the rights and obligations of such transferor Lender or Institutional Lender under this Agreement and the Notes. Upon the consummation of any transfer pursuant to this Section 9.2(a), the transferor Lender or Institutional Lender, Agent, Institutional Agent and Borrower shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Lender or Institutional Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Lender or Purchasing Institutional Lender, in each case in principal amounts reflecting their percentage shares of the Construction Facility Commitment and the Term Facility Commitment or the Institutional Construction Loan Commitment and the Institutional Term Loan Commitment, as appropriate. Each Lender hereby agrees with Institutional Agent (i) to sell all or any part of its rights and obligations under the Tranche A Loan Notes to Purchasing Lenders only to the extent and at the same time it sells an equivalent pro rata portion of its rights and obligations under the Tranche B Loan Notes to such Purchasing Lenders and (ii) to cause each such Purchasing Lender to be bound by a similar restriction with respect to any such sales by it. Each Institutional Lender hereby agrees with Institutional Agent (i) to sell all or any part of its rights and obligations under the Tranche A Institutional Notes to Purchasing Institutional Lenders only to the extent and at the same time it sells an equivalent pro rata portion of its rights and obligations under the Tranche B Institutional Notes to such Purchasing Institutional Lenders and (ii) to cause each such Purchasing Institutional Lender to be bound by a similar restriction with respect to any such sales by it. Notwithstanding anything to the contrary herein, nothing in this Section shall prevent or prohibit any Lender from transferring, pledging or assigning its rights under this Agreement (but not its obligations hereunder to make Loans or to issue or participate in Letters of Credit), its Loans and Notes to a Federal Reserve Bank.

               (b)    Participations. Any Lender or Institutional Lender may, from time to time, sell or offer to sell any Loans or Institutional Loans owing to such Lender or Institutional Lender, any Notes held by such Lender or Institutional Lender, any commitment of such Lender or Institutional Lender or any other interests and obligations of such Lender or Institutional Lender hereunder, to one or more participants (each, a “Participant”), on such terms and conditions as may be determined by the selling party, without the consent of or notice to Borrower (provided that such Participant is not an Ineligible Assignee) or any other Secured Party, and the grant of such participation shall not relieve any Lender or Institutional Lender of its obligations, or impair the rights of any Lender or Institutional Lender, hereunder. Notwithstanding the foregoing, any agreement pursuant to which any Lender or Institutional Lender may grant a participation shall provide that such Lender or Institutional Lender shall retain the sole right and responsibility to exercise the rights of such Lender or Institutional Lender, and enforce the Obligations of Borrower including, without limitation, the right to approve any amendment, modification, supplement or waiver of any provision of any other Loan Instrument and the right to take action under Article 7 hereof (provided that such participation agreement may provide that such Lender or Institutional Lender will not agree to any modification, amendment or waiver of this Agreement, without the consent of the Participant, that would alter the principal of or interest on the Loans or the Institutional Loans, as appropriate, postpone the date fixed for any payment of principal of or interest thereon, release any collateral or extend the term of any commitment). No Participant shall have any rights under this Agreement other than to receive payment of principal of and interest through such Lender or Institutional Lender. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.3(a), (b) and (c) hereof with respect to its participation granted hereunder; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender or Institutional Lender transferring such participation would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred. Each Lender hereby agrees with Agent (i) to sell participations of its interest in the Tranche A Loan Notes to any Participant only to the extent that at the same time it sells an equivalent pro rata participation of its interest in the Tranche B Loan Notes to such Participant and (ii) to cause each such Participant to be bound by a similar restriction with respect to sub-participations. Each Institutional Lender hereby agrees with Agent (i) to sell participations of its interest in the Tranche A Institutional Notes to any Participant only to the extent and at the same time it sells an equivalent pro rata participation of its interest in the Tranche B Institutional Notes to such Participant and (ii) to cause each such Participant to be bound by a similar restriction with respect to sub-participations. Notwithstanding anything to the contrary herein, nothing in this Section shall prevent or prohibit any Lender from transferring, pledging or assigning its rights under this Agreement (but not its obligations hereunder to make Loans or to issue or participate in Letters of Credit) its Loans and Notes to a Federal Reserve Bank.

               (c)    Confidentiality. Borrower authorizes each Lender and Institutional Lender to disclose to (i) any Purchasing Lender, prospective Purchasing Lender, Purchasing Institutional Lender, prospective Purchasing Institutional Lender, Participant or prospective Participant, (ii) any such party’s directors, officers, employees, agents and professional consultants, (iii) any other Lender or Institutional Lender, (iv) any Governmental Authority having jurisdiction over such Lender or Institutional Lender, (v) the National Association of Insurance Commissioners or any similar organization, (vi) any other Person to whom such disclosure may be appropriate (A) in compliance with any law, rule, regulation or order, (B) in response to any subpoena or other legal process, (C) in connection with any litigation or (D) in order to protect such Lender’s or Institutional Lender’s investment in any Note or (vii) any Affiliate of such Lender or Institutional Lender any information such Lender or Institutional Lender possesses pertaining to the Property, the Rova I Facility, the Rova II Facility, the Loan Instruments, the Bond Documents and the Project Documents, including, without limitation, complete and current credit information on Borrower and on any of the other parties to any Loan Instrument, Bond Document or Project Document, without the consent of or notice to Borrower or any other Lender or Institutional Lender; provided that any recipient of information referred to in clauses (i), (ii), (iii), (vi) (D) or (vii) above first agrees in writing to keep confidential, on the same terms as set forth above in this Section 9.2(c), all proprietary information provided to it regarding Borrower, the transactions contemplated by this Agreement, the Rova I Facility and the Rova II Facility; and provided, further that in respect of disclosure of such proprietary information to any recipient referred to in clauses (vi) (A), (B) and (C) above, reasonable efforts are used to protect the confidentiality of such proprietary information through applicable legal process. Borrower agrees to supply certain reasonably requested information, and to execute and deliver all such instruments and take all such further action as Agent, the Lenders or the Institutional Lenders may from time to time reasonably request in connection with such Purchasing Lender, Purchasing Institutional Lender or participation arrangements.

               9.3     Right of Set-off.

               Borrower hereby authorizes each Secured Party, upon the occurrence and during the continuance of any Default, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under any Loan Instrument, Bond Document or Project Document, irrespective of whether or not any Secured Party shall have made any demand hereunder or thereunder and although such Obligations may be contingent or unmatured. In the event that any Secured Party shall at any time receive any monies through exercise of its set-off rights as provided herein, such Secured Party shall be deemed to have received such payment as agent for and on behalf of all the Secured Parties, and shall immediately advise Agent of the receipt of such funds and promptly transmit the full amount thereof to Agent for prompt distribution to all the Secured Parties in accordance with their respective interests, as provided in this Agreement; provided that such Secured Party shall be deemed not to have received, and Borrower shall be deemed not to have made to such party, any payment transmitted to Agent by such party pursuant to this Section 9.3.

               9.4     Amendments and Waivers.

               Neither this Agreement nor any other Loan Instrument may be amended, modified, supplemented, canceled or terminated, and no provision of this Agreement or any other Loan Instrument may be waived, except by a written instrument signed by Borrower and Agent with the written consent of the Majority Lenders; provided that no such action shall be taken if the effect thereof is to (i) extend the maturity of any Loan Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce any fee payable to the Lenders hereunder or thereunder, without the prior written consent of each Lender, (ii) extend the maturity of any Institutional Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or reduce any fee payable to the Institutional Lenders hereunder or thereunder, without the prior written consent of each Institutional Lender, (iii) change the amount of any Lender’s Construction Facility Commitment or Term Facility Commitment or any Institutional Lender’s Institutional Construction Loan Commitment or Institutional Term Loan Commitment, or release any collateral purported to be covered by any of the Security Documents, or amend, modify or waive any provision of this Section 9.4 or the definition of “Majority Lenders”, or change the manner of funding of the Debt Protection Account, the Additional Collateral Account or the Disallowance Reserve Account or the amount of any required balance to be held therein pursuant to this Agreement, without the prior written consent of each Lender and each Institutional Lender, (iv) affect the rights or obligations of any of the Issuing Bank, Co-Agents, Institutional Agent or Agent, without the consent of the party entitled to such rights or liable for such obligations or (v) approve a rate redetermination under the Rova I Power Purchase Agreement without the prior written consent of each Lender and Institutional Lender. Any such consent shall be effective only in the specific instance and for the specific purpose for which given, and the making of an Advance shall not constitute a waiver of any condition precedent to the obligation of the Lenders, the Institutional Lenders or the Issuing Bank to make any further Advance. Any such amendment, modification, supplement, cancellation or termination and any such waiver, properly consented to in accordance with the foregoing shall apply equally to each of the Lenders, the Institutional Lenders, the Issuing Bank, Co-Agents, Institutional Agent and Agent (to the extent applicable to such party) and shall be binding upon Borrower and each of the Secured Parties and all future holders of the Notes. In the case of any waiver, Borrower and the Secured Parties shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any such right consequent thereon. No failure on the part of the Secured Parties or any of them to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

               9.5     Election of Remedies.

               The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Agent, acting on behalf of all the Secured Parties, shall have all of the rights and remedies granted in the Loan Instruments and available at law or in equity, and these same rights and remedies may be pursued separately, successively or concurrently against Borrower, or any collateral under the Loan Instruments, at the sole discretion of Agent.

               9.6     Severability.

               Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

               9.7     Form and Substance.

               All documents, certificates, insurance policies and other items required under this Agreement to be executed and/or delivered to any of the Secured Parties shall be in form and substance reasonably satisfactory to such party or parties.

               9.8     Limitation on Interest.

               All agreements between Borrower and the Secured Parties whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any indebtedness governed hereby or otherwise, shall the interest contracted for or charged or received by the Secured Parties exceed the maximum amount permissible under applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Secured Parties in excess of the maximum lawful amount, the interest payable to the Secured Parties shall be reduced to the maximum amount permitted under applicable Law, and the amount of interest for any subsequent period, to the extent less than that permitted by applicable Law, shall to that extent be increased by the amount of such reduction. If from any circumstance the Secured Parties shall ever receive anything of value deemed interest by applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of the Loans or the Institutional Loans, as appropriate, made hereunder or satisfaction of other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the loans made hereunder or unsatisfied amounts of remaining Obligations, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the Secured Parties shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the Obligations (including the period of any renewal or extension thereof) so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable Law. This paragraph shall control all agreements between Borrower and the Secured Parties. In determining whether or not any interest payable under the Loan Instruments exceed the maximum rate permitted by applicable Law, any non-principal payment, except payments specifically stated to be “interest”, shall be deemed, to the extent permitted by applicable Law, to be a fee, expense, reimbursement or penalty rather than interest.

               9.9     No Third Party Beneficiary; Integration.

               This Agreement is for the sole benefit of each of the Secured Parties, Borrower and, solely to the extent set forth in Section 9.2(b) hereof, any Participant and is not for the benefit of any third party. This Agreement supersedes all prior agreements among the parties with respect to the matters addressed herein.

               9.10     Borrower in Control.

               In no event shall rights and interests of any Secured Party under the Loan Instruments be construed to give any such party or be deemed to indicate that any such party has control of the business, management or properties of Borrower or power over the daily management functions and operating decisions made by Borrower.

               9.11     Number and Gender.

               Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

               9.12     Captions.

               The captions (including the reference to captions in Section 7.1(b) hereof), headings, table of contents and arrangements used in this Agreement are for convenience only and do not and shall not be deemed to affect, limit, amplify or modify the terms and provisions hereof.

               9.13     Applicable Law and Jurisdiction.

               (a)    Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York.

               (b)    New York. (i) Borrower hereby expressly and irrevocably agrees and consents that any suit, action or proceeding arising out of or relating to the Loan Instruments and the transactions contemplated therein may be instituted by any of the Secured Parties in any State or Federal court sitting in the County of New York, State of New York, United States of America and, by the execution and delivery of this Agreement, Borrower expressly waives any objection which it may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

(ii) In the case of the courts of the State of New York or of the United States sitting in New York, Borrower hereby irrevocably designates, appoints and empowers, C T Corporation System (the “Process Agent”, which has consented thereto), with offices on the date hereof at 1633 Broadway, New York, New York 10019 as agent to receive for and on behalf of Borrower service of process in the State of New York. Borrower further agrees that such service of process may be made on Process Agent by personal service on Process Agent of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by any other method of service provided for under the applicable laws in effect in the State of New York, and Process Agent is hereby authorized to accept such service for and on behalf of Borrower, and to admit service with respect thereto.

(iii) Upon service of process being made on Process Agent as aforesaid, a copy of the summons and complaint or other legal process served shall be mailed by the Process Agent to Borrower by registered mail, return receipt requested, at its address referred to in Section 9.1 hereof, or to such other address as Borrower may notify Process Agent in writing. Service upon Process Agent as aforesaid shall be deemed to be personal service on Borrower and shall be legal and binding upon Borrower for all purposes, notwithstanding any failure of Process Agent to mail a copy of such legal process to Borrower, or any failure on the part of Borrower to receive the same.

(iv) Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the County of New York on its behalf with respect to this Agreement. In the event that for any reason Process Agent or any successor thereto shall no longer serve as agent for Borrower to receive service of process in the County of New York, or shall have changed its address without notification thereof to Agent, Borrower will immediately after having knowledge thereof, irrevocably designate and appoint a substitute agent acceptable to Agent and advise Agent, Co-Agents and Institutional Agent thereof.

               (c)    Other Jurisdictions. Nothing contained in Section 9.13(b) hereof shall preclude Agent, for the account of the Secured Parties, from bringing any suit, action or proceeding arising out of or relating to the Loan Instruments in the courts of any place where Borrower or any of its property or assets may be found or located. To the extent permitted by the applicable Laws of any such jurisdiction, Borrower hereby irrevocably submits to the jurisdiction of any such court and expressly waives, in respect of any such suit, action or proceeding, the jurisdiction of any other court or courts which now or hereafter, by reason of its present or future domicile, or otherwise, may be available to it.

               (d)    Waiver of Trial by Jury. WITH REGARD TO EACH LOAN INSTRUMENT TO WHICH IT IS A PARTY, EACH OF BORROWER, THE LENDERS, THE INSTITUTIONAL LENDERS, THE ISSUING BANK, CO-AGENTS, INSTITUTIONAL AGENT AND AGENT HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY.

               9.14     Certain Calculations.

               All calculations of the Debt Service Coverage Ratio, of Tranche A Debt Service Coverage Ratio, of Tranche B Debt Service Coverage Ratio, of Discretionary Cash Flow, of Residual Cash Flow, of Remaining Cash Flow, of Gross Revenues, of Rova I Gross Revenues, of Rova II Gross Revenues, of Net Revenues, of Rova I Net Revenues, of Rova II Net Revenues, of Operating Costs, of Rova I Operating Costs, of Rova II Operating Costs, of Projected Debt Service Coverage Ratio, of Projected Tranche A Debt Service Coverage Ratio, of Projected Tranche B Debt Service Coverage Ratio, of Projected Gross Revenues, of Projected Rova I Gross Revenues, of Projected Rova II Gross Revenues, of Projected Net Revenues, of Projected Rova I Net Revenues, of Projected Rova II Net Revenues, of Projected Operating Costs, of Projected Rova I Operating Costs, of Projected Rova II Operating Costs, of Cash Revenues, of Cash Expenses, of Rova I Cash Expenses, of Rova II Cash Expenses and of all other similar calculations provided for herein shall be made and approved by the parties designated herein, in accordance with the terms of this Agreement, and (i) if by Borrower, then as approved by Agent (after consultation with Institutional Agent) or by Institutional Agent, if so specified herein, and (ii) if no party is designated, then by Agent (after consultation with Institutional Agent). In the event any such calculation by Borrower is rejected by Agent, or is not notified to Agent by Borrower, Agent shall make such calculation in accordance with the provisions of this Agreement and the relevant definition, for the relevant period. Calculations and the assumptions used by Agent in making calculations hereunder shall be final absent manifest error, and, where appropriate, shall be effective retroactively to the date such calculation was to be supplied by Borrower pursuant to this Agreement.

               9.15     Attribution of Knowledge.

               For purposes of this Agreement, Borrower is deemed to have actual knowledge of all facts of which any Partner, Partner Obligor or LG&E Energy Corp. (including any officer or director of any Partner, Partner Obligor or LG&E Energy Corp.) has knowledge.

               9.16     No Recourse.

               Anything herein to the contrary notwithstanding, the Obligations of Borrower under the Loan Instruments are special obligations of Borrower and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) any Partner or Affiliate of Borrower, or any shareholder, partner, officer or director of any thereof as such, and any judicial proceedings any of the Secured Parties may institute against Borrower shall be limited to seeking the preservation, enforcement, foreclosure or other sale or disposition of the liens and security interests now or at any time hereafter securing the repayment of the loans made hereunder and performance by Borrower of its other covenants and Obligations under the Loan Instruments; no judgment for any deficiency upon the Obligations under the Loan Instruments shall be obtainable by any of the Secured Parties against any Partner or Affiliate of Borrower or any shareholder, partner, officer or director of any thereof, absent fraud or willful misconduct on the part of such Person, provided that this Section 9.16 shall not limit the respective obligations of any of the Partners, the Partner Obligors, LG&E Energy Corp. or any Affiliate thereof under any Loan Instrument or Project Document to which such Person is a party.

               9.17     Absence of Fiduciary Relation.

               Each Secured Party undertakes to perform or to observe only such of its agreements and obligations as are specifically set forth in the Loan Instruments, and no implied agreements, covenants or obligations with respect to Borrower, any Affiliate of Borrower, any other party to any of the Project Documents or Bond Documents otherwise shall be read into any of the Loan Instruments against any Secured Party. None of the Secured Parties is a fiduciary of and shall not owe or be deemed to owe any fiduciary duty to Borrower, any Affiliate of Borrower or any other party to any of the Project Documents or Bond Documents.

               9.18     Representations by Prudential With Respect to Source of Funds.

               Prudential represents that one or more of the following representations concerning each source of funds to be disbursed as an Advance by Prudential (the “Source”) shall be true and correct on each date of disbursement of an Advance by it of any of the proceeds of the Institutional Construction Loan:

               (a)        The Source is not an “employee benefit plan” as defined in Title I, Section 3(3) of ERISA;

               (b)        The Source is an insurance company pooled separate account, and the disbursement of the Advance is exempt in accordance with the General Exemption of Prohibited Transaction Exemption (PTE) 90-1 (issued January 29, 1990), provided Prudential is not an “affiliate” within the meaning of PTE 90-1, of the insurance company maintaining the pooled separate account;

               (c)        The Source is an “investment fund” managed by a “qualified professional asset manager” or “QPAM” (as defined in Part V of PTE 84-14, issued March 13, 1984) and identified in writing pursuant to this clause (c), and the disbursement of the Advance is exempt under PTE 84-14, provided that neither Prudential nor any of its “affiliates” (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (c) or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plans;

               (d)        The Source is a plan identified in writing pursuant to this clause (d);

               (e)        The Source is the general assets account of an insurance company or a guaranteed contract separate account under which the amounts payable to the employee benefit plan or any participant or beneficiary thereof are not affected in any manner by the investment performance of the separate account.

               Prudential shall deliver a certificate on the Amendment Execution Date which certificate shall state that (i) with respect to each Source from an insurance company pooled a separate account, that the proviso to clause (b) is true and correct, (ii) Prudential is neither a “party in interest” (as defined in Title I, Section 3(14) of ERISA) nor a “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any plan identified pursuant to clause (c) or (d) above, and/or (iii) that with respect to any plan identified pursuant to clause (c) above, the proviso to said clause (c) is true and correct.

               9.19     Agent as Administrator.

               Whenever this Agreement requires Borrower to obtain the consent or approval of any of the Secured Parties, Borrower, as an administrative matter, need contact only Agent with Borrower’s request for such consent or approval; this Section 9.19 shall have no effect on (a) the substantive provisions of any such consent or approval requirement, including, without limitation, the designation of the Secured Party or Secured Parties entitled to give or withhold consent or approval or (b) any requirement hereunder for the delivery of copies of notices or other documents to any Secured Party.

               9.20     Return of Accounts; Release of Liens.

               Upon (i) the indefeasible payment in full of the Total Outstanding Extensions of Credit and all interest accrued thereon; (ii) termination of all Letters of Credit; (iii) payment of all other Obligations due and payable at the time of the payments and terminations described in clauses (i) and (ii) above; and (iv) delivery to Agent of an indemnification agreement in favor of the Secured Parties in form and substance and from a third party satisfactory to the Secured Parties indemnifying the Secured Parties against any and all claims, losses, liabilities, damages, obligations, costs, expenses, assessments, fines, penalties, judgment or deficiencies of any kind or character incurred by or against the Secured Parties in any way directly or indirectly resulting from, occurring incident to, arising out of or in connection with the Obligations under the Loan Instruments, the Secured Parties shall (A) take all action and execute all documents reasonably requested by Borrower to release and terminate the Liens of the Security Documents and (B) transfer to Borrower all amounts in the Accounts.

               9.21     Counterparts.

               This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CREDIT SUISSE, as Agent, Co-Agent, Lender and Issuing Bank

By:	/s/ p.p. Bruce W. Hurd

Name: Bruce W. Hurd
Title: Associate

By:	/s/ p.p. Roland Pfeuti

Name: Roland Pfeuti
Title: Associate

NATIONAL WESTMINSTER BANK PLC, as Co-Agent and Lender

By:	/s/ T. Patrick Holland

Name: T. Patrick Holland
Title: Vice President

THE BANK OF NOVA SCOTIA, as Co-Agent and Lender

By:	/s/ Donald J. Dupont

Name: Donald J. Dupont
Title: Vice President

THE SUMITOMO BANK, LIMITED, NEW YORK BRANCH, as Co-Agent and Lender

By:	/s/ Y. Kawamura

Name: Y. Kawamura
Title: Joint General Manager

THE SUMITOMO TRUST AND BANKING CO., LTD., NEW YORK BRANCH, as Lender

By:	/s/ Suraj P. Bhatia

Name: Suraj P. Bhatia
Title: Vice President Manager, Project Finance Department

THE INDUSTRIAL BANK OF JAPAN, LTD., NEW YORK BRANCH, as Lender

By:	/s/ [illegible]

Name:
Title:

UNION BANK, as Lender

By:	/s/ Julie Bloomfield

Name: Julie Bloomfield
Title: AVP

UNION BANK OF SWITZERLAND, as Lender

By:	/s/ Paul G. Naumann

Name: Paul G. Naumann
Title: Vice President

By:	/s/ James O. Shaver

Name: James O. Shaver
Title: Assistant Vice President

THE FUJI BANK LIMITED, LOS ANGELES AGENCY, as Lender

By:	/s/ Yasuji Ikawa

Name: Yasuji Ikawa
Title: Joint General Manager

CREDIT LYONNAIS NEW YORK BRANCH, as Lender

By:	/s/ Lawrence J. Podrasky, Jr.

Name: Lawrence J. Podrasky, Jr.
Title: First Vice President

CREDIT LYONNAIS, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Lawrence J. Podrasky, Jr.

Name: Lawrence J. Podrasky, Jr.
Title: Authorized Signature

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ Susan M. Silver

Name: Susan M. Silver
Title: Director

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Institutional Lender and Institutional Agent

By:	/s/ [illegible]

Name:
Title:

WESTMORELAND-LG&E PARTNERS, as Borrower

By: WESTMORELAND-ROANOKE VALLEY, L.P., as general partner

By:	WEI-ROANOKE VALLEY, INC., as general partner

By:	/s/ James S. Brown

Name: James S. Brown
Title: Vice President

By: LG&E ROANOKE VALLEY L.P., A CALIFORNIA LIMITED PARTNERSHIP, as general partner

By:	LG&E POWER 16 INCORPORATED, as general partner

By:	/s/ William R. Ford, Jr.

Name: William R. Ford, Jr.
Title: Treasurer

Exhibit X — Definitions

               “Account Pledge Agreement” means the Amended and Restated Account Pledge Agreement, dated as of December 1, 1993, between Borrower and Agent, as the same may be amended, modified or supplemented from time to time.

               “Accounts” means the Project Control Account (including the Checking Sub-Account, the Rate Sub-Account and the Rova II Sub-Account), the Rova I Special Disbursement Account, the Rova II Special Disbursement Account, the Rova I Contingency Account, the Rova II Contingency Account, the Debt Protection Account, the Additional Collateral Account, the Disallowance Reserve Account, the Local Bank Account, the Ash Reserve Account, the Repair and Maintenance Account, the Tranche A Repayment Account and the Tranche B Repayment Account.

               “Additional Collateral Account” has the meaning set forth in Section 6.1(g) of the Credit Agreement.

               “Additional Deed of Trust” means that certain Future Advance Deed of Trust and Security Agreement, dated as of December 1, 1993 between Borrower and Terri T. McGaughey, Esq., as trustee for the use and benefit of Agent on behalf of the Secured Parties, as the same may be amended, modified, supplemented or re-recorded from time to time.

               “Additional Support Agreement” means the Amended and Restated Additional Support Agreement, dated as of December 1, 1993, between LG&E Energy Corp. and Agent, as the same may be further amended, modified or supplemented from time to time.

               “Advance” means a Tranche A Advance and/or a Tranche B Advance, as applicable.

               “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               “Agency Fee” has the meaning set forth in Section 2.2(d) (i) of the Credit Agreement.

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               “Agent” means the party named Agent in the preamble of this Agreement, or any successor Agent selected pursuant to Section 8.7 of the Credit Agreement.

               “Agreement” means this Amended and Restated Construction and Term Loan Agreement, dated as of December 1, 1993, among Borrower and the Secured Parties, as the same may be further amended, modified or supplemented from time to time.

               “Agreement Construction Loan” means a Tranche A Agreement Construction Loan and/or a Tranche B Agreement Construction Loan, as applicable.

               “Agreement Term Loan” means a Tranche A Agreement Term Loan and/or a Tranche B Agreement Term Loan, as applicable.

               “Amendment Execution Date” means the date on which all the conditions set forth in Section 4.2 of the Credit Agreement have been fulfilled.

               “Applicable Spread” means, as of any Fixing Date, for each Tranche B Fixed Amount, a percentage determined by Institutional Agent in its sole discretion to be the spread then being offered by Institutional Agent to similarly rated borrowers in similar transactions in accordance with then current market conditions on loans comparable to the Tranche B Institutional Loans and having a maturity date substantially equivalent to the maturity date of the Tranche B Institutional Term Loan and a weighted average life to maturity substantially equivalent to the sum of the weighted average life of the Tranche B Institutional Construction Loan plus the weighted average life of the Tranche B Institutional Term Loan for which a Tranche B Fixed Rate is being determined, each calculation of the maturity date or weighted average life to be made assuming that the Tranche B Conversion Date will occur on December 31, 1995.

               “Application for Borrowing” means a Tranche A Application for Borrowing and/or a Tranche B Application for Borrowing, as the case may be.

               “Approved Budget” means the Rova I Approved Budget and/or the Rova II Approved Budget, as applicable.

               “Ash Disposal Agreement” means the Roanoke Valley Project Ash Disposal Services Agreement, dated as of March 4, 1991, between the Ash Disposer and Borrower, as amended by Amendment No. 1 to Ash Disposal Services Agreement, dated as of September 25, 1991, between Borrower and the Ash Disposer, as amended by Amendment No. 2 to Ash Disposal Services Agreement, dated as of December 1, 1993, between Borrower and the Ash Disposer, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between Agent and the Ash Disposer, and as the same may be further amended, modified or supplemented from time to time.

2

               “Ash Disposer” means Halifax County, North Carolina, a body politic and corporate constituted under the laws of the State of North Carolina, and its successors and permitted assigns under the Ash Disposal Agreement.

               “Ash Reserve Account” has the meaning set forth in Section 6.1(d) of the Credit Agreement.

               “Authority” means The Halifax County Industrial Facilities and Pollution Control Financing Authority, and its successors and assigns.

               “Authorized Officer” means the President, Chief Financial Officer, Vice President, Treasurer or Assistant Treasurer of a corporation or, in the case of Borrower or any other general or limited partnership, any such officer of the managing general partner (or other Person responsible for managing such partnership); provided that for any of the foregoing, such officer’s name appears on a certificate of incumbency delivered on the Closing Date or the Amendment Execution Date, or, thereafter, on any amendment of such certificate made from time to time.

               “Banking Day” means any day that (a) is not a Saturday, Sunday or legal holiday in the State of New York or the State of North Carolina, and (b) is not a day on which banking institutions chartered by the State of New York, the State of North Carolina or the United States are legally required or authorized to close and (c) when used in connection with LIBOR, is a day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and (d) when used in connection with the Institutional Loans, is a day on which dealings in United States Treasury obligations are carried out in the United States market.

               “Base Rate” means, as of any date, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation, or for any amount under the Credit Agreement with respect to which the terms of the Credit Agreement state that such amount shall bear interest at the Base Rate, a rate per annum equal to the greater of (a) the Federal Funds Rate as in effect at such time plus 0.5% and (b) the per ex. annum rate of interest from time to time publicly announced by Agent at its principal office in the United States as its base lending rate for domestic (United States) commercial loans, the Base Rate to change when and as such rates change. The Base Rate may not be the lowest rate of interest charged by Agent in connection with extensions of credit to its other customers.

3

               “Base Rate Margin” means the Tranche A Base Rate Margin and/or the Tranche B Base Rate Margin, as applicable.

               “Benefit Plan or Arrangement” means any pension, retirement, profit sharing, deferred compensation, bonus, medical, vision, dental, health or life insurance plan, or any other employee benefit plan, program, arrangement, agreement, understanding or plan.

               “Bond Borrowing” means a Series 1991 Bond Borrowing and/or a Series 1993 Bond Borrowing, as applicable.

               “Bond Construction Loan” means a Series 1991 Construction Loan and/or a Series 1993 Construction Loan, as applicable.

               “Bond Letters of Credit” means a Series 1991 Construction Loan and/or a Series 1993 Construction Loan, as applicable.

               “Bond Pledge Agreements” means the Series 1991 Pledge Agreement and/or the Series 1993 Pledge Agreement, as applicable.

               “Bonds” means the Series 1991 Bonds and/or the Series 1993 Bonds, as applicable.

               “Bond Term Loan” means a Series 1991 Term Loan and/or a Series 1993 Term Loan, as applicable.

               “Borrower” means the party named Borrower in the preamble of the Credit Agreement.

               “Borrowings” means Tranche A Borrowings and/or Tranche B Borrowings, as applicable.

               “Break-up Fee” has the meaning set forth in Section 2.2(d) (viii) of the Credit Agreement.

               “Calculation Delivery Date” means the 15th day of the calendar month immediately preceding the applicable Repayment Date, provided that if any such date is not a Banking Day, the relevant Calculation Delivery Date shall be the next succeeding Banking Day.

               “Called Principal” means with respect to the Institutional Loans, the principal amount that is to be prepaid pursuant to Section 2 5(a) (iii) of the Credit Agreement or is declared to be or shall become immediately due and payable pursuant to Section 7.2(a) of the Credit Agreement, as the case may be.

4

               “Capacity Charges” has the meaning set forth in Section 6(b) of the Ash Disposal Agreement.

               “Cash Expenses” means, for any period, Rova I Cash Expenses and/or Rova II Cash Expenses, as applicable.

               “Cash Revenues” means, for any period, Borrower’s revenues or income actually received, pursuant to the terms of the Project Documents or otherwise, and including, without limitation, (a) interest and other income earned on the amounts in the Project Control Accounts, (b) interest and other income earned on the amounts in the Accounts (other than the Project Control Accounts) which are deposited in the Project Control Accounts, (c) amounts paid by the Steam Host pursuant to Section 6.3 of the Energy Services Agreement, (d) any funds paid at any time to Borrower pursuant to the Indentures, after payment in full of the Bonds, if at such time there exist any Obligations of Borrower and (e) any funds paid at any time to Agent or the Issuing Bank pursuant to the Indentures if at such time there exist any Obligations of Borrower.

               “CD Rate” means, as of any date, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation, or for any amount under the Credit Agreement with respect to which the terms of the Credit Agreement state that such amount shall bear interest at the CD Rate, the sum (rounded upward to the nearest 0.01%) as determined by Agent to be the weighted average of the prevailing rates per annum offered at 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on the first day of the Interest Period applicable to such Loan, Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation by the Reference Banks for the purchase at face value of certificates of deposit of the Reference Banks for a period and in an amount comparable to such Interest Period and principal amount of the Loan, Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation with respect to which Borrower has chosen the CD Rate.

               “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as it has been or may be amended from time to time.

               “Certificate” shall have the meaning set forth in Section 5.23 of the Credit Agreement.

5

               “Checking Sub-Account” has the meaning set forth in Section 6.1(b) of the Credit Agreement.

               “Closing Date” means December 20, 1991.

               “Coal Supplier” means Teco Coal Corporation, a Florida corporation, and its successors and permitted assigns, as coal supplier and transporter under the Rova I Coal Supply Agreement and the Rova II Coal Supply Agreement.

               “Coal Supply Guarantor” means Teco Diversified, Inc., a Florida corporation, as guarantor of the Coal Supplier’s performance under the Rova I Coal Supply Agreement and the Rova II Coal Supply Agreement.

               “Co-Agent” means each of the Co-Agents named in the preamble of this Agreement.

               “Code” means the Internal Revenue Code of 1986, as amended.

               “Collateral” shall have the meaning defined in the Security Documents.

               “Combined Debt Service Coverage Ratio” means, for any period, the ratio of (a) the sum of Rova I Net Revenues for such period plus Rova II Net Revenues for such period to (b) the sum for such period of the items referred to in clauses (a), (b), (c) and (d) of the definitions of “Tranche A Debt Service” and “Tranche B Debt Service” set forth in the Credit Agreement, as calculated by Borrower and approved as set forth in the definitions of “Tranche A Debt Service Coverage Ratio” and of “Tranche B Debt Service Coverage Ratio”, respectively.

               “Combined Projected Debt Service Coverage Ratio” means, for any period, the ratio of (a) the sum of Projected Rova I Net Revenues during such period plus Projected Rova II Net Revenues during such period to (b) the sum of Projected Tranche A Debt Service for such period plus Projected Tranche B Debt Service for such period, as calculated by Borrower and approved as set forth in the definitions of “Projected Tranche A Debt Service Coverage Ratio” and “Projected Tranche B Debt Service Coverage Ratio”, respectively.

               “Commitment Percentage” means, with respect to any Lender or Institutional Lender, the percentage (which shall be rounded to five decimal places) set forth opposite such Lender’s or Institutional Lender’s name under the caption “Commitment Percentage-Tranche A” or “Commitment Percentage-Tranche B”, as applicable, on Schedule 4.1 to the Credit Agreement, as the same may be amended, modified or supplemented from time to time.

6

               “Commitment Transfer Supplement” means a commitment transfer supplement substantially in the form of Schedule 9.2(a) to the Credit Agreement.

               “Construction Facility Commitment” means the sum of the Tranche A Construction Facility Commitment plus the Tranche B Construction Facility Commitment.

               “Contingency Account” has the meaning set forth in Section 6.1(i) of the Credit Agreement.

               “Contractor” means, collectively, LG&E Power Engineers and Constructors, Inc., LG&E Power Constructors, Inc. and LG&E Engineering N.C., P.C. and their respective successors and permitted assigns, as contractor pursuant to the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable.

               “Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding “deposit only” endorsements on checks payable to the order of such Person), (c) all obligations of such Person to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business which are not more than 90 days past due), (d) all obligations of such Person as lessee under capital leases, (e) all obligations of others guaranteed, directly or indirectly, by such Person, whether or not secured by a Lien or other security interest on any asset of such Person, and (f) liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

               “Debt Protection Account” has the meaning set forth in Section 6.1(f) of the Credit Agreement.

               “Debt Protection Letter of Credit” shall have the meaning set forth in Section 6.1(f) of the Credit Agreement.

               “Debt Service” means Tranche A Debt Service and/or Tranche B Debt Service, as applicable.

               “Debtor Relief Law” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

7

               “Deed of Trust Trustee” means Terri T. McGaughey, Esq., as trustee for the use and benefit of Agent, as trustee under the Original Deed of Trust and/or the Additional Deed of Trust, as applicable, and the successors and assigns thereof.

               “Deeds of Trust” means, collectively, the Original Deed of Trust and the Additional Deed of Trust.

               “Default” means an event which with the giving of notice or lapse of time or both as specified in Section 7.1 of the Credit Agreement would become an Event of Default.

               “Default Interest Rate” means, with respect to the Agreement Construction Loans, the Agreement Term Loans and any L/C Reimbursement Obligations, the Base Rate plus 3% per annum, and with respect to the Institutional Construction Loan and the Institutional Term Loan, the higher of (a) the Fixed Rate plus 2% per annum and (b) the Base Rate plus 3% per annum.

               “Delayed Delivery Fee” means, with respect to any Tranche B Fixed Amount, an amount, calculated by Institutional Agent and notified to Agent, equal to the product of (a) the excess, if any, of the Tranche B Fixed Rate (calculated without giving effect to clause (C) of Section 2.2 (b) of the Credit Agreement) over the yield per annum on an alternative investment chosen by Institutional Agent (and, at Borrower’s request, identified to Borrower) as of the Fixing Date for such Tranche B Fixed Amount having a term equal to the period of time between such Fixing Date and the Scheduled Borrowing Date for such Tranche B Fixed Amount, times (b) the Tranche B Fixed Amount, times (c) a fraction, the numerator of which equals the number of days in excess of 42 from such Fixing Date to, but excluding, the Scheduled Borrowing Date for such Tranche B Fixed Amount and the denominator of which equals 365.

               “Determination of Taxability” means a determination that the interest payable on any Series 1991 Bond or Series 1993 Bond is not Tax-exempt to the registered owner thereof (an “Owner”) (other than an Owner who is a “substantial user” of the Series 1991 Project or the Series 1993 Project or a “related person” within the meaning of Section 147(a) of the Code) by a final administrative determination of the Internal Revenue Service or final judicial decision of a court of competent jurisdiction in a proceeding of which Borrower received notice and was afforded an opportunity to participate to the full extent permitted by law, provided, however, that a Determination of Taxability shall not result from any change in any applicable law or interpretation thereof governing the treatment of interest on the Series 1991 Bonds or Series 1993 Bonds for federal income tax purposes after the date on which the Series 1991 Bonds or Series 1993 Bonds, as applicable, are authenticated and delivered. The Determination of Taxability shall be deemed to occur as of the date on which interest on the Series 1991 Bonds or the Series 1993 Bonds, as applicable, ceases to be Tax-exempt, as specified in the foregoing determination or decision. A determination or decision will not be considered final for purposes of the preceding sentence unless (a) the Owner or Owners of the Series 1991 Bonds or Series 1993 Bonds, as applicable, involved in the proceeding in which the issue is raised (i) shall have given Borrower prompt notice of the commencement thereof and (ii) shall have offered Borrower the opportunity to control the proceeding, provided Borrower agrees to pay all expenses in connection therewith and to indemnify such Owner or Owners against all liability for such expenses (except that any such Owner may engage separate counsel, and Borrower shall not be liable for the fees and expenses of such counsel); and (b) such proceeding shall not be subject to a further right of appeal or shall not have been timely appealed.

8

               “Disallowance” means a Rova I Disallowance and/or a Rova II Disallowance, as applicable.

               “Disallowance Reserve Account” has the meaning set forth in Section 6.1(h) of the Credit Agreement.

               “Discounted Value” means with respect to the Called Principal of any Institutional Construction Loan or Institutional Term Loan, the amount calculated by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal (assuming that the Remaining Scheduled Payments for any Called Principal of the Tranche A Institutional Construction Loan shall be the same scheduled due dates that would have applied to the Tranche A Institutional Term Loan had the Tranche A Conversion Date occurred on December 31, 1994 and assuming that the Remaining Scheduled Payments for any Called Principal of the Tranche B Institutional Construction Loan shall be the same scheduled due dates that would have applied to the Tranche B Institutional Term Loan had the Tranche B Conversion Date occurred on December 31, 1995), in accordance with accepted financial practice and at a discount factor (applied on a quarterly basis) equal to the Reinvestment Yield with respect to such Called Principal.

               “Discretionary Cash Flow” means, as of any Repayment Date, all funds remaining in the Project Control Account on such date after the withdrawals specified in Section 6.1(c) (i) through (vi) are made (other than funds remaining in the Rova II Sub- Account prior to the Tranche B Conversion Date).

               “Drawing” means a Series 1991 Drawing and/or a Series 1993 Drawing, as the case may be.

9

               “Easement Agreements” means, collectively, all easements, licenses, franchises, rights-of-way and spur track agreements to which Borrower is now or hereafter a party or beneficiary, affecting construction on, or the use or operation, or constituting a part, of the Property, as the same may be amended, modified or supplemented from time to time.

               “Electricity Tax Make-Whole Amount” has the meaning set forth in Section 2(i) of the Equity Agreement.

               “Eligible Facility” has the meaning set forth in Section 32(a) (ii) of PUHCA, as amended.

               “Energy Services Agreement” means the Energy Services Agreement, dated as of March 16, 1990, between Borrower and the Steam Host, as amended by Amendment No. 1 to Energy Services Agreement, dated as of September 25, 1991, between Borrower and the Steam Host, as amended by Amendment No. 2 to Energy Services Agreement, dated as of December 1, 1993, between Borrower and the Steam Host, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Steam Host and Agent, and as the same may be further amended, modified or supplemented from time to time.

               “Environmental Consultant” means R.W. Beck and Associates, or another widely recognized engineering firm appointed as environmental consultant by Agent and Institutional Agent.

               “Environmental Requirements” means any Governmental Requirement in effect from time to time relating to the protection of the environment or otherwise addressing environmental, health or safety issues or requirements of or by any Governmental Authority, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, release or handling of Hazardous Materials including but not limited to CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.) and the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), all as presently in effect and as the same may hereafter be amended, and any regulation pursuant thereto, and also including, but not limited to, any obligations, duties or requirements arising from or related to hazardous materials under common law.

               “Equity Agreement” means the Amended and Restated Equity Funding and Guaranty Agreement, dated as of December 1, 1993 among Borrower, each Partner, LG&E Energy Systems, Westmoreland and Agent, as the same may be amended, modified or supplemented from time to time.

10

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

               “ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code or (d) an entity described in Section 414(o) of the Code.

               “Event of Default” means the occurrence of any of the events set forth in Section 7.1 of the Credit Agreement.

               “EWG” means an Exempt Wholesale Generator as defined under Section 32 of PUHCA, as amended.

               “EWG Approval Date” means the date Borrower has obtained all of the EWG Approvals.

               “EWG Approvals” shall have the meaning set forth in Section 6.26 of the Credit Agreement.

               “EWG Change Order” has the meaning set forth in Section 6.19(b) of the Credit Agreement.

               “EWG Change Order Savings Amount” shall have the meaning set forth in the Equity Agreement.

               “EWG Determination” means the Determination of Exempt Wholesale Generator Status by FERC issued August 16, 1993 with respect to Borrower, Docket No. EG93-57-000, and the Determination of Exempt Wholesale Generator Status by FERC issued November 4, 1993 with respect to Operator, Docket No. EG94-1-000, as the same may be amended, modified or supplemented from time to time.

               “EWG Effective Date” shall have the meaning set forth in Section 2.4(a) of the Energy Services Agreement.

               “EWG Election Date” shall have the meaning set forth in Section 2.4(a) of the Energy Services Agreement.

11

               “EWG ESA Savings Amount” shall have the meaning set forth in the Equity Agreement.

               “Facilities” means, collectively, the Rova I Facility and the Rova II Facility.

               “Facilities Operating Budget” means an annual budget in the form of Schedule 5.16(i) or Schedule 5.16(ii), as applicable, to the Credit Agreement, prepared by Borrower in conformity with Section 6.9(i) of the Credit Agreement.

               “Facility Manager” has the meaning set forth in Section 6.6(a) of the Credit Agreement.

               “Federal Funds Rate” means, as of any date, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation or for any amount under the Credit Agreement with respect to which the terms of the Credit Agreement state that such amount shall bear interest at the Federal Funds Rate, the rate determined by Agent to be the prevailing rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 11:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day based on quotations by two or more New York Federal Funds dealers of recognized standing, selected by Agent, for the purchase at face value of Federal Funds in the secondary market in an amount comparable to the principal amount of such Loan, Virginia Power L/C Reimbursement Obligation, Trade L/C Reimbursement Obligation or amount and with a maturity of one day.

               “FERC” means the Federal Energy Regulatory Authority, an agency of the United States government, or any successor thereof.

               “Final Air Permit Operating Approval” means written confirmation from the North Carolina Department of Environment, Health and Natural Resources confirming that the Facility has successfully completed emissions testing as required by Air Permit No. 6964R3, dated January 24, 1991, for Rova I and modified December 7, 1992 and January 14, 1993 for Rova II.

               “Financial Statements” means the information which Borrower is required to furnish pursuant to Section 6.9 of the Credit Agreement and such additional financial information as shall be reasonably required by Agent from time to time including, without limitation, operating statements with respect to the Property, the Rova I Facility and the Rova II Facility and other reasonable financial information regarding Borrower, the Partners, the Partner Obligors, and such other parties to the Project Documents as Borrower may reasonably be able to obtain.

12

               “Financing Statements” means the form UCC-1 financing statements and form UCC-3 financing statements and such other documents, instruments or certificates required to be filed with the appropriate offices of Governmental Authorities in connection with the perfection of the security interests granted under the Credit Agreement and under the Security Documents.

               “FPA” means the Federal Power Act of 1920, as amended.

               “General Partner Security Agreement” means the Amended and Restated General Partner Security and Limited Guaranty Agreement, dated as of December 1, 1993, among each of the Partners and Agent, providing for, among other things, the grant to Agent for the benefit of the Secured Parties of a pledge of all the partnership interests in Borrower, as the same may be amended, modified or supplemented from time to time.

               “GNP Deflator” means the Gross National Product Implicit Price Deflator for a calendar year as currently published in the United States Department of Commerce, Bureau of Economic Analysis publication entitled “Survey of Current Business”. If the GNP Deflator ceases to exist or becomes unavailable, Borrower and Agent shall agree to a substitute index that reasonably measures inflation for all goods and services within the United States.

               “Governmental Authority” means the government of any federal, state, municipal or other political subdivision in which the Property, the Rova I Facility or the Rova II Facility is located, and any other government or political subdivision thereof exercising jurisdiction over the Property, the Rova I Facility or the Rova II Facility (including ownership, construction or operation thereof), Borrower or any other party to any of the Project Documents, Bond Documents or Loan Instruments, including all agencies, courts and instrumentalities of such governments and political subdivisions exercising executive, legislative, judicial, regulatory or administrative functions.

               “Governmental Requirements” means all Laws, ordinances, statutes, codes, rules, regulations (including zoning and subdivision regulations), orders, directives and decrees of any Governmental Authority, including, without limitation, all authorizations, consents, approvals, registrations, exemptions, permits and licenses with or from any Governmental Authority, applicable to the Property, the Rova I Facility, the Rova II Facility (including ownership, construction or operation thereof), Borrower or, with respect to any other party to any of the Project Documents, Bond Documents or Loan Instruments, applicable to such party’s ability to perform its respective obligations under such document or instrument, but not including any (a) such actions as in the reasonable judgment of Agent, after consultation with Institutional Agent, are immaterial in nature, (b) tax waivers, exemptions, returns, reports, filings or declarations or (c) title and deed of trust recordings (or any and all other filings or recordings of any of the Project Documents, financing statements, continuation statements, memoranda of leases or other like documents) and all other Uniform Commercial Code or real property filings necessary for the performance of any obligations under or in connection with any of the transactions contemplated by the Credit Agreement or the other Loan Instruments or the Project Documents or the Bond Documents.

13

               “Gross Revenues” means, for any period, Borrower’s revenues or income calculated in accordance with generally accepted United States accounting principles, and recognized pursuant to the terms of the Project Documents or otherwise, and including interest and other income earned on the amounts in the Accounts.

               “Hazardous Material” means any material or substance that, whether by its nature or use, is at any relevant time subject to regulation under any Environmental Requirement.

               “Indenture” means the Series 1991 Indenture and/or the Series 1993 Indenture, as applicable.

               “Independent Engineer” means R.W. Beck and Associates, or another widely recognized engineering firm appointed as independent engineer by Agent.

               “Ineligible Assignee” means any Person that is, in the ordinary course, directly engaged in, and that derives a majority of its gross revenues from, the business of owning majority interests in, or, operating, managing or constructing, power generating facilities of technology similar to that of the Rova I Facility or the Rova II Facility in competition with Borrower or its Affiliates.

               “Initial Tranche B Advance” means the initial Tranche B Advance made on or after the Amendment Execution Date.

               “Institutional Agent” means Prudential, as agent for the Institutional Lenders, and any successor Institutional Agent selected pursuant to Section 8.7 of the Credit Agreement.

               “Institutional Construction Loan” means a Tranche A Institutional Construction Loan and/or a Tranche B Institutional Construction Loan, as applicable.

               “Institutional Construction Loan Commitment” means the sum of the Tranche A Institutional Construction Loan Commitment plus the Tranche B Institutional Construction Loan Commitment.

               “Institutional Lenders” means the Institutional Lender named in the preamble of this Agreement and any Purchasing Institutional Lenders.

14

               “Institutional Loan Commitment Percentage” means, with respect to any Institutional Lender, the percentage (which shall be rounded to five decimal places) set forth opposite such Institutional Lender’s name under the caption “Institutional Loan Commitment Percentage” on Schedule 4.1 to the Credit Agreement, as the same may be amended, modified or supplemented from time to time.

               “Institutional Loans” means the Tranche A Institutional Loans and/or the Tranche B Institutional Loans, as applicable.

               “Institutional Notes” means the Tranche A Institutional Notes and/or the Tranche B Institutional Notes, as applicable.

               “Institutional Term Loan” means a Tranche A Institutional Term Loan and/or a Tranche B Institutional Term Loan, as applicable.

               “Institutional Term Loan Commitment” means the sum of the Tranche A Institutional Term Loan Commitment plus the Tranche B Institutional Term Loan Commitment.

               “Insurance Advisor” means Alexander & Alexander, or another widely recognized insurance advisory firm appointed as insurance advisor by Agent.

               “Insurance Policies” means the insurance policies required pursuant to Section 6.15 of the Credit Agreement.

               “Interest Payment Date” means a Tranche A Interest Payment Date and/or a Tranche B Interest Payment Date, as applicable.

               “Interest Period” means a Tranche A Interest Period and/or a Tranche B Interest Period, as applicable.

               “Interest Rate” means a Tranche A Interest Rate and/or a Tranche B Interest Rate, as applicable.

               “Interest Rate Hedge Agreement” means an interest rate exchange, cap, collar or similar agreement providing interest rate hedging protection on terms and conditions acceptable to Agent and which are reasonably consistent with standard interest rate exchange, cap, collar or similar agreements at the time such agreement is made, for a period which ends no later than (x) in respect of Tranche A Loans, the Tranche A Maturity Date and (y) in respect of Tranche B Loans, the Tranche B Maturity Date.

               “Interpolated United States Treasury Rate” with respect to any Tranche B Fixed Amount means the rate per annum which Institutional Agent reasonably determines as of the Fixing Date for such Tranche B Fixed Amount to be equal to the yield to maturity on the United States Treasury obligation with a term equal to the sum of the weighted average life of the Tranche B Institutional Construction Loan plus the weighted average life of the Tranche B Institutional Term Loan and for which a Tranche B Fixed Rate is being determined (assuming that the Tranche B Conversion Date will occur on December 31, 1995, except when the Tranche B Conversion Date has occurred or is occurring). Such yield shall be determined, if necessary, by (a) converting United States treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

15

               “Investment Institution” has the meaning set forth in Section 6.1(k) of the Credit Agreement.

               “Issuing Bank” means Credit Suisse, New York Branch, in its capacity as the issuer of the Series 1991 Letter of Credit, the Series 1993 Letter of Credit, the Rova I Virginia Power Letter of Credit, the Rova II Virginia Power Letter of Credit, any Rova I Trade Letter of Credit and any Rova II Trade Letter of Credit.

               “KCCC” means Kentucky Criterion Coal Company, a Delaware corporation.

               “L/C Fee” means the Rova I L/C Fee and/or the Rova II L/C Fee, as applicable.

               “L/C Reimbursement Obligations” means a Rova I L/C Reimbursement Obligation and/or a Rova II L/C Reimbursement Obligation, as applicable.

               “Law” means any constitution or treaty, any law, statute, code, ordinance, decree, regulation, order, rule, judicial or arbitral decision and any voluntary restraint, policy or guideline not having the force of law, with which such party must reasonably comply, or any of the provisions of such Laws binding on or affecting the party referred to in the context in which the term is used.

               “Lenders” means the Lenders named in the preamble of this Agreement and any Purchasing Lenders.

               “Letters of Credit” means the Rova I Letters of Credit and/or the Rova II Letters of Credit, as applicable.

               “LG&E Additional Equity Amount” shall have the meaning set forth in Section 3(e) of the Equity Agreement.

16

               “LG&E Documents” means each of (i) the Agreement, dated as of April 13, 1993, among the Westmoreland Partner and certain of its Affiliates and LG&E Energy Systems and certain of its Affiliates, as amended by Amendment No. 1 dated as of December __, 1993 (the “April Agreement”), (ii) the Pledge and Security Agreement dated as of April 13, 1993 by Westmoreland Energy, Inc. in favor of LG&E Energy Systems and certain of its Affiliates (a “Pledge Agreement”), (iii) the Pledge and Security Agreement dated as of April 13, 1993 by WEI-Roanoke Valley, Inc. in favor of LG&E Energy Systems and certain of its Affiliates (a “Pledge Agreement”), (iv) the Pledge and Security Agreement dated as of April 13, 1993 by Westmoreland Partner in favor of LG&E Energy Systems and certain of its Affiliates (a “Pledge Agreement”), (v) the Equity Funding, Assignment and Assumption Agreement dated as of December __, 1993 among LG&E Energy Systems and certain of its Affiliates and NFCC (the “Assignment Agreement”), (vi) the Collateral Agency Agreement dated as of December __, 1993 among LG&E Energy Systems and certain of its Affiliates, NFCC, in its individual capacity, and NFCC, in its capacity as Collateral Agent, (vii) the Consent and Agreement dated as of December __, 1993 among Majority Lenders under the Credit Agreement, Credit Suisse, as Agent, the Borrower, the LG&E Partner, the Westmoreland Partner, LG&E Energy Systems, Westmoreland and NFCC (the “Consent”), (viii) the Reimbursement Agreement dated as of December 1, 1993 between the Westmoreland Partner and LG&E Energy Systems, (ix) the Pledge and Security Agreement dated as of December 1, 1993 between the Westmoreland Partner and LG&E Energy Systems (a “Pledge Agreement”), (x) the Subordination Agreement dated as of December __, 1993 among the Borrower, the Westmoreland Partner, the LG&E Partner and LG&E Energy Systems, (xi) the Westmoreland Guaranty dated as of April 13, 1993 for the benefit of LG&E Energy Systems and certain of its Affiliates, (xii) the Subordination Agreement dated as of December __, 1993 among the LG&E Partner and certain of its Affiliates and NFCC relating to certain excluded rights, (xiii) the Subordination Agreement dated December __, 1993 among Westmoreland and certain of its Affiliates, the LG&E Partner and LG&E Energy Systems, and (xiv) any amendments, modifications or supplements to any of the agreements, or other documents executed in connection with the agreements, referred to in clauses (i) through (xiii) above, for which the prior written consent of the Majority Lenders has been obtained.

               “LG&E Energy Corp.” means LG&E Energy Corp., a Kentucky corporation.

               “LG&E Energy Systems” means LG&E Energy Systems Inc., a Kentucky corporation.

               “LG&E Partner” means LG&E Roanoke Valley L.P., A California Limited Partnership.

               “LG&E Power” means LG&E Power Operations Inc., a California corporation.

17

               “LG&E Roanoke” means LG&E Power Roanoke Incorporated, a California corporation.

               “LG&E-16” means LG&E Power 16 Incorporated, a California corporation.

               “LIBOR” means, for each Interest Period, for each Loan (or, where the context so requires, the aggregate of the Loans then outstanding), Virginia Power L/C Reimbursement Obliga tion or Trade L/C Reimbursement Obligation, or for any amount under the Credit Agreement with respect to which the terms of this Agreement state that such amount shall bear interest at LIBOR, the per annum rate of interest at which dollar deposits in the amount of such Loan, Virginia Power L/C Reimbursement Obligation or Trade L/C Reimbursement Obligation (as applicable) are, or would be, offered for such Interest Period in the London interbank market at 11 a.m. (London time) two Banking Days prior to the commencement of such Interest Period, by the Reference Banks to prime banks, and in case of variations in rates, the arithmetic average thereof rounded upward if necessary to the nearest 1/100 of 1%, calculated by Agent, and adjusted for applicable reserve costs actually incurred by the Lenders pursuant to regulations issued from time to time by the Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable Law) with respect to Eurocurrency funding or liabilities.

               “Lien” means any security interest, deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, and any filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

               “Lime Supplier” means the Chemstone Corporation, a Delaware Corporation, and its successors and permitted assigns in its capacity as lime supplier under the Rova I Lime Supply Agreement and/or the Rova II Lime Supply Agreement, as applicable.

               “Lime Transportation Agreement” means the Railroad Transportation Contract, dated as of December 1, 1993, between the Railroad and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Loan Commitment Percentage” means, with respect to any Lender, the percentage (which shall be rounded to five decimal places) set forth opposite such Lender’s name under the caption “Loan Commitment Percentage” on Schedule 4.1 to the Credit Agreement, as the same may be amended, modified or supplemented from time to time.

18

               “Loan Instruments” means this Agreement, the Equity Agreement, the Security Documents, the Notes, the Letters of Credit, the Intercreditor Agreement, any and all Interest Rate Hedge Agreements in effect from time to time, the Support Agreement, the Additional Support Agreement and such other instruments evidencing, securing or pertaining to the Construction Facility Commitment, the Institutional Construction Loan Commitment, the Term Facility Commitment, the Institutional Term Loan Commitment or the Letters of Credit, as shall from time to time be executed and delivered to the Secured Parties by Borrower, or any other party, pursuant to or as contemplated by this Agreement, provided, however, that Loan Instruments shall not include the LG&E Documents other than Section 3.1(c) of, and Schedule I to, the April Agreement, Section 2(c) of each of the Pledge Agreements, Section 7.1 of the Assignment Agreement and the Consent.

               “Loan Notes” means the Tranche A Loan Notes and/or the Tranche B Loan Notes, as applicable.

               “Loans” means the Tranche A Loans and/or the Tranche B Loans, as applicable.

               “Local Bank Accounts” has the meaning set forth in Section 6.10 of the Credit Agreement.

               “Majority Lenders” means on any date (a) with respect to matters solely involving the Lenders, those Lenders which have committed to advance in the aggregate more than 66 2/3% of the Construction Facility Commitment and/or the Term Facility Commitment, as applicable; (b) with respect to matters solely involving the Institutional Lenders, those Institutional Lenders which have committed to advance in the aggregate more than 66 2/3% of the Institutional Construction Loan Commitment and/or the Institutional Term Loan Commitment, as applicable; and (c) with respect to matters involving both the Lenders and the Institutional Lenders, (i) prior to the Tranche A Conversion Date, (x) those Lenders and Institutional Lenders whose Commitment Percentages equal in the aggregate more than 66 2/3% of the Total Construction Commitment and (y) those Institutional Lenders which have committed to advance in the aggregate more than 35% of the Institutional Construction Loan Commitment, in each case after giving effect to any prepayments which would reduce the Construction Facility Commitment or the Institutional Construction Loan Commitment, as the case may be, (ii) on and after the Tranche A Conversion Date but prior to the Tranche B Conversion Date, (w) those Lenders and Institutional Lenders whose Commitment Percentages equal in the aggregate more than 66 2/3% of the Total Tranche B Construction Commitment and (x) those Lenders and Institutional Lenders which hold in the aggregate more than 66 2/3% of the Total Tranche A Outstanding Extensions of Credit and (y) those Lenders which hold in the aggregate more than 35% of the Total Tranche A Outstanding Extensions of Credit held by the Lenders and (z) those Institutional Lenders which hold in the aggregate more than 35% of the Total Tranche A Outstanding Extensions of Credit held by the Institutional Lenders, and (iii) on and after the Tranche B Conversion Date, (x) those Lenders and Institutional Lenders which hold in the aggregate more than 66 2/3% of the Total Outstanding Extensions of Credit, and (y) those Lenders which hold in the aggregate more than 35% of the Total Outstanding Extensions of Credit held by the Lenders and (z) those Institutional Lenders which hold in the aggregate more than 35% of the Total Outstanding Extensions of Credit held by the Institutional Lenders.

19

               “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors and assigns and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized statistical rating organization designated to the Trustee by Borrower.

               “Net Revenues” means the Rova I Net Revenues and/or the Rova II Net Revenues, as applicable.

               “NFCC” shall mean Nations Financial Capital Corporation, a Delaware corporation.

               “Notes” means, collectively, the Loan Notes and the Institutional Notes.

               “Obligations” means all of Borrower’s obligations under the Loan Instruments, including, without limitation, all Obligations (as defined in the Security Agreement)

               “Obligor” means Borrower, each Partner, LG&E Energy Systems, Virginia Power, the Steam Host, the Steam Host Guarantor, the Coal Supplier, the Coal Supply Guarantor, the Railroad, the Operator, the Ash Disposer (until, in the reasonable judgment of Majority Lenders, the continued disposal obligations under the Ash Disposal Agreements are no longer material to the ability of the Rova I Facility and the Rova II Facility to dispose of ash in a manner satisfactory to the Majority Lenders), LG&E Energy Corp. (until all obligations of LG&E Energy Corp to the Secured Parties under the Support Agreement and the Additional Support Agreement with respect to the obligations of the LG&E Partner and LG&E Energy Systems under Sections 2, 3 and 4(b) of the Equity Agreement, and of Contractor under the Rova I Turnkey Contract and the Rova II Turnkey Contract, have been indefeasibly paid, performed or otherwise satisfied in full) and Contractor and Turnkey Guarantor (until all obligations under the Rova I Turnkey Contract, the Rova II Turnkey Contract, the Rova I Turnkey Guaranty and the Rova II Turnkey Guaranty have been fully satisfied).

20

               “Operating Budget” means the Rova I Operating Budget and/or the Rova II Operating Budget, as applicable.

               “Operating Contract” means the Amended and Restated Facility Operating Agreement, dated as of December 1, 1993, between Borrower and Operator, as the same may be amended, modified or supplemented from time to time.

               “Operating Costs” means, for any period, Rova I Operating Costs and/or Rova II Operating Costs, as applicable.

               “Operator” means UC Operating Services, a California general partnership, and its successors and permitted assigns, as operator pursuant to the Rova I Operating Contract and/or the Rova II Operating Contract, as applicable.

               “Original Deed of Trust” means that certain Amended and Restated Future Advance Deed of Trust and Security Agreement, dated as of December 1, 1993 between Borrower and the Deed of Trust Trustee for the use and benefit of Agent on behalf of the Secured Parties, as the same may be amended, modified, supplemented or re-recorded from time to time.

               “Outstanding” has the respective meaning set forth in the Series 1991 Indenture and/or the Series 1993 Indenture, as applicable.

               “Overfunded Amount” means a Tranche A Overfunded Amount and/or a Tranche B Overfunded Amount, as applicable.

               “Partial Interest Reduction Amount” has the meaning specified in Section 3.2(d) (iv) (C) of the Credit Agreement.

               “Participant” has the meaning set forth in Section 9.2(b) of the Credit Agreement.

               “Partner Obligors” shall have the meaning set forth in the Equity Agreement.

               “Partner Parents” means each of LG&E-l6, LG&E Roanoke and Westmoreland Roanoke.

               “Partners” means each of the LG&E Partner and the Westmoreland Partner, and their respective successors and permitted assigns.

21

               “Partnership Agreement” means the Amended and Restated General Partnership Agreement dated as of December 1, 1993 between the Partners providing for the formation of Borrower, as the same may be amended, modified or supplemented from time to time.

               “Partnership Bonds” means the Series 1991 Partnership Bonds and/or the Series 1993 Partnership Bonds.

               “Permitted Contract” means any agreement of Borrower entered into after the Closing Date with respect to the operation, maintenance, repair or renovation of the Rova I Facility and/or the Rova II Facility, as applicable, requiring payments (including contingent payments such as indemnities, guaranties or similar obligations) by any party thereto of not more than $900,000 per year; provided that at no time shall all payments (including any such contingent payments) required to be made by all parties under all Permitted Contracts then in effect in the aggregate exceed $1,500,000 per year; and provided, further, that the Lenders and the Institutional Lenders shall receive notice of the execution of any such agreements, shall receive a copy thereof and, upon the reasonable request of Agent, shall be granted a security interest therein (with the consent of the non-assigning party, if reasonably obtainable). The aforesaid dollar limits shall be increased or decreased from time to time by the same percentage as the “Fuel Compensation Price” (as defined in the Rova I Power Purchase Agreement) is then increased or decreased pursuant to Sections 10.3 through 10.7 of the Rova I Power Purchase Agreement; provided that no decrease shall cause an existing Permitted Contract to cease being permitted under the Credit Agreement.

               “Permitted Investments” means (a) obligations of, or guaranteed as to interest and principal by, the United States Government or any agency thereof, (b) open market commercial paper, with a maturity of not longer than 90 days, of any corporation incorporated under the laws of the United States or any state thereof rated “Prime-1” or its equivalent by Moody’s or “A-1” or its equivalent by S&P, (c) bankers acceptances or certificates of deposit issued by any bank rated “Aal” or better by Moody’s or “AA” or better by S&P, and having a maximum maturity of one year, (d) any repurchase agreement with any Lender or Institutional Lender or any other bank rated “Aal” or better by Moody’s or “AA” or better by S&P, which agreement is secured by any one or more certificates of deposit of the type described in clause (c) hereof, which certificates of deposit shall at all times have a market value (exclusive of accrued interest) not less than 103% of the full amount of the repurchase agreement and provided, that such repurchase obligations shall be transferred to and segregated from other obligations owned by Lenders or Institutional Lender or any such bank, or (e) federally insured demand deposit accounts with banks having capital, surplus and undivided profits of at least $1,000,000,000 that are members of the Federal Reserve System of the United States, provided that all funds in any one Account shall not at any time be invested in Permitted Investments with a maturity of greater than one year or with an average maturity, calculated on a weighted average basis, of more than six months; and provided, further, that with respect to the credit ratings specified above, if neither Moody’s nor S&P is in the business of rating the relevant Permitted Investment, such Permitted Investment shall have received a rating equivalent to that specified above for such Permitted Investment by another nationally recognized credit rating agency of similar standing.

22

               “Permitted Liens” means the Liens permitted to be incurred by Borrower pursuant to Section 6.12 of the Credit Agreement.

               “Person” means any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

               “Plant Aging Allowance Amount” means, for any calendar year, the amount set forth below under the column “Allowance for Plant Aging” opposite such calendar year:

Calendar Year	Allowance for Plant Aging
Through 1998	$0
1999	$28,000
2000	$57,000
2001	$89,000
2002	$123,000
2003	$160,000
2004	$200,000
2005	$242,000
2006	$288,000
2007	$338,000
2008	$389,000
2009	$447,000
2010	$764,000
2011	$1,103,000
2012	$1,472,000
2013	$1,866,000
2014	$0
2015	$0

               “Prepayment Amount” has the meaning set forth in Section 2.5(b) (iii) of the Credit Agreement.

23

               “Principal Component” means the Series 1991 Principal Component and/or the Series 1993 Principal Component, as applicable.

               “Project Control Account” has the meaning provided in Section 6.1(b) of the Credit Agreement.

               “Project Costs” means Rova I Project Costs and/or Rova II Project Costs, as applicable.

               “Project Documents” means the Rova I Project Documents and/or the Rova II Project Documents, as applicable.

               “Projected Debt Service” means Projected Tranche A Debt Service and/or Projected Tranche B Debt Service, as applicable.

               “Projected Gross Revenues” means the Projected Rova I Gross Revenues and/or the Projected Rova II Gross Revenues, as applicable.

               “Projected Rova I Gross Revenues” means, for any period, the total projected amounts recognized from operation of the Rova I Facility and to be included in Rova I Gross Revenues including, without limitation, payments made by Virginia Power based upon (a) the energy and capacity prices projected for such period pursuant to the Project Documents, (b) the Rova I Operating Budget applicable to such period, (c) the average availability and performance of the Rova I Facility during the prior six months, taking into account factors such as past and projected routine maintenance, Virginia Power’s dispatch of the Rova I Facility, the schedule of operations for the Rova I Facility provided by Virginia Power pursuant to Section 7.6 of the Rova I Power Purchase Agreement, Virginia Power outages and other events affecting such availability and performance, (d) factors during the prior six months that are not likely to have similar impacts during the following six months, (e) factors likely to have material impacts during the following six months and (f) such other factors as Agent shall deem relevant.

               “Projected Rova II Gross Revenues” means, for any period, the total projected amounts recognized from operation of the Rova II Facility and to be included in Rova II Gross Revenues (including, without limitation, payments made by Virginia Power and the Steam Host) based upon (a) the energy and capacity prices projected for such period pursuant to the Project Documents, (b) the Rova II Operating Budget applicable to such period, (c) the average availability and performance of the Rova II Facility during the prior six months, taking into account factors such as past and projected routine maintenance, Virginia Power’s dispatch of the Rova II Facility, the schedule of operations for the Rova II Facility provided by Virginia Power pursuant to Section 7.5 of the Rova II Power Purchase Agreement, Virginia Power outages and other events affecting such availability and performance, (d) factors during the prior six months that are not likely to have similar impacts during the following six months, (e) factors likely to have material impacts during the following six months and (f) such other factors as Agent shall deem relevant.

24

               “Projected Rova I Net Revenues” means, for any period, Projected Rova I Gross Revenues for such period, less Projected Rova I Operating Costs for such period.

               “Projected Rova II Net Revenues” means, for any period, Projected Rova II Gross Revenues for such period, less Projected Rova II Operating Costs for such period.

               “Projected Rova I Operating Costs” means, for any period, the total amounts projected to be expensed during such period and to be included in Rova I Operating Costs. Projected Rova I Operating Costs do not include, inter alia, Debt Service, Projected Debt Service or capital expenditures.

               “Projected Rova II Operating Costs” means, for any period, the total amounts projected to be expensed during such period and to be included in Rova II Operating Costs. Projected Rova II Operating Costs do not include, inter alia, Debt Service, Projected Debt Service or capital expenditures.

               “Projected Tranche A Debt Service” means, for any period, an amount equal to the aggregate of all payments to be made by Borrower in such period and of the type included in Tranche A Debt Service, as calculated and notified to Borrower by Agent or, with respect to the Tranche A Institutional Loans, as calculated by Institutional Agent and notified to Borrower by Agent (any such calculation to be (a) made by Agent shall be (i) at all times prior to the 12th anniversary of the Tranche A Conversion Date, made in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, approved by Institutional Agent and (b) made by Institutional Agent shall be, at all times prior to the Tranche A Maturity Date, approved by Agent).

               “Projected Tranche A Debt Service Coverage Ratio” means, for any period, the ratio of (a) Projected Rova I Net Revenues during such period to (b) Projected Tranche A Debt Service for such period, as calculated by Borrower and approved (i) at all times prior to the 12th anniversary of the Tranche A Conversion Date, by Agent in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, by Agent and Institutional Agent. Interest for purposes of computing the Projected Tranche A Debt Service Coverage Ratio shall be deemed to accrue at the weighted-average of the Tranche A Interest Rates and the Tranche A Fixed Rate in effect (as known by Agent or, if not known, as reasonably estimated by Agent) on the Calculation Delivery Date, taking into account any effective interest rate under any Interest Rate Hedge Agreement then in effect.

25

               “Projected Tranche B Debt Service” means, for any period, an amount equal to the aggregate of all payments to be made by Borrower in such period and of the type included in Tranche B Debt Service, as calculated and notified to Borrower by Agent or, with respect to the Tranche B Institutional Loans, as calculated by Institutional Agent and notified to Borrower by Agent (any such calculation to be (a) made by Agent shall be (i) at all times prior to the 12th anniversary of the Tranche B Conversion Date, made in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, approved by Institutional Agent and (b) made by Institutional Agent shall be, at all times prior to the Tranche B Maturity Date, approved by Agent).

               “Projected Tranche B Debt Service Coverage Ratio” means, for any period, the ratio of (a) Projected Rova II Net Revenues during such period to (b) Projected Tranche B Debt Service for such period, as calculated by Borrower and approved (i) at all times prior to the 12th anniversary of the Tranche B Conversion Date, by Agent in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, by Agent and Institutional Agent. Interest for purposes of computing the Projected Tranche B Debt Service Coverage Ratio shall be deemed to accrue at the weighted-average of the Tranche B Interest Rates and the Tranche B Fixed Rate in effect (as known by Agent or, if not known, as reasonably estimated by Agent) on the Calculation Delivery Date.

               “Property” means the real property described in the Original Deed of Trust and the Additional Deed of Trust, and all tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances relating thereto, together with the interest held in such Property by Borrower, together with the Rova I Facility, the Rova II Facility and all other property, rights and interests constituting the Trust Property as defined and used in the Original Deed of Trust and the Additional Deed of Trust.

               “Prudential” means The Prudential Insurance Company of America.

               “PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

               “Purchasing Institutional Lender” has the meaning set forth in Section 9.2(a) of the Credit Agreement.

               “Purchasing Lender” has the meaning set forth in Section 9.2(a) of the Credit Agreement.

               “PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended from time to time, and all rules and regulations adopted thereunder.

26

               “Qualifying Cogeneration Facility” has the meaning specified in PURPA.

               “Quarterly Date” means the last Banking Day of each April, July, October and January.

               “Rail Transportation Agreement” means the Rail Transportation Agreement, dated as of May 17, 1991, between WCSC and the Railroad, as amended by Amendment No. 1 to Rail Transportation Agreement, effective as of October 10, 1991, between WCSC and the Railroad and by Amendment No. 2 to Rail Transportation Agreement, effective as of March 12, 1993, between WCSC and the Railroad and by Amendment No. 3 to Rail Transportation Agreement, dated as of June 21, 1993, among WCSC, the Coal Supplier and the Railroad and by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, among the Railroad, WCSC and Agent, and by the Amended and Restated Consent to Assignment of Agreements, dated as of December 1, 1993, between WCSC and Agent, and as the same may be further amended, modified or supplemented from time to time.

               “Railroad” means CSX Transportation, Inc., a Virginia corporation, and its successors and permitted assigns, as provider of transportation services under the Rail Transportation Agreement.

               “Rate Redetermination Amount” shall have the meaning set forth in Section 2.5(b) (vi) of the Credit Agreement.

               “Rate Sub-Account” shall have the meaning set forth in Section 6.1(c) (xi) of the Credit Agreement.

               “Real Estate Option Agreements” means, collectively, (a) the Option Agreement dated as of March 21, 1990 among Hadson Development Corporation, Westmoreland Energy, Pierce-Rightmyer, Inc., Frank M Rightmyer, Jr. and Blackwell S. Pierce (the “Option Agreement”), (b) Memorandum of Option Agreement, dated as of March 21, 1990, among Pierce-Rightmyer, Inc. (“Optionor”); Westmoreland Energy and Hadson Development Corporation (“Optionees”); and Frank Rightmyer, Jr. and Blackwell B. Pierce (“Guarantors”), (c) Assignment by Optionees to Borrower, dated as of December 4, 1990, (d) First Amendment to Option Agreement, dated as of December 4, 1990, among Optionor, Borrower, Guarantors and First-Citizens Bank & Trust Company, (e) Amendment to Memorandum of Option agreement, dated as of December 4, 1990, between Optionor and Borrower, (f) Contract for Purchase and Sale, dated as of December 31, 1990, between Pioneer Savings Bank, Inc. and Borrower.

               “Reference Banks” means Credit Suisse, National Westminster Bank PLC, The Bank of Nova Scotia and The Sumitomo Bank Limited, New York Branch.

27

               “Reinvestment Yield” means, with respect to the Called Principal of the Institutional Notes, the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York time) on the date which is two Banking Days preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded United States Treasury obligations having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (b) the Treasury Constant Maturity Series yields reported as of the Banking Day next preceding the Settlement Date with respect to such Called Principal) in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded United States Treasury obligations having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (i) converting United States Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between reported yields.

               “Release” means any “release” as such term is defined in 42 U.S.C. § 9601(22), as such statute has been or may be amended from time to time.

               “Remaining Average Life” means, with respect to the Called Principal of the Institutional Notes, the number of years (calculated to the nearest 1/100th year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (ii) the number of years (calculated to the nearest 1/100th year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               “Remaining Cash Flow” has the meaning set forth in Section 6.1(c) (x) of the Credit Agreement.

               “Remaining Scheduled Payments” means, with respect to the Called Principal of the Institutional Notes, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

               “Repair and Maintenance Account” has the meaning set forth in Section 6.1(e) of the Credit Agreement.

               “Repayment Account” has the meaning set forth in Section 6.1(j) of the Credit Agreement.

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               “Repayment Date” means a Tranche A Repayment Date and/or a Tranche B Repayment Date, as applicable.

               “Required Additional Collateral Balance” has the meaning set forth in Section 6.1(g) of the Credit Agreement.

               “Required Ash Reserve Balance” has the meaning set forth in Section 6.1(d) of the Credit Agreement.

               “Required Debt Protection Balance” has the meaning set forth in Section 6.1(f) of the Credit Agreement.

               “Required Disallowance Balance” has the meaning set forth in Section 6.1(h) of the Credit Agreement.

               “Required Disallowance Funding” has the meaning set forth in Section 6.1(h) of the Credit Agreement.

               “Required EWG Approval Date” means the date which is the earlier to occur of (x) the first date the Total Tranche B Outstanding Extensions of Credit equals or exceeds $50,000,000 in the aggregate and (y) August 31, 1994.

               “Required Maintenance Balance” has the meaning set forth in Section 6.1(e) of the Credit Agreement.

               “Required OF Date” shall have the meaning set forth in Section 6.26 of the Credit Agreement.

               “Residual Cash Flow” has the meaning set forth in Section 6.1(c) (ix) of the Credit Agreement.

               “Retained Amount” has the meaning set forth in Section 6.1(c) (xi) of the Credit Agreement.

               “Rova I Approved Budget” means a budget prepared by Borrower and approved by the Independent Engineer, Agent, each Co-Agent and Institutional Agent specifying the cost by item of all Rova I Project Costs. The Rova I Approved Budget is attached to the Credit Agreement as Schedule 5.15(i).

               “Rova I Cash Expenses” means, for any period, the amounts actually paid by Borrower during such period for the operation and maintenance of the Rova I Facility (but excluding, without limitation, income taxes and non-cash items such as depreciation and amortization), including, without limitation, premiums for Insurance Policies allocated to the Rova I Facility, fuel costs and payments under the Operating Contract. Rova I Cash Expenses do not include, inter alia, Debt Service.

29

               “Rova I Coal Subcontract” means, collectively, the Coal Supply and Transportation Subcontract among the Coal Supplier, Westmoreland, WCSC and KCCC, dated as of June 21, 1993, as amended by First Amendment to Rova I Coal Supply and Transportation Subcontract, dated as of December 1, 1993, and the Rova I Letter Agreement, in each case as the same may be further amended, modified or supplemented from time to time.

               “Rova I Coal Subcontract Guaranty” means the Amended and Restated Guaranty, dated as of June 21, 1993 by Westmoreland for the benefit of Borrower guaranteeing WCSC’s and KCCC’s performance under the Rova I Coal Subcontract and the Coal Supplier’s performance under the Rova I Coal Supply Agreement, as amended by the Second Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between Westmoreland and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova I Coal Supply Agreement” means, collectively, the Coal Supply Agreement, dated as of June 21, 1993, among Borrower and the Coal Supplier, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Coal Supplier and Agent, and the Rova I Three Party Agreement, in each case as the same may be amended, modified or supplemented from to time.

               “Rova I Coal Supply Guaranty” means the Guaranty, dated as of June 21, 1993, by the Coal Supply Guarantor for the benefit of Borrower guaranteeing the Coal Supplier’s performance under the Rova I Coal Supply Agreement, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Coal Supply Guarantor and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova I Commercial Operations Date” means the “Commercial Operations Date”, as defined in Section 1.8 of the Rova I Power Purchase Agreement.

               “Rova I Contingency Account” has the meaning set forth in Section 6.1(i) of the Credit Agreement.

               “Rova I Contractor Performance Tests” means the “Performance Tests”, as defined in Section 12.1 of the Rova I Turnkey Contract.

30

               “Rova I Disallowance” means a “Disallowance”, as defined in Article 18 of the Rova I Power Purchase Agreement.

               “Rova I Facility” means the 165 megawatt (net) coal-fired generating facility in Halifax County, North Carolina to be designed, constructed and tested by Contractor for Borrower, together with all appurtenant structures, equipment, piping, wiring, controls, interconnection facilities, transmission lines, associated materials handling and environmental control equipment and all additions and replacements thereto, for the purpose of supplying electric energy and capacity to Virginia Power, pursuant to, and as more fully described in, the Rova I Project Documents, including, without limitation, the Series 1991 Project.

               “Rova I Final Completion” means “Final Completion” as defined in the Rova I Turnkey Contract (including satisfaction of the performance guarantees in accordance with Article 12.1 of the Rova I Turnkey Contract).

               “Rova I Initial Delivery Date” means the “RV-I Initial Delivery Date” as defined in Section 1.11 of the Energy Services Agreement.

               “Rova I L/C Fee” has the meaning set forth in Section 2.2(d) of the Credit Agreement.

               “Rova I L/C Reimbursement Obligation” means the obligation of Borrower to reimburse (a) Agent for the account of the Lenders with respect to any drawing under the Rova I Virginia Power Letter of Credit and any Rova I Trade Letter of Credit and (b) the Issuing Bank with respect to any Series 1991 Drawing, including, without limitation, any Unpaid Drawing under the Series 1991 Letter of Credit.

               “Rova I Letter Agreement” means that certain letter agreement, dated December 16, 1993, among the Coal Supplier and Agent relating to the Rova I Coal Subcontract.

               “Rova I Letters of Credit” means, collectively, the Series 1991 Letter of Credit, the Rova I Virginia Power Letter of Credit and any Rova I Trade Letter of Credit. Unless the context otherwise requires, each reference to “Rova I Letters of Credit” in any Loan Instrument shall be deemed to be a reference to any and each Rova I Letter of Credit issued and outstanding at such time.

               “Rova I Lime Railcar Lease Agreement” means the Railcar Lease Agreement, dated as of July 31, 1993, by and between Northbrook Rail Corporation, an Illinois close corporation and Borrower, as the same may be amended, modified or supplemented from time to time.

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               “Rova I Lime Supply Agreement” means the Amended and Restated Lime Supply Agreement, dated as of December 1, 1993, between Borrower and Lime Supplier, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Lime Supplier and Agent, and any renewal or replacement thereof entered into pursuant to Section 6.18 of the Credit Agreement, in each case, as amended, modified or supplemented from time to time.

               “Rova I Liquidated Damages Date” means the “Liquidated Damages Date” as defined in the Rova I Turnkey Contract.

               “Rova I Management Fee” has the meaning set forth in Section 2.2(d) (i) of the Credit Agreement.

               “Rova I Net Revenues” means, for any period, Rova I Gross Revenues for such period, less Rova I Operating Costs for such period.

               “Rova I Operating Budget” means an annual budget, in the form of Schedule 5.16(i) to the Credit Agreement, prepared by Borrower in conformity with Section 6.9(i) of the Credit Agreement.

               “Rova I Operating Costs” means, for any period, the amounts expensed by Borrower during such period for operation and maintenance of the Rova I Facility and calculated in accordance with generally accepted United States accounting principles (but excluding income taxes and non-cash items such as depreciation and amortization), including, without limitation, premiums for Insurance Policies, fuel costs and payments under the Rova I Operating Contract. Rova I Operating Costs do not include, inter alia, Debt Service or capital expenditures.

               “Rova I Power Purchase Agreement” means the Second Amendment and Restatement of the Power Purchase and Operating Agreement, dated as of November 15, 1991, between Borrower and Virginia Power, and as amended by the Consent to Assignment of Agreement, dated as of November 19, 1991, between Virginia Power and Agent, and as the same may be further amended, modified or supplemented from time to time.

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               “Rova I Project Costs” means all costs and expenses of Borrower to complete the acquisition, development and construction of the Rova I Facility (including, without limitation, design, testing, start-up and initial operation until the Tranche A Conversion Date) in accordance with the Rova I Project Documents and so that the Rova I Facility will meet all Governmental Requirements when construction is completed and will be capable of operating so as to permit Borrower to fully satisfy all of its obligations under the Project Documents and the Loan Instruments; such costs and expenses shall include without limitation all payments under the Rova I Turnkey Contract and the Water Service Agreement (allocated to the Rova I Facility), costs for acquiring and preparing the Property (allocated to the Rova I Facility), spare parts, fuel inventory, insurance and taxes required to be paid prior to the Tranche A Conversion Date, funding of the Debt Protection Account in accordance with Section 6.1(f) of the Credit Agreement, repayment of any Rova I Virginia Power L/C Reimbursement Obligations and Rova I Trade L/C Reimbursement Obligations pursuant to Section 3.1 of the Credit Agreement, consulting fees of the Independent Engineer and the Environmental Consultant (allocated to the Rova I Facility), legal fees and disbursements (allocated to the Rova I Facility), interest and fees with respect to the Tranche A Agreement Construction Loans and the Tranche A Institutional Construction Loans, fees and expenses with respect to the Rova I Letters of Credit, fees and expenses related to the Series 1991 Bonds (including, without limitation, depositary fees, rating agency fees and placement agent fees) and costs, expenses and indemnities paid or due in accordance with Section 6.24 of the Credit Agreement (allocated to the Rova I Facility); provided that “Rova I Project Costs” shall not include fees, costs or any other expense (of any party other than the Secured Parties) associated with arranging any additional equity financing with respect to the Rova I Facility or with sales or other transfers of direct or indirect ownership interests in the Rova I Facility.

               “Rova I Project Documents” means all of the following, including all exhibits and attachments thereto, as any of them may be amended, modified or supplemented from time to time: (a) Rova I Power Purchase Agreement, (b) Rova I Turnkey Contract, (c) Rova I Turnkey Guaranty, (d) Energy Services Agreement (as it relates to the Rova I Facility), (e) Steam Host Guaranty (as it relates to the Rova I Facility), (f) Rova I Coal Supply Agreement, (g) Rova I Coal Supply Guaranty, (h) Rova I Coal Subcontract, (i) Rova I Coal Subcontract Guaranty, (j) Rail Transportation Agreement (as it relates to the Rova I Facility), (k) Operating Contract (as it relates to the Rova I Facility), (1) Rova I Lime Supply Agreement, (m) Rova I Lime Railcar Lease Agreement, (n) Lime Transportation Agreement (as it relates to the Rova I Facility), (o) Step-In Rights Agreement (as it relates to the Rova I Facility), (p) Ash Disposal Agreement (as it relates to the Rova I Facility), (q) Real Estate Option Agreements, (r) Water Service Agreement, (s) Easement Agreements that are reasonably required for the construction, use or operation of the Rova I Facility, (t) the consent of each party (other than Borrower) to each of the Rova I Project Documents, where applicable, to the assignment thereof by Borrower to Agent for the benefit of the Secured Parties, (u) Insurance Policies (as they relate to the Rova I Facility), (v) all authorizations, consents, approvals, registrations, exemptions, permits and licenses from Governmental Authorities, including, without limitation, the Rova I QF Certificate and the EWG Approvals, (w) Partnership Agreement, (x) Venture Management Agreement and (y) any other agreement, except for all Permitted Contracts (other than Easement Agreements specified in clause (s) above), executed by or on behalf of Borrower in connection with the Rova I Facility or any of the Rova I Project Documents and classified as a Rova I Project Document by Agent (in consultation with Institutional Agent), in its sole discretion, with notice to Borrower.

33

               “Rova I Project Savings” means an amount equal to the difference between (a) the Total Tranche A Construction Commitment and (b) the excess of (i) the sum of (A) the actual Rova I Project Costs incurred to and including the Tranche A Conversion Date (including funding of the Debt Protection Account and repayment of any Rova I Virginia Power L/C Reimbursement Obligations or Rova I Trade L/C Reimbursement Obligations) and (B) the then-outstanding amounts of the Rova I Virginia Power Letter of Credit and any Rova I Trade Letter of Credit and the Series 1991 Interest Component over (ii) all actual Rova I Project Costs (including, for example, Rova I Cash Expenses and interest expenses accrued after the Rova I Commercial Operations Date) paid pursuant to Section 6.1(c) (i) (A) of the Credit Agreement from funds in the Project Control Account (excluding the Rova II Sub-Account).

               “Rova I OF Certificate” means the Order Granting Application for Certification of Westmoreland-Hadson Partners (Docket No. QF 90-147-000) issued by FERC on July 3, 1990 with respect to the Facility, as the same may be amended, modified or supplemented from time to time, including any notice of qualifying cogeneration facility status and any application for recertification and any order granting such recertification.

               “Rova I Required Completion Date” means the “Required Completion Date” as defined in the Rova I Turnkey Contract.

               “Rova I Special Disbursement Account” has the meaning set forth in Section 6.1(a) of the Credit Agreement.

               “Rova I Steam Host Date Certain” means the date specified in Section 2.3 of the Energy Services Agreement on which the Steam Host shall have a right to terminate such agreement unless the Rova I Initial Delivery Date shall have occurred by such date (without taking into account any extension of such date due to the occurrence of force majeure events, unless evidence in form and substance satisfactory to Agent shall be provided indicating confirmation by the Steam Host of any such extension).

               “Rova I Subcontractor Default” shall have the meaning set forth in the Rova I Coal Supply Agreement.

               “Rova I Substantial Completion” means “Substantial Completion” as defined in the Rova I Turnkey Contract.

34

               “Rova I Substantial Subcontractors” means any subcontractor, materialman or other party who has supplied or has contracted to supply labor, materials or services for the design, construction, testing, start-up and operation of the Rova I Facility, and whose contract or contracts with Contractor, Operator or Borrower call for a payment or payments aggregating at least $1,000,000, or who otherwise might be entitled to claim a contractual or statutory lien against the Property or the Rova I Facility in the amount of $1,000,000 or more.

               “Rova I Three Party Agreement” means that certain Letter Agreement, dated as of June 21, 1993, among Borrower, Westmoreland and the Coal Supplier, as amended by the Second Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between Westmoreland and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova I Trade L/C Reimbursement Obligation” has the meaning set forth in Section 3.1(c) of the Credit Agreement.

               “Rova I Trade Letter of Credit” has the meaning set forth in Section 3.1(a) of the Credit Agreement.

               “Rova I Turnkey Contract” means the Contract for Engineering, Procurement and Construction Services, dated as of January 16, 1991, between Borrower and Contractor, as amended by Amendment Number One to Contract for Engineering, Procurement and Construction Services, dated as of December 10, 1991, between Borrower and Contractor, and as amended by Amendment Number Two to Contract for Engineering, Procurement and Construction Services, dated as of December 18, 1991, between Borrower and Contractor, and as amended by Amendment Number Three to Contract for Engineering, Procurement and Construction Services, dated as of January 29, 1992, between Borrower and Contractor, and as amended by Amendment Number Four to Contract for Engineering, Procurement and Construction Services, dated as of November 5, 1993, between Borrower and Contractor, and as amended by Amendment Number Five to Contract for Engineering, Procurement and Construction Services, dated as of December 1, 1993, between Borrower and Contractor, and as the same may be further amended, modified or supplemented from time to time, including all Exhibits thereto.

               “Rova I Turnkey Guaranty” means the Amended and Restated Performance Guaranty, dated as of November 5, 1993, by LG&E Energy Systems for the benefit of Borrower, satisfactory in all respects to the Lenders and the Institutional Lenders and guaranteeing Contractor’s performance under the Rova I Turnkey Contract.

35

               “Rova I Virginia Power Date Certain” means the date determined pursuant to Section 5.3 of the Rova I Power Purchase Agreement on which Virginia Power shall have a right to terminate such agreement unless the Rova I Commercial Operations Date shall have occurred by such date (without taking into account any extension of such date due to cure periods or the occurrence of force majeure events, unless evidence in form and substance satisfactory to Agent shall be provided indicating confirmation by Virginia Power of any such extension).

               “Rova I Virginia Power L/C Reimbursement Obligation” has the meaning set forth in Section 3.1(c) of the Credit Agreement.

               “Rova I Virginia Power Letter of Credit” has the meaning set forth in Section 3.1(a) of the Credit Agreement, and includes any replacement letter of credit issued by the Issuing Bank pursuant to Section 3.1(a) of the Credit Agreement.

               “Rova II Approved Budget” means a budget prepared by Borrower and approved by the Independent Engineer, Agent, each Co-Agent and Institutional Agent specifying the cost by item of all Rova II Project Costs. The Rova II Approved Budget is attached to the Credit Agreement as Schedule 5.15(ii).

               “Rova II Cash Expenses” means, for any period, the amounts actually paid by Borrower during such period for the operation and maintenance of the Rova II Facility (but excluding, without limitation, income taxes and non-cash items such as depreciation and amortization), including, without limitation, premiums for Insurance Policies allocated to the Rova II Facility, fuel costs and payments under the Rova I Operating Contract. Rova II Cash Expenses do not include, inter alia, Debt Service.

               “Rova II Coal Subcontract” means the Coal Supply and Transportation Subcontract among the Coal Supplier, Westmoreland, WCSC and KCCC, dated as of December 1, 1993, as the same may be amended, modified or supplemented from time to time.

               “Rova II Coal Subcontract Guaranty” means the Guaranty, dated as of December 1, 1993 by Westmoreland for the benefit of Borrower guaranteeing WCSC’s and KCCC’s performance under the Rova II Coal Subcontract and the Coal Supplier’s performance under the Rova II Coal Supply Agreement, as amended by the Second Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between Westmoreland and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova II Coal Supply Agreement” means, collectively, the Rova II Coal Supply Agreement dated as of December 1, 1993 among Borrower and the Coal Supplier, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Coal Supplier and Agent and the Rova II Three Party Agreement, in each case as the same may be amended, modified or supplemented from time to time.

36

               “Rova II Coal Supply Guaranty” means the Guaranty, dated as of December 1, 1993, by the Coal Supply Guarantor for the benefit of Borrower guaranteeing the Coal Supplier’s performance under the Rova II Coal Supply Agreement, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Coal Supply Guarantor and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova II Commercial Operations Date” means the “Commercial Operations Date”, as defined in Section 1.5 of the Rova II Power Purchase Agreement.

               “Rova II Commercial Operations Penalty Date” means the “Commercial Operations Penalty Date” as defined in the Rova II Turnkey Contract.

               “Rova II Contingency Account” has the meaning set forth in Section 6.1(i) of the Credit Agreement.

               “Rova II Contractor Performance Tests” means the “Performance Tests”, as defined in Section 12.1 of the Rova II Turnkey Contract.

               “Rova II Disallowance” means a “Disallowance”, as defined in Article 18 of the Rova II Power Purchase Agreement.

               “Rova II Facility” means the 44 megawatt (net) coal-fired cogeneration facility in Halifax County, North Carolina to be designed, constructed and tested by Contractor for Borrower, together with all appurtenant structures, equipment, piping, wiring, controls, interconnection facilities, transmission lines, associated materials handling and environmental control equipment and all additions and replacements thereto, for the purpose of supplying electric energy and capacity to Virginia Power and steam to the Steam Host, pursuant to, and as more fully described in, the Rova II Project Documents, including, without limitation, the Series 1993 Project.

               “Rova II Final Completion” means “Final Completion” as defined in the Rova II Turnkey Contract (including satisfaction of the performance guarantees in accordance with Article 12.1 of the Rova II Turnkey Contract).

               “Rova II Initial Delivery Date” means the “RV-II Initial Delivery Date”, as defined in Section 1.25 of the Energy Services Agreement.

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               “Rova II L/C Fee” has the meaning set forth in Section 2.2(d) of the Credit Agreement.

               “Rova II L/C Reimbursement Obligation” means the obligation of Borrower to reimburse (a) Agent for the account of the Lenders with respect to any drawing under the Rova II Virginia Power Letter of Credit and any Rova II Trade Letter of Credit and (b) the Issuing Bank with respect to any Series 1993 Drawing, including, without limitation, any Unpaid Drawing under the Series 1993 Letter of Credit.

               “Rova II Letters of Credit” means, collectively, the Series 1993 Letter of Credit, the Rova II Virginia Power Letter of Credit and any Rova II Trade Letter of Credit. Unless the context otherwise requires, each reference to “Rova II Letters of Credit” in any Loan Instrument shall be deemed to be a reference to any and each Rova II Letter of Credit issued and outstanding at such time.

               “Rova II Lime Supply Agreement” means the Lime Supply Agreement, dated as of December 1, 1993, between Borrower and Lime Supplier, as amended by the Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between the Lime Supplier and Agent, and any renewal or replacement thereof entered into pursuant to Section 6.18 of the Credit Agreement, in each case, as amended, modified or supplemented from time to time.

               “Rova II Management Fee” has the meaning set forth in Section 2.2(d) (i) of the Credit Agreement.

               “Rova II Net Revenues” means, for any period, Rova II Gross Revenues for such period, less Rova II Operating Costs for such period.

               “Rova II Operating Budget” means an annual budget, in the form of Schedule 5.16(ii) to the Credit Agreement, prepared by Borrower in conformity with Section 6.9(i) of the Credit Agreement.

               “Rova II Operating Costs” means, for any period, the amounts expensed by Borrower during such period for operation and maintenance of the Rova II Facility and calculated in accordance with generally accepted United States accounting principles (but excluding income taxes and non-cash items such as depreciation and amortization), including, without limitation, premiums for Insurance Policies, fuel costs and payments under the Rova II Operating Contract. Rova II Operating Costs do not include, inter alia, Debt Service or capital expenditures.

               “Rova II Power Purchase Agreement” means the Amendment and First Restatement of the Power Purchase and Operating Agreement, dated as of April 28, 1993, between Borrower and Virginia Power and as amended by the Consent to Assignment of Agreement, dated as of December 23, 1993, among Virginia Power, the Borrower and Agent, and as amended by the Virginia Power Mortgage, and as amended by the Virginia Power Subordination Agreement, and as amended by the First Refusal Agreement, dated as of December 1, 1993 between Borrower and Virginia Power, and as the same may be further amended, modified or supplemented from time to time.

38

               “Rova II Project Costs” means all costs and expenses of Borrower to complete the acquisition, development and construction of the Rova II Facility (including, without limitation, design, testing, start-up and initial operation until the Tranche B Conversion Date) in accordance with the Rova II Project Documents and so that the Rova II Facility will meet all Governmental Requirements when construction is completed and will be capable of operating so as to permit Borrower to fully satisfy all of its obligations under the Project Documents and the Loan Instruments; such costs and expenses shall include without limitation all payments under the Rova II Turnkey Contract and the Water Service Agreement (allocated to the Rova II Facility), costs for acquiring and preparing the Property (allocated to the Rova II Facility), spare parts, fuel inventory, insurance and taxes required to be paid prior to the Tranche B Conversion Date, funding of the Debt Protection Account in accordance with Section 6.1(f) of the Credit Agreement, repayment of any Rova II Virginia Power L/C Reimbursement Obligations and Rova II Trade L/C Reimbursement Obligations pursuant to Section 3.1 of the Credit Agreement, consulting fees of the Independent Engineer and the Environmental Consultant (allocated to the Rova II Facility), legal fees and disbursements (allocated to the Rova II Facility), interest and fees with respect to the Tranche B Agreement Construction Loans and the Tranche B Institutional Construction Loans, interest and principal due on the Westmoreland Subordinated Loan, fees and expenses with respect to the Rova II Letters of Credit, fees and expenses related to the Series 1993 Bonds (including, without limitation, depositary fees, rating agency fees and placement agent fees) and costs, expenses and indemnities paid or due in accordance with Section 6.24 of the Credit Agreement (allocated to the Rova II Facility); provided that “Rova II Project Costs” shall not include fees, costs or any other expense (of any party other than the Secured Parties) associated with arranging any additional equity financing with respect to the Rova II Facility or with sales or other transfers of direct or indirect ownership interests in the Rova II Facility.

39

               “Rova II Project Documents” means all of the following, including all exhibits and attachments thereto, as any of them may be amended, modified or supplemented from time to time: (a) Rova II Power Purchase Agreement, (b) Rova II Turnkey Contract, (c) Rova II Turnkey Guaranty, (d) Energy Services Agreement (as it relates to the Rova II Facility), (e) Steam Host Guaranty (as it relates to the Rova II Facility), (f) Rova II Coal Supply Agreement, (g) Rova II Coal Supply Guaranty, (h) Rova II Coal Subcontract, (i) Rova II Coal Subcontract Guaranty, (j) Rail Transportation Agreement (as it relates to the Rova II Facility), (k) Operating Contract (as it relates to the Rova II Facility), (1) Rova II Lime Supply Agreement, (m) Lime Transportation Agreement (as it relates to the Rova II Facility), (n) Step-In Rights Agreement (as it relates to the Rova II Facility), (o) Ash Disposal Agreement (as it relates to the Rova II Facility), (p) Real Estate Option Agreements, (q) Water Service Agreement (as it relates to the Rova II Facility), (r) Easement Agreements that are reasonably required for the construction, use or operation of the Rova II Facility, (s) the consent of each party (other than Borrower) to each of the Rova II Project Documents, where applicable, to the assignment thereof by Borrower to Agent for the benefit of the Secured Parties, (t) Insurance Policies (as they relate to the Rova II Facility), (u) all authorizations, consents, approvals, registrations, exemptions, permits and licenses from Governmental Authorities, including, without limitation, the Rova II QF Certificate, (v) Partnership Agreement, (w) Venture Management Agreement and (x) any other agreement, except for all Permitted Contracts (other than Easement Agreements specified in clause (r) above), executed by or on behalf of Borrower in connection with the Rova II Facility or any of the Rova II Project Documents and classified as a Rova II Project Document by Agent (in consultation with Institutional Agent), in its sole discretion, with notice to Borrower.

               “Rova II Project Savings” means an amount equal to the difference between (a) the Total Tranche B Construction Commitment and (b) the excess of (i) the sum of (A) the actual Rova II, Project Costs incurred to and including the Tranche B Conversion Date (including funding of the Debt Protection Account and repayment of any Rova II Virginia Power L/C Reimbursement Obligations or Rova II Trade L/C Reimbursement Obligations) and (B) the then-outstanding amounts of the Rova II Virginia Power Letter of Credit and any Rova II Trade Letter of Credit and the Series 1993 Interest Component over (ii) all actual Rova II Project Costs (including, for example, Rova II Cash Expenses and interest expenses accrued after the Rova II Commercial Operations Date) paid pursuant to Section 6.1(c) (i) (A) of the Credit Agreement from funds in the Project Control Account.

               “Rova II OF Certificate” means the Order Granting Application for Certification of Westmoreland-LG&E Partners (Docket No QF92-180-000) issued by FERC on September 15, 1992 with respect to the Rova II Facility, as the same may be amended, modified or supplemented from time to time, including any notice of qualifying cogeneration facility status described in Section 4.2(i) of the Credit Agreement and any application for recertification and any order granting such recertification.

               “Rova II Required Completion Date” means the “Required Completion Date” as defined in the Rova II Turnkey Contract.

               “Rova II Special Disbursement Account” has the meaning set forth in Section 6.1(a) of the Credit Agreement.

40

               “Rova II Sub-Account” has the meaning set forth in Section 6.1(b) of the Credit Agreement.

               “Rova II Subcontractor Default” shall have the meaning set forth in the Rova II Coal Supply Agreement.

               “Rova II Substantial Completion” means “Substantial Completion” as defined in the Rova II Turnkey Contract.

               “Rova II Substantial Subcontractors” means any subcontractor, materialman or other party who has supplied or has contracted to supply labor, materials or services for the design, construction, testing, start-up and operation of the Rova II Facility, and whose contract or contracts with Contractor, Operator or Borrower call for a payment or payments aggregating at least $1,000,000, or who otherwise might be entitled to claim a contractual or statutory lien against the Property or the Rova II Facility in the amount of $1,000,000 or more.

               “Rova II Three Party Agreement” means that certain Letter Agreement, dated as of December 1, 1993, among Borrower, Westmoreland and the Coal Supplier, as amended by the Second Amended and Restated Consent to Assignment of Agreement, dated as of December 1, 1993, between Westmoreland and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Rova II Trade L/C Reimbursement Obligation” has the meaning set forth in Section 3.1(c) of the Credit Agreement.

               “Rova II Trade Letter of Credit” has the meaning set forth in Section 3.1(a) of the Credit Agreement.

               “Rova II Turnkey Contract” means the Contract for Engineering, Procurement and Construction Services, dated as of December 1, 1993, between Borrower and Contractor, as the same may be amended, modified or supplemented from time to time, including all Exhibits thereto.

               “Rova II Turnkey Guaranty” means the Performance Guaranty, dated as of December 1, 1993, 1993, by LG&E Energy Systems for the benefit of Borrower, satisfactory in all respects to the Lenders and the Institutional Lenders and guaranteeing Contractor’s performance under the Rova II Turnkey Contract.

               “Rova II Virginia Power Date Certain” means the date determined pursuant to Section 5.3 of the Rova II Power Purchase Agreement on which Virginia Power shall have a right to terminate such agreement unless the Rova II Commercial Operations Date shall have occurred by such date (without taking into account any extension of such date due to cure periods or the occurrence of force majeure events, unless evidence in form and substance satisfactory to Agent shall be provided indicating confirmation by Virginia Power of any such extension).

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               “Rova II Virginia Power L/C Reimbursement Obligation” has the meaning set forth in Section 3.1(c) of the Credit Agreement.

               “Rova II Virginia Power Letter of Credit” has the meaning set forth in Section 3.1(a) of the Credit Agreement, and includes any replacement letter of credit issued by the Issuing Bank pursuant to Section 3.1(a) of the Credit Agreement.

               “S&P” means Standard & Poor’s Corporation, a New York corporation, and its successors and assigns, and if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized statistical rating organization designated to the Trustee by Borrower.

               “Scheduled Borrowing Date” with respect to any Tranche B Fixed Amount means each of the dates on which Advances of such Tranche B Fixed Amount are to be made, as set forth on a schedule to be mutually agreed upon between Borrower and Institutional Agent on the Fixing Date for such Tranche B Fixed Amount, subject to redetermination in accordance with Section 2.2(d) (vii) of the Credit Agreement.

               “Secured Parties” means Agent, the Issuing Bank, Co-Agents, Institutional Agent, the Lenders and the Institutional Lenders, including any of the aforementioned, or any party secured pari passu with the aforementioned, with Agent’s consent, pursuant to Section 2.8 of the Credit Agreement, in their capacities as counterparties or intermediaries to any Interest Rate Hedge Agreement.

               “Security Agreement” means the Amended and Restated Assignment and Security Agreement, dated as of December 1, 1993 between Borrower and Agent, providing for, among other things, the grant to Agent for the benefit of the Secured Parties of a security interest in the collateral subject thereto, as the same may be amended, modified or supplemented from time to time.

               “Security Documents” means all of the following, as any of them may be amended, modified or supplemented from time to time: (a) Original Deed of Trust, (b) Additional Deed of Trust, (c) Security Agreement, (d) Account Pledge Agreement, (e) General Partner Security Agreement, (f) Financing Statements, (g) Series 1991 Pledge Agreement, (h) Series 1993 Pledge Agreement (i) the consents to assignment listed in the definition of Project Documents, and (j) any other agreement executed in connection with the security interests granted under the Credit Agreement or under the other Loan Instruments or to secure any Agreement Construction Loan, any Agreement Term Loan, any Institutional Construction Loan, any Institutional Term Loan or any other Obligation.

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               “Semi-Annual Date” means the earlier to occur of (i) the second Quarterly Date immediately subsequent to (and including) the Tranche A Conversion Date and (ii) January 31, 1995 and, thereafter, the second Quarterly Date immediately subsequent to (but excluding) the preceding Semi-Annual Date.

               “Series 1991 A Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “A” thereto to pay principal of the Series 1991 Bonds due at maturity (including acceleration of maturity).

               “Series 1991 Amount” means $30,058,400.

               “Series 1991 B Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “B” thereto to pay the portion of the purchase price of Series 1991 Bonds representing the principal amount thereof following (a) the tender for purchase thereof pursuant to Section 2.09 or 2.10 of the Series 1991 Indenture or (b) the purchase thereof for the account of Borrower in lieu of redemption pursuant to Section 4.01(b) (iv) of the Series 1991 Indenture.

               “Series 1991 Bond Borrowing” means payment from the Series 1991 Construction Fund to pay the Series 1991 Costs of Acquisition of the Series 1991 Project (as defined in the Series 1991 Indenture) pursuant to the terms of the Series 1991 Indenture.

               “Series 1991 Bond Documents” means the Series 1991 Bonds, the Series 1991 Note, the Series 1991 Resolution, the Series 1991 Indenture, the Series 1991 Loan Agreement, the Series 1991 Bond Purchase Agreement, the Series 1991 Pledge Agreement, the Series 1991 Letter of Credit, the Series 1991 Intercreditor Agreement, the Series 1991 Official Statement, the Series 1991 Remarketing Agreement, the Series 1991 Letter of Representation (as defined in the Series 1991 Loan Agreement), this Agreement, and any other agreement or document executed in connection with the issuance of the Series 1991 Bonds or otherwise relating to the Series 1991 Bonds, as any of them may be amended, modified or supplemented from time to time.

               “Series 1991 Bond Purchase Agreement” means the Bond Purchase Agreement, dated as of December 23, 1991 by and among the Series 1991 Underwriter, Borrower and the Authority, as the same may be amended, modified or supplemented from time to time.

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               “Series 1991 Bonds” means the Authority’s Variable Rate Demand Exempt Facility Revenue Bonds (Westmoreland-Hadson Partners Roanoke Valley Project) Series 1991.

               “Series 1991 C Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “C” thereto to pay the principal portion of the Series 1991 Bonds upon redemption, whether optional or mandatory.

               “Series 1991 Construction Fund” means the “Construction Fund” as defined in the Series 1991 Indenture.

               “Series 1991 Construction Loan” means all or any portion of any Series 1991 B Drawing or Series 1991 D Drawing before the Tranche A Conversion Date that remains unreimbursed after 1:00 p.m. (New York time) on the date of such Drawing and is automatically converted into a Series 1991 Construction Loan pursuant to the provisions of Section 3.2(d) (iv) (A). As used in the Credit Agreement, both “Series 1991 Construction Loan” and “Series 1991 Construction Loans” may, depending upon the context, include each and every Series 1991 Construction Loan outstanding as of any date.

               “Series 1991 Costs of Issuance” means the “Cost of Issuance” as defined in the Series 1991 Indenture.

               “Series 1991 Custodian” means Bankers Trust Company in its capacity as custodian under the Custody Agreement (as defined in the Series 1991 Indenture), and its successor and assigns.

               “Series 1991 D Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “D” thereto to pay the portion of the purchase price of the Series 1991 Bonds representing the accrued interest thereon following (a) the tender for purchase thereof pursuant to Section 2.09 or 2.10 of the Series 1991 Indenture or (b) the purchase thereof for the account of Borrower in lieu of redemption pursuant to Section 4.01(b) (iv) of the Series 1991 Indenture.

               “Series 1991 Drawing” means a Series 1991 A Drawing, Series 1991 B Drawing, Series 1991 C Drawing, Series 1991 D Drawing, Series 1991 E Drawing or Series 1991 F Drawing.

               “Series 1991 E Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “E” thereto to pay accrued interest on the Series 1991 Bonds at maturity (including maturity by acceleration) or redemption.

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               “Series 1991 F Drawing” means a drawing under the Series 1991 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “F” thereto to pay regularly scheduled interest on the Series 1991 Bonds.

               “Series 1991 Fixed Rate Credit Facility” means any credit facility provided in accordance with Section 5.2(c) of the Series 1991 Loan Agreement.

               “Series 1991 Indenture” means the Trust Indenture, dated as of December 1, 1991, by and between the Authority and the Series 1991 Trustee, as the same may be amended, modified or supplemented from time to time.

               “Series 1991 Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 1, 1991 among the Authority, Agent and the Series 1991 Trustee, as the same may be amended, modified or supplemented from time to time.

               “Series 1991 Interest Component” has the meaning set forth in Section 3.2(a) of the Credit Agreement.

               “Series 1991 L/C Termination Date” has the meaning set forth in Section 3.2(b) of the Credit Agreement.

               “Series 1991 Letter of Credit” means the irrevocable direct pay letter of credit issued by the Issuing Bank in favor of the Series 1991 Trustee, for the benefit of the owners of the Series 1991 Bonds for the account of Borrower pursuant to this Agreement, as such letter of credit may be amended, supplemented or extended in accordance with its terms.

               “Series 1991 Letter of Credit Facility” means the Series 1991 Letter of Credit, any drafts presented thereunder, any Drawings under the Series 1991 Letter of Credit (including any Series 1991 Unpaid Drawings), any obligations of Borrower in respect of any of the foregoing and any payments received by Agent for the account of the Lenders or the Issuing Bank in respect of any of the foregoing.

               “Series 1991 Letter of Credit Issue Date” means December 20, 1991.

               “Series 1991 Loan Agreement” means the Loan Agreement dated as of December 1, 1991, between the Authority and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Series 1991 Note” means the Note as defined in the Series 1991 Indenture.

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               “Series 1991 Official Statement” means the official statement of the Authority dated December 23, 1991 as to the issuance of the Series 1991 Bonds and any supplements thereto.

               “Series 1991 Partnership Bonds” means any Series 1991 Bonds purchased without the application of any proceeds of any Drawing under the Series 1991 Letter of Credit by Borrower, any Partner of Borrower or any other Affiliate of Borrower.

               “Series 1991 Pledge Agreement” means the Bond Pledge Agreement, dated as of December 1, 1991 by and among Borrower, Agent, Series 1991 Tender Agent and Series 1991 Custodian, as the same may be amended, modified or supplemented from time to time.

               “Series 1991 Pledged Bonds” means any Series 1991 Bonds purchased pursuant to Section 8.15(c) of the Series 1991 Indenture with the proceeds of a Series 1991 B Drawing and, if applicable, a D Drawing under the Series 1991 Letter of Credit, which Series 1991 Bonds shall be pledged to Agent for the account of the Lenders and the other parties to be secured thereby pursuant to the Series 1991 Pledge Agreement.

               “Series 1991 Principal Component” has the meaning set forth in Section 3.2(a) of the Credit Agreement.

               “Series 1991 Project” means that portion of the Rova I Facility being financed, in part, with the Series 1991 Bonds, as more fully described in Schedule 1.0(a) (i) to the Credit Agreement.

               “Series 1991 Remarketing Agent” means SPP Hambro Securities, Inc. and Fleet/Norstar Securities, Inc., collectively, and their respective successors and permitted assigns with respect to the remarketing of the Series 1991 Bonds.

               “Series 1991 Remarketing Agreement” means the Remarketing Agent’s Agreement, dated as of December 1, 1991, by and between the Remarketing Agent and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Series 1991 Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (B) of the Credit Agreement.

               “Series 1991 Resolution” means the resolution of the Authority, dated as of November 15, 1991 authorizing the issuance of the Series 1991 Bonds.

               “Series 1991 Substitute Letter of Credit” means a letter of credit which conforms to the requirements of Section 5.2(b) of the Series 1991 Loan Agreement.

46

               “Series 1991 Tender Agent” means Bankers Trust Company, in New York, New York, its successors or any corporation or association which may at any time be substituted in its place in accordance with the terms of the Series 1991 Indenture.

               “Series 1991 Term Loan” means (a) all or any portion of any Series 1991 B Drawing or Series 1991 D Drawing after the Tranche A Conversion Date that remains unreimbursed after 1:00 p.m. (New York time) on the date of such Drawing and is automatically converted into a Series 1991 Term Loan pursuant to the provisions of Section 3.2(d) (iv) (B) and (b) any Series 1991 Construction Loan that is converted into a Series 1991 Term Loan on the Tranche A Conversion Date pursuant to the provisions of Section 4.5 of the Credit Agreement. As used in the Credit Agreement, both “Series 1991 Term Loan” and “Series 1991 Term Loans” may, depending upon the context, include each and every Series 1991 Term Loan outstanding as of any date.

               “Series 1991 Trustee” means First Union National Bank of North Carolina, a national banking association organized and existing under the laws of the United States of America, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor Trustee at the time serving as successor Series 1991 Trustee under the Series 1991 Indenture.

               “Series 1991 Underwriter” means SPP Hambro Securities, Inc. and Wheat First Securities, Inc., as underwriters of the Series 1991 Bonds pursuant to the Series 1991 Bond Purchase Agreement.

               “Series 1991 Unremarketed Bonds” has the meaning set forth in Section 3.2(d) (iv) (C) of the Credit Agreement.

               “Series 1991 Unremarketed Bonds Regular Interest Payment” has the meaning set forth in Section 3.2(d) (iv) (C) of the Credit Agreement.

               “Series 1993 A Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “A” thereto to pay principal of the Series 1993 Bonds due at maturity (including acceleration of maturity).

               “Series 1993 Amount” means $7,378,388.

               “Series 1993 B Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “B” thereto to pay the portion of the purchase price of Series 1993 Bonds representing the principal amount thereof following (a) the tender for purchase thereof pursuant to Section 2.09 or 2.10 of the Series 1993 Indenture or (b) the purchase thereof for the account of Borrower in lieu of redemption pursuant to Section 4.01(b) (iv) of the Series 1993 Indenture.

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               “Series 1993 Bond Borrowing” means payment from the Series 1993 Construction Fund to pay the Series 1993 Costs of Acquisition of the Series 1993 Project (as defined in the Series 1993 Indenture) pursuant to the terms of the Series 1993 Indenture.

               “Series 1993 Bond Documents” means the Series 1993 Bonds, the Series 1993 Note, the Series 1993 Resolution, the Series 1993 Indenture, the Series 1993 Loan Agreement, the Series 1993 Bond Purchase Agreement, the Series 1993 Pledge Agreement, the Series 1993 Letter of Credit, the Series 1993 Intercreditor Agreement, the Series 1993 Official Statement, the Series 1993 Remarketing Agreement, the Series 1993 Letter of Representation (as defined in the Series 1993 Loan Agreement), this Agreement, and any other agreement or document executed in connection with the issuance of the Series 1993 Bonds or otherwise relating to the Series 1993 Bonds, as any of them may be amended, modified or supplemented from time to time.

               “Series 1993 Bond Purchase Agreement” means the Bond Purchase Agreement, dated December __, 1993, by and among the Series 1993 Underwriter, Borrower and the Authority, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Bonds” means the Authority’s Variable Rate Demand Exempt Facility Revenue Bonds (Westmoreland-LG&E Partners Roanoke Valley Project) Series 1993.

               “Series 1993 C Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “C” thereto to pay the principal portion of the Series 1993 Bonds upon redemption, whether optional or mandatory.

               “Series 1993 Construction Fund” has the meaning set forth in the Series 1993 Indenture.

               “Series 1993 Construction Loan” means all or any portion of any Series 1993 B Drawing or Series 1993 D Drawing before the Tranche B Conversion Date that remains unreimbursed after 1:00 p.m. (New York time) on the date of such Drawing and is automatically converted into a Series 1993 Construction Loan pursuant to the provisions of Section 3.2(d) (iv) (A). As used in the Credit Agreement, both “Series 1993 Construction Loan” and “Series 1993 Construction Loans” may, depending upon the context, include each and every Series 1993 Construction Loan outstanding as of any date.

48

               “Series 1993 Costs of Issuance” means the “Cost of Issuance” as defined in the Series 1993 Indenture.

               “Series 1993 D Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “D” thereto to pay the portion of the purchase price of the Series 1993 Bonds representing the accrued interest thereon following (a) the tender for purchase thereof pursuant to Section 2.09 or 2.10 of the Series 1993 Indenture or (b) the purchase thereof for the account of Borrower in lieu of redemption pursuant to Section 4.01(b) (iv) of the Series 1993 Indenture.

               “Series 1993 Drawing” means a Series 1993 A Drawing, Series 1993 B Drawing, Series 1993 C Drawing, Series 1993 D Drawing, Series 1993 E Drawing or Series 1993 F Drawing.

               “Series 1993 B Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “E” thereto to pay accrued interest on the Series 1993 Bonds at maturity (including maturity by acceleration) or redemption.

               “Series 1993 F Drawing” means a drawing under the Series 1993 Letter of Credit made by sight draft accompanied by a certificate in the form of Annex “F” thereto to pay regularly scheduled interest on the Series 1993 Bonds.

               “Series 1993 Fixed Rate Credit Facility” means any credit facility provided in accordance with Section 5.2(c) of the Series 1993 Loan Agreement.

               “Series 1993 Indenture” means the Trust Indenture, dated as of December 1, 1993, by and between the Authority and the Series 1993 Trustee, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 1, 1993, among the Authority, Agent and the Series 1993 Trustee, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Interest Component” has the meaning set forth in Section 3.2(a) of the Credit Agreement.

               “Series 1993 L/C Termination Date” has the meaning set forth in Section 3.2(b) of the Credit Agreement.

49

               “Series 1993 Letter of Credit” means the irrevocable direct pay letter of credit issued by the Issuing Bank in favor of the Series 1993 Trustee, for the benefit of the owners of the Series 1993 Bonds for the account of Borrower pursuant to this Agreement, as such letter of credit may be amended, supplemented or extended in accordance with its terms.

               “Series 1993 Letter of Credit Facility” means the Series 1993 Letter of Credit, any drafts presented thereunder, any Drawings under the Series 1993 Letter of Credit (including any Series 1993 Unpaid Drawings), any obligations of Borrower in respect of any of the foregoing and any payments received by Agent for the account of the Lenders or the Issuing Bank in respect of any of the foregoing.

               “Series 1993 Letter of Credit Issue Date” has the meaning set forth in Section 4.4 of the Credit Agreement.

               “Series 1993 Loan Agreement” means the Loan Agreement dated as of December 1, 1993, between the Authority and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Note” means the Note as defined in the Series 1993 Indenture.

               “Series 1993 Official Statement” means the official statement of the Authority dated December __, 1993 as to the issuance of the Series 1993 Bonds and any supplements thereto.

               “Series 1993 Partnership Bonds” means any Series 1993 Bonds purchased without the application of any proceeds of any Drawing under the Series 1993 Letter of Credit by Borrower, any Partner of Borrower or any other Affiliate of Borrower.

               “Series 1993 Pledge Agreement” means the Bond Pledge Agreement, dated as of December 1, 1993 by and among Borrower, Agent and Series 1993 Tender Agent, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Pledged Bonds” means any Series 1993 Bonds purchased pursuant to Section 8.15(c) of the Series 1993 Indenture with the proceeds of a Series 1993 B Drawing and, if applicable, a D Drawing under the Series 1993 Letter of Credit, which Series 1993 Bonds shall be pledged to Agent for the account of the Lenders and the other parties to be secured thereby pursuant to the Series 1993 Pledge Agreement.

               “Series 1993 Principal Component” has the meaning set forth in Section 3.2(a) of the Credit Agreement.

50

               “Series 1993 Project” means that portion of the Rova II Facility being financed, in part, with the Series 1993 Bonds, as more fully described in Schedule 1.0(a) (ii) to the Credit Agreement.

               “Series 1993 Remarketing Agent” means Wheat, First Securities, Inc. and its respective successors and permitted assigns with respect to the remarketing of the Series 1993 Bonds.

               “Series 1993 Remarketing Agreement” means the Remarketing Agent’s Agreement, dated as of December 1, 1993, by and between the Series 1993 Remarketing Agent and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Series 1993 Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (D) of the Credit Agreement.

               “Series 1993 Resolution” means the resolution of the Authority, dated October 15, 1993 authorizing the issuance of the Series 1993 Bonds.

               “Series 1993 Substitute Letter of Credit” means a letter of credit which conforms to the requirements of Section 5.2(b) of the Series 1993 Loan Agreement.

               “Series 1993 Tender Agent” means NationsBank of Virginia, N.A., its successors or any corporation or association which may at any time be substituted in its place in accordance with the terms of the Series 1993 Indenture.

               “Series 1993 Term Loan” means (a) all or any portion of any Series 1993 B Drawing or Series 1993 D Drawing after the Tranche B Conversion Date that remains unreimbursed after 1:00 p.m. (New York time) on the date of such Drawing and is automatically converted into a Series 1993 Term Loan pursuant to the provisions of Section 3.2(d) (iv) (B) and (b) any Series 1993 Construction Loan that is converted into a Series 1993 Term Loan on the Tranche B Conversion Date pursuant to the provisions of Section 4.7 of the Credit Agreement. As used in the Credit Agreement, both “Series 1993 Term Loan” and “Series 1993 Term Loans” may, depending upon the context, include each and every Series 1993 Term Loan outstanding as of any date.

               “Series 1993 Trustee” means NationsBank of Virginia, N.A. or its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor Trustee at the time serving as successor Series 1993 Trustee under the Series 1993 Indenture.

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               “Series 1993 Underwriter” means Wheat, First Securities, Inc., as underwriter of the Series 1993 Bonds pursuant to the Series 1993 Bond Purchase Agreement.

               “Series 1993 Unremarketed Bonds” has the meaning set forth in Section 3.2(d) (iv) (C) of the Credit Agreement.

               “Series 1993 Unremarketed Bonds Regular Interest Payment” has the meaning set forth in Section 3.2(d) (iv) (C) of the Credit Agreement.

               “Settlement Date” means, with respect to the Called Principal of the Institutional Notes, the date on which such Called Principal is to be prepaid pursuant to Section 2.5(a) (iii) of the Credit Agreement, or is declared to be or shall become immediately due and payable pursuant to Section 7.2(a) of the Credit Agreement, as the case may be.

               “Special Disbursement Account” has the meaning set forth in Section 6.1(a) of the Credit Agreement.

               “Steam Host” means Patch Rubber Company, a North Carolina corporation, and its successors and permitted assigns, as “Host” under the Energy Services Agreement.

               “Steam Host Guarantor” means Myers Industries, Inc., an Ohio corporation, as guarantor of the Steam Host’s performance under the Energy Services Agreement.

               “Steam Host Guaranty” means the Amended and Restated Corporate Guarantee dated as of December 1, 1993 given by the Steam Host Guarantor, for the benefit of Borrower, guaranteeing the Steam Host’s performance under the Energy Services Agreement, as the same may be amended, modified or supplemented from time to time.

               “Step-In Rights Agreement” means, collectively, (i) the Lease Agreement, dated as of December 27, 1991, including Lease Supplement No. 1, between Keycorp Leasing Ltd. and Westmoreland and (ii) the Step-In Rights Agreement and Assignment of Lease, dated as of December 1, 1993, by Westmoreland in favor of Borrower and (iii) the Consent to Assignment of Agreement, dated as of December 1, 1993, among Keycorp Leasing Ltd., Hitachi Credit America Corp., Borrower, Coal Supplier and Agent, and as the same may be amended, modified or supplemented from time to time.

               “Subject Coal” has the meaning set forth in Section 1.36 of the Rova I Coal Supply Agreement and in Section 1.36 of the Rova II Coal Supply Agreement.

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               “Substantial Subcontractors” means Rova I Substantial Subcontractors and/or Rova II Substantial Subcontractors, as applicable.

               “Substitute Steam Arrangements” has the meaning set forth in Section 6.26(x) of the Credit Agreement.

               “Support Agreement” means, collectively, that certain Support Agreement dated as of December 9, 1991, between LG&E Energy Corp. and LG&E Energy Systems and that certain Amended and Restated Designation Letter dated as of December 1, 1993, from LG&E Energy Corp. to LG&E Energy Systems and each of the Secured Parties extending the benefits of the Support Agreement to the Secured Parties as and to the extent set forth therein, as the same may be amended, modified or supplemented from time to time.

               “Tax-exempt” shall mean, with respect to interest on any obligations of a state or local government, or political subdivision thereof, including the Series 1991 Bonds and the Series 1993 Bonds, that such interest is excluded from gross income for federal income tax purposes, whether or not such interest is includable as an item of tax preference or otherwise includable directly or indirectly for purposes of calculating other tax liabilities, including any alternative minimum tax or environmental tax under the Code.

               “Taxes” means all taxes imposed on any of the Secured Parties or on payments to be made to or received by any of them from Borrower including, without limitation, stamp, transfer, withholding and turnover taxes, duties, penalties, fees and other charges, except for (a) taxes on or measured by income or assets imposed by the country or jurisdiction of the principal office of such Secured Party and (b) taxes on or measured by income or assets imposed by the country or jurisdiction of the branch of any Lender maintaining any Loan or the office of any Institutional Lender maintaining any Institutional Loan, or the branch of any Issuing Bank issuing any Letters of Credit, or the branch of Agent rendering services as Agent under the Credit Agreement.

               “Term Facility Commitment” means the sum of the Tranche A Term Facility Commitment plus the Tranche B Term Facility Commitment.

               “Term Loan” means the Series 1991 Term Loan and/or the Series 1993 Term Loan, as applicable.

               “Title Company” means Commonwealth Land Title Insurance Company or any successors thereto, whether as co-insurers, reinsurers or otherwise.

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               “Title Insurance” means the Original Policy and the Additional Policy (as such terms are defined in Section 4.2(g) of the Credit Agreement).

               “Total Construction Commitment” means the sum of the Construction Facility Commitment plus the Institutional Construction Loan Commitment.

               “Total Outstanding Extensions of Credit” means, as of any date, an amount equal to the sum of (w) the aggregate unpaid principal amount of the Loans outstanding on such date plus (x) the outstanding amount of each Letter of Credit on such date plus (y) the aggregate amount of all L/C Reimbursement Obligations on such date plus (z) the aggregate unpaid principal amount of the Institutional Loans outstanding on such date.

               “Total Outstanding Loan Extensions of Credit” means, as of any date, an amount equal to the sum of (x) the aggregate unpaid principal amount of the Loans outstanding on such date plus (y) the outstanding amount of each Letter of Credit on such date plus (z) the aggregate amount of all L/C Reimbursement Obligations on such date.

               “Total Term Commitment” means the sum of the Term Facility Commitment plus the Institutional Term Loan Commitment.

               “Total Tranche A Construction Commitment” means the sum of the Tranche A Construction Facility Commitment plus the Tranche A Institutional Construction Loan Commitment.

               “Total Tranche A Outstanding Extensions of Credit” means, as of any date, an amount equal to the sum of (x) the Total Tranche A Outstanding Loan Extensions of Credit on such date plus (y) the aggregate unpaid principal amount of the Tranche A Institutional Loans outstanding on such date.

               “Total Tranche A Outstanding Loan Extensions of Credit” means, as of any date, an amount equal to the sum of (x) the aggregate unpaid principal amount of the Tranche A Loans outstanding on such date plus (y) the outstanding amount of each Rova I Letter of Credit on such date plus (z) the aggregate amount of all Rova I L/C Reimbursement Obligations on such date.

               “Total Tranche B Construction Commitment” means the sum of the Tranche B Construction Facility Commitment plus the Tranche B Institutional Construction Loan Commitment.

               “Total Tranche B Outstanding Extensions of Credit” means, as of any date, an amount equal to the sum of (x) the Total Tranche B Outstanding Loan Extensions of Credit or such date plus (y) the aggregate unpaid principal amount of the Tranche B Institutional Loans outstanding on such date.

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               “Total Tranche B Outstanding Loan Extensions of Credit” means, as of any date, an amount equal to the sum of (x) the aggregate unpaid principal amount of the Tranche B Loans outstanding on such date plus (y) the outstanding amount of each Rova II Letter of Credit on such date plus (z) the aggregate amount of all Rova II L/C Reimbursement Obligations on such date.

               “Trade Letters of Credit” means a Rova I Trade Letter of Credit and/or a Rova II Trade Letter of Credit, as applicable.

               “Trade L/C Reimbursement Obligations” means a Rova I Trade L/C Reimbursement Obligation and/or a Rova II Trade L/C Reimbursement Obligation.

               “Tranche A Advance” means (a) a disbursement by the Lenders of any of the proceeds of the Tranche A Construction Loan, (b) a disbursement by the Institutional Lenders of any of the proceeds of the Tranche A Institutional Construction Loan (including any Tranche A Overfunded Amount), (c) the amount of any unreimbursed Series 1991 F Drawing converted into a Tranche A Construction Loan pursuant to the provisions of Section 3.2(d) (iii) (A) of the Credit Agreement, or (d) the issuance of any Rova I Letter of Credit by the Issuing Bank, each of which is to be made in accordance with the provisions of this Agreement.

               “Tranche A Agreement Construction Loans” means, collectively, the Tranche A Construction Loans and all Series 1991 Construction Loans.

               “Tranche A Agreement Term Loans” means, collectively, the Tranche A Term Loan and all Series 1991 Term Loans.

               “Tranche A Application for Borrowing” means a written application to Agent (with copies to Institutional Agent at its address set forth in Section 9.1 of the Credit Agreement, attention, Leanne Bell (Vice President) and Sabrina Badagliacca (Investment Admin. Coordinator)) and, if applicable, to the Series 1991 Trustee (subject to Section 6.25(f) of the Credit Agreement) for the payment of Rova I Project Costs, prepayment of the Tranche A Construction Loan or disbursement of the Tranche A Overfunded Amount, as the case may be, substantially in the form of Schedule 2.1(a) to the Credit Agreement, which shall consist of the following:

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               (a)     a certificate of an Authorized Officer of Borrower specifying (i) the dollar amounts of each of the proposed Borrowings to be advanced under the Tranche A Construction Loan, under the Tranche A Institutional Construction Loan and under the Series 1991 Indenture, as applicable, and the dollar amount of each release of Tranche A Overfunded Amounts from the sub-account of the Tranche A Special Disbursement Account, in each case breaking down the use of proceeds of each of the proposed Borrowings and release, specifying the dollar amounts of such Borrowings and release by component of Rova I Project Cost (including breakdown by line-item under the Rova I Approved Budget) and specifying the dollar amounts of such Borrowings and release which are to be applied as a prepayment of the Tranche A Construction Loan and (ii) if any amount of any of the proposed Borrowings is to be applied to the payment of interest under the Credit Agreement or under the Series 1991 Indenture or other costs, expenses and fees required to be paid by Borrower under the Credit Agreement other than under the Rova I Turnkey Contract, details regarding such amounts;

               (b)     if any amount of any of the proposed Borrowings is to be applied to any payment under the Rova I Turnkey Contract, (i) a payment request under the Rova I Turnkey Contract, verified by Borrower, calculated on the basis of the percentage of completion of the Work (as defined in the Rova I Turnkey Contract) and (ii) a certificate of Borrower, substantially in the form of Exhibit B to the form of Application for Borrowing set forth in Schedule 2.1(a) attached to the Credit Agreement, to the effect that construction of the Rova I Facility, including, without limitation, the Series 1991 Project, is progressing in a satisfactory manner in accordance with the Project Schedule (as defined in the Rova I Turnkey Contract) and the Rova I Approved Budget;

               (c)     if any amount of any of the proposed Borrowings is to be applied to any payment under the Rova I Turnkey Contract, a certificate of the Independent Engineer, substantially in the form of Exhibit C to the form of Application for Borrowing set forth in Schedule 2.1(a) attached to the Credit Agreement, to the effect that (i) the percentage of completion of the Work (as defined in the Rova I Turnkey Contract) reflected on the payment request has actually been completed and (ii) the amount requested to be paid in respect of such item is appropriate in light of the portion of the item actually completed;

               (d)     with respect to a Series 1991 Bond Borrowing (i) a Requisition and Certificate in the form of Exhibit D to the form of Application for Borrowing set forth in Schedule 2.1(a) to the Credit Agreement and (ii) (except for payments to reimburse the Issuing Bank or to pay interest on any Series 1991 Pledged Bonds), a certificate of the Authorized Partnership Representative (as defined in the Series 1991 Indenture), substantially in the form of Exhibit E to the form of Application for Borrowing set forth in Schedule 2.1(a) to the Credit Agreement, to the effect that (A) each obligation to be paid from the proceeds of a Series 1991 Bond Borrowing has been properly incurred, is a Rova I Project Cost and is a proper charge against the Series 1991 Construction Fund, (B) none of the items for which payment is requested has been previously paid or reimbursed from the Series 1991 Construction Fund or by any Borrowing and (C) each item for which payment is requested was necessary in connection with the acquisition, construction or equipping of the Series 1991 Project;

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               (e)     if any amount of any of the proposed Borrowings is to be applied to the payment of a Rova I Project Cost other than those described in clause (a) (ii) or (b) above, a statement of Borrower detailing such amounts, together with attached bills for individual Rova I Project Costs in excess of $50,000, describing the services rendered;

               (f)     with respect to any Borrowing, (i) a certificate of an Authorized Officer of Borrower, substantially in the form of Exhibit F to the form of Application for Borrowing set forth in Schedule 2.1(a) to the Credit Agreement, to the effect that (x) Borrower is not aware of any material event, circumstance or condition, or lack thereof, which is likely to cause an Event of Default under Section 7.1(p) of the Credit Agreement and (y) all conditions precedent applicable to any such Borrowing, as set forth in Article 4 of the Credit Agreement, have been satisfied in full and (ii) a certificate of the Independent Engineer, substantially in the form of Exhibit C to the Application for Borrowing set forth in Schedule 2.1(a) to the Credit Agreement, to the effect that in the judgment of the Independent Engineer (x) the amounts of Rova I Project Costs remaining to be incurred through the Tranche A Conversion Date are not likely to result in an inability to fulfill the condition precedent set forth in Section 4.3(d) of the Credit Agreement and (y) the Rova I Facility is likely to achieve the Rova I Commercial Operations Date by August 1, 1994 and Rova I Final Completion by the Rova I Date Certain; and

               (g)     such evidence, including lien waivers from Contractor, as may be required by the Title Company to issue its updated endorsement to evidence each of the Borrowings without additional title exception.

               A Tranche A Application for Borrowing, with appropriate adjustments, may be submitted by Borrower or by other Persons as permitted in Section 2.1(b) of the Credit Agreement.

               “Tranche A Base Rate Margin” means:

               (a)     from and including the Closing Date and to but excluding the Tranche A Construction Loan Repayment Date, 0.625%;

               (b)     from and including the Tranche A Conversion Date and to but excluding the 10th Repayment Date (after the Tranche A Conversion Date), 0.625%;

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               (c)     from and including the 10th Repayment Date (after the Tranche A Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche A Conversion Date), 0.750%; and

               (d)     from and including the 20th Repayment Date (after the Tranche A Conversion Date) and to and including the Tranche A Maturity Date, 0.875%.

               “Tranche A Borrowings” means, collectively, Tranche A Advances and Series 1991 Bond Borrowings.

               “Tranche A CD Rate Margin” means:

               (a)     from and including the Closing Date and to but excluding the Tranche A Construction Loan Repayment Date, 1.375%;

               (b)     from and including the Tranche A Conversion Date and to but excluding the 10th Repayment Date (after the Tranche A Conversion Date), 1.375%;

               (c)     from and including the 10th Repayment Date (after the Tranche A Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche A Conversion Date), 1.50%; and

               (d)     from and including the 20th Repayment Date (after the Tranche A Conversion Date) and to and including the Tranche A Maturity Date, 1.625%.

               “Tranche A Construction Facility Commitment” means the commitment under the Credit Agreement of the Lenders (a) to lend to Borrower Tranche A Agreement Construction Loans and (b) to issue, and maintain participation and funding commitments under, the Rova I Letters of Credit (without duplication with respect to the Series 1991 Letter of Credit or any Rova I Trade Letter of Credit), up to the aggregate maximum with respect to both clauses (a) and (b) of $215,000,000.

               “Tranche A Construction Loan” means as of any time the aggregate of all amounts advanced by the Lenders to Borrower prior to the Tranche A Conversion Date pursuant to the Tranche A Construction Facility Commitment (excluding the outstanding amount of any Rova I Letter of Credit, Rova I L/C Reimbursement Obligation and Series 1991 Construction Loan), minus repayments thereof.

               “Tranche A Construction Loan Repayment Date” means the earlier to occur of the (a) Tranche A Conversion Date and (b) Tranche A Date Certain.

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               “Tranche A Conversion Date” means the date upon which, pursuant to the terms of Sections 4.5 and 4.6 of the Credit Agreement, the Tranche A Construction Loan and the Tranche A Institutional Construction Loan are converted into the Tranche A Term Loan and the Tranche A Institutional Term Loan, respectively, and the Series 1991 Construction Loans (if any) are converted into Series 1991 Term Loans.

               “Tranche A Date Certain” means December 31, 1994, as the same may be extended as hereinafter provided. The Tranche A Date Certain shall, subject to the penultimate sentence of this definition, be extended to a date no later than June 30, 1995 or, if earlier, the end of the period granted to Contractor pursuant to Section 12.2 of the Rova I Turnkey Contract upon the written request of Borrower delivered to Agent at least 30 but not more than 90 days prior to December 31, 1994, which request shall:

(i) state that (A) an event or events of Force Majeure (as defined in the Rova I Turnkey Contract, but excluding any event or occurrence caused by or arising out of the acts or negligence or within the reasonable control of Borrower (or its agents)) shall have occurred and will prevent Rova I Final Completion from occurring on or prior to December 31, 1994 and (B) no Event of Default or Default has occurred and is continuing nor will occur as a result of such event or events (which statements shall be true);

(ii) designate the date to which the Tranche A Date Certain is requested to be extended (which shall in no event be later than June 30, 1995 or, if earlier, the end of the period granted to Contractor pursuant to Section 12.2 of the Rova I Turnkey Contract);

(iii) be accompanied by written evidence satisfactory in all respects to the Majority Lenders and legal counsel to Agent (in consultation with the Independent Engineer), in their sole discretion, that:

(A) the same (or longer) extensions of the dates (including “commencement dates”), if any, set forth in all Rova I Project Documents that are analogous or linked to the achievement of Rova I Final Completion, commencement of operations or similar milestones have been validly agreed to in writing by all necessary parties to such Rova I Project Documents, such that all such Rova I Project Documents will effectively have at least the same unexpired term, grace periods and other material terms (such as price or cost and duration of specific prices and costs) from the requested Tranche A Date Certain that they would have had from December 31, 1994; and

(B) with respect to the Rova I Power Purchase Agreement (x) (i) that adequate provisions for funding (or reimbursement with regard to the Rova I Virginia Power Letter of Credit) exist to meet any and all payments of liquidated damages or other amounts due or to become due to Virginia Power pursuant to the Rova I Power Purchase Agreement (including any draws under the Rova I Virginia Power Letter of Credit) as a result of Borrower’s delay in achieving the Rova I Commercial Operations Date after the Rova I Anticipated Commercial Operations Date (each as defined in the Rova I Power Purchase Agreement), or (ii) Virginia Power has acknowledged to Borrower and Agent that it has granted to Borrower an extension of the Rova I Anticipated Commercial Operations Date at least equal in length to the requested extension of the Tranche A Date Certain, and (y) Virginia Power has acknowledged to Borrower and Agent that the event or events stated by Borrower in its request to Agent for extension of the Tranche A Date Certain also constitute an event or events of Force Majeure as defined in Article 14 of the Power Purchase Agreement, and that, as a result thereof, Virginia Power has granted to Borrower an extension, at least equal in length to the requested extension of the Tranche A Date Certain, of the date under Section 5.3(b) of the Rova I Power Purchase Agreement by which failure to reach the Rova I Commercial Operations Date would first be considered a default thereunder; and

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(iv) demonstrate to the satisfaction of the Majority Lenders (after consultation with the Independent Engineer) that (x) there is no reason to believe that any of the conditions precedent set forth in Section 4.6 of the Credit Agreement will not be satisfied so as to permit the Tranche A Conversion Date to occur during the period of such extension, and (y) the requested extension of the Tranche A Date Certain and all such other dates described in clause (iii) immediately above could not, separately or in the aggregate, have a material adverse effect on the Rova I Facility, the Rova II Facility, the Property, Borrower or Borrower’s ability to perform any of its obligations under the Loan Instruments or Project Documents; and

(v) demonstrate to the satisfaction of the Majority Lenders that adequate provisions for funding exist to meet any and all Rova I Project Costs known or anticipated by Borrower or any of the Secured Parties (including Debt Service) to be paid or incurred during the period of such extension or directly or indirectly resulting from the event or events stated by Borrower in its request or from such extension.

In the event that Agent is, and where appropriate the Majority Lenders are, satisfied that such request complies in all respects with the requirements set forth above, Agent shall acknowledge the same in writing to Borrower no later than ten days prior to December 31, 1994, and subject to the further requirement that no Event of Default or Default shall have occurred and be continuing on December 31, 1994, the Tranche A Date Certain shall be extended to the date set forth in Borrower’s request, but in no event shall the Tranche A Date Certain be extended beyond June 30, 1995 or, if earlier, the end of the period granted to Contractor pursuant to Section 12.2 of the Rova I Turnkey Contract. Borrower is permitted to submit only one such request for extension.

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               “Tranche A Debt Service” means, for any period, an amount equal to the aggregate of, without duplication, (a) principal and interest actually due on the Tranche A Loans and the Tranche A Institutional Loans, and Rova I L/C Fees actually due, during such period pursuant to this Agreement, (b) principal and interest payable by Borrower during such period in respect of Rova I L/C Reimbursement Obligations, (c) amounts, if any, payable by Borrower during such period under any Interest Rate Hedge Agreement, (d) the principal amount of the Series 1991 Bonds redeemed during such period pursuant to the provisions of Section 3.2(f) (i) or (ii) of the Credit Agreement, (e) fees and any other similar charges due and payable by Borrower pursuant to any Series 1991 Bond Document or other document relating to the Series 1991 Bonds and (f) any other amounts which Borrower is obligated to pay during such period to the Secured Parties pursuant to this Agreement and the other Loan Instruments in respect of Tranche A Loans, Tranche A Institutional Loans and Rova I Letters of Credit (excluding pursuant to the Operating Budget and payments to the Accounts), all as calculated and notified to Borrower by Agent or, with respect to the Tranche A Institutional Loans, as calculated by Institutional Agent and notified to Borrower by Agent.

               “Tranche A Debt Service Coverage Ratio” means, for any period, the ratio of (a) Rova I Net Revenues during such period to (b) the sum, for such period, of the items referred to in clauses (a), (b), (c) and (d) of the definition of “Tranche A Debt Service” set forth in the Credit Agreement, as calculated by Borrower and approved (i) at all times prior to the 12th anniversary of the Tranche A Conversion Date, by Agent in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, by Agent and Institutional Agent.

               “Tranche A Institutional Construction Loan” means as of any time the aggregate of all amounts advanced by the Institutional Lenders under the Credit Agreement prior to the Tranche A Conversion Date, minus any repayments or prepayments thereof.

               “Tranche A Institutional Construction Loan Commitment” means the commitment, subject to each of the terms and conditions contained in the Credit Agreement, of the Institutional Lenders to lend to Borrower the Tranche A Institutional Construction Loan up to the aggregate maximum of $85,000,000.

               “Tranche A Institutional Loans” means, collectively, the Tranche A Institutional Construction Loan and the Tranche A Institutional Term Loan.

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               “Tranche A Institutional Maturity Date” means the earlier of the 40th Tranche A Repayment Date and August 1, 2014; provided that in no event shall the Tranche A Institutional Maturity Date extend beyond the 20th anniversary of the Rova I Commercial Operations Date.

               “Tranche A Institutional Notes” means the Notes referred to in Section 2.7(b) of the Credit Agreement.

               “Tranche A Institutional Term Loan” means as of any time from and after the Rova I Conversion Date the aggregate principal amount of Tranche A Advances made by the Institutional Lenders and outstanding under the Credit Agreement immediately after the conversion of the Tranche A Institutional Construction Loan pursuant to Section 4.6 of the Credit Agreement, minus repayments and prepayments thereof.

               “Tranche A Institutional Term Loan Commitment” means the commitment, subject to each of the terms and conditions contained in the Credit Agreement, of the Institutional Lenders to convert the Tranche A Institutional Construction Loan into the Tranche A Institutional Term Loan and to maintain the Tranche A Institutional Term Loan up to the aggregate maximum of $85,000,000.

               “Tranche A Interest Payment Date” means, (a) with respect to Rova I L/C Fees and interest accruing at any rate (including LIBOR and the CD Rate) on any Tranche A Loan or Tranche A Institutional Loan, each Quarterly Date, (b) with respect to interest accruing at LIBOR or a CD Rate, the final date of each Tranche A Interest Period using LIBOR or a CD Rate and (c) with respect to interest accruing at the Base Rate where the immediately succeeding Tranche A Interest Period is based on LIBOR or a CD Rate, the final date of each Tranche A Interest Period using the Base Rate.

               “Tranche A Interest Period” means, in the first instance, the period commencing on and including the date of a Tranche A Loan, Rova I Virginia Power L/C Reimbursement Obligation or Rova I Trade L/C Reimbursement Obligation and, in the case of each subsequent, successive Tranche A Interest Period applicable to such Tranche A Loan or Rova I L/C Reimbursement Obligation commencing on the last day of the immediately preceding Tranche A Interest Period, and (subject to Section 2.2(a) of the Credit Agreement) ending, (a) in the case of a Tranche A Interest Period using LIBOR, on the same date in the 1st, 2nd, 3rd, 6th or, if funds in the Eurodollar market are available to all the Lenders for such period, 12th calendar month thereafter, and (b) in the case of a Tranche A Interest Period based on CD Rate, 30, 60, 90, 180 or 270 days thereafter and (c) in the case of a Tranche A Interest Period based on the Base Rate, on the next following Banking Day, in each case counting the first but not the last day of each such Tranche A Interest Period.

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               “Tranche A Interest Rate” means interest on Tranche A Loans or Rova I L/C Reimbursement Obligations outstanding at the commencement of the relevant Tranche A Interest Period, at a rate per annum equal to:

               (a)    LIBOR for such Tranche A Interest Period plus the applicable Tranche A LIBOR Margin;

               (b)    the CD Rate for such Tranche A Interest Period plus the applicable Tranche A CD Rate Margin; or

               (c)    the Base Rate for such Tranche A Interest Period plus the applicable Tranche A Base Rate Margin.

               “Tranche A LIBOR Margin” means:

               (a)     from and including the Closing Date and to but excluding the Tranche A Construction Loan Repayment Date, 1.250%;

               (b)     from and including the Tranche A Conversion Date and to but excluding the 10th Tranche A Repayment Date (after the Tranche A Conversion Date), 1.250%;

               (c)     from and including the 10th Repayment Date (after the Tranche A Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche A Conversion Date), 1.375%; and

               (d)     from and including the 20th Repayment Date (after the Tranche A Conversion Date) and to and including the Tranche A Maturity Date, 1.500%.

               “Tranche A Loan Notes” means the Notes referred to in Section 2.7(a) of the Credit Agreement.

               “Tranche A Loans” means, collectively, the Tranche A Agreement Construction Loans and the Tranche A Agreement Term Loans.

               “Tranche A Maturity Date” means the later to occur of (i) the final Repayment Date for the Tranche A Term Loan as determined pursuant to Section 2.4(c) of the Credit Agreement and (ii) the final Repayment Date for the Principal Component of the Series 1991 Letter of Credit and the Series 1991 Term Loans; provided that in no event shall the Tranche A Maturity Date extend beyond the earlier of the 15th anniversary of the Rova I Commercial Operations Date and August 1, 2009.

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               “Tranche A Overfunded Amount” means Advances of the Tranche A Institutional Construction Loan (in an aggregate amount of up to $30,000,000) in excess of amounts necessary to pay Rova I Project Costs or prepay the Tranche A Construction Loan which Advances have been deposited into a sub-account of the Rova I Special Disbursement Account to be applied in accordance with Section 2.1(f)

               “Tranche A Repayment Account” has the meaning set forth in Section 6.1(j) of the Credit Agreement.

               “Tranche A Repayment Amount” has the meaning set forth in Section 2.4(c) (ii) of the Credit Agreement.

               “Tranche A Repayment Date” means the first date occurring on or after the Tranche A Conversion Date which is a Semi-Annual Date, each Semi-Annual Date thereafter up to and including the Tranche A Institutional Maturity Date, and the Tranche A Institutional Maturity Date, provided that if any such date is not a Banking Day, the relevant Tranche A Repayment Date shall be the next succeeding Banking Day.

               “Tranche A Term Facility Commitment” means, without duplication, the commitment under the Credit Agreement of the Lenders to convert the Tranche A Agreement Construction Loans and any unreimbursed Rova I Trade L/C Reimbursement Obligation into the Tranche A Agreement Term Loans and to maintain the Tranche A Agreement Term Loans, to make Series 1991 Term Loans and to maintain Series 1991 Term Loans, and to maintain participation and funding commitments as set forth in (i) Section 3.1 of the Credit Agreement with respect to the outstanding amount of the Rova I Virginia Power Letter of Credit and any Rova I Trade Letter of Credit and (ii) Section 3.2 of the Credit Agreement with respect to the outstanding amount of the Series 1991 Letter of Credit, all the foregoing not to exceed an aggregate maximum of $175,756,745.

               “Tranche A Term Loan” means as of any time from and after the Tranche A Conversion Date the aggregate principal amount of Advances of the Tranche A Construction Loan made by the Lenders and outstanding immediately after the conversion of the Tranche A Construction Loan pursuant to Section 4.5 of the Credit Agreement, minus any repayments and prepayments thereof.

               “Tranche A Term Loan Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (A) of the Credit Agreement.

               “Tranche A True-Up Amount”, as of any time of calculation, with respect to each Lender and Institutional Lender, an amount equal to the difference between (x) the product of (i) such Lender’s or Institutional Lender’s Commitment Percentage in respect of Tranche A times (ii) the amount of the Total Tranche A Outstanding Extensions of Credit outstanding at such time minus (y) the amount of the Total Tranche A Outstanding Extensions of Credit outstanding at such time and made by or arising in favor of such Lender or Institutional Lender, as the case may be.

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               “Tranche B Advance” means (a) a disbursement by the Lenders of any of the proceeds of the Tranche B Construction Loan, (b) a disbursement by the Institutional Lenders of any of the proceeds of the Tranche B Institutional Construction Loan (including any Tranche B Overfunded Amount), (c) the amount of any unreimbursed Series 1993 F Drawing converted into a Tranche B Construction Loan pursuant to the provisions of Section 3.2(d) (iii) (A) of the Credit Agreement or (d) the issuance of any Rova II Letter of Credit by the Issuing Bank, each of which is to be made in accordance with the provisions of this Agreement.

               “Tranche B Agreement Construction Loans” means, collectively, the Tranche B Construction Loan and all Series 1993 Construction Loans.

               “Tranche B Agreement Term Loans” means, collectively, the Tranche B Term Loan and all Series 1993 Term Loans.

               “Tranche B Application for Borrowing” means a written application to Agent (with copies to Institutional Agent at its address set forth in Section 9.1 of the Credit Agreement, attention, Leanne Bell (Vice President) and Sabrina Badagliacca (Investment Admin. Coordinator)) and, if applicable, to the Trustee (subject to Section 6.25(f) of the Credit Agreement) for the payment of Rova II Project Costs, prepayment of the Tranche B Construction Loan or disbursement of the Tranche B Overfunded Amount, as the case may be, substantially in the form of Schedule 2.1(a) to the Credit Agreement, which shall consist of the following:

               (a)     a certificate of an Authorized Officer of Borrower specifying (i) the dollar amounts of each of the proposed Borrowings to be advanced under the Tranche B Construction Loan, under the Tranche B Institutional Construction Loan and under the Series 1993 Indenture, as applicable, and the dollar amount of each release of Tranche B Overfunded Amounts from the sub-account of the Tranche B Special Disbursement Account, in each case breaking down the use of proceeds of each of the proposed Borrowings and release, specifying the dollar amounts of such Borrowings and release by component of Rova II Project Cost (including breakdown by line-item under the Rova II Approved Budget) and specifying the dollar amounts of such Borrowings and release which are to be applied as a prepayment of the Tranche B Construction Loan and (ii) if any amount of any of the proposed Borrowings is to be applied to the payment of interest under the Credit Agreement or under the Series 1993 Indenture or other costs, expenses and fees required to be paid by Borrower under the Credit Agreement other than under the Rova II Turnkey Contract, details regarding such amounts;

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               (b)     if any amount of any of the proposed Borrowings is to be applied to any payment under the Rova II Turnkey Contract, (i) a payment request under the Rova II Turnkey Contract, verified by Borrower, calculated on the basis of the percentage of completion of the Work (as defined in the Rova II Turnkey Contract) and (ii) a certificate of Borrower, substantially in the form of Exhibit B to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a), to the effect that construction of the Rova II Facility, including, without limitation, the Series 1993 Project, is progressing in a satisfactory manner in accordance with the Project Schedule (as defined in the Rova II Turnkey Contract) and the Rova II Approved Budget;

               (c)     if any amount of any of the proposed Borrowings is to be applied to any payment under the Rova II Turnkey Contract, a certificate of the Independent Engineer, substantially in the form of Exhibit C to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a), to the effect that (i) the percentage of completion of the Work (as defined in the Rova II Turnkey Contract) reflected on the payment request has actually been completed and (ii) the amount requested to be paid in respect of such item is appropriate in light of the portion of the item actually completed;

               (d)     with respect to a Series 1993 Bond Borrowing (i) a Requisition and Certificate in the form of Exhibit D to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a) and (ii) (except for payments to reimburse the Issuing Bank or to pay interest on any Series 1993 Pledged Bonds), a certificate of the Authorized Partnership Representative (as defined in the Series 1993 Indenture), substantially in the form of Exhibit E to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a), to the effect that (A) each obligation to be paid from the proceeds of a Series 1993 Bond Borrowing has been properly incurred, is a Rova II Project Cost and is a proper charge against the Series 1993 Construction Fund, (B) none of the items for which payment is requested has been previously paid or reimbursed from the Series 1993 Construction Fund or by any Borrowing and (C) each item for which payment is requested was necessary in connection with the acquisition, construction or equipping of the Series 1993 Project;

               (e)     if any amount of any of the proposed Borrowings is to be applied to the payment of a Rova II Project Cost other than those described in clause (a) (ii) or (b) above, a statement of Borrower detailing such amounts, together with attached bills for individual Rova II Project Costs in excess of $50,000, describing the services rendered;

               (f)     with respect to any Borrowing, (i) a certificate of an Authorized Officer of Borrower, substantially in the form of Exhibit F to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a), to the effect that (x) Borrower is not aware of any material event, circumstance or condition, or lack thereof, which is likely to cause an Event of Default under Section 7.1(p) of the Credit Agreement and (y) all conditions precedent applicable to any such Borrowing, as set forth in Article 4 of the Credit Agreement, have been satisfied in full and (ii) a certificate of the Independent Engineer, substantially in the form of Exhibit C to the form of Application for Borrowing attached to the Credit Agreement as Schedule 2.1(a), to the effect that in the judgment of the Independent Engineer (x) the amounts of Rova II Project Costs remaining to be incurred through the Tranche B Conversion Date are not likely to result in an inability to fulfill the condition precedent set forth in Section 4.3(d) of the Credit Agreement and (y) the Rova II Facility is likely to achieve the Rova II Commercial Operations Date by June 1, 1995 and Rova II Final Completion by the Rova II Date Certain; and

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               (g)     such evidence, including lien waivers from Contractor, as may be required by the Title Company to issue its updated endorsement to evidence each of the Borrowings without additional title exception.

               A Tranche B Application for Borrowing, with appropriate adjustments, may be submitted by Borrower or by other Persons as permitted in Section 2.1(b) of the Credit Agreement.

               “Tranche B Approval Date” means December 14, 1993.

               “Tranche B Base Rate Margin” means:

               (a)     from and including the Amendment Execution Date and to but excluding the Tranche B Construction Loan Repayment Date, 0. 625%;

               (b)     from and including the Tranche B Conversion Date and to but excluding the 10th Repayment Date (after the Tranche B Conversion Date), 0.625%;

               (c)     from and including the 10th Repayment Date (after the Tranche B Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche B Conversion Date), 0.750%; and

               (d)     from and including the 20th Repayment Date (after the Tranche B Conversion Date) and to and including the Tranche B Maturity Date, 0.875%.

               “Tranche B Borrowings” means, collectively, Tranche B Advances and Series 1993 Bond Borrowings.

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               “Tranche B Cancellation Fee” means, with respect to each Tranche B Fixed Amount for which such fee is applicable, an amount, calculated by Institutional Agent and notified to Agent, equal to the product of (a) the Price Increase, if any, divided by the bid price of the Rate Base Treasury Obligation determined on and as of the Fixing Date for such Tranche B Fixed Amount and (b) such Tranche B Fixed Amount. For the purpose of this definition, “Rate Base Treasury Obligation” means the United States Treasury obligation selected by Institutional Agent on the Fixing Date for such Tranche B Fixed Amount for use in calculating the Tranche B Fixed Rate for such Tranche B Fixed Amount, which shall have a maturity equal to, or closest in maturity to, the weighted average life of such Tranche B Fixed Amount, and “Price Increase” (expressed in decimals) means the amount, if any, obtained by subtracting (i) the bid price on and as of the Fixing Date for such Tranche B Fixed Amount of the Rate Base Treasury Obligation from (ii) the ask price of the Rate Base Treasury Obligation, as determined by Institutional Agent, on and as of the earliest to occur of: (i) the expiration of the Tranche B Shelf Commitment Period, (ii) the Tranche B Construction Loan Repayment Date and (iii) the date Institutional Agent receives notice from Borrower that Advances of the Tranche B Institutional Construction Loan with respect to such Tranche B Fixed Amount shall not be made. The Price Increase shall be determined assuming the Rate Base Treasury Obligation has a par value of $100 and shall be rounded to the second decimal place. If the Price Increase is zero or negative, the Cancellation Fee shall equal zero.

               “Tranche B CD Rate Margin” means:

               (a)     from and including the Amendment Execution Date and to but excluding the Tranche B Construction Loan Repayment Date, 1.375%;

               (b)     from and including the Tranche B Conversion Date and to but excluding the 10th Repayment Date (after the Tranche B Conversion Date), 1.375%;

               (c)     from and including the 10th Repayment Date (after the Tranche B Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche B Conversion Date), 1.50%; and

               (d)     from and including the 20th Repayment Date (after the Tranche B Conversion Date) and to and including the Tranche B Maturity Date, 1.625%.

               “Tranche B Construction Facility Commitment” means the commitment under the Credit Agreement of the Lenders (a) to lend to Borrower Tranche B Agreement Construction Loans and (b) to issue, and maintain participation and funding commitments under, the Rova II Letters of Credit (without duplication with respect to the Series 1993 Letter of Credit or any Rova II Trade Letter of Credit), up to the aggregate maximum with respect to both clauses (a) and (b) of $58,300,000.

               “Tranche B Construction Loan” means as of any time the aggregate of all amounts advanced by the Lenders to Borrower prior to the Tranche B Conversion Date pursuant to the Tranche B Construction Facility Commitment (excluding the outstanding amount of any Rova II Letter of Credit, Rova II L/C Reimbursement Obligation and Series 1993 Construction Loan), minus repayments thereof.

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               “Tranche B Construction Loan Repayment Date” means the earlier to occur of the (a) Tranche B Conversion Date and (b) Tranche B Date Certain.

               “Tranche B Conversion Date” means the date upon which, pursuant to the terms of Sections 4.5, 4.6, 4.7 and 4.8 of the Credit Agreement, the Tranche B Construction Loan and the Tranche B Institutional Construction Loan are converted into the Tranche B Term Loan and the Tranche B Institutional Term Loan, respectively, and the Series 1993 Construction Loans (if any) are converted into Series 1993 Term Loans.

               “Tranche B Date Certain” means December 31, 1995.

               “Tranche B Debt Service” means, for any period, an amount equal to the aggregate of, without duplication, (a) principal and interest actually due on the Tranche B Loans and the Tranche B Institutional Loans, and Rova II L/C Fees actually due, during such period pursuant to this Agreement, (b) principal and interest payable by Borrower during such period in respect of Rova II L/C Reimbursement Obligations, (c) the principal amount of the Series 1993 Bonds redeemed during such period pursuant to the provisions of Section 3.2 (f) (i) or (ii) of the Credit Agreement, (d) fees and any other similar charges due and payable by Borrower pursuant to any Series 1993 Bond Document or other document relating to the Series 1993 Bonds and (e) any other amounts which Borrower is obligated to pay during such period to the Secured Parties pursuant to this Agreement and the other Loan Instruments in respect of Tranche B Loans, Tranche B Institutional Loans, and Rova II Letters of Credit (excluding pursuant to the Operating Budget and payments to the Accounts), all as calculated and notified to Borrower by Agent or, with respect to the Tranche B Institutional Loans, as calculated by Institutional Agent and notified to Borrower by Agent.

               “Tranche B Debt Service Coverage Ratio” means, for any period, the ratio of (a) Rova II Net Revenues during such period to (b) the sum, for such period, of the items referred to in clauses (a), (b) and (c) of the definition of “Tranche B Debt Service” set forth in the Credit Agreement, as calculated by Borrower and approved (i) at all times prior to the 12th anniversary of the Tranche B Conversion Date, by Agent in consultation with Institutional Agent and (ii) at all times on and after such 12th anniversary, by Agent and Institutional Agent.

               “Tranche B Fixed Amount” has the meaning set forth in Section 2.2(b) of the Credit Agreement.

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               “Tranche B Fixed Rate” has the meaning set forth in Section 2.2(b) of the Credit Agreement.

               “Tranche B Fixing Date” has the meaning set forth in Section 2.2(b) of the Credit Agreement.

               “Tranche B Institutional Construction Loan” means as of any time the aggregate of all amounts advanced by the Institutional Lenders under the Credit Agreement prior to the Tranche B Conversion Date, minus any repayments or prepayments thereof.

               “Tranche B Institutional Construction Loan Commitment” means the commitment, subject to each of the terms and conditions contained in the Credit Agreement, of the Institutional Lenders to lend to Borrower the Tranche B Institutional Construction Loan up to the aggregate maximum of $35,000,000.

               “Tranche B Institutional Loans” means, collectively, the Tranche B Institutional Construction Loan and the Tranche B Institutional Term Loan.

               “Tranche B Institutional Maturity Date” means the earlier of the 40th Tranche B Repayment Date and August 1, 2015; provided that in no event shall the Tranche B Institutional Maturity Date extend beyond the 20th anniversary of the Rova II Commercial Operations Date.

               “Tranche B Institutional Notes” means the Notes referred to in Section 2.7(b) of the Credit Agreement.

               “Tranche B Institutional Term Loan” means as of any time from and after the Rova II Conversion Date the aggregate principal amount of Tranche B Advances made by the Institutional Lenders and outstanding under the Credit Agreement immediately after the conversion of the Tranche B Institutional Construction Loan pursuant to Section 4.8 of the Credit Agreement, minus repayments and prepayments thereof.

               “Tranche B Institutional Term Loan Commitment” means the commitment, subject to each of the terms and conditions contained in the Credit Agreement, of the Institutional Lenders to convert the Tranche B Institutional Construction Loan into the Tranche B Institutional Term Loan and to maintain the Tranche B Institutional Term Loan up to the aggregate maximum of $35,000,000.

               “Tranche B Interest Payment Date” means, (a) with respect to Rova II L/C Fees and interest accruing at any rate (including LIBOR and the CD Rate) on any Tranche B Loan or Tranche B Institutional Loan, each Quarterly Date, (b) with respect to interest accruing at LIBOR or a CD Rate, the final date of each Tranche B Interest Period using LIBOR or a CD Rate and (c) with respect to interest accruing at the Base Rate where the immediately succeeding Tranche B Interest Period is based on LIBOR or a CD Rate, the final date of each Tranche B Interest Period using the Base Rate.

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               “Tranche B Interest Period” means, in the first instance, the period commencing on and including the date of a Tranche B Loan, Rova II Virginia Power L/C Reimbursement Obligation or Rova II Trade L/C Reimbursement Obligation and, in the case of each subsequent, successive Tranche B Interest Period applicable to such Tranche B Loan or Rova II L/C Reimbursement Obligation commencing on the last day of the immediately preceding Tranche B Interest Period, and (subject to Section 2.2(a) of the Credit Agreement) ending, (a) in the case of a Tranche B Interest Period using LIBOR, on the same date in the 1st, 2nd, 3rd, 6th or, if funds in the Eurodollar market are available to all the Lenders for such period, 12th calendar month thereafter, and (b) in the case of a Tranche B Interest Period based on CD Rate, 30, 60, 90, 180 or 270 days thereafter and (c) in the case of a Tranche B Interest Period based on the Base Rate, on the next following Banking Day, in each case counting the first but not the last day of each such Tranche B Interest Period.

               “Tranche B Interest Rate” means Interest on Tranche B Loans or Rova II L/C Reimbursement Obligations outstanding at the commencement of the relevant Tranche B Interest Period, at a rate per annum equal to:

               (a)     LIBOR for such Tranche B Interest Period plus the applicable Tranche B LIBOR Margin;

               (b)     the CD Rate for such Tranche B Interest Period plus the applicable Tranche B CD Rate Margin; or

               (c)     the Base Rate for such Tranche B Interest Period plus the applicable Tranche B Base Rate Margin.

               “Tranche B LIBOR Margin” means:

               (a)     from and including the Amendment Execution Date and to but excluding the Tranche B Construction Loan Repayment Date, 1.250%;

               (b)     from and including the Tranche B Conversion Date and to but excluding the 10th Tranche B Repayment Date (after the Tranche B Conversion Date), 1.250%;

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               (c)     from and including the 10th Repayment Date (after the Tranche B Conversion Date) and to but excluding the 20th Repayment Date (after the Tranche B Conversion Date), 1.375%; and

               (d)     from and including the 20th Repayment Date (after the Tranche B Conversion Date) and to and including the Tranche B Maturity Date, 1.500%.

               “Tranche B Loan Notes” means the Notes referred to in Section 2.7(a) of the Credit Agreement.

               “Tranche B Loans” means, collectively, the Tranche B Agreement Construction Loans and the Tranche B Agreement Term Loans.

               “Tranche B Maturity Date” means the later to occur of (i) the final Repayment Date for the Tranche B Term Loan as determined pursuant to Section 2.4(c) of the Credit Agreement and (ii) the final Repayment Date for the Principal Component of the Series 1993 Letter of Credit and the Series 1993 Term Loans; provided that in no event shall the Tranche B Maturity Date extend beyond the earlier of the 15th anniversary of the Rova II Commercial Operations Date and August 1, 2010.

               “Tranche B Overfunded Amount” has the meaning set forth in Section 2.1(f) (ii) of the Credit Agreement.

               “Tranche B Repayment Account” has the meaning set forth in Section 6.1(j) of the Credit Agreement.

               “Tranche B Repayment Amount” has the meaning set forth in Section 2.4(c) (ii) of the Credit Agreement.

               “Tranche B Repayment Date” means the first date occurring on or after the Tranche B Conversion Date which is a Tranche A Repayment Date, each Semi-Annual Date thereafter up to and including the Tranche B Institutional Maturity Date, and the Tranche B Institutional Maturity Date, provided that if any such date is not a Banking Day, the relevant Tranche B Repayment Date shall be the next succeeding Banking Day.

               “Tranche B Shelf Commitment Period” means the period from and including the Tranche B Approval Date and ending on the earlier to occur of the second anniversary of the Tranche B Approval Date and the True-Up Date.

               “Tranche B Term Facility Commitment” means, without duplication, the commitment under the Credit Agreement of the Lenders to convert the Tranche B Agreement Construction Loans and any unreimbursed Rova II Trade L/C Reimbursement Obligation into the Tranche B Agreement Term Loans and to maintain the Tranche B Agreement Term Loans, to make Series 1993 Term Loans and to maintain Series 1993 Term Loans, and to maintain participation and funding commitments as set forth in (i) Section 3.1 of the Credit Agreement with respect to the outstanding amount of the Rova II Virginia Power Letter of Credit and any Rova II Trade Letter of Credit and (ii) Section 3.2 of the Credit Agreement with respect to the outstanding amount of the Series 1993 Letter of Credit, all the foregoing not to exceed an aggregate maximum of $45,000,000.

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               “Tranche B Term Loan” means as of any time from and after the Tranche B Conversion Date the aggregate principal amount of Advances of the Tranche B Construction Loan made by the Lenders and outstanding immediately after the conversion of the Tranche B Construction Loan pursuant to Section 4.7 of the Credit Agreement, minus any repayments and prepayments thereof.

               “Tranche B Term Loan Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (C) of the Credit Agreement.

               “Tranche B True-Up Amount”, as of any time of calculation, with respect to each Lender and Institutional Lender, an amount’ equal to the difference between (x) the product of (i) such Lender’s or Institutional Lender’s Commitment Percentage in respect of Tranche B times (ii) the amount of the Total Tranche B Outstanding Extensions of Credit outstanding at such time minus (y) the amount of the Total Tranche B Outstanding Extensions of Credit outstanding at such time and made by or arising in favor of such Lender or Institutional Lender, as the case may be.

               “True-Up Amount” means a Tranche A True-Up Amount and/or a Tranche B True-Up Amount, as applicable.

               “True-Up Date” means the date upon which the True-Up Amount is payable in accordance with Section 7.2(b) of the Credit Agreement.

               “True-Up Default Rate” means with respect to any Loan or Institutional Loan, the higher of (a) the Fixed Rate plus 2% per annum and (b) the Base Rate plus 3% per annum.

               “Turnkey Contract” means the Rova I Turnkey Contract and/or the Rova II Turnkey Contract, as applicable.

               “Turnkey Guarantor” means LG&E Energy Systems, in its capacity as Guarantor under the Rova I Turnkey Guaranty and/or the Rova II Turnkey Guaranty, as applicable.

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               “Unacceptable Coal” has the meaning set forth in Section 7.2 of the Rova I Coal Supply Agreement and in Section 7.2 of the Rova II Coal Supply Agreement.

               “Unadjusted First Tranche A Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (E) of the Credit Agreement.

               “Unadjusted First Tranche B Repayment Amount” has the meaning set forth in Section 2.4(c) (i) (E) of the Credit Agreement.

               “Unadvanced Tranche A Construction Loan” means, as of any date, the amount equal to the aggregate Tranche A Construction Facility Commitment minus the sum of (a) the Tranche A Construction Loan as of such date, (b) the aggregate principal amount of Series 1991 Construction Loans as of such date, (c) the outstanding amount of any Rova I Letter of Credit as of such date and (d) the aggregate outstanding amount of any unreimbursed Rova I L/C Reimbursement Obligations, plus an amount equal to the principal amount of Series 1991 Bonds redeemed from excess proceeds pursuant to Section 4.01(b) (ii) (A) of the Series 1991 Indenture, and subject to any increase to such loan pursuant to Section 2.5(a) (i) of the Credit Agreement.

               “Unadvanced Tranche B Construction Loan” means, as of any date, the amount equal to the aggregate Tranche B Construction Facility Commitment minus the im of (a) the Tranche B Construction Loan as of such date, (b) the aggregate principal amount of Series 1993 Construction Loans as of such date, (c) the outstanding amount of any Rova II Letter of Credit as of such date and (d) the aggregate outstanding amount of any unreimbursed Rova II L/C Reimbursement Obligations, plus an amount equal to the principal amount of Series 1993 Bonds redeemed from excess-proceeds pursuant to Section 4 01(b) (ii) (A) of the Series 1993 Indenture, and subject to any increase to such loan pursuant to Section 2.5(a) (i) of the Credit Agreement.

               “Unpaid Drawing” means any Drawing that has not been reimbursed by or on behalf of Borrower by 1:00 p.m. (New York time) on the date of such Drawing and is not automatically converted into any Loan pursuant to Section 3.2 of the Credit Agreement.

               “Venture Management Agreement” means the Amended and Restated Venture Management Agreement dated as of December 1, 1993 among LG&E Power, Westmoreland Energy and Borrower, as the same may be amended, modified or supplemented from time to time.

               “Virginia Power” means Virginia Electric and Power Company, a Virginia corporation, operating in North Carolina as North Carolina Power, and its successors and permitted assigns, as purchaser of energy and capacity under the Rova I Power Purchase Agreement and the Rova II Power Purchase Agreement.

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               “Virginia Power L/C Reimbursement Obligation” has the meaning set forth in Section 3.1(c) of the Credit Agreement.

               “Virginia Power Letter of Credit” shall mean the Rova I Virginia Power Letter of Credit and/or the Rova II Virginia Power Letter of Credit, as applicable.

               “Virginia Power Mortgage” means that certain Mortgage, dated as of December 1, 1993, 1993, between Borrower and Virginia Power, as the same may be amended, modified, supplement or re-recorded from time to time.

               “Virginia Power Subordination Agreement” means that certain Subordination Agreement dated as of December 1, 1993 among Agent on behalf of the Secured Parties, Borrower and Virginia Power, as the same may be amended, modified, supplemented or re-recorded from time to time.

               “Water Project” means the capital improvements to the Town of Weldon’s water supply system and waste water transportation and treatment system to provide water supply and waste water transportation and treatment services for the Facilities as described in the Water Service Agreement.

               “Water Service Agreement” means the Water Service Agreement, dated as of January 29, 1991, between Borrower and the Town of Weldon, as amended by Amendment No. 1 to Water Services Agreement, dated as of October 7, 1991, between Borrower and the Town of Weldon, and by Amendment No. 2 to Water Services Agreement, dated as of December 1, 1993 between the Borrower and the Town of Weldon as the same may be further amended, modified or supplemented from time to time.

               “WCSC” means Westmoreland Coal Sales Company, a Delaware corporation.

               “WEI” means Westmoreland Energy, Inc., a Delaware corporation.

               “Westmoreland” means Westmoreland Coal Company, a Delaware corporation.

               “Westmoreland Partner” means Westmoreland-Roanoke Valley, L.P., a Delaware limited partnership.

               “Westmoreland Roanoke” means WEI-Roanoke Valley, Inc., a Delaware corporation.

               “Westmoreland Subordinated Loan” has the meaning set forth in Section 3(f) of the Equity Agreement.

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               “Yield-Maintenance Premium” means, with respect to the Institutional Loans, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Institutional Loans over the sum of such Called Principal plus interest accrued thereon to and including the Settlement Date with respect to such Institutional Loans. The Yield-Maintenance Premium shall in no event be less than zero.

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